  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1994

                                                       REGISTRATION NO. 33-54193
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                    FIRST COMMONWEALTH FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

              PENNSYLVANIA                             25-1428528
    (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)
                                      6712
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                 OLD COURTHOUSE SQUARE, 22 NORTH SIXTH STREET,
                        INDIANA, PENNSYLVANIA 15701-0400
                                  412-349-7220
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               DAVID R. TOMB, JR.
                    VICE PRESIDENT, SECRETARY AND TREASURER
                    FIRST COMMONWEALTH FINANCIAL CORPORATION
                             OLD COURTHOUSE SQUARE
                             22 NORTH SIXTH STREET
                             INDIANA, PA 15701-0400
                                  412-349-7220
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                                DAVID L. DENINNO
                            REED SMITH SHAW & MCCLAY
                                435 SIXTH AVENUE
                              PITTSBURGH, PA 15219
                                  412-288-3214

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: The date of mailing the Proxy Statement/Prospectus contained herein.

                               ----------------

                    FIRST COMMONWEALTH FINANCIAL CORPORATION

                     CROSS-REFERENCE SHEET BETWEEN ITEMS OF
     SECURITIES AND EXCHANGE COMMISSION FORM S-4 AND CAPTIONS IN THE PROXY
                              STATEMENT/PROSPECTUS

              SECURITIES AND EXCHANGE                     CAPTION(S) OR LOCATION
             COMMISSION FORM S-4 ITEM                 IN PROXY STATEMENT/PROSPECTUS
             ------------------------                 -----------------------------
 1.  Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus.............................  Outside Front Cover Page of
                                               Proxy Statement/Prospectus
 2.  Inside Front and Outside Back Cover
      Pages of Prospectus....................  Available Information; Table of Contents
 3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..........  Summary; Outside Front Cover Page of Proxy
                                               Statement/Prospectus
 4.  Terms of the Transaction................  Plan of Reorganization; Comparison of FCFC
                                               Common Stock and United Common Stock
 5.  Pro Forma Financial Information.........  Comparative and Pro Forma Combined
                                               Financial Information
 6.  Material Contacts with the Company Being
      Acquired...............................  Plan of Reorganization
 7.  Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters..............  Not applicable
 8.  Interests of Named Experts and Counsel..  Management of FCFC--Board of Directors,
                                               Interests of Directors and Officers in
                                               Certain
                                               Transactions; Legal Opinions; Experts
 9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................  Not applicable
10.  Information with Respect to S-3
      Registrants............................  Not applicable
11.  Incorporation of Certain Information by
      Reference..............................  Not applicable
12.  Information with Respect to S-2 or S-3
      Registrants............................  Not applicable
13.  Incorporation of Certain Information by
      Reference..............................  Not applicable
14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants .....  Information Concerning FCFC--Business and
                                               Properties of FCFC, FCFC and Subsidiaries
                                               Selected Financial Data, FCFC Management's
                                               Discussion and Analysis of Financial
                                               Condition and Results of Operations;
                                               Comparative and Pro Forma Combined
                                               Financial Information-- Comparative Stock
                                               Prices and Dividends; Relationships with
                                               Independent Public Accounts--FCFC; Index to
                                               Financial Statements

              SECURITIES AND EXCHANGE                     CAPTION(S) OR LOCATION
             COMMISSION FORM S-4 ITEM                 IN PROXY STATEMENT/PROSPECTUS
             ------------------------                 -----------------------------
15.  Information with Respect to S-3
      Companies..............................  Not applicable
16.  Information with Respect to S-2 or S-3
      Companies..............................  Not applicable
17.  Information with Respect to Companies
      Other Than S-3 or S-2 Companies........  Information Concerning United--Business and
                                               Properties of United, United and Subsidiaries
                                               Selected Financial Data, United Management's
                                               Discussion and Analysis of Financial Condition
                                               and Results of Operations; Comparative and
                                               Pro Forma Combined Financial Information--
                                               Comparative Stock Prices and Dividends;
                                               Relationships with Independent Public
                                               Accountants--United; Index to Financial
                                               Statements
18.  Information if Proxies, Consents or
      Authorizations are to be Solicited.....  Introduction; Introduction--Voting and
                                               Revocation of Proxies, Solicitation of Proxies;
                                               Plan of Reorganization--Dissenters' Rights of
                                               United Shareholders, Required Vote;
                                               Management Recommendation, Management
                                               Following the Merger; Management of FCFC--
                                               Board of Directors, Compensation of Directors,
                                               Executive Officers, Compensation of Executive
                                               Officers, Interests of Directors and Officers in
                                               Certain Transactions; Management of United--
                                               Board Directors, Compensation of Directors,
                                               Executive Officers, Compensation of Executive
                                               Officers, Interests of Directors and Officers in
                                               Certain Transactions; Certain Beneficial Owners
                                               of FCFC Common Stock; Certain Beneficial
                                               Owners of United Common Stock
19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer................  Not applicable

                 [LETTERHEAD OF UNITED NATIONAL BANCORPORATION]

                                                                  August  , 1994

Dear Shareholder:

  A Special Meeting of the Shareholders of United National Bancorporation
("United") will be held on        , 1994 at 10:30 A.M., local time, at the
Holiday Inn, 1095 Wayne Avenue, Chambersburg, Pennsylvania.

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and the related Plan of Merger (collectively, the "Plan of Reorganization") providing for the merger of United into First Commonwealth Financial Corporation ("FCFC"). FCFC is a bank holding company with its principal office in Indiana, Pennsylvania. Through its subsidiary banks, FCFC currently maintains 70 community banking offices in 14 Pennsylvania counties.

  If the merger is approved, United shareholders will receive 2 shares of FCFC Common Stock in exchange for each share of United Common Stock owned by them. Upon consummation of the merger, United shareholders will no longer hold any interest in United. Instead, you will be a shareholder of FCFC. Your attention is directed to the attached Proxy Statement/Prospectus which contains a more complete description of the terms of the proposed merger and provides detailed financial, business and other information concerning United and FCFC.

  The Board of Directors of United has carefully considered the Plan of Reorganization and believes that the proposed merger is in the best interests of United and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF REORGANIZATION. In addition, the Board of Directors unanimously recommends that, if you vote by proxy, you also vote to approve the use of such proxy to vote for any adjournments of the Special Meeting, including without limitation adjournments for the purpose of soliciting additional votes to approve the Plan of Reorganization. The executive officers and directors of United all have advised United of their intention to vote the shares of United Common Stock owned by them in favor of the Plan of Reorganization.

  The affirmative vote of the holders of a majority of the votes cast by all shareholders of United entitled to vote at the Special Meeting is necessary for approval of the Plan of Reorganization. Your vote is important regardless of the number of shares you own. We urge you to participate in this significant development by marking, signing, dating and returning promptly the enclosed proxy card in the accompanying postage paid, pre-addressed envelope, whether or not you plan to attend the Special Meeting. You will retain the right to vote your shares in person at the Special Meeting if you so desire. You may also revoke your proxy by submitting a later dated proxy or by giving written notice to the Secretary of United. All properly executed proxies not theretofore revoked will be voted at the Special Meeting in accordance with the instructions thereon. Proxies containing no voting instructions regarding the proposal to approve the Plan of Reorganization or to approve the use of such proxies to vote for any adjournment of the Special Meeting (including without limitation any adjournment for the purpose of soliciting additional votes to approve the Plan of Reorganization) will be voted in favor thereof.

                                          Sincerely yours,

                                          Robert C. Williams
                                          Vice Chairman, President & CEO

                 [LETTERHEAD OF UNITED NATIONAL BANCORPORATION]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD        , 1994

To the Shareholders of United National Bancorporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of United National Bancorporation ("United") will be held at the Holiday Inn, 1095 Wayne
Avenue, Chambersburg, Pennsylvania, on        , 1994 at 10:30 A.M., local time,
to:

    1. Consider and vote upon a proposal to approve the Agreement and Plan of Reorganization between United and First Commonwealth Financial Corporation ("FCFC") and the related Plan of Merger (collectively, the "Plan of Reorganization"), each of which is attached to and described in the accompanying Proxy Statement/Prospectus; and

    2. Transact such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

  The enclosed proxy includes a proposal to approve the use of such proxy to vote for adjournments of the Special Meeting (including adjournments for the purpose of soliciting additional votes to approve of the Plan of Reorganization).

  The Plan of Reorganization provides for the merger of United into FCFC (the "Merger"). As a result of the Merger, the shareholders of United will receive 2 shares of FCFC Common Stock in exchange for each share of United Common Stock owned by them. Upon consummation of the merger, shareholders of United will no longer hold any interest in United. Instead, you will be a shareholder of FCFC.

  The Board of Directors of United has established        , 1994 as the record
date for the Special Meeting, and only holders of record of United Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

  Approval of the first proposal described above requires the affirmative vote of the holders of a majority of the votes cast by all shareholders of United entitled to vote at the Special Meeting. The executive officers and directors of United all have advised United of their intention to vote their shares of United Common Stock in favor of the Plan of Reorganization.

                                          By Order of the Board of Directors,

                                          Dorothy J. Jamison
                                          Vice President & Secretary

Chambersburg, Pennsylvania August  , 1994

SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT/PROSPECTUS ACCOMPANYING THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

                           PROXY STATEMENT/PROSPECTUS

     UNITED NATIONAL BANCORPORATION           FIRST COMMONWEALTH FINANCIAL
          15 South Main Street                        CORPORATION
    Chambersburg, Pennsylvania 17201             Old Courthouse Square
             (717) 267-1776                      22 North Sixth Street
                                            Indiana, Pennsylvania 15701-0400
                                                     (412) 349-7220

  This Proxy Statement/Prospectus serves as a Proxy Statement of United National Bancorporation ("United") and as a Prospectus of First Commonwealth Financial Corporation ("FCFC"). It is being furnished to the shareholders of United in connection with the solicitation of proxies by the Board of Directors
of United for use at a Special Meeting of Shareholders to be held on        ,
1994. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and related Plan of Merger (collectively, the "Plan of Reorganization") providing for the proposed merger (the "Merger") of United into FCFC. In the Merger, each outstanding share of United Common Stock will be converted into 2 shares of FCFC Common Stock. Upon consummation of the Merger, shareholders of United will no longer hold any interest in United. Instead, they will be shareholders of FCFC. FCFC has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a Registration Statement under the Securities Act of 1933 with respect to a maximum of 1,637,580 shares of FCFC Common Stock which may be issued to the shareholders of United upon consummation of the Merger. The enclosed proxy includes a proposal to approve the use of such proxy to vote for adjournments of the Special Meeting (including without limitation adjournments for the purpose of soliciting additional votes to approve the Plan of Reorganization).

 THE SHARES OF FCFC  COMMON STOCK TO  BE ISSUED IN  CONNECTION WITH THE MERGER
  HAVE NOT  BEEN  APPROVED  OR  DISAPPROVED BY  THE  SECURITIES  AND EXCHANGE
   COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
    THIS PROXY STATEMENT/PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS
     A CRIMINAL OFFENSE.

 THE  SHARES   OF  FCFC  COMMON  STOCK  OFFERED  HEREBY  ARE   NOT  SAVINGS
  ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION
   AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by FCFC or United. This Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any State in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of FCFC Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to its date.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST  , 1994

                             AVAILABLE INFORMATION

  FCFC and United are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by FCFC and United can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Commission, Public Reference Section, Washington, D.C. 20549. In addition, material filed by FCFC can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein or previously filed with the Commission shall be deemed to be modified or superseded by this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to exist or constitute a part of this Proxy Statement/Prospectus.

                                 S U M M A R Y

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This Summary is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus and in the Annexes hereto.

THE PARTIES

  First Commonwealth Financial Corporation ("FCFC" or the "Corporation") is a registered bank holding company. It conducts business principally through seven subsidiary banks (the "Subsidiary Banks") and a subsidiary trust company, all of which have principal offices located in central western Pennsylvania:
Central Bank ("Central"), a Pennsylvania-chartered bank and trust company, has its principal office in Hollidaysburg; Cenwest National Bank ("Cenwest"), a national banking association in Johnstown; Deposit Bank ("Deposit"), a Pennsylvania-chartered bank and trust company in DuBois; First National Bank of Leechburg ("Leechburg"), a national banking association in Leechburg; National Bank of the Commonwealth ("NBOC"), a national banking association in Indiana; Peoples Bank and Trust Company ("PBTC"), a Pennsylvania-chartered bank and trust company in Jennerstown; Peoples Bank of Western Pennsylvania ("Peoples"), a Pennsylvania-chartered bank in New Castle; and First Commonwealth Trust Company ("FCTC"), a Pennsylvania-chartered trust company in Indiana. The Subsidiary Banks conduct their business through 70 community banking offices (including one that is approved and under construction) in 52 communities in the counties of Armstrong (3 offices), Beaver (1), Bedford (3), Blair (8), Cambria (11), Centre (2), Clearfield (6), Elk (3), Huntingdon (1), Indiana (9), Jefferson (4), Lawrence (7), Somerset (7) and Westmoreland (5). See "Information Concerning FCFC--Business and Properties of FCFC." At June 30, 1994, FCFC reported total consolidated assets of approximately $1,980,997,000.

  United National Bancorporation ("United") is a registered bank holding company. It conducts business principally through two subsidiaries: Unitas National Bank ("Unitas Bank"), a national banking association in Chambersburg, Pennsylvania; and Unitas Mortgage Corporation ("Unitas Mortgage", and together with Unitas Bank, the "United Subsidiaries"), a Pennsylvania business corporation engaged in the origination of mortgages for resale in the secondary mortgage market, with its principal office in Carlisle, Pennsylvania. See "Information Concerning United--Business and Properties of United." Following the Merger described herein, United's separate corporate existence will cease and each of the United Subsidiaries will continue its business as a wholly-owned subsidiary of FCFC. Each will retain its current name and have the same assets, liabilities, directors, officers and employees as it had immediately prior to the Merger, except that the Unitas Bank Board of Directors will be increased by two members upon effectiveness of the Merger, with one current Director and one current officer of FCFC joining the Unitas Bank Board. See "Plan of Reorganization--The Merger." At June 30, 1994, United reported total consolidated assets of approximately $147,974,000.

THE SPECIAL MEETING

  A Special Meeting of Shareholders of United will be held at 10:30 A.M., local
time, on        , 1994, at the Holiday Inn, 1095 Wayne Avenue, Chambersburg,
Pennsylvania. Only holders of record of the Common Stock of United, par value
$2.50 per share ("United Common Stock"), at the close of business on        ,
1994 will be entitled to notice of and to vote at the meeting. On that date, 769,147 shares of United Common Stock were outstanding and held of record by approximately 490 persons, each share entitling the holder thereof to one vote on each matter submitted for action at the Special Meeting. See "Introduction."

PROPOSED MERGER

  At the Special Meeting, the shareholders of United will be asked to approve an Agreement and Plan of Reorganization between United and FCFC and a related Plan of Merger (collectively, the "Plan of Reorganization"). The Plan of Reorganization provides for the merger of United into FCFC (the "Merger"). As a result of the Merger, each of the United Subsidiaries will be a wholly-owned subsidiary of FCFC, and the shareholders of United will receive 2 shares of FCFC Common Stock for each share of United Common Stock owned by them. Upon consummation of the Merger, shareholders of United will no longer hold any interest in United. Instead, they will be shareholders of FCFC. See "Plan of Reorganization--The Merger; Conversion of United Shares." The currently outstanding shares of FCFC Common Stock will remain outstanding without change by reason of the Merger. Approval of the Plan of Reorganization requires the affirmative vote of the holders of a majority of the votes cast by all shareholders of United entitled to vote at the Special Meeting. See "Plan of Reorganization--Required Vote; Management Recommendation."

REASONS FOR THE MERGER

  The managements of both United and FCFC believe that the combined entity resulting from the Merger, by virtue of its increased financial, managerial, technological and other resources, will be better able to meet increased competition, to profit from the opportunities resulting from the changed legal and regulatory environment facing banks and bank holding companies, to offer new services or expand into additional markets and to offer existing services with increased efficiency. See "Plan of Reorganization--Reasons for the Merger."

ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from FCFC's auditors confirming the Merger will qualify for pooling of interests accounting is a condition to the consummation of the Merger. See "Plan of Reorganization-- Accounting Treatment."

MARKET PRICE TABLE

  The following sets forth the last reported sales prices per share of the FCFC Common Stock and the United Common Stock on the New York Stock Exchange Composite Transactions Tape and in the over-the-counter market, respectively, on March 24, 1994, the last trading day before announcement of the Merger, and on August 22, 1994, the last practicable trading day before printing this Proxy Statement/Prospectus; and the equivalent per share prices for the United Common Stock based on the FCFC Common Stock prices:

          MARKET PRICE                     FCFC        UNITED        UNITED
          PER SHARE AT                 COMMON STOCK COMMON STOCK EQUIVALENTS (A)
          ------------                 ------------ ------------ ---------------
         March 24, 1994...............    $16.75       $27.26        $33.50
         August 22, 1994..............     16.75        33.00         33.50

- --------
(a) Represents the equivalent of one share of United Common Stock calculated by multiplying the sales prices per share of FCFC Common Stock by 2.

INTERESTS OF UNITED OFFICERS AND DIRECTORS

  The Plan of Reorganization provides that each outstanding option to purchase shares of United Common Stock will be converted into and become an option to purchase FCFC Common Stock at the rate of 2 shares of FCFC Common Stock for each share of United Common Stock subject to the option. The United options were "in the money" both prior to and after the announcement of the Merger. In other words, the exercise price of the options at such times was, and continues to be, considerably lower than the market price of United Common Stock. After the announcement of the Merger, the value of the options increased along with the value of United Common Stock. The aggregate increase in value of the options constitutes a material benefit to the United officers and directors, which material benefit is quantified in more detail on page 10 of this Proxy Statement/Prospectus. In addition, the officers and directors of United will retain their respective positions with Interim United following the Merger. The Supplemental Executive Benefit Agreement between

Robert C. Williams, Vice Chairman, President and Chief Executive Officer of United, will continue in effect between Mr. Williams and FCFC by operation of law as a result of the Merger. Following the Merger the officers and directors of United will also receive any benefits which may accrue generally to holders of FCFC Common Stock and, in the case of officers, benefits which apply generally to officers of FCFC, including participation in FCFC's employee stock ownership plan to the extent such persons are eligible thereunder. FCFC and United believe that the officers and directors of United will receive no other material benefits by virtue of the Merger. See "Plan of Reorganization-- Interests of United Officers and Directors."

MANAGEMENT RECOMMENDATION AND VOTE

  The Board of Directors of United unanimously recommends that the United shareholders vote "FOR" approval of the Plan of Reorganization and use of the proxies to vote for adjournments of the Special Meeting (including without limitation adjournments for the purpose of soliciting additional votes to approve the Plan of Reorganization). Executive officers and directors of United hold, in the aggregate, approximately 193,871 shares of United Common Stock, constituting approximately 25.2% of all such shares outstanding. Such officers and directors have advised United of their intention to vote such shares "FOR" the proposal to approve the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

MANAGEMENT FOLLOWING THE MERGER

  Following the Merger, the Board of Directors of FCFC will consist of 20 directors, which number shall include the 19 current directors of FCFC and 1 current director of United. See "Plan of Reorganization--Management Following the Merger."

OPINION OF FINANCIAL ADVISOR

  Berwind Financial Group, Inc. ("Berwind") has delivered a written opinion dated as of the date of this Proxy Statement/Prospectus to United's Board of Directors to the effect that, as of such date, the terms of the Merger were fair to the shareholders of United from a financial point of view. See "Plan of Reorganization--Opinion of Financial Advisor". A copy of the opinion of Berwind is attached hereto as Annex III. The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and qualifications and limitations on the review undertaken by Berwind.

CERTAIN TAX ASPECTS OF THE MERGER

  The Merger will qualify as a nontaxable reorganization for federal and Pennsylvania income tax purposes, and no gain or loss will be recognized to the United shareholders upon the exchange of their United Common Stock for FCFC Common Stock. United and FCFC have received opinions from their special counsel, Reed Smith Shaw & McClay, to the foregoing effects and as to certain other tax matters relating to the Merger. For a more complete description of the federal and Pennsylvania income tax consequences of the exchange, see "Plan of Reorganization--Certain Tax Aspects of the Merger."

DISSENTERS' RIGHTS

  Holders of shares of United Common Stock who object to the Merger and who comply with prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, and paid to them in cash in lieu of the FCFC Common Stock a United shareholder would otherwise be entitled to receive in the Merger. A copy of the pertinent statutory provisions is attached to this Proxy Statement/Prospectus as Annex II. See "Plan of Reorganization--Dissenters' Rights."

CONDITIONS; AMENDMENT; TERMINATION

  In addition to shareholder approval of the Plan of Reorganization, consummation of the Merger is contingent upon the approval of the Merger by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System, as well as the satisfaction of a number of other conditions. See "Plan of Reorganization--Conditions to the Merger."

  Notwithstanding prior shareholder approval, the Plan of Reorganization may be amended, by a written agreement between the parties, in any respect other than the rate of conversion of United Common Stock into FCFC Common Stock. However, no such amendment may be made after shareholder approval if it would affect in any material respect the terms of the transaction without the further approval of the United shareholders. In such event, an additional proxy solicitation would be required seeking the approval of the United shareholders for such material changes. It is the current intention of FCFC and United to conduct such an additional solicitation if material changes necessitating further shareholder approval are made to the Plan of Reorganization after initial shareholder approval. The Plan of Reorganization may also be terminated and the Merger abandoned, notwithstanding prior shareholder approval, by written and mutual agreement of FCFC and United or by either of them in the event of failure by the other to satisfy certain conditions to the Merger. See "Plan of Reorganization--Amendment, Waiver and Termination."

EFFECTIVE DATE OF THE MERGER

  It is presently anticipated that if the Plan of Reorganization is approved, the Merger will become effective at the close of business on September 26, 1994. However, there can be no assurance that all conditions necessary to the consummation of the Merger will be satisfied or that, if satisfied, such conditions will be satisfied in time to permit the Merger to become effective by that date. See "Plan of Reorganization--Effective Date of the Merger."

EXCHANGE OF UNITED CERTIFICATES

  Instructions on how to effect the exchange of United Common Stock certificates for FCFC Common Stock certificates will be sent as promptly as practicable after the effective date of the Merger to each United shareholder of record immediately prior to the Merger. See "Plan of Reorganization-- Conversion of United Shares." United shareholders should not send in stock certificates until they receive written instructions to do so.

RELIABLE FINANCIAL CORPORATION MERGER

  FCFC has signed an Agreement and Plan of Reorganization, and a related Plan of Merger (collectively, the "Reliable Plan of Reorganization"), dated as of April 21, 1994 with Reliable Financial Corporation ("Reliable"), a Delaware business corporation and a savings and loan holding company for Reliable Savings Bank, PaSA ("Reliable Savings Bank"), a Pennsylvania-chartered savings association with its principal place of business in Bridgeville, Pennsylvania. The Reliable Plan of Reorganization provides for the merger of Reliable into a wholly-owned subsidiary of FCFC to be created expressly for the purposes of the merger (the "Reliable Merger"). On the effective date of the Reliable Merger, each share of Reliable Common Stock will be converted into 1.6 shares of FCFC Common Stock for an aggregate of 2,256,310 shares of FCFC Common Stock to be issued in the Reliable Merger. In connection with the Merger, FCFC will assume the outstanding stock options covering 11,336 shares of Reliable Common Stock. After the effective date of the Reliable Merger these options will be exercisable for FCFC Common Stock at the rate of 1.6 shares of FCFC Common Stock for each share of Reliable Common Stock covered by the option, for an aggregate of 18,137 shares of FCFC Common Stock to be issued by FCFC if all the options are exercised. See the Reliable Consolidated Financial Statements and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

  Reliable's only subsidiary, Reliable Savings Bank, conducts its business through three community banking offices in three communities in the counties of Allegheny (2 offices) and Washington (1). See "Information Concerning Reliable." At June 30, 1994, Reliable reported total consolidated assets of approximately $151,355,000.

  It is contemplated that the United Merger and the Reliable Merger will be consummated at the same time if all required regulatory approvals have been received and all conditions precedent have been satisfied; however, the United Merger and the Reliable Merger are separate and independent transactions. The information presented in this Proxy Statement/Prospectus concerning Reliable is intended only to provide the holders of United Common Stock an understanding of Reliable and the Reliable Merger. The holders of United Common Stock have no rights to approve or reject the consummation of the Reliable Merger. The consummation of the Reliable Merger is not a condition precedent to the United Merger, and the consummation of the United Merger is not a condition precedent to the Reliable Merger. It is contemplated that each Merger will be consummated as soon as its conditions precedent have been satisfied.

SELECTED FINANCIAL DATA (UNAUDITED)

  The following table sets forth certain historical and pro forma combined financial information for the six month periods ended June 30, 1994 and for the year ended December 31, 1993 for FCFC and United and for the six month period ended June 30, 1994 and the year ended September 30, 1993 for Reliable. This table should be read in conjunction with the separate historical balance sheets and statements of income for FCFC, United and Reliable and the pro forma combined financial statements appearing elsewhere in this Proxy Statement/Prospectus.

                                                                            PRO FORMA (2)(4)
                              FCFC (1)          UNITED         RELIABLE         COMBINED
                          ---------------- ---------------- --------------- ----------------
                          6/30/94 12/31/93 6/30/94 12/31/93 6/30/94 9/30/93 6/30/94 12/31/93
                          ------- -------- ------- -------- ------- ------- ------- --------
Net income (in
thousands) (3)..........  $10,706 $22,690   $ 736   $1,820  $1,560  $3,155  $13,002 $27,665
Net income per share
(3).....................     0.57    1.22    0.96     2.37    1.10    2.21     0.61    1.23
Pro forma net income per
 2 FCFC shares..........       --      --      --       --      --      --     1.22    2.46
Cash dividends declared.     0.28    0.51    0.26     0.47    0.80    1.15       --      --
Pro forma cash dividends
 declared per 2 FCFC
 shares.................       --      --      --       --      --      --     0.56    1.02
Book value per share....     9.73   10.00   16.37    15.97   21.78   21.31    10.02   10.21
Pro forma book value per
 2 FCFC shares..........       --      --      --       --      --      --    20.04   20.42

- --------
(1) FCFC per share data reflects the two-for-one stock split on January 18, 1994.

(2) The pro forma amounts assume that none of the holders of outstanding shares of United Common Stock exercises his or her dissenters' rights with respect to the Merger. It is a condition to the Merger that the total number of shares of United Common Stock, if any, as to which such holders exercise their rights as dissenting shareholders shall not be greater than 9% of the United Common Stock outstanding. The pro forma information would not be materially affected if the 9% threshold were reached. The Reliable shareholders do not have dissenters' rights.

(3) For purposes of this pro forma data, net income and net income per share exclude the cumulative effects of accounting changes.

(4) For the pro forma data combining only FCFC and United, see "Comparative Per Share Data."

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
 Record Date; Voting Rights...............................................   1
 Purpose of the Special Meeting...........................................   1
 Voting and Revocation of Proxies.........................................   2
 Solicitation of Proxies..................................................   2
PLAN OF REORGANIZATION....................................................   2
 The Merger...............................................................   2
 Reasons for the Merger...................................................   3
 Opinion of Financial Advisor.............................................   4
 Required Vote; Management Recommendation.................................   8
 Conversion of United Shares..............................................   9
 Interests of United Officers and Directors...............................   9
 Conversion of United Stock Options.......................................  11
 Management Following the Merger..........................................  12
 Conditions to the Merger.................................................  12
 Representations and Warranties...........................................  12
 Amendment, Waiver and Termination........................................  13
 Dissenters' Rights of United Shareholders................................  13
 Certain Tax Aspects of the Merger........................................  15
 Accounting Treatment.....................................................  17
 Restrictions on Resales of FCFC Common Stock by United Affiliates........  17
 Expenses.................................................................  17
 Effective Date of the Merger.............................................  17
RELIABLE FINANCIAL CORPORATION MERGER.....................................  18
COMPARATIVE AND PRO FORMA COMBINED FINANCIAL INFORMATION..................  19
 Comparative Stock Prices and Dividends...................................  19
 Certain Information About the Pro Forma Combined Financial Data..........  20
 Comparative Per Share Data...............................................  21
 Pro Forma Combined Financial Statements..................................  22
INFORMATION CONCERNING FCFC...............................................  25
 Business and Properties of FCFC..........................................  25
 FCFC Selected Financial Data.............................................  28
 FCFC Management's Discussion and Analysis of Financial Condition and Re-
  sults of Operations.....................................................  29
MANAGEMENT OF FCFC........................................................  50
 Board of Directors.......................................................  50
 The Board and Its Committees.............................................  53
 Compensation of Directors................................................  54
 Executive Officers.......................................................  54
 Compensation of Executive Officers.......................................  55
 Executive Compensation Committee Interlocks and Insider Participation....  55
 Employment Contracts, Termination of Employment and Change-in-Control
  Agreements .............................................................  55
 Interests of Nominees, Directors and Officers in Certain Transactions....  56
CERTAIN BENEFICIAL OWNERS OF FCFC COMMON STOCK............................  57
INFORMATION CONCERNING UNITED.............................................  58
 Business and Properties of United........................................  58
 United Selected Financial Data...........................................  60
 United Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................  61

                                                                          PAGE
                                                                          ----
MANAGEMENT OF UNITED..................................................        78
 Board of Directors...................................................        78
 Executive Officers...................................................        79
 Compensation of Executive Officers...................................        79
 Executive Compensation Committee Interlocks and Insider Participa-
  tion................................................................        81
 Employment Agreement.................................................        81
 Interests of Nominees, Directors and Officers in Certain Transac-
  tions...............................................................        81
CERTAIN BENEFICIAL OWNERS OF UNITED COMMON STOCK......................        82
INFORMATION CONCERNING RELIABLE.......................................        83
 The Reliable Merger..................................................        83
 Business and Properties of Reliable..................................        83
 Reliable Selected Financial Data.....................................        85
 Reliable Management's Discussion and Analysis of Financial Condition
  and Results of Operations...........................................        86
REGULATION AND SUPERVISION............................................       106
 FCFC and United......................................................       106
 Subsidiary Banks and Unitas Bank.....................................       107
 Reciprocal Interstate Banking........................................       107
EFFECTS OF GOVERNMENTAL POLICIES......................................       108
COMPARISON OF FCFC COMMON STOCK AND UNITED COMMON STOCK...............       108
 General..............................................................       108
 Voting Rights........................................................       108
 Qualifications for Directors.........................................       110
 "Anti-Takeover" Provisions...........................................       110
 Dissenters' Rights...................................................       111
 Dividend Reinvestment Plan...........................................       111
 Miscellaneous........................................................       111
 FCFC Preferred Stock.................................................       111
RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS.....................       112
 FCFC.................................................................       112
 United...............................................................       112
LEGAL OPINIONS........................................................       112
EXPERTS...............................................................       112
SHAREHOLDER PROPOSALS.................................................       113
INDEX TO FINANCIAL STATEMENTS.........................................       F-1
ANNEXES
   I Agreement and Plan of Reorganization.............................     A-I-1
    Appendix A--Plan of Merger........................................  App. A-1
  II Statutory Provisions Concerning Dissenters' Rights of United
  Shareholders........................................................    A-II-1
 III Fairness Opinion.................................................   A-III-1

                           PROXY STATEMENT/PROSPECTUS
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                       OF UNITED NATIONAL BANCORPORATION
                                 TO BE HELD ON
                                        , 1994

                                  INTRODUCTION

  This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of United National Bancorporation ("United" or "UNB") of proxies to be voted at a Special Meeting of Shareholders of United to be held at the Holiday Inn, 1095 Wayne Avenue, Chambersburg,
Pennsylvania on     , 1994 at 10:30 A.M., local time (the "Special Meeting"),
and at any adjournment or adjournments thereof. The approximate date on which this Proxy Statement/Prospectus shall first be mailed to the shareholders of United is August , 1994.

RECORD DATE; VOTING RIGHTS

  The Board of Directors of United has fixed the close of business on     ,
1994 as the record date for determining which shareholders of United shall be entitled to notice of and to vote at the Special Meeting. On that date, 769,147 shares of Common Stock of United, par value $2.50 per share ("United Common Stock"), were outstanding. Each such share entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted for action to the shareholders at the Special Meeting. United has no other outstanding class of capital stock.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, shareholders of United will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of March 25, 1994 between United and First Commonwealth Financial Corporation ("FCFC"), a bank holding company, and the related Plan of Merger of even date therewith. Complete copies of the Plan of Reorganization and the Plan of Merger (collectively, the "Plan of Reorganization") are attached hereto as Annex I and Appendix A to Annex I, respectively.

  As more fully described below under "Plan of Reorganization", the Plan of Reorganization provides for the merger of United into FCFC (the "Merger"). Following the Merger, each of United's subsidiaries, including Unitas National Bank ("Unitas Bank") and Unitas Mortgage Corporation ("Unitas Mortgage") will continue its business as a wholly-owned subsidiary of FCFC.

  In the Merger, each issued and outstanding share of United Common Stock (other than shares as to which the holders thereof properly exercise their dissenters' rights) will be converted into 2 shares of Common Stock of FCFC, par value $1 per share ("FCFC Common Stock"). See "Plan of Reorganization-- Conversion of United Shares."

  On the effective date of the Merger (the "Effective Date"), the Board of Directors of FCFC will consist of 20 members, which number shall include the 19 persons who are currently directors of FCFC plus Robert C. Williams, who is currently Vice Chairman of the Board, President and Chief Executive Officer of United. See "Plan of Reorganization--Management Following the Merger."

  Following the Merger, the Board of Directors of Unitas Bank will consist of all of the current directors thereof plus E. James Trimarchi, who is currently Chairman of the Board, President and Chief Executive Officer of FCFC, and Joseph E. O'Dell, who is currently Senior Executive Vice President and Chief Operating Officer of FCFC. The Board of Directors of Unitas Mortgage will remain unchanged. See "Plan of Reorganization--Management Following the Merger."

  THE BOARD OF DIRECTORS OF UNITED BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF UNITED AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF UNITED VOTE TO APPROVE THE PLAN OF REORGANIZATION.

VOTING AND REVOCATION OF PROXIES

  All properly executed proxies not theretofore revoked will be voted at the Special Meeting in accordance with the instructions thereon. Proxies containing no voting instructions regarding the proposal to approve the Plan of Reorganization or to approve the use of such proxies to vote for any adjournments of the Special Meeting (including without limitation any adjournments for the purpose of soliciting additional votes to approve the Plan of Reorganization) will be voted in favor thereof so long as they are properly signed and dated. Unsigned and undated proxies will not be voted. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon.

  Under the Pennsylvania Business Corporation Law and United's By-Laws, the presence in person or by proxy of a majority of the outstanding shares of United Common Stock is necessary to constitute a quorum to take action at the Special Meeting. Approval of the Plan of Reorganization requires the affirmative vote of a majority of the votes cast by all United shareholders entitled to vote at the Special Meeting. Shares present at the Special Meeting, in person or by proxy, will be counted for quorum purposes regardless of whether the holder thereof abstains from voting or whether a broker with discretionary authority fails to exercise its discretionary authority to vote such shares. Abstentions and broker non-votes will not be voted at the Special Meeting and will not be counted in determining the number of affirmative votes needed for approval.

  A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of United, by submitting a later-dated proxy or by attending the Special Meeting and voting in person. Presence at the Special Meeting does not itself revoke the proxy.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of United may, for no additional compensation, solicit proxies from the shareholders of United in person or by telephone or otherwise. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting materials to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. It is anticipated that all expenses in connection with the solicitation of proxies for the Special Meeting will be borne by United.

                            PLAN OF REORGANIZATION

  This section of the Proxy Statement/Prospectus describes certain of the more important aspects of the Plan of Reorganization. The following description does not purport to be complete and is qualified in its entirety by reference to the Plan of Reorganization and the Plan of Merger, which are set forth as Annex I and Appendix A to Annex I, respectively, in the back of this Proxy Statement/Prospectus and which are incorporated herein by reference. All shareholders are urged to read the Plan of Reorganization and the Plan of Merger in their entirety.

THE MERGER

  The Plan of Reorganization provides for the merger of United into FCFC. FCFC is a bank holding company, the principal business of which is the ownership of all the outstanding stock of seven banks (the "Subsidiary Banks"), a trust company and a data processing company and 50% of the outstanding stock of an insurance company. See "Information Concerning FCFC--Business and Properties of FCFC." United is a bank holding company, the principal business of which is the ownership of all the outstanding stock of

Unitas Bank and Unitas Mortgage (collectively, the "United Subsidiaries"). See "Information Concerning United--Business and Properties of United."

  On the Effective Date, United will be merged into FCFC, and United's separate corporate existence will cease. The Articles of Incorporation and By-Laws of FCFC will remain in effect. Upon the effectiveness of the Merger, each outstanding share of United Common Stock will be converted into 2 shares of FCFC Common Stock. Shareholders of United will no longer hold any interest in United; instead, they will be shareholders of FCFC. Following the Merger, each of the United Subsidiaries will continue its present business as a wholly-owned subsidiary of FCFC. At that time, the Unitas Bank Board of Directors will consist of all current Unitas Bank Directors plus one current Director of FCFC and one current officer of FCFC. The Board of Directors of Unitas Mortgage will remain unchanged.

  It is presently contemplated that following the Merger, each of the United Subsidiaries will continue to operate the same offices it currently operates and will continue to provide the same services to its customers as those currently provided. See "Information Concerning United--Business and Properties of United."

  Each outstanding share of United Common Stock held of record on the Effective Date will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 2 shares of FCFC Common Stock. Each holder of United Common Stock who does not exercise dissenters' rights will therefore receive 2 shares of FCFC Common Stock for each share of United Common Stock held of record on the Effective Date. The Plan of Reorganization provides that, as a condition to the consummation of the Merger, the number of shares of United Common Stock as to which the holders may exercise their rights as dissenting shareholders must not be greater than 9% of the United Common Stock outstanding as of the Effective Date. See "Dissenters' Rights of United Shareholders."

  NO REPRESENTATION IS MADE HEREBY AS TO THE VALUE OF THE 2 SHARES OF FCFC COMMON STOCK OFFERED FOR EACH SHARE OF UNITED COMMON STOCK.

  There are currently 769,147 shares of United Common Stock outstanding. If no holders of United Common Stock exercise their dissenters' rights with respect to their shares and all of the outstanding shares of United Common Stock are converted into shares of FCFC Common Stock in the Merger, 1,538,294 shares of FCFC Common Stock would be issued in the Merger to the shareholders of United.

REASONS FOR THE MERGER

  In 1982, the Pennsylvania Banking Code of 1965, as amended (the "Pennsylvania Banking Code") was amended to permit Pennsylvania banks to expand into counties bicontiguous to the counties of their principal offices and to permit bank holding companies to own more than one Pennsylvania bank. All legislative restrictions on statewide banking in Pennsylvania were eliminated as of March 4, 1990. See "Regulation and Supervision." The 1982 legislation resulted in an increased volume of merger activity among Pennsylvania banks and bank holding companies as the larger metropolitan banking organizations sought to position themselves to enter into statewide banking, and smaller nonmetropolitan banking organizations sought to increase their size in order to be able to remain competitive on a regional basis. Since adoption of the legislation, both FCFC and United have seen acquisitions of bank competitors by large Philadelphia-based and Pittsburgh-based bank holding companies and mergers of other bank competitors with banks outside their market areas. At the same time, deregulation of the banking industry has both increased the opportunities available to banks and bank holding companies to offer new types of financial services and increased the potential for competition in the area of traditional banking services from nonbank financial institutions.

  The managements of FCFC and United believe that combining the resources of Unitas Bank with those of the Subsidiary Banks under common holding company ownership and control will enable Unitas Bank and the Subsidiary Banks to more effectively meet the increased competition and to profit from the opportunities made available by the elimination of legislative restrictions on statewide banking in

Pennsylvania. The increased financial, managerial, technological and other resources available to the parties will place each bank in a better position to offer the expanding variety of financial services that will be necessary to meet the competition from larger bank and nonbank financial institutions. FCFC's holding company structure will provide additional opportunities for the expansion of services. Under federal law, a bank holding company is permitted to engage, either directly or through subsidiaries, in the provision of certain types of mortgage, consumer finance, factoring, leasing, loan servicing, credit insurance, investment and other financial services, some of which either cannot be provided by banks or can be provided more efficiently by a holding company or nonbank subsidiary.

  The increased resources of the combined entity following the Merger and the flexibility afforded by FCFC's holding company structure will also place FCFC in a better position to take advantage of the opportunities for expansion into new markets, either through expansion of the service areas of the Subsidiary Banks or through the acquisition of additional banks. FCFC remains receptive to and continues to evaluate potential opportunities for such expansion and acquisitions. See "Reliable Financial Corporation Merger."

  The Merger will also enable the Subsidiary Banks and Unitas Bank to increase their efficiency and competitiveness in providing existing banking services. For example, each bank will be better able to profit from the lending opportunities in the combined area served by them by drawing upon the other banks' knowledge of their market areas and by combining lending limits through loan participations to make loans that none of the banks could make individually or in which they might otherwise have to involve their competitors. Each bank will also be able to draw upon the combined skills and experience of the holding company and all of the Subsidiary Banks following the Merger in other areas such as marketing, investments, asset/liability management and deposit and trust services. In addition, economies of scale may be achieved by combining purchases of supplies and services, eliminating duplication of contract services and combining certain internal management, accounting and other functions under one holding company.

  While the combined holding company and its shareholders will benefit from the increased size and strength and the diversification of assets, liabilities and revenue sources resulting from the ownership of several banks having different geographical markets, the separate corporate identities of the Subsidiary Banks will be maintained so long as it is advantageous to do so. As a result, each bank will be able to maintain its regional market identification and its inherent advantage, in competing with larger financial institutions, of greater flexibility in tailoring its services to respond to the particular needs of the communities it serves.

  Berwind Financial Group, Inc. ("Berwind") was retained by the United Board of Directors on August 26, 1993 to advise the Board of Directors on its strategic alternatives going forward, which included, but were not limited to, a possible acquisition of United. Berwind advised the United Board of Directors on various market factors in the banking industry, including the present climate for acquisitions. On November 17, 1993, after reviewing its various strategic alternatives, the United Board resolved to determine how it could best enhance long-term shareholder value for United with a view towards a possible sale or merger of United if an appropriate value could be achieved. To that end, the United Board directed Berwind to confidentially solicit indications of interest for acquisition of United. Between November 17, 1993 and December 17, 1993, Berwind contacted those financial institutions that the United Board and Berwind believed to have a strategic interest in United to determine whether they had an interest in acquiring United. Seven institutions were contacted, all bank holding companies, and Berwind received preliminary indications of interest from six of them, including FCFC. The six institutions executed confidentiality agreements for the purpose of reviewing confidential information regarding United prepared by United with the assistance of Berwind, and each performed due diligence investigations on United. United and Berwind visited each of the six institutions and met with some of their senior executive officers to discuss various aspects of a business combination, particularly their strategic long-term and business plans. One institution later withdrew from further consideration. On February 26, 1994, Berwind requested the five remaining interested institutions to confirm in writing what they were offering for United. These confirmations were received and thoroughly reviewed and analyzed by Berwind in preparation for a meeting of the United Board on March 7, 1994.

  At the Board meeting, which was attended by United's legal advisors, the terms and conditions of each proposal were presented by Berwind in great depth, the advantages and disadvantages of each were discussed, the impact of the proposal upon the potential market appreciation of the acquiror's stock to be received in the Merger by the United shareholders was discussed, the probable impact on the future prospects of United and its shareholders was reviewed and analyzed, and the probable impact on market appreciation of the acquiror's stock resulting from the strategic plans of the acquiror and the business plans of its subsidiary banks was discussed. Each of the five institutions offered a stock-for-stock exchange for the United Common Stock. Based solely on the bid price of the acquiror's stock at the time for the purposes of analysis, four proposals (including FCFC's) were viewed as approximately equal in value. Each of these four institutions had total assets in excess of $1.8 billion. On this same basis the fifth proposal (from the smallest of the five institutions, with total assets under $900 million) was somewhat greater in value than the other four proposals. Berwind cautioned the Board about focusing too closely on the bid price of the stock on a single day and ignoring the long-term trends and prospects for the stock, the depth and breadth of the market for the stock and the diversity and character of its shareholders.

  After extensive discussion, the United Board, based on the factors discussed below, determined that the FCFC offer was superior to the other offers if the exchange ratio of 1.8 to 1 were increased to 2 to 1 per share, and Berwind rendered its oral opinion that, with a 2 to 1 exchange ratio, the Merger would be fair, from the financial point of view, to the holders of the United Common Stock. Based upon that review and consideration of various other factors, the United Board determined that it could best enhance long-term shareholder value and provide service to its customers and communities by accepting the FCFC offer and that it should proceed to negotiate a definitive agreement with FCFC if FCFC increased the exchange ratio from 1.8 to 1 to 2 to 1 per share. This determination was based primarily on two factors: (i) the FCFC Common Stock to be received in the Merger and the benefits expected to flow from FCFC's strategic plan of creating a partnership of community banks and the business plans of United and FCFC's subsidiary banks were viewed as having a potentially greater long-term value than any of the other proposals and (ii) the value residing in a stock listed on the New York Stock Exchange, the only one of the five institutions with such a listing.

  The other financial institutions elected not to increase their proposals when informed of United's preliminary conclusion. As discussed above, the principal issue during negotiations between United and FCFC was the ratio of exchange of FCFC Common Stock for United Common Stock. FCFC increased its preliminary proposal during these negotiations from 1.8 to 1 to the current 2 to 1 level. United's Board was persuaded that this ratio was the maximum FCFC could offer without having a dilutive effect on FCFC's book value and earnings per share and that FCFC therefore would not further increase the exchange ratio. United also pursued the possibility of adjusting the exchange ratio in the event of changes in the market prices of FCFC Common Stock and United Common Stock prior to closing, but FCFC declined to do so.

OPINION OF FINANCIAL ADVISOR

  United has retained Berwind to act as its financial advisor and to render a fairness opinion in connection with the Merger. Berwind has rendered opinions that, based upon and subject to the various considerations set forth therein, as of March 25, 1994, and as of the date of this Proxy Statement/Prospectus, the Merger is fair, from a financial point of view, to the holders of United Common Stock.

  The full text of Berwind's opinion as of the date thereof, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex III to this Proxy Statement/Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement/Prospectus. The summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Annex III to this Proxy Statement/Prospectus.

  United retained Berwind to act at United's financial advisor in connection with several matters including the Merger. Berwind was selected to act as United's financial advisor based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets and was selected by United because of its knowledge of, experience with, and reputation in the financial services industry.

  In such capacity, Berwind participated in the negotiations with respect to the pricing and other terms of the Merger, but the decision with respect to the Merger price was determined by the United Board in the process of its negotiations with FCFC. On March 25, 1994, United's Board of Directors approved and executed the Plan of Reorganization. Berwind delivered an opinion (the "March Opinion") to United's Board stating that, as of such date, the Merger was fair to the shareholders of United from a financial point of view. Berwind reached the same opinion as of the date of this Proxy Statement/Prospectus. The full text of the opinion of Berwind dated as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken (the "Proxy Opinion"), is attached as Annex III to this Proxy Statement/Prospectus. No limitations were imposed by United's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the March Opinion or the Proxy Opinion.

  In rendering its Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of United and FCFC, (ii) reviewed the Plan of Reorganization, (iii) reviewed the Registration Statement on Form S-4, (iv) reviewed and analyzed the stock market performance of FCFC, (v) studied and analyzed the consolidated financial and operating data of United and FCFC, (vi) considered the terms and conditions of the proposed Merger between United and FCFC as compared with the terms and conditions of comparable bank mergers and acquisitions, (vii) met and/or communicated with certain members of United and FCFC's senior management to discuss their respective operations, historical financial statements, and future prospects, and (viii) conducted such other financial analyses, studies and investigations as were deemed appropriate.

  Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to United's financial forecasts reviewed by Berwind in rendering its opinion, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of United as to the future financial performance of United. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of United or FCFC nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of United and FCFC were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

  The following is a summary of selected analyses prepared by Berwind and presented to United's Board of Directors in connection with the March Opinion and analyzed by Berwind in connection with the March and Proxy Opinions.

  Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for United with those of a peer group of selected banks and bank holding companies with assets between $100 million and $210 million, as of the most recent financial period publicly available, located in southern central Pennsylvania. The group included Commerce Bank/Harrisburg, Camp Hill; People's State Bank, East Berlin; Cardinal Bancorp, Everett; Codorus Valley Bancorp, Glen Rock; Glen Rock State Bank, Glen Rock; Tower Bancorp, Greencastle; Juniata Valley Financial Corporation, Mifflintown; Mid Penn Bancorp, Millersburg; and Orrstown Financial Services Corporation, Orrstown. Financial data and operating ratios compared in the analysis of the United peer group included but were not limited to: return on average assets, return on average equity, shareholder's equity to assets ratios and certain asset quality ratios. Berwind also compared selected financial, operating and stock market data for FCFC with those of a peer group of selected commercial banks with assets between $1 billion and $4 billion, as of the most recent period publicly available located in Pennsylvania, Maryland, Ohio and West Virginia. The group included Citizens Bancorp, Laurel, Maryland; Provident Bankshares Corporation, Baltimore, Maryland; First Bancorporation of Ohio, Akron, Ohio; First Financial Bancorp, Hamilton, Ohio; Mid Am, Inc., Bowling Green, Ohio; Park National Corporation, Newark, Ohio; BT Financial Corporation, Johnstown, Pennsylvania; First Western Bancorp, Inc., New Castle, Pennsylvania; FNB Corporation, Hermitage, Pennsylvania; Fulton Financial Corporation, Lancaster, Pennsylvania; Keystone Financial, Inc., Harrisburg, Pennsylvania; Susquehanna Bancshares, Inc., Lititz, Pennsylvania; S&T Bancorp, Indiana, Pennsylvania; USBANCORP, INC., Johnstown, Pennsylvania; One Valley Bancorp of West Virginia, Inc., Charleston, West Virginia; United Bankshares, Inc., Charleston, West Virginia; and WesBanco, Inc., West

Virginia. Financial, operating and stock market data, ratios and multiples compared in the analysis of the FCFC peer group included but were not limited to: return on average assets, return on average equity, shareholders equity to asset ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield.

  Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced since January 1, 1993, in which the selling institution's assets were between $100 million and $200 million. Berwind compared selected transactions located throughout the country and included (buyer/seller) Commerce Bancshares, Inc., Missouri/Walnut Valley Corp., Kansas; First National Bancorp, Georgia/Metro Bancorp, Inc., Georgia; Trans Financial Bancorp, Inc., Kentucky/Kentucky Community Bancorp, Kentucky; F&M Bancorporation, Wisconsin/First National Financial, Wisconsin; First Interstate Bancorp, California/First State Bank of the Oaks, California; Norwest Corporation, Minnesota/St. Cloud National Bank & Trust, Minnesota; Union Planters Corporation, Tennessee/Mid-South Bancorp Inc., Kentucky; Interncontinental Bank, Florida/Commercial Trust Bancorp, Florida; Sterling Bancshares, Texas/Enterprise Bank, Texas; Centura Banks, Inc., North Carolina/First Charlotte Financial Corp., North Carolina; First Commonwealth Financial Corporation, Pennsylvania/Peoples Bank of Western Pennsylvania, Pennsylvania; Triangle Bancorp, North Carolina/New East Bancorp, North Carolina; National City Bancshares, Indiana/Lincolnland Bancorp, Indiana; National City Bancshares, Indiana/Sure Financial Corp., Indiana; CoreStates Financial Corp., Pennsylvania/Inter Community Bancorporation, New Jersey; Fourth Financial Corporation, Kansas/Ponca Bancshares, Oklahoma; SouthTrust Corporation, Alabama/Cypress Banks, Inc., Florida; Meridian Bancorp, Inc., Pennsylvania/First Bath Corp., Pennsylvania; First Security Corporation, Utah/Continental Bancorp, Nevada; Valley Bancorporation, Wisconsin/Pierce County Bank & Trust, Wisconsin; Magna Group, Inc., Missouri/Mega Bancshares, Missouri; Chemical Financial Corp., Michigan/Key State Bank, Michigan; AmSouth Bancorporation, Alabama/Charter Banking Corp., Florida; Wilmington Trust Corporation, Delaware/Freedom Valley Bank, Pennsylvania; First City Bancorp, Tennessee/Citizens Bank, Tennessee; Citizens Banking Corporation, Michigan/Royal Bank Group, Michigan; Mercantile Bancorp, Missouri/Mount Vernon Bancorp, Illinois; Union Planters Corporation, Tennessee/Central State Bancorp, Tennessee; Central Mortgage Bancshares, Missouri/Blue Springs Bank, Missouri; Trustmark Corporation, Mississippi/UniSouth Banking Corporation, Mississippi; Trans Financial Bancorp, Inc., Kentucky/Trans Kentucky Bancorporation, Kentucky; Commerce Bancshares, Inc., Missouri/Midwest Bancorp, Kansas; Union Planters Corporation, Tennessee/Garrett Bancshares, Tennessee; Peoples First Corporation, Kentucky/Libsab Bancorp, Kentucky; AMCORE Financial, Inc., Illinois/First State Bancorp, Illinois; Bank South Corporation, Georgia/Citizens Express Company, Georgia; Trans Financial Bancorp, Inc., Kentucky/FGC Holding, Kentucky; WBH, Inc., Colorado/Equitable Bankshares, Colorado; Old National Bancorp, Indiana/Indiana State Bank, Indiana; CBT Corporation, Kentucky/BMC Bancorp, Kentucky; F&M National Corporation, Virginia/Hallmark Bank & Trust Company, Virginia; Regions Financial Corporation, Alabama/Guaranty Bancorp, Louisiana; Trans Financial Bancorp, Inc., Kentucky/Peoples Financial Services, Tennessee; Intercontinental Bank, Florida/Interstate Bank Holding Company, Florida; Fourth Financial Corporation, Kansas/ First Dodge City, Kansas; Zions Bancorporation, Utah/Rio Salado Bancorp, Arizona; Hibernia Corporation, Louisiana/Bastrop National Bank, Louisiana; First United Bancshares, Inc., Arkansas/Investark Bankshares, Arkansas; Union Planters Corporation, Tennessee/First National Bancorp, Tennessee; Bank South Corporation, Georgia/Merchant Bank Corporation, Georgia; California Bancshares, California/MBC Corporation, California; Suffolk Bancorp, New York/Hampton Bancshares, New York; AmSouth Bancorporation, Alabama/Parkway Bancorp, Florida; Hibernia Corporation, Louisiana/Commercial Bancshares, Louisiana; Banc One Corporation, Ohio/Mid States Bancshares, Illinois; Firstbank of Illinois Corporation, Illinois/Colonial Bancshares, Missouri; First Perryton Bancorp, Inc., Texas/Texas Commerce of Amarillo, Texas. However, no company or transaction used in this analysis is identical to United, FCFC or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

  Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of the future dividend streams that United could produce over a five year period under different assumptions as to dividend pay out levels, if United performed in accordance with various earnings growth forecasts. Berwind also estimated the terminal value for United Common Stock after the five year period by applying a range of earnings multiples from 9 to 12 to United's terminal year earnings. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of United. The dividend streams and terminal values were then discounted to present value using discount rates ranging from 10% to 20%, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of United Common Stock.

  Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value, and dividends represented by 1.0 shares of United Common Stock prior to the Merger and 2.0 shares of FCFC Common Stock after the Merger. The analysis considered, among other things, the changes that the Merger would cause to United's earnings per share, book value per share, and indicated dividends. In reviewing the pro forma combined earnings, equity and assets of FCFC based on the Merger with United, Berwind analyzed the contribution that United would have made to the combined company's earnings, equity and assets for 1993. Berwind also reviewed the percentage ownership that United's shareholders would hold in the combined company.

  In connection with rendering its March Opinion and Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinion. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond United's and FCFC's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

  In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater significance by Berwind than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reaches the conclusion, and opines, that the terms of the Merger, as set forth in the Plan of Reorganization, are fair from a financial point of view to United and its shareholders.

  In connection with delivering its Proxy Opinion, Berwind updated certain analyses described above to reflect current market conditions and events occurring since the date of the Plan of Reorganization. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the March Opinion.

  Berwind, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

  Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date hereof.

  In delivering its March Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on FCFC that would have a material adverse effect on the contemplated benefits of the Merger. Berwind also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of FCFC after the Merger.

  Pursuant to the terms of the engagement letter dated August 26, 1993 United paid Berwind $12,500 upon its engagement and $131,716 for acting as financial advisor in connection with the Merger, including delivering its March and Proxy Opinions. In addition, United has also agreed to pay Berwind $131,716 upon the consummation of the Merger and to reimburse Berwind for its reasonable out-of-pocket expenses. Whether or not the Merger is consummated, United has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.

  The full text of the Proxy Opinion of Berwind dated as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Annex III to this Proxy Statement/Prospectus. United's shareholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the consideration to be received by United shareholders in the Merger and does not constitute a recommendation to any holder of United Common Stock as to how such holder should vote at the Special Meeting.

  THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH AS ANNEX III TO THIS PROXY STATEMENT/PROSPECTUS.

REQUIRED VOTE; MANAGEMENT RECOMMENDATION

  Approval of the Plan of Reorganization by the shareholders of United requires the affirmative vote of a majority of the votes cast by all United shareholders entitled to vote at the Special Meeting. The Board of Directors of United has carefully considered the Plan of Reorganization and believes that the proposed Merger is in the best interests of United and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF UNITED UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF UNITED VOTE TO APPROVE THE PLAN OF REORGANIZATION. In addition, the Board of Directors unanimously recommends that the shareholders voting by proxy also vote to approve the use of such proxies to vote for adjournments of the Special Meeting, including without limitation adjournments for the purpose of soliciting additional votes to approve the Plan of Reorganization. Executive officers and directors of United hold, in the aggregate, approximately 193,871 shares of United Common Stock, constituting approximately 25.2% of all such shares outstanding. Such officers and directors have advised United of their intention to vote such shares "FOR" the proposal to approve the Plan of Reorganization.

CONVERSION OF UNITED SHARES

  On the Effective Date, each outstanding share of United Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 2 shares of FCFC Common Stock.

  Surrender and Exchange of United Stock Certificates. As promptly as practicable after the Effective Date, FCFC will send or cause to be sent to each United shareholder of record as of the close of business on the Effective Date transmittal materials containing instructions on how to effect the exchange of United Common Stock certificates for certificates representing shares of FCFC Common Stock. HOLDERS OF UNITED COMMON STOCK CERTIFICATES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH TRANSMITTAL MATERIALS AND INSTRUCTIONS. However, certificates should be surrendered promptly after instructions to do so are received.

  Any dividends declared on FCFC Common Stock after the Effective Date will apply to all whole shares of FCFC Common Stock into which shares of United Common Stock have been converted by virtue of the Merger. HOWEVER, NO FORMER UNITED SHAREHOLDER WILL BE ENTITLED TO RECEIVE ANY SUCH DIVIDEND UNTIL SUCH SHAREHOLDER'S UNITED COMMON STOCK CERTIFICATES HAVE BEEN SURRENDERED FOR EXCHANGE AS PROVIDED IN THE LETTER OF TRANSMITTAL. Upon such surrender, the former United shareholder will be entitled to receive all such dividends payable on the whole shares of FCFC Common Stock issuable in exchange for the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon).

  Unexchanged Certificates. On the Effective Date, the stock transfer books for United Common Stock will be closed, and no further transfers of United Common Stock will be made or recognized. Certificates for United Common Stock which are surrendered for exchange after the Effective Date will entitle the holder only to receive, upon surrender as provided in the letter of transmittal, a certificate for the number of shares of FCFC Common Stock into which the shares represented by such United Common Stock certificates were converted by virtue of the Merger.

INTERESTS OF UNITED OFFICERS AND DIRECTORS

  The Plan of Reorganization provides that each outstanding option to purchase shares of United Common Stock will be converted into and become an option to purchase FCFC Common Stock at the rate of 2 shares of FCFC Common Stock for each share of United Common Stock subject to the option. The United options were "in the money" on both March 24, 1994 (the last trading day before the announcement of the Merger) and August 22, 1994. In other words, the exercise price of the options at such times was, and continues to be, considerably lower than the market price of United Common Stock. After the announcement of the Merger, the value of the options increased along with the value of United Common Stock, as set forth in the table below.

                        UNITED COMMON STOCK OPTIONS

                                                                   INCREASE IN
                                                                    AGGREGATE
                            NO. OF SHARES   AGGREGATE   AGGREGATE   VALUE OF
                           COVERED BY THE   VALUE OF    VALUE OF   THE OPTION
                           OPTION/EXERCISE THE OPTION  THE OPTION    BETWEEN
   OPTIONEE/DATE OPTION       PRICE PER    AT 3/24/94  AT 8/22/94  3/24/94 AND
         GRANTED              SHARE($)         (1)         (2)       8/22/94
   --------------------    --------------- ----------- ----------- -----------
Robert C. Williams
 December 5, 1990.........   6,655/10.52   $111,404.70 $152,931.90 $ 41,527.20
 February 5, 1992.........   6,050/11.15     97,465.50  135,217.50   37,752.00
 January 20, 1993.........   5,500/16.14     61,160.00   95,480.00   34,320.00
                                           ----------- ----------- -----------
   Total..................  18,205/        $270,030.20 $383,629.40 $113,599.20
K. Lee Hopkins
 December 5, 1990.........   2,662/10.52   $ 44,561.88 $ 61,172.76  $16,610.88
 February 5, 1992.........   2,420/11.15     38,986.20   54,087.00   15,100.80
 January 20, 1993.........   2,200/16.14     24,464.00   38,192.00   13,728.00
                                           ----------- ----------- -----------
   Total..................   7,282/        $108,012.08 $153,451.76  $45,439.68
Dorothy J. Jamison
 December 5, 1990.........   1,331/10.52    $22,280.94  $30,586.38 $  8,305.44
 February 5, 1992.........   1,210/11.15     19,493.10   27,043.50    7,550.40
 January 20, 1993.........   1,100/16.14     12,232.00   19,096.00    6,864.00
                                           ----------- ----------- -----------
   Total..................   3,641/         $54,006.04  $76,725.88  $22,719.84
Charles L. States
 December 5, 1990.........   1,331/10.52    $22,280.94  $30,586.38 $  8,305.44
 February 5, 1992.........   1,210/11.15     19,493.10   27,043.50    7,550.40
 January 20, 1993.........   1,100/16.14     12,232.00   19,096.00    6,864.00
                                           ----------- ----------- -----------
   Total..................   3,641/         $54,006.04  $76,725.88  $22,719.84
Charles E. James
 December 5, 1990.........   1,331/10.52    $22,280.94  $30,586.38 $  8,305.44
 February 5, 1992.........   1,210/11.15     19,493.10   27,043.50    7,550.40
 January 20, 1993.........   1,100/16.14     12,232.00   19,096.00    6,864.00
                                           ----------- ----------- -----------
   Total..................   3,641/         $54,006.04  $76,725.88  $22,719.84
David P. Stokrp
 December 5, 1990.........   1,331/10.52    $22,280.94  $30,586.38 $  8,305.44
 February 5, 1992.........   1,210/11.15     19,493.10   27,043.50    7,550.40
 January 20, 1993.........   1,100/16.14     12,232.00   19,096.00    6,864.00
                                           ----------- ----------- -----------
   Total..................   3,641/         $54,006.04  $76,725.88  $22,719.84
Catherine A. Cresswell
 December 5, 1990.........   1,331/10.52    $22,280.94  $30,586.38 $  8,305.44
 February 5, 1992.........   1,210/11.15     19,493.10   27,043.50    7,550.40
 January 20, 1993.........   1,100/16.14     12,232.00   19,096.00    6,864.00
                                           ----------- ----------- -----------
   Total..................   3,641/         $54,006.04  $76,725.88  $22,719.84

                                                                      INCREASE
                                                                         IN
                                                                     AGGREGATE
                                                                      VALUE OF
                                NO. OF SHARES  AGGREGATE  AGGREGATE  THE OPTION
                               COVERED BY THE   VALUE OF   VALUE OF   BETWEEN
                               OPTION/EXERCISE THE OPTION THE OPTION  3/24/94
                                  PRICE PER    AT 3/24/94 AT 8/22/94    AND
 OPTIONEE/DATE OPTION GRANTED     SHARE($)        (1)        (2)      8/22/94
 ----------------------------  --------------- ---------- ---------- ----------
Homer D. Starr, Jr.
 December 5, 1990.............    665.5/10.52  $11,140.47 $15,293.19 $ 4,152.72
 February 5, 1992.............    1,210/11.15   19,493.10  27,043.50   7,550.40
 January 20, 1993.............    1,100/16.14   12,232.00  19,096.00   6,864.00
                                               ---------- ---------- ----------
   Total......................  2,975.5/       $42,865.57 $61,432.69 $18,567.12
Nancy L. Barber
 December 5, 1990.............    665.5/10.52  $11,140.47 $15,293.19 $ 4,152.72
 February 5, 1992.............    1,210/11.15   19,493.10  27,043.50   7,550.40
 January 20, 1993.............    1,100/16.14   12,232.00  19,096.00   6,864.00
                                               ---------- ---------- ----------
   Total......................  2,975.5/       $42,865.57 $61,432.69 $18,567.12

- --------

(1) Aggregate value of the option on March 24, 1994 is calculated by multiplying (a) the difference, or "spread," between the exercise price per share of United Common Stock covered by the option and the $27.26 closing price per share for the United Common Stock on March 24, 1994 (the last trading day before the announcement of the Merger) by (b) the number of shares receivable upon exercise of the option at the exercise price.

(2) Aggregate value of the option at August 22, 1994 is calculated by multiplying (a) the difference, or "spread," between the exercise price per share of United Common Stock covered by the option and the $33.50 closing price for 2 shares of FCFC Common Stock on August 22, 1994, the last practical trading day before printing this Proxy Statement/Prospectus (each United option will be converted as a result of the Merger into an option to purchase 2 shares of FCFC Common Stock; the closing price for 1 share of FCFC Common Stock on August 22, 1994 was $16.75, or $33.50 for 2 shares of FCFC Common Stock), by (b) the number of shares of United Common Stock receivable upon exercise of the option at the exercise price. The numbers in this column are calculated as if the Merger had been consummated on August 22, 1994.


  In addition, the officers and directors of United will retain their respective positions with United following the Merger. The Supplemental Executive Benefit Agreement between Robert C. Williams, Vice Chairman, President and Chief Executive Officer of United, will continue in effect between Mr. Williams and FCFC by operation of law as a result of the Merger. Following the Merger the officers of United will receive benefits which apply generally to officers of FCFC, including participation in FCFC's employee stock ownership plan to the extent such persons are eligible thereunder. FCFC and United believe that the officers and directors of United will receive no other material benefits by virtue of the Merger other than those which accrue generally to all holders of FCFC Common Stock.

CONVERSION OF UNITED STOCK OPTIONS

  On the Effective Date, all rights with respect to United Common Stock pursuant to stock options or stock appreciation rights ("United Options") granted under United's 1986 Stock Option Plan outstanding on the Effective Date, whether or not then exercisable, will be converted into and become rights with respect to FCFC Common Stock, and FCFC will assume each United Option in accordance with the terms of the stock option plan under which it was issued. From and after the Effective Date, (i) each United Option assumed by FCFC will be exercisable solely for shares of FCFC Common Stock or cash in the case of stock appreciation rights, (ii) the number of shares of FCFC Common Stock subject to each United Option will be equal to the number of shares of United Common Stock subject to such United Option immediately prior to the Effective Date multiplied by two, and (iii) the per share exercise price under such United Option will be adjusted by dividing by two and rounding down to the nearest cent.

MANAGEMENT FOLLOWING THE MERGER

  On the Effective Date, the Board of Directors of Unitas Bank will consist of all those persons who are currently Directors of Unitas Bank, plus E. James Trimarchi, Chairman of the Board, President and Chief Executive Officer of FCFC, and Joseph E. O'Dell, Senior Executive Vice President and Chief Operating Officer of FCFC. At that time, all officers and employees of Unitas Bank will continue to hold the positions they held with Unitas Bank prior to the Effective Date. The Board of Directors, officers and employees of Unitas Mortgage will remain unchanged.

  Following the Merger, the Board of Directors of FCFC will consist of 20 directors, which number shall include the 19 current directors of FCFC and Robert C. Williams, Vice Chairman of the Board, President and Chief Executive Officer of United.

CONDITIONS TO THE MERGER

  In addition to approval by the shareholders of United, the Merger is contingent upon the satisfaction of a number of other conditions, including:
(i) approval of the Merger by the Pennsylvania Department of Banking; (ii) approval of the Merger by the Board of Governors of The Federal Reserve System (the "Federal Reserve Board") and the absence of any action or suit to enjoin or prohibit the Merger under the antitrust laws filed by the United States within the 30-day period following Federal Reserve Board approval; (iii) the continued effectiveness of FCFC's registration statement filed with the Securities and Exchange Commission (the "SEC") with respect to the shares of FCFC Common Stock issuable in connection with the Merger; (iv) receipt of a favorable tax opinion described below from the law firm of Reed Smith Shaw & McClay, special counsel to United and FCFC; (v) fulfillment of the requirement that the number of shares of United Common Stock as to which the holders exercise dissenters' rights do not exceed 9% of the outstanding shares of such stock; (vi) authorization of the shares of FCFC Common Stock issuable to United shareholders pursuant to the Merger for listing on the New York Stock Exchange upon official notice of issuance; (vii) receipt by FCFC from each of the affiliates of United of an executed agreement referred to below under "Restrictions on Resales of FCFC Common Stock by United Affiliates"; (viii) receipt by FCFC of a favorable opinion from Jarrett * Stokes & Co., certified public accountants, that the Merger meets the requirements for pooling of interests accounting treatment; (ix) receipt by United of a favorable opinion from Berwind that the terms of the Merger are fair, from a financial point of view, to United and its shareholders; and (x) there shall be no action taken, statute, rule, regulation, order or other legal restraint enacted, entered, enforced or deemed applicable to the Merger which delays the Merger or makes the consummation thereof illegal. In addition, unless waived, each party's obligation to consummate the Merger is subject to the performance by the other party of its obligations under the Plan of Reorganization, the accuracy of the representations and warranties of the other party contained therein and the receipt of certain certificates and opinions from the other party and its counsel.

REPRESENTATIONS AND WARRANTIES

  The representations and warranties of FCFC and United are set forth in Sections 3 and 4, respectively, of the Agreement and Plan of Reorganization. The representations and warranties relate to, among other things, the organization and good standing of FCFC and United; the capitalization of FCFC and United and ownership of their subsidiaries; the authorization by FCFC and United of the Plan of Reorganization and the absence of conflict with other agreements; the accuracy of financial statements furnished to the other party; the absence of undisclosed liabilities and the absence of material adverse changes subsequent to December 31, 1993; payment of taxes and title to properties; compliance with laws and the absence of undisclosed material litigation; compliance by employee benefit plans with the terms thereof and laws applicable thereto; and the accuracy of the information furnished by FCFC and United for inclusion in this Proxy Statement/Prospectus. Except for the representations and warranties relating to the accuracy of the information furnished by the parties for inclusion herein, none of the representations and warranties contained in the Plan of Reorganization will survive the consummation of the Merger.

AMENDMENT, WAIVER AND TERMINATION

  Subject to applicable law, at any time before the Effective Date, the Plan of Reorganization may, by written instrument signed by an authorized officer of FCFC and United, be amended in any respect, except that after shareholder approval no amendment may affect the rates of exchange of FCFC Common Stock for United Common Stock provided in the Plan of Reorganization, alter or change any term of the articles of incorporation of FCFC to be effected by the Merger, or alter or change any of the terms or conditions of the Plan of Reorganization if such alteration or change would adversely affect any holder of United Common Stock. Any amendment to the Plan of Reorganization which would materially adversely affect the rights of United shareholders would require further approval by the United shareholders. It is the current intention of FCFC and United to seek such further approval by the United shareholders in the event that any material changes are made to the Plan of Reorganization after initial shareholder approval. FCFC or United may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other; (iii) waive compliance by the other with any of its covenants or agreements under the Plan of Reorganization and the performance of any obligations contained therein; and
(iv) waive any condition precedent to its obligations under the Plan of Reorganization other than shareholder approval of the Plan of Reorganization, governmental regulatory approvals required to consummate the Merger, registration requirements incident to the issuance of FCFC Common Stock and authorization of the FCFC Common Stock for listing on the New York Stock Exchange.

  The Plan of Reorganization may be terminated by the mutual written consent of the Boards of Directors of FCFC and United at any time prior to the Effective Date without liability of any party, notwithstanding prior approval by the shareholders of United.

  Notwithstanding prior shareholder approval, either FCFC or United, by written notice to the other, may terminate the Plan of Reorganization without liability of any party in the event of failure to satisfy prior to June 30, 1995 any condition precedent to its obligation to consummate the Merger, if such failure occurs despite the good faith effort of the terminating party to perform all agreements and covenants and satisfy all conditions required of such party.

DISSENTERS' RIGHTS OF UNITED SHAREHOLDERS

  A holder of shares of United Common Stock is entitled to exercise the rights of a dissenting shareholder under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988 ("Subchapter D") to object to the Plan of Reorganization and make written demand that United or FCFC pay in cash the fair value of the shares held as determined in accordance with such statutory provisions. The following summary does not purport to be a complete statement of the provisions of Subchapter D and is qualified in its entirety by reference to such statutory provisions, which are set forth in full as Annex II to this Proxy Statement/Prospectus.

  A record holder of shares of United Common Stock may assert dissenters' rights as to fewer than all of such shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents.

  A beneficial owner of shares of United Common Stock who is not the record holder of such shares is entitled to assert dissenters' rights with respect to shares held on his behalf only if he submits to United no later than the time of the assertion of dissenters' rights a written consent of the record holder of such shares. A beneficial owner may not dissent with respect to less than all shares of United Common Stock owned by him, whether or not the shares so owned by him are registered in his name.

  In the event that a holder of shares of United Common Stock wishes to dissent to the Plan of Reorganization and obtain payment of the fair value of his shares, he must satisfy all of the following conditions to acquire any right to payment of the fair value of his shares under Subchapter D:

    (1) He must file with United, prior to the vote on the Plan of Reorganization, a written notice of intention to demand that he be paid the fair value for his shares if the proposed Plan of Reorganization is effectuated. Neither a proxy nor a vote against the proposed Plan of Reorganization shall constitute the written notice required.

    (2) He must effect no change in the beneficial ownership of his shares from the date of filing such written notice continuously through the Effective Date.

    (3) He must not vote his shares in favor of the Plan of Reorganization. Neither an abstention from voting with respect to, nor failure to vote in person or by proxy against approval of, the Plan of Reorganization constitutes a waiver of the rights of a dissenting shareholder. A signed proxy that is presented at the Special Meeting but which does not contain any instruction as to how the proxy should be voted will be voted in favor of approval of the Plan of Reorganization and will be deemed a waiver of the rights of a dissenting shareholder.

  A dissenter who fails in any of these respects shall not acquire any right to payment of the fair value of his shares under Subchapter D. Each written notice of intention to demand payment should be sent to United National Bancorporation, 15 South Main Street, Chambersburg, PA 17201, Attention:
Dorothy J. Jamison, Secretary. A dissenting shareholder shall retain all other rights of a United shareholder until those rights are modified by effectuation of the Plan of Reorganization.

  If the Plan of Reorganization is approved by the required vote at the Special Meeting, United shall mail a notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who did not vote in favor of the Plan of Reorganization. Such notice shall:

    (1) State where and when a demand for payment must be sent and certificates representing United shares must be deposited in order to obtain payment. The time set for receipt of the demand and deposit of shares shall be not less than 30 days from the mailing of the notice.

    (2) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (3) Be accompanied by a copy of Subchapter D.

  The dissenting shareholder must make written demand on United for payment of the fair value of the shares with respect to which dissent is made and must deposit certificates representing such shares, in accordance with the terms of the notice to demand payment sent by United. A shareholder who fails to demand payment, or fails to deposit certificates, as required by the notice to demand payment, shall not have any right under Subchapter D to receive payment of the fair value of his shares.

  Within 60 days after the date set for demanding payment and depositing certificates, if the Plan of Reorganization has not been effectuated, United shall return any certificates that have been deposited. When deposited certificates have been returned, United may at any later time send a new notice to demand payment, which will have a like effect as the original notice.

  Promptly after effectuation of the Plan of Reorganization, or upon timely receipt of demand for payment if the Plan of Reorganization has already been effectuated, United shall either remit to dissenters who have made demand and have deposited their certificates the amount that United estimates to be the fair value of the shares, or shall give written notice that no remittance will be made. The remittance or notice shall be accompanied by: (1) the closing balance sheet and statement of income of United for the fiscal year ended December 31, 1993, together with the latest available interim financial statements; (2) a statement of United's estimate of the fair value of the shares; and (3) a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of Subchapter D. If United does not remit the amount of its estimate of the fair value of the shares, it shall return any certificates that have been deposited.

  If United gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, the dissenter may send to United his own estimate of the fair value of the shares, which shall be deemed a demand for payment of such amount or the deficiency.

  Where United has remitted payment of its estimated value of a dissenter's shares, and the dissenter does not file his own estimate within 30 days after the mailing by United of its remittance, the dissenter shall be entitled to no more than the amount remitted to him by United.

  Within 60 days after the latest of (1) effectuation of the Plan of Reorganization, (2) timely receipt of any demands for payment and (3) timely receipt of any estimates by dissenters of the fair value of their shares, if any demands for payment remain unsettled, United may file in court an application for relief requesting that the fair value of the shares be determined by the court. All dissenting shareholders, wherever residing, whose demands have not been settled shall be made parties to the proceeding. A copy of the application for relief shall be served on each such dissenter.

  The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value, which appraiser shall have such power and authority as may be specified by the court.

  Each dissenter who is made a party to the proceeding shall be entitled to recover the amount by which the fair value of his shares exceeds the amount, if any, previously remitted by United, plus interest.

  If United fails to file an application for relief, any dissenter who made a demand and who has not already settled his claim against United may do so in the name of United at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within such 30-day period, each dissenter entitled to file an application shall be paid United's estimate of the fair value of the shares and no more and may bring an action to recover any amount not previously remitted.

  In general, the costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against United. However, any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties to the proceeding and whose action in demanding supplemental payment the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against United and in favor of any or all dissenters if United failed to comply substantially with the requirements of Subchapter D. Such fees and expenses may be assessed against either United or a dissenter, or in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against United, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

  SHAREHOLDERS OF UNITED WISHING TO EXERCISE THEIR DISSENTERS' RIGHTS SHOULD CONSULT THEIR OWN COUNSEL.

CERTAIN TAX ASPECTS OF THE MERGER

  FCFC and United have received an opinion (summarized below) from their special counsel, Reed Smith Shaw & McClay, addressing all material federal and Pennsylvania tax aspects of the Merger. Such opinion is included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

  Federal Income Tax. FCFC and United have been advised by Reed Smith Shaw & McClay that, for federal income tax purposes, it is their opinion that:

    (1) The Merger will constitute a reorganization under the provisions of
  Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code"); United and FCFC will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (2) No gain or loss will be recognized to United or FCFC as a result of the Merger;

    (3) No gain or loss will be recognized to the United shareholders upon the exchange of their United Common Stock for FCFC Common Stock;

    (4) The basis of the FCFC Common Stock to be received by the United shareholders will be the same as the basis of the United Common Stock surrendered in exchange therefor;

    (5) The holding period of the FCFC Common Stock to be received by the United shareholders will include the holding period of the United Common Stock surrendered in exchange therefor, provided that the United Common Stock was held as a capital asset in the hands of the United shareholders on the date of the exchange;

    (6) Where a United shareholder dissents to the proposed transaction and receives cash in exchange for his United Common stock, the cash will be treated as received by the shareholder as a distribution in redemption of his United Common Stock subject to the provisions and limitations of
  Section 302 of the Code; and

    (7) Cash received by a dissenting United shareholder as described in paragraph (6) will be treated as if the shares had been sold to United for the cash received and will generally be entitled to capital gain or loss treatment under Section 302 of the Code, provided the shares are a capital asset in the hands of the shareholder. However, because the ownership of shares by certain individuals related to the shareholder and by certain partnerships, estates, trusts and corporations in which the shareholder has an interest may have an adverse impact upon the tax treatment of the cash received by the shareholder and result in its being taxed as a dividend, the shareholder should consult with his personal tax advisor as to the federal, state and local tax consequences of receiving cash as a dissenting shareholder.

  Pennsylvania Personal Income Tax. United and FCFC have been advised by Reed Smith Shaw & McClay that, for Pennsylvania Personal Income Tax purposes, it is their opinion that no gain or loss will be recognized to the United shareholders who are subject to the Pennsylvania Personal Income Tax upon the receipt by them of FCFC Common Stock in exchange for their United Common Stock, and that the state tax basis for the FCFC Common Stock to be received by the United shareholders will be the same as the state tax basis of the United Common Stock surrendered in exchange therefor. Cash received by a dissenting United shareholder who is subject to the Pennsylvania Personal Income Tax will be treated as if he had sold his shares to United for the cash received and taxed accordingly.

  Pennsylvania Personal Property Tax. United and FCFC have been advised by Reed Smith Shaw & McClay that it is their opinion that the shares of FCFC Common Stock to be received by the United shareholders are exempt from the Pennsylvania county personal property tax.

  The foregoing opinions cover all material federal and Pennsylvania and local Pennsylvania tax aspects and are based upon existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be applied retroactively to the transactions contemplated by the Merger. Among other things, the foregoing opinions do not address the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his United Common Stock pursuant to an employee stock option. Accordingly, each United shareholder should consult his personal tax advisor with specific reference to his own tax situation and potential changes in the applicable law as to all federal, state and local tax matters in connection with the Merger.

ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of FCFC and United will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of FCFC and United for the entire fiscal year in which the combination occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

  The Plan of Reorganization provides that a condition to the consummation of the Merger is the receipt of an opinion from FCFC's auditors to the effect that the Merger qualifies for "pooling of interest" accounting treatment. In the event such condition is not met, the Merger would not be consummated unless the condition were waived and the approval of those shareholders entitled to vote on the Merger was resolicited. See "Plan of Reorganization--Amendment, Waiver and Termination."

RESTRICTIONS ON RESALES OF FCFC COMMON STOCK BY UNITED AFFILIATES

  The shares of FCFC Common Stock to be issued in the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), but this registration does not cover resales by shareholders of United who may be deemed to control or be under common control with United and who therefore may be deemed "affiliates" of United as that term is used in Rule 145 promulgated under the Securities Act. Such affiliates may not sell their shares of FCFC Common Stock acquired in the Merger except pursuant to: (i) an effective registration statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 promulgated under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of United will notify those persons whom it believes may be such affiliates.

  The Plan of Reorganization requires as a condition to the obligation of FCFC to consummate the Merger that each such United affiliate enter into an agreement with FCFC not to sell, assign, pledge, transfer or otherwise dispose of any of his United Common Stock or any of the shares of FCFC Common Stock acquired by such affiliate in the Merger except (i) in accordance with the requirements of the Securities Act and the regulations promulgated thereunder and (ii) in order to permit the Merger to be accounted for as a pooling of interests, during the period 30 days prior to the Effective Date and thereafter until FCFC has published the financial results of at least 30 days of combined operations of FCFC and United, at such times and in such quantities as are prescribed in Section 201.01 of the SEC's Codification of Financial Reporting Policies and Staff Accounting Bulletin Nos. 65 and 76. See "Conditions to the Merger."

EXPENSES

  Each of FCFC and United shall bear its own expenses incurred in connection with the Plan of Reorganization and all related transactions, including the fees of its accountants, regular attorneys and investment advisors. The fees and expenses of Reed Smith Shaw & McClay, special counsel to FCFC and United, will be borne equally by FCFC and United, except that such fees and expenses related to the regulatory approvals referred to above under "Conditions to the Merger" will be borne by FCFC.

EFFECTIVE DATE OF THE MERGER

  It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of United, the Merger will become effective on or before September 30, 1994. However, consummation of the Merger is subject to the receipt of certain required regulatory approvals and to the expiration of the required 30-day waiting period following the date of the approval by the Federal Reserve Board, during which period no action to prohibit the Merger shall have been initiated by the United States. There can be no assurance that all required regulatory approvals will be received or that, if received, such approvals will be received in time to permit the Merger to become effective on the anticipated Effective Date. In addition, as also noted above, the Merger is subject to the satisfaction of certain other conditions, some of which may not be waived, and FCFC and United retain the power to abandon the Merger or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval of the Plan of Reorganization.

                     RELIABLE FINANCIAL CORPORATION MERGER

  FCFC has signed an Agreement and Plan of Reorganization, and a related Plan of Merger (collectively, the "Reliable Plan of Reorganization"), dated as of April 21, 1994 with Reliable Financial Corporation ("Reliable"), a Delaware business corporation and a savings and loan holding company for Reliable Savings Bank, PaSA ("Reliable Savings Bank"), a Pennsylvania-chartered savings association with its principal place of business in Bridgeville, Pennsylvania. The Reliable Plan of Reorganization provides for the merger of Reliable into a wholly-owned subsidiary of FCFC to be created expressly for the purposes of the merger (the "Reliable Merger"). On the effective date of the Reliable Merger, each share of Reliable Common Stock will be converted into 1.6 shares of FCFC Common Stock for an aggregate of 2,256,310 shares of FCFC Common Stock to be issued in the Reliable Merger. In connection with the Merger, FCFC will assume the outstanding stock options covering 11,336 shares of Reliable Common Stock. After the effective date of the Reliable Merger these options will be exercisable for FCFC Common Stock at the rate of 1.6 shares of FCFC Common Stock for each share of Reliable Common Stock covered by the option, for an aggregate of 18,137 shares of FCFC Common Stock to be issued by FCFC if all the options are exercised. See the Reliable Consolidated Financial Statements and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

  Reliable's only subsidiary, Reliable Savings Bank, conducts its business through three community banking offices in three communities in the counties of Allegheny (2 offices) and Washington (1). See "Information Concerning Reliable--Business and Properties of Reliable." At June 30, 1994, Reliable reported total consolidated assets of approximately $151,355,000. It is contemplated that the United Merger and the Reliable Merger will be consummated at the same time if all required regulatory approvals have been received and all conditions precedent have been satisfied; however, the United Merger and the Reliable Merger are separate and independent transactions. The information presented in this Proxy Statement/Prospectus concerning Reliable is intended only to provide the holders of United Common Stock an understanding of Reliable and the Reliable Merger. The holders of United Common Stock have no rights to approve or reject the consummation of the Reliable Merger. The consummation of the Reliable Merger is not a condition precedent to the United Merger, and the consummation of the United Merger is not a condition precedent to the Reliable Merger. It is contemplated that each Merger will be consummated as soon as its conditions precedent have been satisfied. On June 30, 1994, FCFC filed a registration statement on Form S-4 with the SEC at No. 33-54381, containing a Proxy Statement/Prospectus for the shareholders meeting to be held by Reliable to consider and act upon the FCFC Merger and for the shares of FCFC Common Stock to be issued in the Reliable Merger.

            COMPARATIVE AND PRO FORMA COMBINED FINANCIAL INFORMATION
                     COMPARATIVE STOCK PRICES AND DIVIDENDS

STOCK PRICES

  FCFC Common Stock has been listed on the New York Stock Exchange ("NYSE") since June 10, 1992 under the symbol "FCF". Prior to that time FCFC Common Stock was not listed on any national securities exchange but was traded to a limited extent in private trades and in the over-the-counter market. Similarly, United Common Stock is not listed on any national securities exchange and trades exclusively in private trades and in the over-the-counter market. The following table sets forth, for the periods indicated, the high and low sales prices per share of the FCFC Common Stock on the NYSE Composite Transactions Tape, the high and low sales prices per share of transactions known to FCFC management for FCFC Common Stock before June 10, 1992 and the high and low sales prices per share of transactions known to United management for United Common Stock. Prices per share for FCFC Common Stock have been adjusted to reflect the two-for-one stock split effected in the form of a 100% stock distribution on the FCFC Common Stock declared on January 18, 1994. Prices per share for United Common Stock have been adjusted to reflect the 10% stock dividends declared on the United Common Stock on November 18, 1992 and November 17, 1993.

                                                     FCFC           UNITED
                                                 COMMON STOCK    COMMON STOCK
                                                --------------- ---------------
  1992                                           HIGH     LOW    HIGH     LOW
  ----                                          ------- ------- ------- -------
First Quarter.................................. $10.500 $10.000 $11.160 $ 9.090
Second Quarter.................................  12.250  10.250  12.810  10.330
Third Quarter..................................  14.875  12.000  16.530  12.290
Fourth Quarter.................................  15.688  13.688  17.730  15.000
  1993
  ----
First Quarter..................................  14.625  12.375  20.000  15.450
Second Quarter.................................  14.875  13.250  24.320  17.500
Third Quarter..................................  16.000  13.313  27.270  23.640
Fourth Quarter.................................  17.625  14.875  28.500  26.000
  1994
  ----
First Quarter..................................  20.250  16.750  29.000  23.000
Second Quarter.................................  18.500  15.500  35.000  29.500
Third Quarter (through August 22)..............  19.000  16.500  35.500  33.000

  The prices contained in the table for FCFC Common Stock for the periods before June 10, 1992 and the prices contained in the table for United Common Stock are limited to transactions known to their respective managements, including inquiries made of local brokers, and are not necessarily indicative of the actual range of prices at which such stock was traded during the periods indicated. In the case of United, management of United believes that most of the trading in the United Common Stock takes place through local brokers. United's Common Stock and FCFC's Common Stock (before June 10, 1992) were traded from time to time by securities brokers, but management is not aware that bid and asked quotations were reported nationally or in newspapers of local circulation.

  The last reported sale price of FCFC Common Stock on the NYSE Composite Transactions Tape on March 24, 1994, the last trading day before announcement of the Merger, was $16.75, and the last known sale price of United Common Stock on the same date was $27.26. As of August 22, 1994, the last reported sale price of FCFC Common Stock was $16.75 and the last known sale price of United Common Stock was $33.00

DIVIDENDS

  The following table sets forth, for the periods indicated, the quarterly cash dividends per share declared on FCFC Common Stock and United Common Stock. During the second quarter of 1992, the Board of Directors of FCFC began the practice of declaring dividends at the end of the quarter instead of at the beginning of the quarter. The payable dates continued to be in the period following the end of the quarter. This resulted in FCFC dividends being declared twice in the second quarter of 1992, but only one dividend was paid per quarter. Dividends per share of FCFC Common Stock have been adjusted to reflect the two-for-one stock split on January 18, 1994. Dividends per share of United Common Stock have been adjusted to reflect the 10% stock dividends declared on November 18, 1992 and November 17, 1993.

                                                           FCFC        UNITED
                                                       COMMON STOCK COMMON STOCK
                                                       ------------ ------------
  1992
  ----
First Quarter.........................................    $.105        $.108
Second Quarter........................................     .210         .108
Third Quarter.........................................     .105         .108
Fourth Quarter........................................     .125         .108
  1993
  ----
First Quarter.........................................     .125         .118
Second Quarter........................................     .125         .118
Third Quarter.........................................     .125         .118
Fourth Quarter........................................     .135         .118
  1994
  ----
First Quarter.........................................     .140         .130
Second Quarter........................................      140         .130
Third Quarter (through August 22).....................      --           --

  FCFC and United have agreed in the Plan of Reorganization that, pending consummation of the Merger, United will not declare, pay or set aside a dividend or other distribution in respect to its capital stock other than cash dividends declared prior to the date of the Agreement and regular quarterly cash dividends declared, each in an amount no greater than $.13 per share and each having both a record date and payment date the same as the regular quarterly cash dividend of FCFC.

        CERTAIN INFORMATION ABOUT THE PRO FORMA COMBINED FINANCIAL DATA

  On March 25, 1994, FCFC announced the proposed merger with United. Under the terms of the Agreement and Plan of Reorganization with United, the holders of 769,147 shares of United Common Stock will receive 2 shares of FCFC Common Stock for each share of United Common Stock. On April 21, 1994 the Corporation entered into a definitive agreement to merge with Reliable. Under the terms of the Agreement and Plan of Reorganization with Reliable, the holders of 1,410,194 shares of Reliable Common Stock will receive 1.6 shares of FCFC Common Stock for each share of Reliable Common Stock. The Plan of Reorganization with United also requires that the number of shares of United, if any, as to which the holders may exercise their rights as dissenting shareholders shall not be greater than 9% of the United Common Stock outstanding. The Reliable shareholders do not have dissenters' rights.

  The proposed United Merger is a separate and independent transaction from the proposed Reliable Merger. The consummation of either Merger is not a condition precedent to the consummation of the other Merger.

  The following pro forma combined financial statements and data assume that none of the holders of the outstanding Common Stock of United exercise dissenters' rights. The United Merger and the Reliable Merger will be accounted for as poolings of interests and, accordingly, all financial statements will be restated as though the companies had been combined as of the beginning of each period presented. Per share data for FCFC in the following pro forma combined financial statements and data has been adjusted to reflect the two-for-one stock split effected in the form of a 100% stock distribution on the FCFC Common Stock declared on January 18, 1994. Per share data for United in the following pro forma combined financial statements and data has been adjusted to reflect 10% stock dividends declared on November 13, 1991, November 18, 1992 and November 17, 1993.

  These pro forma statements are presented for informational purposes only and should not be construed to be indicative of actual financial position and results of operations after the Mergers.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

  The following table sets forth certain historical per share financial information for FCFC Common Stock, United Common Stock and Reliable Common Stock and pro forma per share financial information for FCFC, United and Reliable combined and for FCFC and United combined. Net income per share and dividends per share information combines historical information for the six months ended June 30, 1994 and each of the five years ended December 31, 1993 for FCFC and United with the six months ended June 30, 1994 and each of the five years ended September 30, 1993 for Reliable as if the Mergers had been effective on January 1, 1989. Book values per share combine the historical book values of FCFC, United and Reliable as if the Mergers had become effective June 30, 1994. The calculations are based on the average number of shares outstanding. Net income per common share and pro forma net income per common share were calculated before the cumulative effect of accounting changes. The pro forma information is presented for informational purposes only and should not be construed as being indicative of the actual financial position, results of operations and dividends subsequent to the Mergers. See "Certain Information About the Pro Forma Combined Financial Data."

                                    SIX MONTHS
                                  ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------
                                   1994    1993   1993  1992  1991  1990  1989
                                  ------- ------------- ----- ----- ----- -----
Earnings Per Share:
  Historical:
    Net income per FCFC share.... $  0.57  $0.62 $ 1.22 $1.14 $0.94 $0.85 $0.76
    Net income per United share..    0.96   1.38   2.37  1.84  1.17  1.18  0.68
  Pro Forma Combined FCFC and
   United
   per FCFC share (a)............    0.57   0.62   1.21  1.12  0.91  0.83  0.72
  Pro Forma Combined FCFC and
   United
   per 2 FCFC shares (a).........    1.14   1.24   2.42  2.24  1.82  1.66  1.44
  Pro Forma Combined FCFC, United
   and
   Reliable per FCFC share (a)...    0.61   0.63   1.23  1.11  0.89  0.79  0.70
  Pro Forma Combined FCFC, United
   and
   Reliable per 2 FCFC shares
   (a)...........................    1.22   1.26   2.46  2.22  1.78  1.58  1.40
Dividends Per Share:
  Historical:
    Dividends per FCFC share..... $  0.28  $0.25 $ 0.51 $0.55 $0.38 $0.33 $0.30
    Dividends per United share...    0.26   0.24   0.47  0.43  0.39  0.39  0.39
  Pro Forma dividends per 2 FCFC
   shares........................    0.56   0.40   1.02  1.10  0.76  0.66  0.60
Book Value Per Share:
  Historical:
    Book value per FCFC share.... $  9.73        $10.00
    Book value per United share..   16.37         15.97
  Pro Forma Combined FCFC and
   United
   per FCFC share (a)............    9.61          9.85
  Pro Forma Combined FCFC and
   United
   per 2 FCFC shares (a).........   19.22         19.70
  Pro Forma Combined FCFC, United
   and
   Reliable per FCFC share (a)...   10.02         10.21
  Pro Forma Combined FCFC, United
   and
   Reliable per 2 FCFC shares
   (a)...........................   20.04         20.42

- --------
(a) Pro Forma data is derived from the Pro Forma combined financial statements which follow. Pro Forma data include the historical financial information for FCFC, United and Reliable.

PRO FORMA COMBINED CONDENSED BALANCE SHEET (FCFC, UNITED AND RELIABLE) JUNE 30,
                                1994 (UNAUDITED)

  The following unaudited Pro Forma Combined Balance Sheet combines the historical balance sheets of FCFC, United and Reliable as if the Mergers had become effective on June 30, 1994. This balance sheet should be read in conjunction with the First Commonwealth Financial Corporation Consolidated Financial Statements, the United National Bancorporation Consolidated Financial Statements and the Reliable Financial Corporation Consolidated Financial Statements and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus. See "Certain Information About the Pro Forma Combined Financial Data."

  The proposed Merger between FCFC and United is a separate and independent transaction from the proposed Merger between FCFC and Reliable. The consummation of the Reliable Merger is not a condition precedent to the United Merger, and the consummation of the United Merger is not a condition precedent to the Reliable Merger.

                                   HISTORICAL
                          ------------------------------
                                                                       PRO FORMA
                             FCFC      UNITED   RELIABLE  ADJUSTMENTS   COMBINED
                          ----------  --------  --------  -----------  ----------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
  Cash and due from
banks...................  $   50,766  $  3,937  $    748               $   55,451
  Investment securities.     805,925    19,492    45,000                  870,417
  Money market
investments.............         397     1,454    15,530                   17,381
  Loans, net............   1,057,637   118,008    86,718                1,262,363
  Premises and
equipment...............      22,248     2,545     2,456                   27,249
  Other assets..........      44,024     2,538       903                   47,465
                          ----------  --------  --------  -----------  ----------
    Total assets........  $1,980,997  $147,974  $151,355  $       -0-  $2,280,326
                          ==========  ========  ========  ===========  ==========
LIABILITIES
  Deposits..............  $1,621,015  $133,069  $116,415               $1,870,499
  Short-term borrowings.     157,020       673       -0-                  157,693
  Other liabilities.....      13,892     1,639     4,223                   19,754
  Long-term debt........       7,639       -0-       -0-                    7,639
                          ----------  --------  --------               ----------
    Total liabilities...   1,799,566   135,381   120,638                2,055,585
SHAREHOLDERS' EQUITY
  Common stock..........      18,642     1,923        15   (a) (1,938)     22,437
                                                           (a)  3,795
  Additional paid-in
capital.................      74,556     4,115    13,657   (a)(17,772)     90,471
                                                           (a) 15,915
  Retained earnings.....     101,492     6,780    18,043  (a)    (998)    125,317
  Treasury stock........         -0-       -0-      (998)  (a)    998         -0-
  Unrealized gain (loss)
on securities
   available for sale...      (8,527)     (225)      -0-                   (8,752)
  Deferred compensation.      (4,732)      -0-       -0-                   (4,732)
                          ----------  --------  --------               ----------
    Total shareholders'
equity..................     181,431    12,593    30,717                  224,741
                          ----------  --------  --------  -----------  ----------
    Total liabilities
and shareholders'
     equity.............  $1,980,997  $147,974  $151,355  $       -0-  $2,280,326
                          ==========  ========  ========  ===========  ==========
  Book value per common
share...................       $9.73    $16.37    $21.78                   $10.02

- --------
(a) Reflects issuance of 1,538,294 shares of FCFC Common Stock for 769,147 shares of United Common Stock, and 2,256,310 shares of FCFC Common Stock for 1,410,194 shares of Reliable Common Stock.

 PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME (FCFC, UNITED AND RELIABLE)
                                  (UNAUDITED)

  The following unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 1994, and the years ended December 31, 1993, 1992 and 1991 for FCFC and United, and the six months ended June 30, 1994 and the years ended September 30, 1993, 1992 and 1991 for Reliable combine the historical statements of income of FCFC, United and Reliable as if the Mergers had become effective on January 1, 1991 as described in "Certain Information About the Pro Forma Combined Financial Data." Pro forma net income and net income per share were calculated before the cumulative effect of accounting changes. These income statements should be read in conjunction with the First Commonwealth Financial Corporation Consolidated Financial Statements, the United National Bancorporation Consolidated Financial Statements, the Reliable Financial Corporation Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

  The proposed Merger between FCFC and United is a separate and independent transaction from the proposed Merger between FCFC and Reliable. The consummation of the Reliable Merger is not a condition precedent to the United Merger, and the consummation of the United Merger is not a condition precedent to the Reliable Merger.

                                  SIX MONTHS       YEARS ENDED DECEMBER 31,
                                     ENDED     --------------------------------
                                 JUNE 30, 1994    1993       1992       1991
                                 ------------- ---------- ---------- ----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income
 Interest and fees on loans.....    $51,875     $106,079   $105,971   $103,232
 Interest and dividends on
investment securities...........     24,979       48,360     47,164     41,337
 Interest on money market
securities......................         62          761      2,710      5,942
                                    -------     --------   --------   --------
  Total interest income.........     76,916      155,200    155,845    150,511
                                    -------     --------   --------   --------
Interest expense
 Interest on deposits...........     29,604       63,192     71,706     80,400
 Interest on short-term
borrowings......................      3,234        3,639      1,753      1,570
 Interest on long-term debt.....        236          456        454        456
                                    -------     --------   --------   --------
  Total interest expense........     33,074       67,287     73,913     82,426
                                    -------     --------   --------   --------
  Net interest income...........     43,842       87,913     81,932     68,085
 Provision for possible loan
losses..........................      1,410        2,920      3,744      5,401
                                    -------     --------   --------   --------
  Net interest income after
     provision for
     possible loan losses.......     42,432       84,993     78,188     62,684
 Net security gains.............      1,800        3,528        955        711
 Other income...................      5,484       10,972      9,410      7,497
 Other expenses.................     30,302       59,367     54,958     46,050
                                    -------     --------   --------   --------
  Income before taxes...........     19,414       40,126     33,595     24,842
 Applicable income taxes........      6,412       12,461      9,246      6,243
                                    -------     --------   --------   --------
  Net income....................    $13,002     $ 27,665   $ 24,349   $ 18,599
                                    =======     ========   ========   ========
Average common shares
outstanding.....................    21,410,953 22,461,272 21,978,270 20,899,175
Net income per share............      $0.61        $1.23      $1.11      $0.89

               PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                               (FCFC AND UNITED)

                                  (UNAUDITED)

  The following unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 1994, and the years ended December 31, 1993, 1992 and 1991 for FCFC and United combine the historical statements of income of FCFC and United as if the Mergers had become effective on January 1, 1991 as described in "Certain Information About the Pro Forma Combined Financial Data." Pro forma net income and net income per share were calculated before the cumulative effect of accounting changes. These income statements should be read in conjunction with the First Commonwealth Financial Corporation Consolidated Financial Statements, the United National Bancorporation Consolidated Financial Statements and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

  The proposed Merger between FCFC and United is a separate and independent transaction from the proposed Merger between FCFC and Reliable. The consummation of the Reliable Merger is not a condition precedent to the United Merger, and the consummation of the United Merger is not a condition precedent to the Reliable Merger.

                                    SIX MONTHS
                                      ENDED        YEARS ENDED DECEMBER 31,
                                       JUNE    --------------------------------
                                     30, 1994     1993       1992       1991
                                    ---------- ---------- ---------- ----------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income
  Interest and fees on loans....... $   48,558 $   97,067 $   95,434 $   91,982
  Interest and dividends on
   investment securities...........     23,257     46,507     45,725     40,174
  Interest on money market
   securities......................         62        761      2,710      5,942
                                    ---------- ---------- ---------- ----------
    Total interest income..........     71,877    144,335    143,869    138,098
                                    ---------- ---------- ---------- ----------
Interest expense
  Interest on deposits.............     27,533     58,692     65,559     72,488
  Interest on short-term
   borrowings......................      3,234      3,639      1,753      1,570
  Interest on long-term debt.......        236        456        454        456
                                    ---------- ---------- ---------- ----------
    Total interest expense.........     31,003     62,787     67,766     74,514
                                    ---------- ---------- ---------- ----------
    Net interest income............     40,874     81,548     76,103     63,584
  Provision for possible loan
   losses..........................      1,310      2,670      3,544      5,246
                                    ---------- ---------- ---------- ----------
    Net interest income after
     provision for possible loan
     losses........................     39,564     78,878     72,559     58,338
  Net security gains...............        258      2,395        694        711
  Other income.....................      5,305     10,606      9,208      7,335
  Other expenses...................     28,649     56,792     52,738     44,126
                                    ---------- ---------- ---------- ----------
    Income before taxes............     16,478     35,087     29,723     22,258
  Applicable income taxes..........      5,036     10,577      7,717      5,371
                                    ---------- ---------- ---------- ----------
    Net income..................... $   11,442 $   24,510 $   22,006 $   16,887
                                    ========== ========== ========== ==========
Average common shares outstanding.. 20,180,318 20,180,318 19,645,560 18,562,788
Net income per share............... $     0.57 $     1.21 $     1.12 $     0.91

                          INFORMATION CONCERNING FCFC

BUSINESS AND PROPERTIES OF FCFC

  FCFC was incorporated as a Pennsylvania business corporation on November 15, 1982 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. After its incorporation it became affiliated as a result of statutory mergers with the following banks, all of which are now wholly-owned subsidiaries of FCFC with their principal places of business in central western Pennsylvania (the "Subsidiary Banks"). On April 29, 1983, FCFC became affiliated with National Bank of the Commonwealth ("NBOC"), a national bank in Indiana, Indiana County; on March 19, 1984, with Deposit Bank ("Deposit"), a Pennsylvania-chartered bank and trust company in DuBois, Clearfield County; on August 16, 1985, with Dale National Bank, now called Cenwest National Bank ("Cenwest"), a national bank in Johnstown, Cambria County; on December 14, 1985 with First National Bank of Leechburg ("Leechburg"), a national bank in Leechburg, Armstrong County; on May 31, 1990 with Peoples Bank and Trust Company ("PBTC"), a Pennsylvania-chartered bank and trust company in Jennerstown, Somerset County; on April 30, 1992 with Central Bank ("Central"), a Pennsylvania-chartered bank and trust company in Hollidaysburg, Cambria County; and on December 31, 1993 with Peoples Bank of Western Pennsylvania ("Peoples"), a Pennsylvania-chartered bank in New Castle, Lawrence County. On December 31, 1986, FCFC merged with CNB CORP, INC. ("CNB"), a bank holding company with its principal office in Windber, Somerset County. CNB had one subsidiary, Citizens National Bank ("Citizens"), which was also located in Windber. On December 31, 1986, FCFC affiliated with Citizens by merging it directly into Cenwest. Commonwealth Systems Corporation ("CSC") was incorporated as a Pennsylvania business corporation in 1984 by FCFC to function as its data processing subsidiary and has its principal place of business in Indiana, Pennsylvania. Before August 1984, CSC had operated as the data processing department of NBOC. First Commonwealth Trust Company ("FCTC") was incorporated as a Pennsylvania trust company on January 18, 1991 to render general trust services and has its principal place of business in Indiana, Pennsylvania. Commonwealth Trust Credit Life Insurance Company ("Commonwealth Trust") was incorporated as an Arizona insurance corporation on March 27, 1989 to function as a credit life and credit accident and health reinsurer. FCFC and its subsidiaries currently employ approximately 906 persons (full-time equivalents).

  Through its Subsidiary Banks, FCFC traces its banking origins to 1880. The Subsidiary Banks conduct their business through 70 banking offices (including one that is approved and under construction) in 52 Pennsylvania communities in the counties of Armstrong (3 offices), Beaver (1), Bedford (3), Blair (8), Cambria (11), Centre (2), Clearfield (6), Elk (3), Huntingdon (1), Indiana (9), Jefferson (4), Lawrence (7), Somerset (7) and Westmoreland (5).

  The Subsidiary Banks engage in a general banking business and offer a full range of financial services. They offer such general retail banking services as demand, savings and time deposits; commercial, mortgage and consumer installment loans; and credit card operations through MasterCard and VISA.

  The Subsidiary Banks operate a network of 49 automated teller machines ("ATMs") which permit their customers to conduct routine banking transactions 24 hours a day. Of these ATMs, 29 are located on the premises of the main or branch offices of the Subsidiary Banks and 20 are in remote locations. All of the ATMs are part of the MAC network, which consists of over 14,000 ATMs owned by numerous banks, savings and loan associations and credit unions located in 16 states, of which 14 are east of the Mississippi River. The Subsidiary Banks' MAC customers may use the HONOR Network, which has 9,800 ATMs located primarily in the southeastern quadrant of the United States. The ATMs operated by the Subsidiary Banks are also part of the global MasterCard/Cirrus ATM Network which is comprised of more than 168,900 ATMs located in the United States, Canada and 58 other countries and territories, and which services over 365 million cards. Such networks allow the Subsidiary Banks' customers to withdraw cash and, in certain cases, conduct other banking transactions using ATMs of all participating financial institutions.

  Each of the Subsidiary Banks faces intense competition, both from within and without its service area, in all aspects of its business. The Subsidiary Banks compete with numerous other commercial banks and savings banks doing business within their service areas for deposits, in such forms as checking, savings and NOW (negotiable order of withdrawal) accounts and certificates of deposit, and in making consumer loans and loans to smaller businesses. With respect to loans to larger businesses, the Subsidiary Banks also compete with much larger banks located outside of their service areas. They also compete, primarily in making consumer loans and for deposits, with state and federally chartered savings and loan associations and with credit unions. In recent years the Subsidiary Banks have encountered significant competition for deposits from money market funds located throughout the United States. Such funds pay dividends (which are the equivalent of the interest paid by banks on deposits) to their shareholders and are able to offer services and conveniences similar to those offered by the Subsidiary Banks. The effect of such competition has been to increase the cost to the Subsidiary Banks of deposits which provide the funds with which loans are made. In addition to savings and loan associations and credit unions, the Subsidiary Banks also compete for consumer loans with local offices of national finance companies and finance subsidiaries of automobile manufacturers, as well as with national credit card companies such as MasterCard and VISA, whose cards, issued through financial institutions, are held by consumers throughout their service areas. The Subsidiary Banks believe that the principal means by which they compete for deposits and consumer and smaller commercial loans are the number and desirability of the locations of their offices and ATMs, the sophistication and quality of their services and the prices (primarily interest rates) of their services.

  CSC is the data processing subsidiary of FCFC. It provides on-line general ledger accounting services and bookkeeping services for deposit and loan accounts to FCFC, the Subsidiary Banks and two other bank customers located in Pennsylvania. CSC is able to compete, principally with data processing subsidiaries of other, mostly larger, banks, on the basis of the price and quality of its services and the speed with which such services are delivered.

  First Commonwealth Trust Company was incorporated on January 18, 1991 to acquire the trust business formerly conducted by the Subsidiary Banks. It is headquartered in Indiana, Pennsylvania and has six branch offices in the service areas of the Subsidiary Banks. It commenced operations on January 28, 1991 and has operated profitably since its formation. First Commonwealth Trust Company offers personal and corporate trust services, including administration of estates and trusts, individual and corporate investment management and custody services and employee benefit trust services.

  Commonwealth Trust is 50% owned by FCFC, with the remaining 50% owned by another bank holding company based in Indiana, Pennsylvania. Commonwealth Trust provides reinsurance for credit life and credit accident and health insurance sold by the subsidiary banks of the two holding companies under a joint venture arrangement whereby the net income derived from such reinsurance inures proportionally to the benefit of the holding company selling the underlying insurance to its banks' customers. Commonwealth Trust has been profitable since its formation.

  FCFC does not engage in any significant business activities other than holding the stock of its subsidiaries. FCFC does not at present have any plans to expand or modify its business or that of its subsidiaries, other than as described herein. Nevertheless, it will be receptive to and will consider other mergers and acquisitions and may actively seek out such mergers and acquisitions in the event opportunities which management considers advantageous to the development of FCFC's business arise, and may otherwise expand or modify its business as management deems necessary to respond to changing market conditions or the laws and regulations affecting the business of banking.

  FCFC's principal office is located in the old Indiana County Courthouse complex. This certified Pennsylvania and national historic landmark was built in 1870 and restored by NBOC in the early 1970s. FCFC, NBOC and CSC occupy this grand structure, which provides 32,000 square feet of floor space, under a 25-year restoration lease agreement with Indiana County, which NBOC entered into in 1973 and which contains a 25-year renewal option. Under the lease, NBOC is obligated to pay all taxes, maintenance and insurance on the building and to restore it in conformity with historic guidelines. The building is now in excellent condition and provides space for the operations of FCFC, NBOC and CSC. The Subsidiary Banks have 70 banking facilities (including one under construction), of which 23 are leased and 47 are owned in fee, free of all liens and encumbrances. All of the facilities utilized by FCFC and its subsidiaries are used primarily for banking activities. Management believes all such facilities to be in good repair and well suited to their uses. Management presently expects that such facilities will be adequate to meet the anticipated needs of FCFC and its subsidiaries for the immediate future.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data is not covered by the auditor's report and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, which follows, and with the consolidated financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. All amounts have been restated to reflect pooling of interests.

                               SIX MONTHS
                             ENDED JUNE 30,                      YEARS ENDED DECEMBER 31,
                          ----------------------  ----------------------------------------------------------
                             1994        1993        1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Interest Income
 Interest and fees on
  loans.................  $   43,312  $   43,364  $   86,121  $   84,612  $   81,357  $   83,993  $   79,422
 Interest and dividends
  on investment
  securities............      22,678      22,254      44,906      44,311      38,844      32,865      30,322
 Interest on money
  market investments....          39         492         691       2,494       5,600       7,906       8,014
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total interest income..      66,029      66,110     131,718     131,417     125,801     124,764     117,758
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Interest Expense
 Interest on deposits...      25,543      27,355      54,041      59,906      65,484      66,060      64,059
 Interest on short-term
  borrowings............       3,234       1,547       3,496       1,723       1,569       3,001       3,291
 Interest on long-term
  debt..................         236         228         456         454         456         535         621
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total interest expense.      29,013      29,130      57,993      62,083      67,509      69,596      67,971
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income....      37,016      36,980      73,725      69,334      58,292      55,168      49,787
 Provision for possible
  loan losses...........       1,112       1,112       2,197       3,219       4,946       3,933       2,310
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  possible loan losses..      35,904      35,868      71,528      66,115      53,346      51,235      47,477
 Net securities gains
  (losses)..............         239       1,053       2,333         679         677        (269)       (998)
 Other operating income.       5,009       4,836       9,792       8,695       6,852       6,650       5,622
 Other operating
  expenses..............      25,756      25,594      51,244      47,825      39,866      38,655      36,478
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income before taxes and
  cumulative effect of
  change of accounting
  method................      15,396      16,163      32,409      27,664      21,009      18,961      15,623
 Applicable income
  taxes.................       4,690       4,652       9,719       7,076       5,025       4,475       2,749
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income before
  cumulative effect of
  change in accounting
  method................      10,706      11,511      22,690      20,588      15,984      14,486      12,874
 Cumulative effect of
  change in accounting
  method................         -0-         500         500         -0-         -0-         -0-         -0-
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income.............  $   10,706  $   12,011  $   23,190  $   20,588  $   15,984  $   14,486  $   12,874
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
PER SHARE DATA(A)
 Net income before
  cumulative effect of
  change in accounting
  method................  $     0.57  $     0.62  $     1.22  $     1.14  $     0.94  $     0.85  $     0.76
 Cumulative effect of
  change in accounting
  method................  $     0.00  $     0.02  $     0.02  $     0.00  $     0.00  $     0.00  $     0.00
 Net income.............  $     0.57  $     0.64  $     1.24  $     1.14  $     0.94  $     0.85  $     0.76
 Dividends declared.....  $     0.28  $     0.25  $     0.51  $     0.55  $     0.38  $     0.33  $     0.30
 Average shares
  outstanding...........  18,642,024  18,642,024  18,642,024  18,107,266  17,024,494  17,024,494  17,024,494
AT END OF PERIOD
 Total assets...........  $1,980,997  $1,862,628  $1,955,269  $1,787,548  $1,479,592  $1,346,028  $1,267,444
 Securities.............     805,925     746,385     847,035     664,046     537,894     419,948     354,564
 Loans and leases, net
  of unearned income....   1,072,700     999,519   1,006,176     964,527     801,533     763,250     727,023
 Reserve for possible
  loan losses...........      15,063      14,485      14,544      14,267       9,426       8,323       7,721
 Deposits...............   1,621,015   1,563,430   1,575,624   1,544,823   1,279,988   1,149,863   1,088,910
 Long-term debt.........       7,639       7,772       7,363       8,130       6,524       5,718       5,979
 Shareholders' equity...     181,431     178,292     186,453     170,403     140,992     130,762     122,957
KEY RATIOS
 Return on average
  assets................        1.10%       1.33%       1.25%       1.24%       1.14%       1.12%       1.10%
 Return on average
  equity................       11.54       13.75       12.91       12.91       11.75       11.59       10.82
 Net loans to deposit
  ratio.................       65.25       63.00       62.94       61.51       61.88       65.65       66.06
 Dividend payout ratio..       48.76       36.61       39.30       45.11       38.55       36.88       38.70
 Average shareholders'
  equity as percentage
  of average assets.....        9.51        9.67        9.65        9.60        9.69        9.66       10.17

- --------
(a) Average number of shares outstanding has been restated to reflect pooling of interests. Restatements also reflect two-for-one stock split on January 18, 1994 effected in the form of a 100% stock distribution.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

INTRODUCTION

  This discussion and the related financial data are presented to assist in the understanding and evaluation of the consolidated financial condition and the results of operations of the Corporation including its subsidiaries for the years ended December 31, 1993, 1992 and 1991 and are intended to supplement, and should be read in conjunction with, the consolidated financial statements and related footnotes.

  Effective December 31, 1993, the Corporation acquired all of the outstanding common stock of Peoples Bank of Western Pennsylvania, a state-chartered bank, headquartered in New Castle, Pennsylvania. The merger was accounted for as a pooling of interests and accordingly, all financial statements have been restated as though the merger had occurred at the beginning of the earliest period presented.

  Effective April 30, 1992, the Corporation acquired all of the outstanding common stock of Central Bank ("Central"), a state-chartered bank headquartered in Hollidaysburg, Pennsylvania. The merger was accounted for as a purchase transaction, whereby the results of operations of Central from the date of acquisition were included in the financial statements.

RESULTS OF OPERATIONS

  Net income in 1993 was $23.2 million, an increase of $2.6 million over the 1992 level of $20.6 million and compared to $16.0 million which was reported in 1991. Earnings per share before the cumulative effect of the change in accounting method increased $0.08 per share in 1993 to $1.22. This compared to $1.14 in 1992 and $0.94 in 1991. The cumulative effect of change in the method of accounting for income taxes added $0.02 per share to result in $1.24 earnings per share for 1993. Per share data has been restated to reflect the two-for-one stock split effected in the form of a 100% stock dividend declared on January 18, 1994. Return on average assets was 1.25% during the 1993 period compared to 1.24% for 1992. Return on average equity was 12.91% for both the 1993 and 1992 periods. During 1991 return on average assets was 1.14% and return on average equity was 11.75%.

  The following is an analysis of the impact of changes in net income on earnings per share:

                                                     1993 VS. 1992 1992 VS. 1991
                                                     ------------- -------------
Net income per share, prior year....................    $ 1.14        $ 0.94
Increase (decrease) from changes in:
  Net interest income...............................      0.07          0.30
  Provision for possible loan losses................      0.06          0.10
  Security transactions.............................      0.09          0.00
  Other income......................................      0.04          0.05
  Salaries and employee benefits....................     (0.08)        (0.06)
  Occupancy and equipment costs.....................     (0.03)        (0.01)
  Settlement of lender liability claim..............      0.08         (0.08)
  Other expenses....................................     (0.03)        (0.06)
  Provision for Federal income taxes................     (0.13)        (0.08)
                                                        ------        ------
Subtotal............................................      1.21          1.10
Inclusion of acquisition during year................      0.01          0.04
Cumulative effect of change in accounting method....      0.02          0.00
                                                        ------        ------
Net income per share................................    $ 1.24        $ 1.14
                                                        ======        ======

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Net interest income, the most significant component of earnings, is the amount by which interest generated from earning assets exceeds interest expense on liabilities. Net interest income was $73.7 million in 1993 compared to $69.3 million in 1992 and $58.3 million in 1991. The following is an analysis of the average balance sheets and net interest income for each of the three years in the period ended December 31, 1993.

                                                         AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
                                      -----------------------------------------------------------------------------------------
                                                  1993                          1992                          1991
                                      ----------------------------- ----------------------------- -----------------------------
                                       AVERAGE    INCOME/  YIELD OR  AVERAGE    INCOME/  YIELD OR  AVERAGE    INCOME/  YIELD OR
                                       BALANCE    EXPENSE  RATE(A)   BALANCE    EXPENSE  RATE(A)   BALANCE    EXPENSE  RATE(A)
                                       -------    -------- -------- ----------  -------- -------- ----------  -------- --------
             ASSETS                                               (DOLLAR AMOUNTS IN THOUSANDS)
Interest-earning assets:
 Time deposits with banks.......      $   10,294  $    483   4.69%  $   29,902  $  1,844   6.17%  $   50,100  $  3,990   7.96%
 Investment securities..........         762,562    44,906   6.10      622,869    44,311   7.45      477,168    38,844   8.59
 Federal funds sold.............           6,832       208   3.04       18,265       650   3.56       28,151     1,610   5.72
 Loans (b) (c), net of unearned
  income........................         986,596    86,121   8.88      902,486    84,612   9.59      770,795    81,357  10.78
                                      ----------  --------   ----   ----------  --------   ----   ----------  --------  -----
 Total interest-earning assets..       1,766,284   131,718   7.63    1,573,522   131,417   8.61    1,326,214   125,801   9.78
                                      ----------  ========   ====   ----------  ========   ====   ----------  ========  =====
Noninterest-earning assets:
 Cash...........................          45,496                        41,104                        36,083
 Reserve for loan losses........         (14,683)                      (13,113)                       (8,723)
 Other assets...................          64,766                        59,726                        49,554
                                      ----------                    ----------                    ----------
 Total noninterest-earning
  assets........................          95,579                        87,717                        76,914
                                      ----------                    ----------                    ----------
  Total Assets..................      $1,861,863                    $1,661,239                    $1,403,128
                                      ==========                    ==========                    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing demand
  deposits......................      $  169,423     3,050   1.80%  $  143,478     3,799   2.65%  $  104,632     4,006   3.83%
 Savings deposits...............         421,626     9,681   2.30      396,733    12,150   3.06      317,904    13,312   4.19
 Time deposits..................         816,920    41,310   5.06      763,264    43,957   5.76      681,662    48,166   7.07
 Short-term borrowings..........          95,925     3,496   3.64       38,459     1,723   4.48       25,610     1,569   6.13
 Long-term debt.................           7,985       456   5.71        7,803       454   5.82        6,338       456   7.19
                                      ----------  --------   ----   ----------  --------   ----   ----------  --------  -----
 Total interest-bearing
  liabilities...................       1,511,879    57,993   3.84    1,349,737    62,083   4.60    1,136,146    67,509   5.94
                                      ----------  --------   ----   ----------  --------   ----   ----------  --------  -----
Noninterest-bearing liabilities
 and capital:
 Noninterest-bearing demand
  deposits......................         157,653                       139,831                       119,143
 Other liabilities..............          12,660                        12,196                        11,832
 Shareholders' equity...........         179,671                       159,475                       136,007
                                      ----------                    ----------                    ----------
 Total noninterest-bearing
  funding sources...............         349,984                       311,502                       266,982
                                      ----------                    ----------                    ----------
  Total Liabilities and
   Shareholders' Equity.........      $1,861,863                    $1,661,239                    $1,403,128
                                      ==========                    ==========                    ==========
Net Interest Income and Net
 Yield On Interest-earning
 Assets.........................                  $ 73,725   4.35%              $ 69,334   4.66%              $ 58,292   4.69%
                                                  ========   ====               ========   ====               ========  =====

- --------
(a) Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate in 1993, and 34% in 1992 and 1991.
(b) Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c) Loan income includes net loan fees.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Both interest income and interest expense increased as volumes increased. Average interest earning assets increased $192.8 million in 1993 to $1,766,284 which is 94.9% of average total assets. Included in the 1993 growth was $41.8 million in investments, primarily mortgage-backed securities, and these purchases were funded with borrowings from the Federal Home Loan Bank and other banks. This leveraging strategy added approximately $1.0 million to net interest income during 1993. Excluding the earning assets resulting from the Central acquisition, average earning assets grew $111.2 million in 1992. Average earning assets were 94.7% of average total assets during 1992, compared to 94.5% during 1991. Average interest-bearing liabilities increased $162.1 million during 1993, which included $41.8 million related to the previously mentioned leveraging strategy. The remainder of the increase occurred primarily through deposit growth. Average interest-bearing liabilities grew $213.6 million during 1992 which included $90.7 million in addition to the Central acquisition.

  Both asset yields and the cost of funds declined in 1993 and 1992 as the interest rates were generally lower during those periods when compared to previous years. Asset yields, on a tax-equivalent basis, decreased 98 basis points (0.98%) during 1993 and 117 basis points (1.17%) during 1992. The cost of funds declined 76 basis points (0.76%) during 1993 and 134 basis points (1.34%) during 1992. Earning asset yields declined in 1993 faster than liability costs primarily because of lower mortgage rates. Mortgage borrowers have been refinancing loans during the low interest rate environment reducing loan yields.

  Additionally, mortgage loan refinancing on a national scale had accelerated the repayments of mortgage backed securities in excess of projections. Reinvestment of the proceeds at the then current rates lowered the investment portfolio yields. This trend should stabilize if interest rates remain constant or rise. The primary risk of owning mortgage backed securities ("MBS") relates to the uncertainty of prepayments of the underlying mortgages. Interest rate changes have a direct impact on prepayment speeds. As interest rates increase, prepayment speeds generally decline, resulting in a longer average life of a MBS. Conversely as interest rates decline, prepayment speeds increase, resulting in a shorter average life of a MBS. Using computer simulation models, the Corporation tests the average life and yield volatility of all MBSs under various interest rate scenarios on a continuing basis to insure volatility falls within acceptable limits. The Corporation holds no "high risk" securities nor does the Corporation own any securities of a single issuer exceeding 10% of shareholders' equity other than U.S. Government and Agency securities.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
  Deposit customers tended to extend maturities which locked in rates as deposit rates fell, thereby preventing the cost of funds to decline as fast as asset yields. Net interest margin, on a tax-equivalent basis, was 4.35% during 1993 compared to 4.66% in 1992 and 4.69% during 1991. The Corporation's use of computer modeling to manage interest rate risk is further described in the "Interest Sensitivity" section of this discussion herein. The following table shows the effect of changes in volumes and rates on interest income and interest expense.

                            ANALYSIS OF YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME
                          -------------------------------------------------------------
                              1993 CHANGE FROM 1992          1992 CHANGE FROM 1991
                          ------------------------------ ------------------------------
                           TOTAL   CHANGE DUE CHANGE DUE  TOTAL   CHANGE DUE CHANGE DUE
                          CHANGE   TO VOLUME   TO RATE   CHANGE   TO VOLUME   TO RATE
                          -------  ---------- ---------- -------  ---------- ----------
                                         (DOLLAR AMOUNTS IN THOUSANDS)
Interest-earning assets:
  Time deposits with
   banks................  $(1,361)  $(1,209)   $   (152) $(2,146)  $(1,608)   $   (538)
  Securities............      595    10,407      (9,812)   5,467    12,516      (7,049)
  Federal funds sold....     (442)     (407)        (35)    (960)     (565)       (395)
  Loans.................    1,509     8,066      (6,557)   3,255    14,196     (10,941)
                          -------   -------    --------  -------   -------    --------
  Total interest income.      301    16,857     (16,556)   5,616    24,539     (18,923)
                          -------   -------    --------  -------   -------    --------
Interest-bearing
 liabilities:
  Deposits..............   (5,865)    4,807     (10,672)  (5,578)   11,817     (17,395)
  Short-term borrowings.    1,773     2,575        (802)     154       787        (633)
  Long-term debt........        2        11          (9)      (2)      105        (107)
                          -------   -------    --------  -------   -------    --------
  Total interest ex-
   pense................   (4,090)    7,393     (11,483)  (5,426)   12,709     (18,135)
                          -------   -------    --------  -------   -------    --------
  Net interest income...  $ 4,391   $ 9,464    $ (5,073) $11,042   $11,830    $   (788)
                          =======   =======    ========  =======   =======    ========

  The provision for possible loan losses is an amount added to the reserve against which loan losses are charged. The amount of the provision is determined by management based upon its assessment of the size and quality of the loan portfolio and the adequacy of the reserve in relation to the risks inherent within the loan portfolio. The provision for possible loan losses was $2.2 million in 1993 and $3.2 million and $4.9 million in 1992 and 1991, respectively. Net charge-offs against the reserve for possible loan losses were $1.9 million, or 0.19% of average total loans in 1993. This is compared to $2.9 million in 1992. Charge-offs were $510 thousand less during 1993 while recoveries of previously charged off loans increased $449 thousand. Net charge-offs were $3.8 million in 1991. Net charge-offs were 0.32% and 0.50% of average total loans during 1992 and 1991, respectively. For an analysis of credit quality, see the "Credit Review" section of this discussion.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following table presents an analysis of the consolidated reserve for possible loan losses for the five years ended December 31, 1993:

                                    SUMMARY OF LOAN LOSS EXPERIENCE
                             --------------------------------------------------
                                1993       1992      1991      1990      1989
                             ----------  --------  --------  --------  --------
                                     (DOLLAR AMOUNTS IN THOUSANDS)
Loans outstanding at end of
 year......................  $1,006,176  $964,527  $801,533  $763,250  $727,023
                             ==========  ========  ========  ========  ========
Average loans outstanding..  $  986,596  $902,486  $770,795  $746,898  $706,858
                             ==========  ========  ========  ========  ========
Reserve for possible loan
 losses:
Balance, beginning of year.  $   14,267  $  9,426  $  8,323  $  7,721  $  7,294
Addition as result of ac-
 quisition.................           0     4,501         0         0         0
Loans charged off:
  Commercial, financial and
   agricultural............         731       816     1,981     1,883     1,226
  Loans to individuals.....       1,662     1,840     1,849     2,055     1,006
  Real estate--construc-
   tion....................           0         0         0         0         0
  Real estate--commercial..         665       706       447       232         0
  Real estate--residential.         346       575       356       135       358
  Lease financing receiv-
   ables...................          80        57        35       205         9
                             ----------  --------  --------  --------  --------
    Total loans charged
     off...................       3,484     3,994     4,668     4,510     2,599
Recoveries of loans previ-
 ously charged off:
  Commercial, financial and
   agricultural............         559       360       153       447       369
  Loans to individuals.....         552       388       595       506       124
  Real estate--construc-
   tion....................           0         0         0         0         0
  Real estate--commercial..         276       317        27        16         0
  Real estate--residential.         177        47        47       132       222
  Lease financing receiv-
   ables...................           0         3         3        78         1
                             ----------  --------  --------  --------  --------
    Total recoveries.......       1,564     1,115       825     1,179       716
                             ----------  --------  --------  --------  --------
    Net loans charged off..       1,920     2,879     3,843     3,331     1,883
                             ----------  --------  --------  --------  --------
Provision charged to ex-
 pense.....................       2,197     3,219     4,946     3,933     2,310
                             ----------  --------  --------  --------  --------
Balance, end of year.......  $   14,544  $ 14,267  $  9,426  $  8,323  $  7,721
                             ==========  ========  ========  ========  ========
Ratios:
  Net charge-offs as a
   percentage of average
   loans outstanding.......        0.19%     0.32%     0.50%     0.45%     0.27%
  Reserve for possible loan
   losses as a percentage
   of average loans out-
   standing................        1.47%     1.58%     1.22%     1.11%     1.09%

  Total other operating income increased $2.7 million in 1993 to $12.1 million. Net security gains increased $1.7 million to $2.3 million during 1993 compared to $679 thousand during 1992 and $677 thousand in 1991. Security transactions during 1993 and 1992 were primarily the sale of U.S. Treasury securities maturing within a year. Proceeds were reinvested in U.S. Treasury securities and U.S. Government agency securities with maturities of 2-3 years to continue to lock in yields while interest rates were falling. Additionally, during 1993 marketable equity securities with a book value of $1.6 million were sold for a $1.0 million gain. During 1991 the Corporation also sold low and marginal quality securities which improved the marketability and liquidity of the portfolio. Gross gains of $2.3 million and gross losses of $17 thousand were recognized during

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
1993. Gross gains of $803 thousand and $1.5 million were recognized during 1992 and 1991, respectively, while gross losses of $124 thousand and $779 thousand were recognized in the corresponding periods.

  Trust income increased $227 thousand during 1993 to $2.2 million as estate fees decreased $67 thousand, and core revenues increased. Trust income increased $664 thousand during 1992 as the 1991 restructuring of the subsidiary banks' trust departments into a single trust company began to produce benefits. Management of the trust company allows an opportunity to focus on growth, since the specialized areas and back-office operations were centralized. Service charges on deposits increased $320 thousand in 1993 and $1.0 million in 1992 primarily as a result of average total deposits increasing. Additionally, new fee schedules established during the fourth quarter of 1991 provided higher revenues during 1992.

  Total other operating expenses increased $3.4 million to $51.2 million in 1993 and compared to $47.8 million and $39.9 million in 1992 and 1991, respectively. Results for the 1992 period did not reflect any of Central's results until the merger date of April 30, 1992. Operating expenses related to Central in the first four months of 1993 were $2.2 million.

  Employee costs experienced an increase of $2.4 million to $25.4 million. Of this increase $946 thousand was a result of including Central for the full year of 1993. Total employee costs were $23.0 million and $20.2 million in 1992 and 1991, respectively. Salary levels are generally maintained through attrition management programs. Employee costs as a percentage of average assets was 1.36% in 1993, reduced from 1.38% in 1992 and 1.44% in 1991.

  Net occupancy expense and furniture and equipment increased over the three year period primarily as the costs of maintaining branch operations, including utilities, repairs and depreciation continued to increase. Additionally, equipment depreciation increased as computer equipment that was previously being leased was purchased and is being depreciated over a shorter life than the original lease. Additionally, the process of automating loan documentation and the branch network increased depreciation costs but is expected to improve platform productivity and reduce loan documentation risks. The deposit insurance assessment from the Federal Deposit Insurance Corporation ("FDIC") increased as a result of deposit increases. This assessment is not scheduled to increase again in 1994, but the possibility of future increases cannot be eliminated. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") has established a risk-based assessment system which went into effect January 1, 1993. This system designates an assessment rate for each insured institution based on a combination of its capital and supervisory condition. Because of the Corporation's strong capital position and supervisory condition, only future rate changes will cause a significant change in the related expense. A lender liability claim for which a subsidiary of the Corporation was a defendant, was settled out of court in October 1992 in the amount of $1.4 million. Other operating expenses increased $1.3 million in 1993 over the 1992 related period to $15.0 million. The inclusion of Central for the entire period of 1993 increased this category $829 thousand. An increase in the amortization of core deposit intangibles as a result of the implementation of FAS No. 109 was $715 thousand. FAS No. 109 requires that a deferred tax liability or asset to be recognized for differences between assigned values and the tax bases of the assets (except goodwill) and liabilities recognized in a purchase combination. For purchase business combinations consummated prior to the beginning of the year for which FAS No. 109 was first applied, remaining balances of the differences between the assigned values and the tax bases of these assets and liabilities must be adjusted from their net-of-tax amounts to their pretax amounts. This "gross-up" action, in effect, creates a larger balance of the temporary difference that must be amortized over its expected life. One of the subsidiary banks agreed to a settlement of a PA shares tax claim resulting in a refund of $298 thousand. The 1992 increase was primarily a result of including Central for eight months. Cost increases occurred in the process of the collection of loans or the disposition of real estate acquired in lieu of loan repayment but was partially responsible for the increased recovery of previously charged off loans.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Federal income tax expense was $9.7 million during 1993 representing an increase of $2.6 million over the 1992 total of $7.1 million. Taxable income increased nearly $7.0 million during 1993. On August 10, 1993 President Clinton signed into law the Omnibus Budget Reconciliation Act of 1993 ("the Act"). The Act made several changes that will affect financial institutions such as the Corporation and its subsidiaries. While it is difficult to determine the short and long-range effects of the Act on the Corporation and whether it will be able to change its operations and make adaptations to maintain net income levels that would otherwise have prevailed if the Act had not passed, it should be noted that the primary focus of the Act was to raise taxes. One provision of the Act increased the tax rate for corporate taxable income in excess of $10 million to 35 percent from 34 percent. This provision was retroactively applied to taxable income earned after January 1, 1993. The tax rate change increased the Corporation's Federal income tax expense by $259 thousand.

LIQUIDITY

  Liquidity is a measure of the Corporation's ability to efficiently meet normal cash flow requirements of both borrowers and depositors. In the ordinary course of business, funds are generated from deposits (primary source) and the maturity or repayment of earning assets, such as securities and loans. As an additional secondary source, short-term liquidity needs may be provided through the use of overnight Federal funds purchased and borrowings from the Federal Reserve Bank. Additionally, six of the seven banking subsidiaries are members of the Federal Home Loan Bank and may borrow up to ten percent of their total assets at any one time. The sale of earning assets may also provide an additional source of liquidity.

  The Corporation's long-term liquidity source is a large core deposit base and a strong capital position. Core deposits are the most stable source of liquidity a bank can have due to the long-term relationship with a deposit customer. Deposits increased $30.8 million in 1993 primarily in core customer deposit relationships. Non-core deposits, which are time deposits in denominations of $100 thousand or more represented only 6.1% of total deposits at December 31, 1993. Time deposits of $100 thousand or more at December 31, 1993, 1992 and 1991 had remaining maturities as follows:

                               MATURITY DISTRIBUTION OF LARGE CERTIFICATES OF
                                                   DEPOSIT
                              -------------------------------------------------
                                   1993             1992             1991
                              --------------- ---------------- ----------------
                              AMOUNT  PERCENT  AMOUNT  PERCENT  AMOUNT  PERCENT
                              ------- ------- -------- ------- -------- -------
                                        (DOLLAR AMOUNTS IN THOUSANDS)
Remaining Maturity:
3 months or less............. $19,734    21%  $ 25,289    25%  $ 53,945    51%
Over 3 months through 6
 months......................  12,543    13     15,906    15     24,726    23
Over 6 months through 12
 months......................  16,542    17     11,140    11     13,196    12
Over 12 months...............  47,006    49     49,731    49     14,784    14
                              -------   ---   --------   ---   --------   ---
  Total...................... $95,825   100%  $102,066   100%  $106,651   100%
                              =======   ===   ========   ===   ========   ===

  Net loans increased $41.4 million during 1993 as consumer loans and real estate secured loans were the primary categories of increased volume reflecting a strengthening of loan demand.

  An additional source of liquidity are certain marketable securities that the Corporation holds in its investment portfolio. These securities are classified as "securities available for sale". While the Corporation does not have specific intentions to sell these securities, they have been designated as "available for sale" because they may be sold for the purpose of obtaining future liquidity, for management of interest rate risk or as part of the implementation of tax management strategies. As of December 31, 1993, securities available for sale had an amortized cost of $462.8 million and a market value of $465.2 million. Gross unrealized gains were $3.7 million and gross unrealized losses were $1.3 million.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Below is a schedule of loans by classification for the five years ended December 31, 1993 and a schedule of the maturity distribution of investment securities at December 31, 1993.

                                                         LOANS BY CLASSIFICATION
                          -------------------------------------------------------------------------------------------
                                 1993               1992              1991              1990              1989
                          ------------------- ----------------- ----------------- ----------------- -----------------
                            AMOUNT    PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT  AMOUNT   PERCENT
                          ----------  ------- --------  ------- --------  ------- --------  ------- --------  -------
                                                      (DOLLAR AMOUNTS IN THOUSANDS)
Commercial, financial,
 agricultural and other.  $  153,039     15%  $196,979     20%  $255,525     31%  $221,575     28%  $204,933     27%
Real estate--construc-
 tion...................       9,718      1     11,676      1      8,780      1     10,081      1     11,717      2
Real estate--commercial.     220,805     21    188,227     19    106,968     13    102,285     13    116,993     16
Real estate--residen-
 tial...................     412,798     40    373,173     38    278,254     33    271,981     34    229,290     30
Loans to individuals....     239,904     23    220,085     22    177,390     21    179,610     23    184,152     24
Net leases..............       1,411    -0-      4,628    -0-      3,802      1      5,622      1      6,285      1
                          ----------    ---   --------    ---   --------    ---   --------    ---   --------    ---
 Gross loans and leases.   1,037,675    100%   994,768    100%   830,719    100%   791,154    100%   753,370    100%
                                        ===               ===               ===               ===               ===
 Unearned income........     (31,499)          (30,241)          (29,186)          (27,904)          (26,347)
                          ----------          --------          --------          --------          --------
 Total loans and leases,
  net of unearned
  income................  $1,006,176          $964,527          $801,533          $763,250          $727,023
                          ==========          ========          ========          ========          ========

                              MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
                         ---------------------------------------------------------
                          U.S. TREASURY
                            AND OTHER
                         U.S. GOVERNMENT  STATES AND              TOTAL   WEIGHTED
                          AGENCIES AND    POLITICAL     OTHER      BOOK   AVERAGE
                          CORPORATIONS   SUBDIVISIONS SECURITIES  VALUE    YIELD*
                         --------------- ------------ ---------- -------- --------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Within 1 year...........    $    -0-       $14,322     $ 3,289   $ 17,611   7.58%
After 1 but within 5
 years..................      94,612        22,105       9,953    126,670   5.73
After 5 but within 10
 years..................      81,550        27,058       1,566    110,174   5.93
After 10 years..........     116,758         9,880         718    127,356   5.95
                            --------       -------     -------   --------
  Total.................    $292,920       $73,365     $15,526   $381,811   5.95%
                            ========       =======     =======   ========

- --------
* Yields are calculated on a tax-equivalent basis

                           MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
                                             AT AMORTIZED COST
                         ----------------------------------------------------------
                          U.S. TREASURY
                            AND OTHER
                         U.S. GOVERNMENT  STATES AND               TOTAL   WEIGHTED
                          AGENCIES AND    POLITICAL     OTHER    AMORTIZED AVERAGE
                          CORPORATIONS   SUBDIVISIONS SECURITIES   COST     YIELD*
                         --------------- ------------ ---------- --------- --------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Within 1 year...........    $  4,863         $97       $   -0-   $  4,960    6.36%
After 1 but within 5
 years..................     151,079         -0-         2,015    153,094    5.09
After 5 but within 10
 years..................     104,428         -0-           488    104,916    5.61
After 10 years..........     178,463         -0-        21,353    199,816    5.33
                            --------         ---       -------   --------
  Total.................    $438,833         $97       $23,856   $462,786    5.32%
                            ========         ===       =======   ========

- --------
* Yields are calculated on a tax-equivalent basis

INTEREST SENSITIVITY

  The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
imbalances. While no single number can accurately describe the impact of changes in interest rates on net interest income, interest rate sensitivity positions, or "gaps" when measured over a variety of time periods may be helpful.

  An asset or liability is considered to be interest-sensitive if the rate it yields or bears is subject to change within a predetermined time period. If interest-sensitive assets ("ISA") exceeds interest-sensitive liabilities ("ISL") during a prescribed time period, a positive gap results. Conversely, when ISL exceeds ISA during a time period, a negative gap results.

  A positive gap tends to indicate that earnings will be impacted favorably if interest rates rise during the period and negatively when interest rates fall during the period. A negative gap tends to indicate that earnings will be affected inversely to interest rate changes. In other words, as interest rates fall, a negative gap should tend to produce a positive effect on earnings and when interest rates rise, a negative gap should tend to affect earnings negatively.

  The following table lists the amounts and ratios of assets and liabilities with rates or yields subject to change within the periods indicated as of December 31, 1993 and 1992 (Dollar Amounts in Thousands):

                                                    1993
                                ----------------------------------------------
                                                                    CUMULATIVE
                                0-90 DAYS  91-180 DAYS 181-365 DAYS 0-365 DAYS
                                ---------  ----------- ------------ ----------
Loans.......................... $ 384,639   $ 74,328     $134,258   $  593,225
Investments....................   162,510     48,313       65,695      276,518
Other interest-earning assets..     1,974        198          297        2,469
                                ---------   --------     --------   ----------
  Total interest-sensitive
   assets......................   549,123    122,839      200,250      872,212
                                ---------   --------     --------   ----------
Certificates of deposit........   160,487    118,381      125,896      404,764
Other deposits.................   503,288        -0-          -0-      503,288
Borrowings.....................   155,518      9,578        3,707      168,803
                                ---------   --------     --------   ----------
  Total interest-sensitive
   liabilities.................   819,293    127,959      129,603    1,076,855
                                ---------   --------     --------   ----------
  Gap.......................... $(270,170)  $ (5,120)    $ 70,647   $ (204,643)
                                =========   ========     ========   ==========
ISA/ISL........................      0.67       0.96         1.55         0.81
Gap/Total assets...............     13.82%      0.26%        3.61%       10.47%

                                                    1992
                                ----------------------------------------------
                                                                    CUMULATIVE
                                0-90 DAYS  91-180 DAYS 181-365 DAYS 0-365 DAYS
                                ---------  ----------- ------------ ----------
Loans.......................... $ 395,097   $ 68,898     $151,801   $  615,796
Investments....................    72,879     41,121       71,784      185,784
Other interest-earning assets..    34,403      3,289        9,167       46,859
                                ---------   --------     --------   ----------
  Total interest-sensitive
   assets......................   502,379    113,308      232,752      848,439
                                ---------   --------     --------   ----------
Certificates of deposit........   156,655    131,640      101,409      389,704
Other deposits.................   583,307        500          841      584,648
Borrowings.....................    44,801      5,334        1,357       51,492
                                ---------   --------     --------   ----------
  Total interest-sensitive
   liabilities.................   784,763    137,474      103,607    1,025,844
                                ---------   --------     --------   ----------
  Gap.......................... $(282,384)  $(24,166)    $129,145   $ (177,405)
                                =========   ========     ========   ==========
ISA/ISL........................      0.64       0.82         2.25         0.83
Gap/Total assets...............     15.80%      1.35%        7.22%        9.92%

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Final loan maturities and rate sensitivity of the loan portfolio excluding consumer installment and mortgage loans and before unearned income at December 31, 1993 are as follows:

                                           WITHIN ONE ONE TO   AFTER
                                              YEAR    5 YEARS 5 YEARS   TOTAL
                                           ---------- ------- -------- --------
                                              (DOLLAR AMOUNTS IN THOUSANDS)
Commercial and industrial.................  $ 92,566  $19,544 $ 14,403 $126,513
Financial institutions....................       -0-      162      -0-      162
Real estate-construction..................     7,199    1,147    1,372    9,718
Real estate-commercial....................    99,684   40,003   81,119  220,806
Other.....................................     9,276    6,050   11,219   26,545
                                            --------  ------- -------- --------
  Totals..................................  $208,725  $66,906 $108,113 $383,744
                                            ========  ======= ======== ========
Loans at fixed interest rates.............             43,902   49,367
Loans at variable interest rates..........             23,004   58,746
                                                      ------- --------
  Totals..................................            $66,906 $108,113
                                                      ======= ========

  The Corporation has not experienced the kind of earnings volatility indicated from the gap analysis. This is because assets and liabilities with similar contractual repricing characteristics may not reprice at the same time or to the same degree.

  Therefore, to more precisely measure the impact of interest rate changes on the Corporation's net interest margin, management simulates the potential effects of changing interest rates through computer modeling. The Corporation is then better able to implement strategies which would include an acceleration of a deposit rate reduction or a lag in a deposit rate increase. The repricing strategies for loans would be inversely related.

  The analysis at December 31, 1993, indicated that a 200 basis point movement in interest rates in either direction would not have a significant impact on the Corporation's anticipated net interest income over the next twelve months.

CREDIT REVIEW

  Maintaining a high quality loan portfolio is of great importance to the Corporation. The Corporation manages the risk characteristics of the loan portfolio through the use of prudent lending policies and procedures and monitors risk through a periodic review process provided by external auditors, internal auditors, regulatory authorities and our loan review staff. These reviews include the analysis of credit quality, diversification of industry, compliance with policies and procedures, and an analysis of current economic conditions.

  In the management of its credit portfolio, the Corporation emphasizes the importance of the collectibility of loans and leases as well as asset and earnings diversification. The Corporation immediately recognizes as a loss all credits judged to be uncollectible, and has established a reserve for possible credit losses that may exist in the portfolio at a point in time, but have not been specifically identified.

  The Corporation's written lending policy requires certain underwriting standards to be met prior to funding any loan, including requirements for credit analysis, collateral value coverage, documentation, and terms. The principal factor used to determine potential borrowers' creditworthiness is business cash flows or consumer income available to service debt payments. Secondary sources of repayment, including collateral or guarantees, are frequently obtained. The Corporation's affiliates generally lend within the market served by the affiliate.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The lending policy provides limits for individual and affiliate committees lending authorities. In addition to the affiliate loan approval process, requests for borrowing relationships which will exceed one million dollars must also be approved by the Corporation's Credit Committee. This Committee consists of a minimum of three members of the Corporation's board of directors.

  Commercial and industrial loans are generally granted to small and middle market customers for operating, expansion or asset acquisition purposes. Operating cash flows of the business enterprise are identified as the principal source of repayment, with business assets held as collateral. Collateral margins and loan terms are based upon the purpose and structure of the transaction as set forth in loan policy.

  Commercial real estate loans are granted for the acquisition or improvement of real property. Generally, commercial real estate loans do not exceed 75% of the appraised value of property pledged to secure the transaction. Repayment of such loans are expected from the operations of the subject real estate and are carefully analyzed prior to approval.

  Real estate construction loans are granted for the purpose of constructing improvements to real property, both commercial and residential. On-site inspections are conducted by qualified individuals prior to periodic disbursements for completed construction. Repayment of such loans is expected from the placement of permanent project financing, which is generally committed prior to the commencement of construction financing.

  Real estate loans secured by 1-4 family residential housing properties are granted subject to statutory limits in effect for each affiliate regarding the maximum percentage of appraised value of the mortgaged property. Residential loan terms are normally established in compliance with secondary market requirements. Residential mortgage portfolio interest rate risk is controlled by secondary market sales, variable interest rate loans, and balloon maturities.

  Loans to individuals represent financing extended to consumers for personal or household purposes, including automobile financing, education, home improvement, and personal expenditures. These loans are granted in the form of installment, credit card, or revolving credit transactions. Consumer creditworthiness is evaluated on the basis of ability to repay, stability of income sources, and past credit history.

  Since all identified losses are immediately charged off, no portion of the reserve is restricted to any individual credit or groups of credits, and the entire reserve is available to absorb any and all credit losses. However, for analytical purposes, the following table sets forth an allocation of the reserve for possible loan losses at December 31 according to the categories indicated:

                            ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES
                          ----------------------------------------------------------
                             1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------
                                      (DOLLAR AMOUNTS IN THOUSANDS)
Commercial, industrial,
 financial, agricultural
 and other..............  $    2,177  $    5,109  $    4,226  $    2,074  $    2,536
Real estate--construc-
 tion...................          72          69          65          68          70
Real estate--commercial.       3,269       1,615       1,273       1,217         825
Real estate--residen-
 tial...................       3,835       2,943       1,259       1,440       1,390
Loans to individuals....       1,879       1,806       1,182       1,765       1,672
Lease financing receiv-
 ables..................          32          39          21          28          25
Unallocated.............       3,280       2,686       1,400       1,731       1,203
                          ----------  ----------  ----------  ----------  ----------
  Total.................  $   14,544  $   14,267  $    9,426  $    8,323  $    7,721
                          ==========  ==========  ==========  ==========  ==========
Reserve as percentage of
 average total loans....        1.47%       1.58%       1.22%       1.11%       1.09%
                          ==========  ==========  ==========  ==========  ==========

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Other than those described below, there are no material credits that management has serious doubts as to the borrower's ability to comply with the present loan repayment terms. The following table identifies nonperforming loans at December 31. A loan is placed in a nonaccrual status at the time when ultimate collectibility of principal or interest, wholly or partially, is in doubt. Past due loans are those which were contractually past due 90 days or more as to interest or principal payments but are well secured and in the process of collection. Renegotiated loans are those which terms have been renegotiated to provide a reduction or deferral of principal or interest as a result of the deteriorating financial position of the borrower.

                           NONPERFORMING LOANS AND EFFECT ON INTEREST INCOME DUE TO NONACCRUAL
                          -------------------------------------------------------------------------
                              1993           1992           1991           1990           1989
                          -------------  -------------  -------------  -------------  -------------
                                              (DOLLAR AMOUNTS IN THOUSANDS)
Loans on nonaccrual ba-
 sis....................  $       8,166  $       8,223  $       5,458  $       5,392  $       6,281
Past due loans..........          6,011          4,881          4,561          3,065          4,536
Renegotiated loans......          1,186          1,002          1,086          3,185            221
                          -------------  -------------  -------------  -------------  -------------
  Total nonperforming
   loans................  $      15,363  $      14,106  $      11,105  $      11,642  $      11,038
                          =============  =============  =============  =============  =============
Nonperforming loans as a
 percentage of total
 loans..................           1.53%          1.46%          1.38%          1.53%          1.52%
                          =============  =============  =============  =============  =============
Reserve as percentage of
 nonperforming loans....          94.67%        101.14%         84.88%         71.49%         69.95%
                          =============  =============  =============  =============  =============
Other real estate owned.  $       4,929  $       4,044  $       2,218  $       1,041  $         913
                          =============  =============  =============  =============  =============
Gross income that would
 have been recorded at
 original rates.........  $         706  $         936  $         521  $         687  $         425
Interest that was re-
 flected in income......             76            106             41            166             57
                          -------------  -------------  -------------  -------------  -------------
Net reduction to
 interest income due to
 nonaccrual.............  $         630  $         830  $         480  $         521  $         368
                          =============  =============  =============  =============  =============

  The reduction of income due to renegotiated loans was less than $50 thousand in any year presented.

  The level of nonperforming loans has increased in recent years, principally as nonaccrual loans increased. These loans are primarily secured by residential and commercial real estate and no significant loss is expected. Although the ratio of the reserve for possible loan losses as a percentage of nonperforming loans is lower than the Corporation's peers, other factors should be considered such as historical loan losses and nonperforming loan levels. These were favorable when compared to peer group levels over the past five years. Management believes that the reserve for possible loan losses and nonperforming loans remained safely within acceptable levels during 1993.

CAPITAL RESOURCES

  Equity capital increased $16.0 million in 1993. Dividends declared decreased equity by $8.9 million. The retained net income remains in permanent capital to fund future growth and expansion. Payments by the Corporation's Employee Stock Ownership Plan ("ESOP") to reduce debt it incurred to acquire the Corporation's common stock for future distribution as employee compensation, net of additional advances, increased equity capital by $464 thousand. The market value adjustment to securities available for sale added $1.6 million to capital while the tax benefit of dividends paid to the ESOP increased equity by $84 thousand and amounts paid to fund the discount on reinvested dividends and optional cash payments reduced equity by $159 thousand.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  A capital base can be considered adequate when it enables the Corporation to intermediate funds responsibly and provide related services while protecting against future uncertainties. The evaluation of capital adequacy depends on a variety of factors, including asset quality, liquidity, earnings history and prospects, internal controls and management caliber. In consideration of these factors, management's primary emphasis with respect to the Corporation's capital position is to maintain an adequate and stable ratio of equity to assets.

  The Federal Reserve Board has issued risk-based capital adequacy guidelines which went into effect in stages through 1992. The risk-based capital standard is designed principally as a measure of credit risk. These guidelines require:
(1) at least 50% of a banking organization's total capital be common and certain other "core" equity capital ("Tier I Capital"); (2) assets and off-balance sheet items must be weighted according to risk; (3) the total capital to risk-weighted assets ratio be at least 8%; and (4) a minimum leverage ratio of Tier I capital to total assets. The minimum leverage ratio is not specifically defined, but is generally expected to be 4-5 percent for all but the most highly rated banks, as determined by a regulatory rating system.

  The table below presents the Corporation's capital position at December 31, 1993:

                                                                       PERCENT
                                                          AMOUNT     OF ADJUSTED
                                                      (IN THOUSANDS)   ASSETS
                                                      -------------- -----------
     Tier I Capital..................................    $169,546       16.29
     Risk-Based Requirement..........................      41,642        4.00
     Total Capital...................................     182,989       17.58
     Risk-Based Requirement..........................      83,285        8.00
     Minimum Leverage Capital........................     169,546        8.88
     Minimum Leverage Requirement....................      76,384        4.00

INFLATION AND CHANGING PRICES

  Management is aware of the impact inflation has on interest rates and therefore the impact it can have on a bank's performance. The ability of a financial institution to cope with inflation can only be determined by analysis and monitoring of its asset and liability structure. The Corporation monitors its asset and liability position with particular emphasis on the mix of interest-sensitive assets and liabilities in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially different from an industrial corporation in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in general price levels. Examples of monetary items include cash, loans and deposits. Nonmonetary items are those assets and liabilities which do not gain or lose purchasing power solely as a result of general price level changes. Examples of nonmonetary items are premises and equipment.

  Inflation can have a more direct impact on categories of noninterest expenses such as salaries and wages, supplies and employee benefit costs. These expenses are very closely monitored by management for both the effects of inflation and increases relating to such items as staffing levels, usage of supplies and occupancy costs.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

                 QUARTERLY SUMMARY OF FINANCIAL DATA--UNAUDITED

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The unaudited quarterly results of operations for the years ended December 31, 1993 and 1992 are as follows:

                                                             1993
                                                -------------------------------
                                                 FIRST  SECOND   THIRD  FOURTH
                                                QUARTER QUARTER QUARTER QUARTER
                                                ------- ------- ------- -------
Interest income................................ $33,014 $33,098 $32,623 $32,983
Interest expense...............................  14,572  14,562  14,351  14,508
                                                ------- ------- ------- -------
  Net interest income..........................  18,442  18,536  18,272  18,475
Provision for possible loan losses.............     593     519     484     601
                                                ------- ------- ------- -------
Net interest income after provision for possi-
 ble
 loan losses...................................  17,849  18,017  17,788  17,874
Other operating income.........................   2,999   2,914   2,578   3,633
Other operating expenses.......................  12,649  12,967  12,676  12,952
                                                ------- ------- ------- -------
  Income before taxes and cumulative effect
   of change in accounting method..............   8,199   7,964   7,690   8,555
Applicable income taxes........................   2,360   2,292   2,474   2,592
                                                ------- ------- ------- -------
  Net income................................... $ 5,839 $ 5,672 $ 5,216 $ 5,963
                                                ======= ======= ======= =======
Earnings per share(a).......................... $  0.31 $  0.30 $  0.28 $  0.32
                                                             1992
                                                -------------------------------
                                                 FIRST  SECOND   THIRD  FOURTH
                                                QUARTER QUARTER QUARTER QUARTER
                                                ------- ------- ------- -------
Interest income................................ $30,733 $33,188 $33,937 $33,559
Interest expense...............................  15,275  16,042  15,741  15,030
                                                ------- ------- ------- -------
  Net interest income..........................  15,458  17,146  18,196  18,529
Provision for possible loan losses.............     977     847     601     794
                                                ------- ------- ------- -------
Net interest income after provision for possi-
 ble
 loan losses...................................  14,481  16,299  17,595  17,735
Other operating income.........................   2,267   2,684   2,213   2,213
Other operating expenses.......................  10,701  11,578  13,106  12,438
                                                ------- ------- ------- -------
  Income before taxes and cumulative effect
   of change in accounting method..............   6,047   7,405   6,702   7,510
Applicable income taxes........................   1,458   1,837   1,801   1,980
                                                ------- ------- ------- -------
  Net income................................... $ 4,589 $ 5,568 $ 4,901 $ 5,530
                                                ======= ======= ======= =======
Earnings per share(a).......................... $  0.27 $  0.31 $  0.26 $  0.30

- --------
(a) Average number of shares outstanding have been restated to reflect two-for-one stock split effected in the form of a 100% stock distribution declared January 18, 1994.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Effective December 31, 1993, the Corporation acquired Peoples Bank of Western Pennsylvania ("PBWPA"), a Pennsylvania-chartered bank. The merger was accounted for as a pooling of interests and accordingly, all financial statements have been restated as though the merger had occurred at the beginning of the earliest period presented.

  Average number of shares has been restated for the 1993 periods to reflect the two-for-one stock split effected in the form of a 100% stock distribution declared on January 18, 1994.

 First Six Months of 1994 as Compared to the First Six Months of 1993

  Net income in the first six months of 1994 was $10.7 million, a decrease of $805 thousand from the 1993 period before the change in the method of accounting for income taxes which added $500 thousand to the 1993 amount. Earnings per share was $0.57 during the six months of 1994 compared to $0.64 during the 1993 period. Earnings per share during the 1993 period was $0.62 before the effect of change in the method of accounting for income taxes. Return on average assets was 1.10% and return on average equity was 11.54% during the 1994 period, compared to 1.33% and 13.75%, respectively during the same period of 1993. The change in accounting method during 1993 added 6 basis points (0.06%) to the return on average assets and 57 basis points (0.57%) to the return on average equity for the 1993 period.

  Net interest income, the most significant component of earnings, is the amount by which interest generated from earning assets exceeds interest expense on liabilities. Net interest income was $37.0 million for both the 1994 time period and the related 1993 period. Interest income, on a tax-equivalent basis, decreased 64 basis points (0.64%) as a percentage of average earning assets to 7.28% in 1994, from 7.92% in the 1993 period. Although yields have improved since the first quarter of 1994, they have declined when compared to the first six months of 1993, reflecting interest rates rising during 1994 following declines throughout 1993. Mortgage borrowers refinanced loans during the lower rate environment during the year in 1993 resulting in a decline in yields that carried forward into 1994. Mortgage loan refinancings on a national scale had accelerated the repayments of mortgage backed securities. As proceeds were reinvested in securities yielding lower rates, portfolio yields declined. The recent rise in interest rates has stabilized prepayments of the portfolio and portfolio yields. The cost of funds was 3.65% and 3.97% in the first six months of 1994 and 1993, respectively, as deposit costs, the predominant category, decreased only 33 basis points (0.33%) to 3.24%. This was expected as deposit customers tended to extend maturities over the previous two years as interest rates declined, thereby preventing the cost of funds from declining as fast as asset yields. Although interest yields and costs of funds were lower during the first six months of 1994 when compared to the first six months of 1993, the cost of funds has remained stable during the 1994 period. Net interest margin (net interest income, on a tax-equivalent basis as a percentage of average earning assets) was 4.15% of earning assets during 1994, compared to 4.52% in the 1993 related period.

  Average earning assets were 95.0% of average total assets in the 1994 period and 94.8% during the 1993 time frame. Average interest-bearing liabilities increased as a percentage of average total assets to 81.5% in the first six months of 1994 and 81.3% during the 1993 period.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
  Provision for possible loan losses was $1.1 million for the six month periods of 1994 and 1993. Net charge-offs against the reserve for possible loan losses were $593 thousand in the 1994 period and can be compared to $894 thousand during the 1993 period. Below is an analysis of the consolidated reserve for possible loan losses for the six month periods ended June 30, 1994.

                                                                  1994    1993
                                                                 ------- -------
Balance January 1,.............................................. $14,544 $14,267
Loans charged off:
  Commercial, financial and agricultural........................     362     204
  Real estate--construction.....................................     -0-     -0-
  Real estate--commercial.......................................      19     349
  Real estate--residential......................................      81     209
  Loans to individuals..........................................     760     826
  Lease financing receivables...................................       3      79
                                                                 ------- -------
    Total loans charged off.....................................   1,225   1,667
                                                                 ------- -------
Recoveries of previously charged off loans:
  Commercial, financial and agricultural........................     101     311
  Real estate--construction.....................................     -0-     -0-
  Real estate--commercial.......................................     233     224
  Real estate--residential......................................      24       6
  Loans to individuals..........................................     265     232
  Lease financing receivables...................................       9     -0-
                                                                 ------- -------
    Total recoveries............................................     632     773
                                                                 ------- -------
    Net charge offs.............................................     593     894
                                                                 ------- -------
Provision charged to operations.................................   1,112   1,112
                                                                 ------- -------
Balance June 30,................................................ $15,063 $14,485
                                                                 ======= =======

  Other operating income decreased $641 thousand in 1994 to $5.2 million. Net security gains decreased $814 thousand. U.S. Treasury securities and U.S. Government agency securities totaling $43.3 million with maturities within one year were sold and reinvested in similar securities with maturities of 3-5 years. Of these securities $7.0 million were classified as "securities held to maturity" but were called and sold within three months of the call date in accordance with Financial Accounting Standards Board Statement No. 115 and $36.1 million were classified as "securities available for sale". Other income increased $147 thousand in the 1994 period primarily as the gain on the sale of loans increased and income from club account service charges increased. Fees related to club accounts should tend to level out since customer promotions began during the fourth quarter of 1993.

  Noninterest expense was $25.8 million in the six months of 1994 which reflected an increase of $162 thousand over the 1993 period. Employee costs were $13.0 million in 1994, an increase of $356 thousand over the 1993 related period. Employee costs (annualized) as a percentage of average assets was 1.33% in the 1994 period, reduced from 1.40% (annualized) in the 1993 period. Furniture and equipment expense increased primarily as a result of increased depreciation on computer equipment acquired to automate new customer loan and deposit processes. Other operating expenses decreased $310 thousand to $7.3 million in the six months of 1994 when compared to the 1993 related period as loan collection costs and professional fees decreased. The amortization of core deposit intangibles decreased $164 thousand during the 1994 period

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
as the intangibles related to the Deposit Bank merger that occurred in 1984 became fully amortized and will result in a $51 thousand savings per month for the remainder of 1994. Loan collection costs should continue to be favorable throughout the remainder of the year. Professional fees are expected to increase as pending acquisitions progress.

  Federal income tax expense was $4.7 million during the six months of 1994 and 1993. Income before taxes decreased $767 thousand in the 1994 period as compared to the same time period of 1993. Taxable income decreased only $134 thousand as tax-free income reduced $633 thousand.

Three Months ended June 30, 1994 as Compared to the Three Months Ended June 30, 1993

  Net income was $5.6 million for the second quarter of 1994, which compared to $5.7 million in the same quarter of 1993. Earnings per share was $0.30 during both the 1994 quarter and the related quarter of 1993. Net interest income increased $506 thousand to $19.0 million in the second quarter of 1994 when compared to the related 1993 quarter.

  Interest income increased $574 thousand as average earning assets increased $117 million but yields declined 40 basis points (0.40%). Yields on variable rate loans and investments improved as interest rates began to rise in 1994. Refinancings of the fixed rate instruments declined to normal levels during the 1994 quarter as a result of the recent rise in interest rates. The yield on average interest earning assets was 7.36% in the 1994 quarter, and compared to 7.76% in the related 1993 quarter. Interest expense increased $68 thousand in the 1994 quarter as average interest-bearing liabilities increased $102 million and the cost of these funds decreased 23 basis points (0.23%). The cost of funds decreased from 3.88% in the 1993 quarter to 3.65% in the second quarter of 1994. The decline in deposit rates were across the board.

  Provision for possible loan losses was $573 thousand in the 1993 quarter or $54 thousand more than the 1993 period. Net loans charged off in the second quarter of 1994 were $396 thousand and can be compared to $436 thousand in the related 1993 quarter.

  Noninterest income decreased $474 thousand in the second quarter of 1994 to $2.4 million. Net security gains decreased $370 thousand while other income decreased $141 thousand in the 1994 quarter when compared to the second quarter of 1993. The 1993 period included a $90 thousand gain on the termination of the Central Bank pension plan.

  Noninterest expense was $12.8 million in the three month period ended June 30, 1994 compared to $13.0 million in the 1993 related period, reflecting a decrease of $133 thousand. Salaries and employee benefits increased only $29 thousand to $6.4 million in the second quarter of 1994. Net occupancy expense and furniture and equipment expense remained stable in the 1994 quarter when compared to the 1993 related period. Other operating expenses decreased $157 thousand which primarily reflects the reduction of core deposit amortization by $144 thousand in the 1994 period. Loan collection costs and professional fees also decreased during the 1994 quarter. Various expense items increased during the quarter but none appeared significant.

  Federal income taxes increased $207 thousand primarily as a result of higher taxable income. Income before taxes increased $111 thousand in the second quarter of 1994 compared to the same period of 1993 while income exempt from federal income taxes decreased $247 thousand.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
LIQUIDITY

  Liquidity is a measure of the Corporation's ability to meet normal cash flow requirements of both borrowers and depositors efficiently. In the ordinary course of business, funds are generated from deposits (primary source) and maturity or repayment of earning assets, such as securities and loans. As an additional secondary source, short-term liquidity needs may be provided through the use of overnight federal funds purchased and borrowings from the Federal Reserve Bank. Additionally, each of the subsidiary banks are members of the Federal Home Loan Bank and may borrow up to ten percent of their total assets at any one time.

  Net loans increased $66.0 million in the first six months of 1994 as all major categories of loans increased. Consumer demand resulted in $50.3 million of growth in consumer mortgages and loans to individuals for personal and household purposes. Total deposits grew $45.4 million as all deposits increased. Time deposits in denominations of $100 thousand or more increased only $4.9 million indicating that the growth is primarily from core customer relationships. Investment securities held to maturity declined $18.1 million while interest-bearing bank deposits declined $2.2 million and short-term borrowings decreased $14.5 million since December 31, 1993.

  An additional source of liquidity is certain marketable securities that the Corporation holds in its investment portfolio. These securities are classified as "securities available for sale". While the Corporation does not have specific intentions to sell these securities, they may be sold for the purpose of obtaining future liquidity, for management of interest rate risk or as part of the implementation of tax management strategies. As of June 30, 1994 securities available for sale had an amortized cost of $455.4 million and an approximate market value of $442.2 million. As interest rates rose since the end of 1993, the market value of securities available for sale declined $10.1 million. This is not of major concern to management since the average life of the entire portfolio is just over five years.

INTEREST SENSITIVITY

  The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances. While no single number can accurately describe the impact of changes in interest rates on net interest income, interest rate sensitivity positions, or "gaps", when measured over a variety of time periods, may be helpful.

  An asset or liability is considered to be interest-sensitive if the rate it yields or bears is subject to change within a predetermined time period. If interest-sensitive assets ("ISA") exceed interest-sensitive liabilities ("ISL") during a prescribed time period, a positive gap results. Conversely, when ISL exceeds ISA during a time period, a negative gap results.

  A positive gap tends to indicate that earnings will be impacted favorably if interest rates rise during the period and negatively when interest rates fall during the time period. A negative gap tends to indicate that earnings will be affected inversely to interest rates changes. In other words, as interest rates fall, a negative gap should tend to produce a positive effect on earnings, and when interest rates rise, a negative gap should tend to affect earnings negatively.

  The primary components of ISA include adjustable rate loans and investments, loan repayments, investment maturities and money market investments. The primary components of ISL include maturing certificates of deposit, money market deposits, savings deposits, NOW accounts and short-term borrowings.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
  The following table lists the amounts and ratios of assets and liabilities with rates or yields subject to change within the periods indicated as of June 30, 1994 and December 31, 1993.

                                                 JUNE 30, 1994
                                     -----------------------------------------
                                       0-90      91-180   181-365   CUMULATIVE
                                       DAYS       DAYS      DAYS    0-365 DAYS
                                     ---------  --------  --------  ----------
Loans............................... $ 394,162  $ 76,524  $147,259  $  617,945
Investments.........................   118,083    38,290    48,804     205,177
Other interest-earning assets.......       -0-       198        99         297
                                     ---------  --------  --------  ----------
  Total interest-sensitive assets...   512,245   115,012   196,162     823,419
                                     ---------  --------  --------  ----------
Certificates of deposits............   122,411    98,008   108,182     328,601
Other deposits......................   619,481       -0-       -0-     619,481
Borrowings..........................   132,927     7,592     9,667     150,186
                                     ---------  --------  --------  ----------
  Total interest-sensitive
liabilities.........................   874,819   105,600   117,849   1,098,268
                                     ---------  --------  --------  ----------
  GAP...............................  (362,574)    9,412    78,313    (274,849)
                                     =========  ========  ========  ==========
ISA/ISL.............................      0.59      1.09      1.66        0.75
Gap/Total assets....................     18.30%     0.48%     3.95%      13.87%
                                               DECEMBER 31, 1993
                                     -----------------------------------------
                                       0-90      91-180   181-365   CUMULATIVE
                                       DAYS       DAYS      DAYS    0-365 DAYS
                                     ---------  --------  --------  ----------
Loans............................... $ 384,639  $ 74,328  $134,258  $  593,225
Investments.........................   162,510    48,313    65,695     276,518
Other interest-earning assets.......     1,974       198       297       2,469
                                     ---------  --------  --------  ----------
  Total interest-sensitive assets...   549,123   122,839   200,250     872,212
                                     ---------  --------  --------  ----------
Certificates of deposits............   160,487   118,381   125,896     404,764
Other deposits......................   503,288       -0-       -0-     503,288
Borrowings..........................   155,518     9,578     3,707     168,803
                                     ---------  --------  --------  ----------
  Total interest-sensitive
liabilities.........................   819,293   127,959   129,603   1,076,855
                                     ---------  --------  --------  ----------
  GAP...............................  (270,170)   (5,120)   70,647    (204,643)
                                     =========  ========  ========  ==========
ISA/ISL.............................      0.67      0.96      1.55        0.81
Gap/Total assets....................     13.82%     0.26%     3.61%      10.47%

  The Corporation has not experienced the kind of earnings volatility indicated from the gap analysis. This is because assets and liabilities with similar contractual repricing characteristics may not reprice at the same time or to the same degree.

  Therefore, to more precisely measure the impact of interest rate changes on the Corporation's net interest income, management simulates the potential effects of changing interest rates through computer modeling. The Corporation is then better able to implement strategies which would include an acceleration of a deposit rate reduction or a lag in a deposit rate increase. The repricing strategies for loans would be inversely related.

  The analysis at June 30, 1994, indicated that a 200 basis point (2.00%) movement in interest rates in either direction over the next twelve months would not have a significant impact on the Corporation's anticipated net interest income over that time frame.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
CREDIT QUALITY RISK

  The following table identifies amounts of loan losses and nonperforming loans. Past due loans are those which were contractually past due 90 days or more as to interest or principal payments but were well secured and in the process of collection. Renegotiated loans are those which terms had been renegotiated to provide a reduction or deferral of principal or interest as a result of the deteriorating financial position of the borrower and are in compliance with the restructured terms.

                                                            AT JUNE 30,
                                                      -------------------------
                                                          1994         1993
                                                      ------------  -----------
                                                      (AMOUNTS IN THOUSANDS)
Nonperforming Loans:
  Loans on nonaccrual basis.......................... $      8,370  $    7,138
  Past due loans.....................................        6,187       5,741
  Renegotiated loans.................................          598       1,503
                                                      ------------  ----------
    Total nonperforming loans........................ $     15,155  $   14,382
                                                      ============  ==========
Other real estate owned (including in-substance
foreclosures)........................................ $      2,319  $    3,890
Loans outstanding at end of period................... $  1,072,700  $  982,640
Average loans outstanding (year-to-date)............. $  1,034,981  $  983,231
Nonperforming loans as percent of total loans........         1.41%       1.46%
Provision for possible loan losses................... $      1,112  $    1,112
Net charge-offs...................................... $        593  $      894
Net charge-offs as percent of average loans..........         0.06%       0.09%
Provision for possible loan losses as percent of net
charge-offs..........................................       187.52%     124.38%
Reserve for possible loan losses as percent of
average loans outstanding............................         1.46%       1.47%
Reserve for possible loan losses as percent of
nonperforming loans..................................        99.39%     100.72%

  Other than those described above, there are no material credits that management has serious doubts as to the borrower's ability to comply with the present loan repayment terms. Additionally, the portfolio is well diversified and as of June 30, 1994, there were no significant concentrations of credit.

  Although the ratio of the reserve for possible loan losses as a percentage of nonperforming loans is lower than the Corporation's peers, other factors should be considered such as historical loan losses and nonperforming loan levels. These were favorable when compared to peer group levels over the past five years. Management believes that the reserve for possible loan losses and nonperforming loans remain safely within acceptable levels during 1994.

  The Corporation will be required to adopt Financial Accounting Standards Board Statement No. 114 "Accounting by Creditors for Impairment of a Loan", effective January 1, 1995. This statement addresses the accounting by creditors, such as banks, for the impairment of certain loans. It requires that impaired loans that are within the scope of this statement be measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this statement is not anticipated to have a material effect on the Corporation's financial position, liquidity or results of operations.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
CAPITAL RESOURCES

  Equity capital decreased $5.0 million in 1994. Earnings retention was $5.5 million, representing an earnings retention rate of 51.2%. The retained net income remains in permanent capital to fund future growth and expansion. Stock purchased by the Employee Stock Ownership Plan (the "ESOP"), subject to the debt of the Corporation, reduced equity by $730 thousand while the loan repayment by the ESOP of debt guaranteed by the Corporation increased equity by $447 thousand while amounts paid to fund the discount on reinvested dividends reduced equity by $114 thousand. The market value adjustment to securities available for sale reduced equity by $10.1 million resulting from market values declining as interest rates increased.

  A capital base can be considered adequate when it enables the Corporation to intermediate funds responsibly and provide related services, while protecting against future uncertainties. The evaluation of capital adequacy depends on a variety of factors, including asset quality, liquidity, earnings history and prospects, internal controls and management caliber. In consideration of these factors, management's primary emphasis with respect to the Corporation's capital position is to maintain an adequate and stable ratio of equity to assets.

  The Federal Reserve Board has issued risk-based capital adequacy guidelines which are designed principally as a measure of credit risk. These guidelines require: (1) at least 50% of a banking organization's total capital be common and other "core" equity capital ("Tier I Capital"); (2) assets and off-balance-sheet items be weighted according to risk; (3) the total capital to risk-weighted assets ratio be at least 8%; and (4) a minimum leverage ratio of Tier I capital to average total assets. The minimum leverage ratio is not specifically defined, but is generally expected to be 4-5 percent for all but the most highly rated banks, as determined by a regulatory rating system. As of June 30, 1994, the Corporation had a Tier I Capital to risk- weighted assets ratio and total capital to risk-weighted assets ratio of 15.95% and 17.24%, respectively and a minimum leverage ratio of 8.89%.

PENDING ACQUISITIONS

  On March 25, 1994 the Corporation entered into a definitive agreement to merge with United National Bancorporation ("United"), a bank holding company headquartered in Chambersburg, Pennsylvania. On April 21, 1994 the Corporation entered into a definitive agreement to merge with Reliable Financial Corporation ("Reliable"), a savings and loan holding company headquartered in Bridgeville, Pennsylvania. Terms and conditions of the agreements are found elsewhere in this Proxy Statement/Prospectus. The proposed merger with United is a separate and independent transaction from the proposed Reliable merger. The consummation of either merger is not a condition precedent to the consummation of the other merger.

  While the future impact on the Corporation's financial condition, results of operations and liquidity are not certain, and except for the acquisition costs, the transactions are not expected to be dilutive to earnings, nor have a significant impact on the financial condition of the Corporation. The proposed mergers are not expected to have a material impact on the liquidity or capital position of the Corporation.

  Pro Forma results are described in the "Comparative and Pro Forma Combined Financial Information" section of this Proxy Statement/Prospectus. The pro forma information is provided for informational purposes only and should not be construed as being indicative of the actual financial condition, results of operations and dividends subsequent to the mergers.

                               MANAGEMENT OF FCFC

BOARD OF DIRECTORS

  The table below provides information concerning the present Board of Directors of FCFC and named executive officers who are not directors. The By-Laws of FCFC provide that the Board of Directors may fix the number of directors, and such number is currently fixed at 20. The Board of Directors of FCFC is divided into three classes, with one class elected at each Annual Meeting of Shareholders and each class serving a term of three years. Each of the directors of FCFC named below will serve until the Annual Meeting of FCFC held in the year indicated in the table or until his successor is elected and has been qualified. Following the Effective Date and as a result of the Merger, the number of directors of FCFC will be increased by one and Robert C. Williams, who is currently Vice Chairman of the Board, President and Chief Executive Officer of United, will fill such vacancy, becoming a director of FCFC until the annual meeting of FCFC shareholders in 1997. Information concerning Mr. Williams comparable to that appearing below is set forth elsewhere herein. See "Management of United". Share ownership information contained in the table reflects beneficial ownership (see note (1) to the table) of FCFC Common Stock as of August 22, 1994, and is based upon information furnished by or on behalf of the persons named in the table.

                                                     AMOUNT AND
                                                     NATURE OF
                                                     BENEFICIAL   PERCENTAGE OF
      NAME, PRINCIPAL OCCUPATION           DIRECTOR OWNERSHIP OF   OUTSTANDING
         DURING THE PAST FIVE              OF FCFC  FCFC COMMON    FCFC COMMON
      YEARS, OTHER DIRECTORSHIPS       AGE  SINCE     STOCK(1)        STOCK
      --------------------------       --- -------- ------------  -------------
Term Ending in 1997:
E. H. Brubaker........................  64   1984   10,078(2)            *
 Chairman of the Board and Director of
 Deposit
A. B. Hallstrom.......................  65   1986   10,811(3)            *
 Chairman, Hallstrom Construction Inc.
 (real estate development); Director
 of Deposit
Thomas J. Hanford.....................  55   1984   48,258               *
 Investor; formerly President, Coca-
 Cola Bottling Co. of DuBois, Inc.;
 Director of 1st United BANCORP, Boca
 Raton, FL ("BANCORP") (bank holding
 company)
H. H. Heilman, Jr.....................  77   1985   21,500               *
 Partner, Heilman & McClister
 (attorneys-at-law); Chairman of the
 Board and Director of Leechburg;
 previously President and Chief
 Executive Officer of Leechburg
Charles J. Szewczyk...................  66   1990   269,755           1.45%
 (pronounced and sometimes known as
 Charles J. Sheftic) Chairman of the
 Board of PBTC; Managing Partner of
 County Amusement Co. (motion picture
 theatres and real estate holdings);
 Director of Westview, Inc. (motion
 picture theatre service company)
John I. Whalley, Jr...................  48   1986   52,360(4)            *
 President, Whalley Group, Inc.
 (various business enterprises)
Term Ending in 1996:
Sumner E. Brumbaugh...................  65   1992   145,990(2)(3)        *
 Chairman of the Board and Chief
 Executive Officer of Central;
 President, Brumbaugh Insurance Group;
 Board Member, Pennsylvania National
 Mutual Casualty Insurance Co., and
 Central Pennsylvania Health Systems
 ("CPHS"); Advisory Board, Penn State
 University (Altoona Campus):
 President, Lexington One and
 Lexington Two (subsidiaries of CPHS)

                                                  AMOUNT AND
                                                  NATURE OF
                                                  BENEFICIAL      PERCENTAGE OF
   NAME, PRINCIPAL OCCUPATION        DIRECTOR    OWNERSHIP OF      OUTSTANDING
      DURING THE PAST FIVE           OF FCFC     FCFC COMMON       FCFC COMMON
   YEARS, OTHER DIRECTORSHIPS    AGE  SINCE        STOCK(1)           STOCK
   --------------------------    --- -------- ------------------  -------------
Edward T. Cote..................  57   1984   100,400(5)                 *
 Associate, The Wakefield Group
 (Investment Banking);
 previously President, Benefits
 and Services Company (insurance
 holding company); Director of
 NBOC and New Mexico Banquest
 Investors Corp. ("NMB") (bank
 holding Company)
Clayton C. Dovey, Jr............  70   1985   23,134                     *
 Chairman of the Board of
 Cenwest
Johnston A. Glass...............  45   1986   19,587(3)                  *
 President and Director of NBOC
Dale P. Latimer.................  63   1984   615,431(3)(5)(8)        3.30%
 President, R & L Development
 Co. (heavy construction);
 Director of FCTC, NMB and NBOC
David R. Tomb, Jr...............  62   1983   295,420(2)(3)(5)(6)     1.58%
 Partner, Tomb and Tomb
 (attorneys-at-law); Vice
 President, Secretary and
 Treasurer of FCFC; Director of
 NBOC, Peoples, FCTC, CSC and
 Commonwealth Trust
Term Ending in 1995:
Thomas L. Delaney...............  63   1984   41,604(2)                  *
 Private Investor; formerly
 Chairman, Petrolec, Inc.
 (petroleum wholesaler);
 Director of Deposit, BANCORP
 and Horizon Cellular Telephone
 Company (cellular telephone
 service)
Ronald C. Geiser................  65   1985   18,544(3)                  *
 Retired; formerly President of
 Cenwest; Director of Cenwest
David F. Irvin..................  76   1984   63,204                     *
 Sole Owner, The Irvin-McKelvy
 Company (sales and engineering
 for mining and industrial
 services); Director of NBOC
David L. Johnson................  64   1984   7,193(2)                   *
 Retired; formerly Vice
 President and Corporate
 Secretary, Pennsylvania
 Manufacturers' Corporation
 (insurance holding company);
 Director of NBOC
Robert F. Koslow................  58   1993   15,420(3)(9)               *
 Chairman of the Board,
 President and Chief Executive
 Officer of Peoples; Director,
 Pennsylvania Bankers
 Association, Pennsylvania
 Independent Bank and Wheeling
 Jesuit College; Member of the
 Advisory Board to the President
 of the Federal Reserve Bank of
 Cleveland
Joseph W. Proske................  57   1984   10,787(2)                  *
 Vice President-Engineering,
 Stackpole Magnet Division
 (manufacturer of magnetic
 components); Director of
 Deposit and CSC

                                                AMOUNT AND
                                                 NATURE OF
                                                BENEFICIAL        PERCENTAGE OF
 NAME, PRINCIPAL OCCUPATION       DIRECTOR     OWNERSHIP OF        OUTSTANDING
    DURING THE PAST FIVE          OF FCFC       FCFC COMMON        FCFC COMMON
 YEARS, OTHER DIRECTORSHIPS   AGE  SINCE         STOCK(1)             STOCK
 --------------------------   --- -------- ---------------------  -------------
E. James Trimarchi...........  72   1982   325,612(2)(3)(5)(6)(7)     1.75%
 Chairman of the Board,
 President and Chief
 Executive Officer of FCFC;
 Director of NBOC, Peoples,
 FCTC, NMB, CSC and
 Commonwealth Trust
Executive Officers Who Are
 Not Directors:
William Miksich..............  58    --    21,755                        *
 President, Chief Executive
 Officer and Director of
 Deposit
Joseph E. O'Dell.............  48    --    9,415(2)                      *
 Senior Executive Vice
 President and Chief
 Operating Officer of FCFC;
 Director of Cenwest, FCTC,
 CSC and Delaware National
 Bancshares, Inc.
Gerard M. Thomchick..........  38    --    6,313(2)(3)                   *
 Executive Vice President of
 FCFC; President, Chief
 Executive Officer and
 Director of Commonwealth
 Trust; Director of Central,
 Deposit and FCTC
John J. Dolan................  38    --    4,666(3)                      *
 Senior Vice President,
 Comptroller and Chief
 Financial Officer of FCFC;
 Chief Financial
 Officer/Comptroller of
 Commonwealth Trust;
 Treasurer and Assistant
 Secretary, FCTC; Director of
 PBTC
George E. Dash...............  44    --    3,451                         *
 Senior Vice President/ Sales
 and Marketing of FCFC;
 Director of Central
All directors and executive
 officers of FCFC as a group
 (24 persons)................ --     --    1,681,370(2-10)            9.02%

- --------
* Less than one percent.

(1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power with respect to the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power with respect to the number of the shares indicated for the group.
(2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 29,498; Mr. Brumbaugh, 132; Mr. Delaney, 8,616; Mr. Johnson, 816; Mr. O'Dell, 1,658; Mr. Proske, 31,530; Mr. Thomchick, 1,733; Mr. Tomb, 264; Mr. Trimarchi, 20,000; and all directors and officers as a group, 94,247.
(3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 15,400; Mr. Geiser, 14,364; Mr. Glass, 11,466; Mr. Hallstrom, 9,468; Mr.
    Koslow, 9,400; Mr. Latimer, 12,165; Mr. Proske, 1,600; Mr. Thomchick, 2,547; Mr. Tomb, 31,846; Mr. Trimarchi, 8,482; and all directors and officers as a group, 115,138.

(4) Includes 51,860 shares held by the J. Irving Whalley Testamentary Trust, of which John I. Whalley, Jr. is co-trustee.
(5) Includes 100,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or shareholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of FCFC, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of FCFC Common Stock as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power with respect to these shares.
(6) Includes 159,338 shares held by County Wide Real Estate, Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which shares they share voting and investment power.
(7) Includes 29,652 shares held by family interests with respect to which shares Mr. Trimarchi exercises sole voting and investment power.
(8) Includes 91,958 shares held by the R&L Development Company Pension & Profit Sharing Plan of which Mr. Latimer is Trustee.
(9) Mr. Koslow became a member of the Board of Directors on the occasion of the merger of Peoples into FCFC on December 31, 1993.

  Each of the persons listed above has held the position described above or other executive positions with the same entity (or a subsidiary thereof) for at least the past five years.

THE BOARD AND ITS COMMITTEES

  During 1993 there were four meetings of the Board of Directors of FCFC. All directors attended at least 75% of the total number of meetings of the Board of Directors of FCFC and all committees of such Board of which they were members.

  The Board of Directors of FCFC has established four standing committees:
Executive, Audit, Personnel and Compensation, and Executive Compensation. The Board has no standing Nominating Committee.

  When the Board of Directors is not in session, the Executive Committee, which is comprised of Messrs. Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Delaney, Geiser, Glass, Heilman, Latimer and Szewczyk, possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Executive Committee met four times in 1993.

  The Audit Committee is comprised of Messrs. Latimer (Chairman), Hallstrom, Irvin, Cote and Proske and reviews the internal auditing procedures and controls of FCFC and its subsidiaries. The Audit Committee also reviews reports of examinations of the Subsidiary Banks received from state and federal regulators, as well as reports from internal and external auditors. The Audit Committee formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the condition of FCFC and its subsidiaries and the effectiveness of their policies, practices and controls. The Audit Committee met four times in 1993.

  The Personnel and Compensation Committee is comprised of Messrs. Cote, Dovey and Glass. Roy R. Fairman, deceased director, was chairman of this committee. A new chairman has not been appointed at this time. The Personnel and Compensation Committee reviews the general salary administration and employee benefit programs of FCFC and its subsidiaries and makes recommendations relating thereto to the Board of Directors. The Personnel and Compensation Committee met one time in 1993.

  The Executive Compensation Committee is comprised of Messrs. Johnson (Chairman), Cote, Irvin and Latimer. The Executive Compensation Committee maintains on an on-going basis a comprehensive executive compensation program which seeks to maintain a position of "equity" with respect to balancing the interests of the shareholders with those of the executive officers. The minutes of Executive Compensation Committee meetings are submitted to the FCFC Board of Directors on a timely basis, and a report of the committee is included in the proxy statement delivered to all FCFC shareholders prior to the annual meeting. The Executive Compensation Committee met four times in 1993.

  The By-Laws of FCFC require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors of FCFC (other than a candidate proposed by FCFC's then-existing Board of Directors) must notify the Secretary of FCFC in writing not less than 120 days prior to the date of FCFC's proxy statement released to its shareholders in connection with the previous year's annual shareholders' meeting called for the election of directors. Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of FCFC Common Stock owned by each proposed nominee; the name, residence address and number of shares of FCFC Common Stock owned by the notifying shareholder; the total number of shares of FCFC Common Stock that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy roles of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of FCFC if so elected. The Board of Directors of FCFC as a whole considers nominations submitted by shareholders only if submitted in accordance with the By-Laws and otherwise in time for such consideration.

COMPENSATION OF DIRECTORS

  Directors are compensated at the rate of $1,000 for each quarterly Board meeting attended for Board members presently serving in a management or Board capacity at any FCFC affiliate and $1,500 for each quarterly Board meeting attended for all other Board Members. Committee members receive $200 for attendance at each committee meeting. A Committee Chairman or Secretary is compensated $250 per meeting attended.

EXECUTIVE OFFICERS

  The table below provides information concerning the present executive officers of FCFC.

          NAME           AGE               POSITIONS HELD DURING THE PAST FIVE YEARS
          ----           ---               -----------------------------------------
E. James Trimarchi......  72 Chairman of the Board, President and Chief Executive Officer of FCFC
Joseph E. O'Dell........  48 Senior Executive Vice President and Chief Operating Officer of FCFC
Gerard M. Thomchick.....  38 Executive Vice President of FCFC
David R. Tomb, Jr.......  62 Vice President, Secretary and Treasurer of FCFC
John J. Dolan...........  38 Senior Vice President, Comptroller and Chief Financial Officer of FCFC
George E. Dash..........  44 Senior Vice President/Sales and Marketing of FCFC

  Each of the officers identified above has held the position indicated above or other executive positions with the same entity (or a subsidiary thereof) for at least the past five years.

  Executive officers of FCFC serve at the pleasure of the Board of Directors of FCFC and for a term of office extending through the election and qualification of their successors.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining executive officers of FCFC whose annual compensation, including bonus, exceeded $100,000 for the period indicated.

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION/1/

                 NAME AND                                          ALL OTHER/2/
            PRINCIPAL POSITION              YEAR SALARY/3/  BONUS  COMPENSATION
            ------------------              ---- --------- ------- ------------
E. James Trimarchi......................... 1993 $311,800  $     0   $21,006
 Chairman of the Board,                     1992  282,000   32,500    28,122
 President and Chief Executive Officer      1991  262,750        0
Joseph E. O'Dell........................... 1993  185,400        0    21,190
 Senior Executive Vice President            1992  150,700   30,000    19,737
 and Chief Operating Officer                1991  135,000        0
Johnston A. Glass.......................... 1993  162,500        0    19,120
 President and Chief Executive              1992  149,150        0    18,693
 Officer of NBOC                            1991  135,000        0
Gerard M. Thomchick........................ 1993  161,200        0    17,800
 Executive Vice President                   1992  125,000   25,000    18,800
                                            1991  100,000        0
William Miksich............................ 1993  135,200        0    16,339
 President and Chief Executive              1992  128,320        0    16,253
 Officer of Deposit                         1991  105,600        0

- --------
(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission (the "Commission"), as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are excluded for FCFC's 1991 year.
(2) Includes the matching and automatic contribution by FCFC to the individual's account in FCFC's 401(k) Plan as well as the allocation of shares to the individual's account in the Employee Stock Ownership Plan ("ESOP").
(3) Includes compensation for services on boards and committees of FCFC and various subsidiaries.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1993, FCFC's Executive Compensation Committee was comprised of Messrs. Johnson, Cote, Irvin and Latimer. No member of the Executive Compensation Committee was an officer or employee of FCFC during 1993, has ever been a former officer of FCFC or a subsidiary or has a transaction or relationship required to be disclosed under Item 404 of Regulation S-K of the Commission. During 1993, no executive officer served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
AGREEMENTS

  Mr. Geiser served as President of Cenwest pursuant to an employment agreement providing that he shall continue to serve in that position until December 31, 1994. Mr. Geiser retired on May 31, 1994 as President of Cenwest but continues as a director of Cenwest and FCFC. The agreement provided that his salary shall not be less than $69,363 and was reviewed annually in accordance with Cenwest's past practices. Mr. Geiser has agreed that during the term of his employment and for a period of 10 years thereafter, he will not engage in any competing business within 10 miles of any of the banking facilities of FCFC or its subsidiaries or solicit any of their then existing customers.

  Mr. Brumbaugh serves as Chairman of the Board and Chief Executive Officer of Central pursuant to an employment agreement for a period of 7 years, commencing May 1, 1992 and ending April 30, 1999. The agreement provides that Mr. Brumbaugh shall serve in an executive capacity and shall be the Chairman of the Board of Directors and Chief Executive Officer of Central and shall also perform such services for FCFC as from time to time are requested. As compensation to Mr. Brumbaugh for all services rendered to Central and FCFC as an officer, director or member of any committee of Central or any of FCFC's subsidiaries or affiliates, FCFC has agreed, in addition to director's fees and committee meeting fees, to pay or cause Central to pay to Mr. Brumbaugh a salary at an annual rate of $100,000, which sum shall be adjusted upward at the annual rate of 5%. Should Mr. Brumbaugh retire after at least one year of continuous service under the agreement, thereafter he shall be paid his retirement compensation for the remaining term of the agreement at an annual rate of $50,000, adjusted upwards annually for cost of living at the rate of 5%. Should Mr. Brumbaugh die at any time during the agreement, in lieu of the foregoing payments, FCFC shall pay his wife the sum of $25,000 per year if she is living at the time each payment is made. As a part of the agreement and for a period of 10 years thereafter, Mr. Brumbaugh will not engage in any competing business within 10 miles of any of the banking facilities of Central or its subsidiaries or solicit any of its then existing customers.

  Mr. Koslow serves as Chairman of the Board, President and Chief Executive Officer of Peoples under an employment agreement extending to July 19, 1998. The agreement provides that Mr. Koslow will serve in such executive capacity as may be designated from time to time by the Board of Directors. As compensation to Mr. Koslow, Peoples agrees to pay him a minimum annual salary equal to the annual salary in effect on July 20, 1988, such annual salary to be subject to annual review for possible increase. If Mr. Koslow's employment is terminated other than for cause, he is entitled to be paid annually in equal monthly amounts, for the greater of two years or the remaining term of the agreement, the annual salary and bonus paid to him for the full calendar year immediately preceding the year in which such termination occurs, plus the insurance premiums provided in a split dollar life insurance agreement between Peoples and Mr. Koslow. If there is a change in control of Peoples, such minimum annual salary shall be increased on January 1 of each year thereafter by an amount equal to the percentage increase in the Consumer Price Index for the preceding calendar year. If there is a change of control of Peoples and thereafter Mr. Koslow's responsibilities are changed without his consent, Mr. Koslow is entitled to resign within twelve months of such change of control, in which case he is entitled to receive annually in equal monthly amounts, for the greater of three years or the remaining term of the agreement, but not beyond his reaching age 65, the annual salary and bonus paid to him for the full calendar year immediately preceding such resignation, plus the split dollar life insurance premiums. As part of the agreement, Mr. Koslow has agreed that during the term of his employment and for a period of 10 years thereafter, he will not engage in any business in competition with Peoples or any of its subsidiaries within 20 miles of any of their banking facilities or solicit any of their then existing customers.

INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

  During 1993, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for FCFC, NBOC and CSC. Mr. Tomb is a director and executive officer of FCFC. The fees paid for services during 1993 were $65,000. See "Legal Opinions."

  One or more of the Subsidiary Banks (the "Lending Bank" or "Lending Banks") have extended credit to several directors and executive officers of FCFC, to members of their families and to corporations or organizations in which such persons have a beneficial interest or with which such persons are associated as officers, partners, directors or trustees. In all cases, except as described in the following paragraphs, these transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1993, total loans to FCFC's and its subsidiaries' directors, executive officers, principal shareholders and their related interests whose loan balances exceeded $60,000 during 1993 were $25,245,000.

  Mr. John I. Whalley, Jr. became an FCFC director in December 1986 and was reelected a director in 1990 and 1994. Since January 1, 1993 there has been outstanding from the Lending Banks to Mr. Whalley and his related interests four loans having an aggregate original principal balance of $2,223,631, which bear interest rates from the prime rate (currently 7%) to 11.5% and are partially collateralized with marketable securities and motor vehicles. These loans were incurred principally to consolidate outstanding loans from the Lending Banks and other financial institutions and to strengthen the Lending Banks' collateral position.

  In his examination of the Lending Bank on September 30, 1992, the Comptroller of the Currency classified $621,092 of these loans as Substandard and $209,147 as Doubtful, leaving an aggregate unclassified balance of $554,164 secured by the marketable securities. At the Comptroller's instruction $1,138,291 of these loans were placed in nonaccrual status by the Lending Bank. Subsequent reexamination by the Comptroller of the Currency in 1993 resulted in $1,101,182 being classified Substandard and with the balance remaining in nonaccrual. It is the opinion of the Lending Bank's management that the Comptroller has classified this indebtedness as Substandard and Doubtful due to the cessation of operations of Mr. Whalley's related business and the fact that loan collateral is being sold by the borrower to repay the indebtedness. The largest aggregate amount of indebtedness outstanding at any time from Mr. Whalley and his related interests since January 1, 1993 was $1,469,895, and the aggregate amount outstanding was $1,116,283 as of August 22, 1994.

  In June 1986 the Lending Bank granted credit of $600,000 to the purchasers of commercial real estate, the proceeds of which were paid to David F. Irvin, a director of FCFC. To facilitate the granting of this credit, Mr. Irvin gave a mortgage to the Lending Bank on a property and building adjacent to the subject real estate. In his September 30, 1992 examination, the Comptroller classified as Substandard $486,279 of the $518,279 balance of this loan. This loan was rewritten on August 31, 1993 at an interest rate of 8%. The loan balance was $486,317 as of August 22, 1994. It is the opinion of the Lending Bank's management that the Comptroller has classified this credit as Substandard as a result of difficulties experienced in the business operations of the purchaser.

                 CERTAIN BENEFICIAL OWNERS OF FCFC COMMON STOCK

  FCFC is not aware of any person who, as of August 22, 1994, was the beneficial owner of more than 5% of the FCFC Common Stock, except that as of such date, FCTC, acting in a fiduciary capacity for various trusts and estates, including the FCFC ESOP and the FCFC 401(k) Plan, held an aggregate of 1,868,861 shares of FCFC Common Stock (10.3% of the outstanding shares). Of these shares, FCTC had sole voting power with respect to 594,462 shares, shared voting power with respect to 1,274,391 shares, had sole investment power with respect to 755,876 shares and shared investment power with respect to 1,112,985 shares. FCTC votes the shares over which it, acting in its fiduciary capacity, has voting power and, where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power. As of August 22, 1994, the FCFC ESOP held 879,337 shares (4.72%) of FCFC's Common Stock of which 461,984 shares were allocated to the accounts of participants and 417,353 shares were unallocated. Allocated shares are voted by the participants; unallocated shares, by the ESOP trustee in its discretion.

                         INFORMATION CONCERNING UNITED

BUSINESS AND PROPERTIES OF UNITED

  United was organized as a Pennsylvania business corporation on July 24, 1981 at the direction of the Board of Directors of Unitas Bank for the purpose of acquiring Unitas Bank and creating a bank holding company. On January 4, 1982, Unitas Bank became a wholly-owned subsidiary of United and the shareholders of Unitas Bank became the shareholders of United. Unitas Bank and Unitas Mortgage are United's only active subsidiaries and United functions primarily as the holder of all of the outstanding stock of these two subsidiaries. As used herein, "United" refers collectively to United and its two subsidiaries. United is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and United currently employs 110 employees (full-time equivalents).

  Through Unitas Bank, United traces its origins to John Bare & Co., a private bank established in Huntingdon, Pennsylvania on October 17, 1866. On May 15, 1894 the bank was organized as a national banking association under the name The Union National Bank of Huntingdon. Unitas Bank adopted its present name on October 1, 1983. Since January 1, 1989, Unitas Bank has established three new branches--one inside a supermarket in Gettysburg, Pennsylvania on April 1, 1991; another inside a supermarket in State College, Pennsylvania on March 23, 1992; and a free-standing branch in Guilford Township (just outside Chambersburg), Pennsylvania on March 20, 1993. Unitas Bank presently conducts its business through 12 community banking offices in 11 communities in the counties of Adams (1 office), Bedford (1), Centre (2), Franklin (2) and Huntingdon (6).

  Unitas Bank engages in a full-service commercial banking business within the vicinity of its service area. It offers various loan services, including secured and unsecured commercial and consumer loans, construction and mortgage loans, lease financing, all types of deposit services, including checking services and interest bearing demand, savings and other time deposit accounts, and trust and personal financial services. Trust services include investment custodianship, investment management, estate administration, executorships, trusteeships, guardian of property, employee benefits and corporate trusts. Unitas Mortgage engages in the origination of mortgages for sale in the secondary mortgage market from three community offices located in Adams, Centre and Cumberland Counties. United's business is not seasonal in nature.

  United operates six ATMs which permit its customers to conduct routine banking transactions 24 hours a day, and these ATMs are located on the premises of its banking offices. All of the ATMs are part of the MAC Network, which consists of over 14,000 ATMs owned by numerous banks, savings and loan associations and credit unions located in 16 states, of which 14 are east of the Mississippi River. United's MAC customers may use the HONOR Network, which has 9,800 ATMs located primarily in the southeastern quadrant of the United States. The ATMs operated by United are also part of the national Plus Network which is comprised of more than 170,000 ATMs located in the United States, Canada and 45 other countries and territories, and which services over 161 million cards. Such networks allow United's customers to withdraw cash and, in certain cases, conduct other banking transactions using ATMs of all participating financial institutions.

  As a nationally chartered, federally insured commercial bank that is a member of the Federal Reserve System, United is subject to supervision and regular examination by the Office of the Comptroller of the Currency ("OCC"). Various federal and state laws and regulations govern many aspects of its banking business. See "Regulation and Supervision--Subsidiary Banks and United."

  United competes actively with other commercial banks and savings and loan associations in its area, many of which are larger than United, as well as with major regional banking and financial institutions headquartered in Harrisburg, Altoona, State College, Johnstown and Pittsburgh. The management of United believes that it is generally competitive with all competing financial institutions in its service area with respect to interest rates paid on savings and other time deposits, service charges on deposit accounts and interest rates charged on loans.

  The headquarters of United is located at 15 South Main Street, Chambersburg, Franklin County, Pennsylvania. The two-story brick veneer headquarters building has approximately 9,200 square feet of floor space and contains a full-service banking facility and the central administrative offices of United. Of United's banking offices, the headquarters and three branches are leased and the remaining facilities are owned in fee, free of all liens and encumbrances. Management believes all such facilities to be in good repair and well suited to their current uses.

    UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES SELECTED FINANCIAL DATA

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data is not covered by the auditor's report and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, which follows, and with the consolidated financial statements and related notes appearing elsewhere in this Proxy Statement/Prospectus. The results for the six month periods ended June 30, 1994 and 1993 are not necessarily indicative of the results to be expected for the entire year.

                          SIX MONTHS ENDED
                              JUNE 30,                  YEARS ENDED DECEMBER 31,
                          ------------------  ------------------------------------------------
                            1994      1993      1993      1992      1991      1990      1989
                          --------  --------  --------  --------  --------  --------  --------
Interest Income
 Interest and fees on
  loans.................  $  5,246  $  5,541  $ 10,946  $ 10,822  $ 10,625  $ 10,485  $  9,971
 Interest and dividends
  on investment
  securities............       579       862     1,601     1,414     1,330     1,224     1,248
 Interest on money mar-
  ket investments.......        23        44        70       216       342       735     1,053
                          --------  --------  --------  --------  --------  --------  --------
 Total interest income..     5,848     6,447    12,617    12,452    12,297    12,444    12,272
                          --------  --------  --------  --------  --------  --------  --------
Interest Expense
 Interest on deposits...     1,934     2,463     4,651     5,653     7,004     7,601     7,808
 Interest on short-term
  borrowings............        56        63       143        30         1         7        21
 Interest on long-term
  debt..................         0         0         0         0         0         0         0
                          --------  --------  --------  --------  --------  --------  --------
 Total interest expense.     1,990     2,526     4,794     5,683     7,005     7,608     7,829
                          --------  --------  --------  --------  --------  --------  --------
 Net interest income....     3,858     3,921     7,823     6,769     5,292     4,836     4,443
 Provision for possible
  loan losses...........       198       150       473       325       300       300       420
                          --------  --------  --------  --------  --------  --------  --------
 Net interest income
  after provision for
  possible loan losses..     3,660     3,771     7,350     6,444     4,992     4,536     4,023
 Other operating income.       315       504       876       528       517       439       402
 Other operating ex-
  penses................     2,893     2,709     5,548     4,913     4,260     3,716     3,794
                          --------  --------  --------  --------  --------  --------  --------
 Income before taxes....     1,082     1,566     2,678     2,059     1,249     1,259       631
 Applicable income tax-
  es....................       346       507       858       641       346       350       110
                          --------  --------  --------  --------  --------  --------  --------
 Net income.............  $    736  $  1,059  $  1,820  $  1,418  $    903  $    909  $    521
                          ========  ========  ========  ========  ========  ========  ========
PER SHARE DATA
 Net income.............  $   0.96  $   1.38  $   2.37  $   1.84  $   1.17  $   1.18  $    .68
 Cash dividends de-
  clared................  $   0.26  $   0.24  $    .47  $    .43  $    .39  $    .39  $    .39
 Average shares out-
  standing (a)..........   769,147   769,147   769,147   769,147   769,147   769,147   769,147
AT END OF PERIOD
 Total assets...........  $147,974  $149,373  $147,603  $143,261  $128,644  $124,974  $121,098
 Investment Securities..    19,492    27,006    20,041    25,426    18,567    20,270    23,532
 Loans and leases, net..   118,008   112,264   117,287   101,719    97,385    96,632    90,292
 Allowance for possible
  loan losses...........     1,326     1,124     1,189     1,061       910       802       652
 Deposits...............   133,069   132,226   129,319   127,862   117,437   114,344   110,372
 Long-term debt.........         0         0         0         0         0         0         0
 Shareholders' equity...    12,593    11,709    12,282    10,831     9,748     9,149     8,541
KEY RATIOS
 Return on average as-
  sets..................      1.00%     1.36%     1.22%     1.05%     0.72%     0.75%     0.42%
 Return on average equi-
  ty....................     11.81     17.63     15.36     13.62      9.60     10.26      6.22
 Net loans to deposit
  ratio.................     88.68     84.91     90.70     79.55     82.93     84.51     81.81
 Dividend payout ratio..     27.17     17.19     20.00     23.34     33.33     33.11     57.58
 Average shareholders'
  equity as percentage
  of average assets.....      9.34      8.80      9.05      8.75      8.49      8.05      7.55

- --------
(a) Average number of shares outstanding has been adjusted to reflect 10% stock dividends declared on November 13, 1991, November 18, 1992 and November 17, 1993.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION
                             RESULTS OF OPERATIONS

  PROFITABILITY--Interest rates continued to fall during 1993, affording the banking industry another window of opportunity to enhance net interest margins and, likewise, profitability. UNB's net income for fiscal year ended December 31, 1993 reached a record $1.8 million, comparing vigorously with net income of $1.4 million in 1992 and $903 thousand in 1991. Return on assets for the three years ended December 31, 1993 equalled 1.22 percent, 1.05 percent, and .72 percent, respectively. Return on shareholders' equity equalled 15.4 percent, a healthy increase over 13.6 percent in 1992 and 9.6 percent in 1991.

  Net interest income grew $1 million in 1993, representing the underlying strength of the earning power of the Corporation. The following analysis of average balances and interest rates illustrates the components of net interest margin. While interest rates continued to fall, UNB managed the net interest margin conservatively and achieved a net increase of 23 basis points. The three year trend in declining interest rates and achievable yields is evident in each category of funding sources and earning assets. The overall decline of 78 basis points on earning assets from 1992 to 1993 was more than offset by a 101 basis point decline in break even cost of carrying earning assets. The resultant net interest margin equalled 5.67 percent in 1993, as compared with 5.44 percent in 1992 and 4.62 percent in 1991.

  AVERAGE BALANCES AND INTEREST RATES--Tax Equivalent Basis (In Thousands)

                                    1993                      1992                       1991
                          ------------------------- -------------------------  -------------------------
                          AVERAGE   INTEREST YIELD/ AVERAGE   INTEREST YIELD/  AVERAGE   INTEREST YIELD/
                          BALANCE   REV/EXP   RATE  BALANCE   REV/EXP   RATE   BALANCE   REV/EXP   RATE
                          --------  -------- ------ --------  -------- ------  --------  -------- ------
EARNING ASSETS
Investment Securities...  $ 25,545  $ 1,619   6.34% $ 19,233  $ 1,580   8.22%  $ 16,355  $ 1,519   9.29%
Loans, Net of Reserve...   111,451   11,016   9.88   103,115   10,822  10.50     96,570   10,625  11.00
Funds Sold..............     2,033       60   2.95     3,923      145   3.70      3,111      163   5.24
Short-Term Investments..       459       10   2.18     1,344       71   5.28      2,653      179   6.75
                          --------  -------         --------  -------          --------  -------
Total Earning Assets....  $139,488  $12,705   9.11% $127,615  $12,618   9.89%  $118,689  $12,486  10.52%
                          ========                  ========                   ========
SOURCE OF FUNDS
Interest-Bearing Demand.  $ 38,653  $ 1,199   3.10% $ 36,583  $ 1,462   4.00%  $ 24,770  $ 1,400   5.65%
Savings Deposits........    31,495    1,173   3.72    17,329      790   4.56     10,269      616   6.00
Time Deposits...........    52,256    2,279   4.36    60,408    3,401   5.63     70,609    4,988   7.06
Short-Term Borrowings...     3,928      143   3.64       647       30   4.64         13        1   7.69
                          --------  -------         --------  -------          --------  -------
Total Interest-Bearing
 Sources................  $126,332  $ 4,794   3.79% $114,967  $ 5,683   4.94%  $105,661  $ 7,005   6.63%
Demand Deposits.........     8,465                     8,166                      8,055
Cash and Due from Banks.    (3,731)                   (3,720)                    (3,614)
Other Sources, Net......     8,422                     8,202                      8,587
                          --------  -------         --------  -------          --------  -------
Total Sources of Funds..  $139,488  $ 4,794   3.44% $127,615  $ 5,683   4.45%  $118,689  $ 7,005   5.90%
                          ========  -------         ========  -------          --------  -------
Net Interest Revenue....            $ 7,911                   $ 6,935                    $ 5,481
                                    =======                   =======                    =======
Net Interest Revenue to
 Earning Assets.........                      5.67%                     5.44%                      4.62%

  For the purposes of this presentation, nonaccrual loans are accounted for in
                             Loans, Net of Reserve.
       Interest revenue on Investment Securities and Loans is calculated on a tax equivalency basis at a rate of 34 percent.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION
  During 1993, the banking industry felt the pressure on net interest income as more assets repriced at the low interest rate levels. Influenced by declining earning asset yields, the industry continued to lower interest rates paid on deposits. UNB's competitive market was not immune to these pressures and responded accordingly by lowering depository rates. Attraction of new deposits became highly competitive as investors sought out higher yielding instruments such as mutual funds, stocks, and bonds.

  Fortunately, UNB was negatively gapped at December 31, 1992, whereby $106 million in liabilities were scheduled to mature or reprice during fiscal 1993, and only $46 million in assets were scheduled to mature or reprice. Repricing of more liabilities than assets was the greatest contributor to the increase in net interest income in 1993. Growth in earning assets also contributed significantly to the change in net interest income, as can be analyzed by review of the following summary of the changes in interest earned and paid resulting from changes in volume and rates.

                           1993 COMPARED TO 1992(1)        1992 COMPARED TO 1991(1)
                         INCREASE (DECREASE) DUE TO:     INCREASE (DECREASE) DUE TO:
                         ------------------------------  ------------------------------
                          VOLUME     RATE        NET      VOLUME     RATE        NET
                         -------------------  ---------  -------------------  ---------
                                         (In Thousands of Dollars)
Interest earned on:
  Investment Securities. $    400  $    (361) $      39  $   237   $    (176) $      61
  Loans, Net of Reserve.      824       (630)       194      687        (490)       197
  Funds Sold............      (56)       (29)       (85)      30         (48)       (18)
  Short-Term Invest-
   ments................      (19)       (42)       (61)    (192)         84       (108)
                         --------  ---------  ---------  -------   ---------  ---------
  Total interest-earning
   assets...............   $1,149    $(1,062) $      87  $   762   $    (630) $     132
                         ========  =========  =========  =======   =========  =========
Interest paid on:
  Demand deposits....... $     64  $    (327) $    (263)    $473   $    (411) $      62
  Savings deposits......      528       (145)       383      322        (149)       173
  Time deposits.........     (356)      (766)    (1,122)    (472)     (1,115)    (1,587)
  Short-Term borrowings.      119         (6)       113       30         --          30
                         --------  ---------  ---------  -------   ---------  ---------
  Total interest-bearing
   liabilities.......... $    356    $(1,245) $    (889) $   353     $(1,675)   $(1,322)
                         ========  =========  =========  =======   =========  =========
Net interest income..... $    793  $     183  $     976  $   409   $   1,045  $   1,454
                         ========  =========  =========  =======   =========  =========

- --------
(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

  Noninterest income equalled $876 thousand in 1993 as compared with $528 thousand in 1992 and $517 thousand in 1991. The large increase in noninterest income was accomplished through sales of mortgage loans and investment securities. During the first quarter of 1993, Management elected to sell $4.7 million in fixed-rate, long-term real estate loans in a strategy to reduce the volume of long-term assets funded by short-term liabilities. The sale of these mortgages produced $238 thousand in gross income, or $157 thousand net of federal income taxes. During the fourth quarter of 1993, Management elected to sell $2.2 million in investment securities as UNB repositioned the portfolio for mark-to-market accounting to be adopted during the first quarter of 1994 pursuant to FASB Statement No. 115, as discussed in Note 1 of the financial statements. The gain on sale of investment securities totalled $62 thousand gross income, or $41 thousand net of federal income tax.

  Noninterest expenses equalled $5.5 million in 1993, as compared with $4.9 million in 1992 and $4.3 million in 1991. Increased noninterest expenditures represent the cost of new branch offices and an increase in salaries and employee benefits, primarily the rising cost of health care. During 1993, UNB expanded the

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION supermarket retail segment of the bank by relocation of the existing Huntingdon Plaza Office into a new Bi-Lo Superstore within the same plaza center. This location offers full-service banking as well as drive-up facilities. In the first quarter of 1993, UNB opened a traditional branch on Lincoln Way East in Chambersburg. This location complements the downtown headquarters location. As with many businesses nationwide, UNB has felt the increasing burden of the cost to provide adequate health care coverage for its employees. Health care costs totalled $333 thousand in 1993 as compared with $170 thousand in 1992 and $144 thousand in 1991. UNB is continually seeking avenues to manage this cost over the long run. FDIC insurance costs escalated significantly from 1990 to 1991, when the banking industry was experiencing significant losses and the FDIC assessment fund needed to be replenished. In subsequent years, FDIC insurance costs have grown commensurate with depository growth. Costs of FDIC insurance are now determined by the capitalization level of the institution and deposit base. At present, the capitalization level of the bank commands the least costly premium charge.

  Management evaluates the adequacy of the loan loss reserve on a quarterly basis. As part of this analysis, Management determines the appropriate loan loss provisional level. In 1993, UNB provided $473 thousand for loan losses, an increase over $325 thousand in 1992 and $300 thousand in 1991. In consideration of the exceptional loan growth that UNB has experienced over the past two years, and a fourth quarter increase in nonaccrual loans, Management elected to make an additional $173 thousand provision to the reserve account and allocate $27 thousand for possible other real estate deficiencies. These additional provisions place UNB in a strengthened position to absorb potential future losses.

  FEDERAL INCOME TAXES--The federal income tax provision for book purposes was $858 thousand in 1993, $641 thousand in 1992, and $346 thousand in 1991. Federal tax provisions absorbed 32 percent of pretax profits in 1993, 31 percent in 1992, and 28 percent in 1991. UNB incurred Alternative Minimum Tax
(AMT) of $485 thousand in 1993, deferring $373 thousand to future tax liability; this AMT position resulted primarily from timing differences incurred by leasing activities.

  The Corporation adopted FASB Statement No. 109, "Accounting for Income Taxes," in the first quarter of 1993. UNB adopted the Statement of a prospective basis, without restating any prior years and has determined that the effect of its implementation on financial position and profitability was not material for 1993 or 1992.

  IMPACT OF INFLATION AND CHANGING PRICES--The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. However, inflation does have an important impact on the growth of total assets in the banking industry and the resulting need to increase equity capital at a faster pace than asset growth in order to maintain an appropriate equity-to-assets ratio. An important effect of this has been the reduction of the proportion of earnings paid out as dividends. Another significant effect of inflation is on other expenses, which tend to rise during periods of general inflation.

  Management of UNB believes that the most significant impact on financial performance is the ability to react to interest rate swings in a timely and prudent manner and to monitor noninterest expenditures. The Asset/Liability function closely monitors economic indicators and anticipated interest rate swings. Through such monitoring, Management is able to react on a timely basis in adjusting strategy to minimize exposure to earnings and asset quality. Management's strategy in this regard is to maintain an essentially neutral position between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION

  FINANCIAL CONDITION--UNB functions as a financial intermediary and, as such, trends in its sources and uses of funds should be examined when reviewing financial condition. The table below depicts the major funding sources and funding uses:

                        SOURCES AND USES OF FUNDS TRENDS

                                    1993                         1992                1991
                         --------------------------  ----------------------------  --------
                                  INCREASE/                   INCREASE/
                         AVERAGE  (DECREASE)   %     AVERAGE  (DECREASE)    %      AVERAGE
                         BALANCE    AMOUNT   CHANGE  BALANCE    AMOUNT    CHANGE   BALANCE
                         -------- ---------- ------  -------- ---------- --------  --------
                                                  (IN THOUSANDS)
FUNDING SOURCES
 Demand deposits:
  Noninterest-bearing... $  8,465  $   299     3.66% $  8,166  $    111      1.38% $  8,055
  Interest-bearing......   38,653    2,070     5.66    36,583    11,813     47.69    24,770
 Savings deposits.......   31,495   14,166    81.75    17,329     7,060     68.75    10,269
 Time deposits..........   52,256   (8,152)  (13.49)   60,408   (10,201)   (14.45)   70,609
 Federal funds purchased
  & other short-term
  borrowings............    3,928    3,281   507.11       647       634  4,876.92        13
 Other..................   13,614    1,895    16.17    11,719       757      6.91    10,962
                         --------  -------           --------  --------            --------
    Total Sources....... $148,411  $13,559    10.05% $134,852  $ 10,174      8.16% $124,678
                         ========  =======           ========  ========            ========
FUNDING USES
 Loans.................. $111,451  $ 8,336     8.08% $103,115  $  6,545      6.78% $ 96,570
 Taxable investment
  securities............   25,047    6,264    33.35    18,783     2,884     18.14    15,899
 Tax exempt investment
  securities............      498       48    10.67       450        (6)    (1.32)      456
 Federal funds sold &
  securities purchased
  u/a resell............    2,033   (1,890)  (48.18)    3,923       812     26.10     3,111
 Deposits with banks at
  interest..............      375        3     0.81       372    (1,321)   (78.03)    1,693
 Money market
  investments...........       84     (888)  (91.36)      972        12      1.25       960
 Other..................    8,923    1,686    23.30     7,237     1,248     20.84     5,989
                         --------  -------           --------  --------            --------
    Total Uses.......... $148,411  $13,559    10.05% $134,852  $ 10,174      8.16% $124,678
                         ========  =======           ========  ========            ========

  DEPOSITS--UNB's primary funding source is the deposit base. Total deposits equalled $129 million at December 31, 1993, reflecting a slight gain over $128 million in total deposits at year end 1992. Depository growth in the prior year totalled $10 million, and was achieved through special promotions of core-type depository products. Growth in deposits leveled off in 1993, when investors sought other avenues of investment in an effort to obtain higher returns. UNB experienced growth in investors savings and checking accounts; however, maturing certificates of deposit were difficult to retain in the highly competitive interest rate environment. Certificates of deposit under $100 thousand declined $1.7 million, with the primary reason from investors repeatedly being to achieve higher rates in the nonbanking sector of the financial industry.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION

  Maturities of time certificates of deposit and other time deposits of $100,000 or more at December 31, 1993, are summarized as follows:

                                             TIME CERTIFICATES OTHER TIME
                                                OF DEPOSIT      DEPOSITS  TOTAL
                                             ----------------- ---------- ------
                                                       (In Thousands)
     3 months or less.......................      $1,115          $  0    $1,115
     Over 3 through 6 months................       3,400             0     3,400
     Over 6 through 12 months...............       1,454           107     1,561
     Over 12 months.........................         765           338     1,103
                                                  ------          ----    ------
       Total Deposits $100,000 or more......      $6,734          $445    $7,179
                                                  ======          ====    ======

  Future growth in deposits is dependent upon UNB's ability to attract and retain funding in an environment where the investor is seeking higher rates and willing to venture out of the insured comfort of the banking system. UNB anticipates several promotional deposit products will be offered during 1994 to assist in retaining maturing certificates as well as attracting new depositors.

  SHORT-TERM BORROWINGS--UNB's deposit base is complemented by another source of funds--repurchase agreements. Such instruments are simply business cash management accounts for which securities are pledged. UNB offers this type of account to business clients at their request, but does not actively seek new accounts due to the uninsured nature and required pledging. At December 31, 1993, cash management (repo) accounts totalled $4.7 million, reflecting a gain of $1.5 million over prior year. Outstanding volumes in these accounts can fluctuate significantly from day to day. The following table shows the distribution of UNB's short-term borrowings and the weighted average interest rates thereon. Also, provided pertaining to borrowings, are the maximum amounts, average amounts, and weighted average interest rates for the last three years.

                                        SECURITIES SOLD UNDER  OTHER SHORT-TERM
                                        AGREEMENTS TO PURCHASE    BORROWINGS
                                        ---------------------- ----------------
                                                    (In Thousands)
   Balance at December 31
     1993.............................          $4,687              $    0
     1992.............................           3,198                   0
     1991.............................               0                   0
   Weighted average interest rate at
    year-end:
     1993.............................            3.50%                N/A
     1992.............................            3.75                 N/A
     1991.............................             N/A                 N/A
   Maximum amount outstanding at any
    month's end:
     1993.............................          $6,481              $3,000
     1992.............................           5,772                   0
     1991.............................           1,175                   0
   Average amount outstanding during
    the year:
     1993.............................          $3,714               $ 302
     1992.............................             647                   0
     1991.............................               9                   4
   Weighted average interest rate dur-
    ing the year:
     1993.............................            3.59%               3.17%
     1992.............................            4.64                0.00
     1991.............................            7.29                5.58

  LOANS--UNB's primary use of funds has historically been meeting the credit needs of our communities through retail lending. The year 1993 proved to be a challenging one, as loan demand was very strong in our

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION markets during a time period when investors were looking to other financial intermediaries to invest their funds. Funded by growth in savings accounts, retained earnings, and cash management accounts, the loan portfolio grew $10.2 million in 1993. During the first quarter of the year, $4.7 million in mortgage loans were sold to a secondary market investor. UNB replaced these long-term assets with short-term, more liquid and diversified loans. In addition, normal runoff of approximately $4 million per month was rewritten, bringing total lending volume to approximately $63 million for the year. UNB's growth in 1993 was spread among consumer, leasing, and commercial categories. Retail consumer loans and lease financing, combined, grew $8.3 million, or 17.4 percent in 1993, comparing similarly to $7.3 million, or 18.1 percent in 1992. The tables below illustrate the mix of the loan portfolio and the maturity and repricing frequency:

                                 LOAN PORTFOLIO

                                       1993     1992     1991     1990    1989
                                     -------- -------- -------- -------- -------
Commercial.......................... $ 24,881 $ 18,854 $ 18,998 $ 20,349 $17,718
Real Estate
  Comm'l & Other....................   15,675   14,872   12,476   10,234  10,845
  Residential.......................   21,518   20,493   25,313   27,094  26,444
  Construction......................      357      816    1,095      535     282
  Held for Resale...................        0    5,507        0        0       0
Consumer............................   38,446   38,318   33,908   34,182  30,594
Leases..............................   28,113   18,893   15,319   14,115  12,632
                                     -------- -------- -------- -------- -------
Total Loans & Mortgage Loans Held
 for Resale......................... $128,990 $117,753 $107,109 $106,509 $98,515
                                     ======== ======== ======== ======== =======

LOAN MATURITY AND             LESS THAN AFTER ONE BUT WITHIN AFTER FIVE
REPRICING FREQUENCY           ONE YEAR       FIVE YEARS        YEARS     TOTAL
- -------------------           --------- -------------------- ---------- --------
Fixed Interest Rate:
Commercial loans.............    1,780          1,203             740      3,723
All other loans..............    1,988         57,864          20,768     80,620
                               -------        -------         -------   --------
Total Fixed..................  $ 3,768        $59,067         $21,508   $ 84,343
                               -------        -------         -------   --------
Variable Interest Rate:
Commercial loans.............   19,656          1,502               0     21,158
All other loans..............   15,232          7,721             536     23,489
                               -------        -------         -------   --------
Total Variable...............   34,888          9,223             536     44,647
                               -------        -------         -------   --------
Total........................  $38,656        $68,290         $22,044   $128,990
                               =======        =======         =======   ========

  Growth in the loan portfolio in 1994 will be dependent upon the bank's ability to attract and retain deposit accounts. Our communities continue to generate strong loan demand into the first quarter of 1994, and Management anticipates this to continue throughout the year. The disparity between deposit growth and loan demand resulted in a loan to deposit ratio of 90 percent at year-end 1993.

Secured Commercial Real Estate Loans. Secured commercial real estate loans are originated in amounts up to 85% of the appraised value of the property. Such appraised value is determined by an independent appraiser previously approved by UNB. UNB's commercial real estate loans are permanent loans secured by approved property such as small office buildings, retail stores, small strip plazas, and other non-residential buildings. UNB originates commercial real estate loans with amortization periods of 1-20 years, primarily as adjustable-rate mortgages.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION

Loans secured by commercial real estate generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including a concentration of principal and a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans. The repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. UNB monitors cash flows and collateral values on at least an annual basis for all commercial real estate loans over $150 thousand.

Residential Loans. UNB's primary lending activity consists of the origination of 1-4 family owner-occupied residential mortgage loans secured by first mortgages in UNB's primary market areas. UNB requires an independent appraisal, flood hazard insurance if applicable, and fire and casualty insurance on all properties securing residential real estate loans. UNB's Lending Policy limits the maximum loan-to-value ratio to 90% of the appraised value of the property, based on an independent appraisal.

Consumer Loans. Consumer loans primarily consist of personal unsecured loans, home improvement loans, automobile loans, and CD's and savings account loans. The underwriting standards employed by UNB for consumer loans include a determination of the applicant's primary history and other debts, and an assessment of the ability to meet existing obligations and payments on the proposed loan. In addition, the stability of the applicant's monthly income from primary employment is considered during the underwriting process. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of security in the relationship to the proposed loan amount.

Consumer Lease Receivables. This program, employed in 1985, lends itself to a generally higher quality borrower and has historically carried a very low delinquency ratio. The maximum loan amounts are 105% of MSRP with all residual values insured by an A+ rated insurance company. Equipment lease receivables comprise a relatively small portion of the lease portfolio.

Commercial Loans. UNB's strategy has been to build a quality commercial loan portfolio on a slow and consistent basis. Commercial loans are primarily made to small local businesses on a secured basis, with accounts receivable, equipment, inventory, and real estate used as collateral. Loan-to-value ratios range from 50% to 75% and loans vary from 1 year for lines of credit to 10 years for equipment, term, and business acquisition loans. The interest rates on such loans can be fixed or variable.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION
  The following table shows the allocation by category of the allowance for loan losses for each of the past five years:

                         DECEMBER 31, 1993      DECEMBER 31, 1992      DECEMBER 31, 1991       DECEMBER 31, 1990
                         --------------------   --------------------   --------------------    --------------------
                                     PERCENT                PERCENT                PERCENT                 PERCENT
                                    OF LOANS               OF LOANS               OF LOANS                OF LOANS
                                     IN EACH                IN EACH                IN EACH                 IN EACH
BALANCE AT END                      CATEGORY               CATEGORY               CATEGORY                CATEGORY
OF PERIOD                           TO GROSS               TO GROSS               TO GROSS                TO GROSS
APPLICABLE TO            AMOUNT       LOANS     AMOUNT       LOANS     AMOUNT       LOANS      AMOUNT       LOANS
- --------------           ---------- ---------   ---------- ---------   ---------  ---------    ---------  ---------
Domestic Loans:
Real Estate Loans:
Residential.............         23        24%          41        30%          38         30%          23         30%
Commercial..............         28         8%          59         9%          42         10%          27          9%
                         ----------   -------   ----------   -------    ---------   --------    ---------   --------
Total Real Estate....... $       51        32%  $      100        39%   $      75         40%         $50         39%
                         ----------   -------   ----------   -------    ---------   --------    ---------   --------
Commercial, financial
 and agricultural.......        331        21%         375        17%         350         19%         350         21%
Installment.............         95        27%         182        29%         157         29%         124         26%
Lease Receivable........        488        20%         143        15%         118         14%         101         14%
                         ----------   -------   ----------   -------    ---------   --------    ---------   --------
Total Installment and
 Lease.................. $      583        47%  $      325        44%   $     275         41%   $     225         40%
                         ----------   -------   ----------   -------    ---------   --------    ---------   --------
Not allocated...........        224       N/A          261       N/A          210        N/A          177        N/A
                         ----------             ----------              ---------               ---------
    Total...............     $1,189       100%      $1,061       100%        $910        100%        $802        100%
                         ==========             ==========              =========               =========
                         DECEMBER 31, 1989
                         -----------------------
                                     PERCENT
                                    OF LOANS
                                     IN EACH
BALANCE AT END                      CATEGORY
OF PERIOD                           TO GROSS
APPLICABLE TO            AMOUNT       LOANS
- --------------           ---------- ------------
Domestic Loans:
Real Estate Loans:
Residential.............         22         32%
Commercial..............         28         10%
                         ---------- ------------
Total Real Estate.......  $      50         42%
                         ---------- ------------
Commercial, financial
 and agricultural.......        325         19%
Installment.............         98         25%
Lease Receivable........         77         14%
                         ---------- ------------
Total Installment and
 Lease..................  $     175         39%
                         ---------- ------------
Not allocated...........        102        N/A
                         ----------
    Total...............       $652        100%
                         ==========

  The relationship of the allowance and net charge-offs to loan volume is depicted historically in the table below:

                                           1993    1992    1991    1990   1989
                                          ------  ------  ------  ------  -----
Allowance for loan losses to
 nonperforming loans....................   63.93%  79.54% 112.35% 204.60% 96.17%
Allowance for Loan Losses as percent of
 Average Loans..........................    1.06%   0.98%   0.92%   0.81%  0.74%
Net Loan Charge-Offs as percent of Aver-
 age Loans..............................    0.31%   0.17%   0.20%   0.16%  0.45%
Provision for Loan Losses as percent of
 Average Loans..........................    0.43%   0.32%   0.31%   0.31%  0.45%
Nonaccrual Loans (000's)................  $1,288    $865  $  392  $  299  $ 575
Restructured Loans......................     227     227       0       0      0
Accruing Loans past due 90 days or more.     345     242     418      93    103
                                          ------  ------  ------  ------  -----
  Total.................................  $1,860  $1,334  $  810  $  392  $ 678
                                          ======  ======  ======  ======  =====
Nonaccrual Loans as a percent of
 Average Loans..........................    1.16%   0.84%   0.41%   0.31%  0.63%
Other Real Estate Owned.................  $  661  $  518  $  381  $  398  $ 594

  The allowance for loan losses increased as a percent of average loans from .98 percent in 1992 to 1.06 percent in 1993. Included in the analysis for the adequacy of the allowance was the increase in nonperforming loans from $1.3 million at December 31, 1992 to $1.9 million at December 31, 1993. UNB'S recent increase in nonperforming loans resulted from deterioration in financial condition of a corporation which rents medical equipment to the health care industry. UNB was advised in December of 1993 that said client's primary funding source was requiring unexpected significant pay downs. Complete analysis of known factors at that time led UNB to move $787 thousand total lease receivables of this client to nonaccrual status. On February 28, 1994, UNB negotiated a written lock box arrangement managed in trust whereby 50% payment is submitted during a forebearance period of one year. Management anticipates that this percentage will

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION increase to 100% in 1995, pursuant to the agreement. Long term loss potential is not expected to be material to the overall profitability of UNB, or to the adequacy of the allowance for loan losses. UNB accrued and collected lease revenues through September 30, 1993. Total interest revenues which would have been earned, throughout the fiscal year on non-accrual loans outstanding at December 31, 1993 and December 31, 1992, equalled $203 thousand and $118 thousand, respectively. Actual interest income on those loans that was included in net income for the respective periods equalled $128 thousand and $33 thousand. Consistent with regulatory guidelines, it is UNB's general policy to cease accruing interest income on loans when they are contractually past due ninety days or more as to interest or principal payments, or when factors indicate collection of principal or interest is doubtful. Exceptions to this policy may be made if the loan is adequately collateralized and in the process of collection. At December 31, 1993 all nonperforming loans were secured.

  The increase in nonaccruals, coupled with the loan growth over the past two years, was a determining factor in management's decision to increase the provision for loan losses to .43 percent of average loans as compared with .32 percent provisioned in 1992. At December 31, 1993, UNB had $3.3 million in loans for which payments presently are current, but the borrowers are experiencing financial difficulties. These loans are subject to ongoing management attention, and their classification is reviewed on a quarterly basis.

  UNB has historically maintained a coverage ratio of reserve for loan losses to nonperforming loans less than peer levels. The most recent peer data available from the Uniform Bank Performance report indicates a peer coverage of 3.6x. UNB's quarterly analysis of the adequacy of the allowance for loan losses includes factors other than nonperforming asset volume such as, but not limited to, past loan loss experience, current economic conditions, growth and composition of the loan portfolio, credit analyses, and the status of problem and potential problem loans. Included in this quarterly review, is determination of specific allocations for identified loans, as well as general allocations for each category type. Management believes that the allowance for loan losses is adequate based upon this quarterly analysis. Ongoing analysis of these key asset quality measures, as well as prudent loan policies and procedures, minimizes the risk elements of the portfolio. The relationship of nonperforming assets and other risk elements to total loans provides an important measure of asset quality and the inherent risk of any loan portfolio. Risk characteristics are monitored through an ongoing internal loan review process, a periodic review provided by external professional loan review consultants, external auditors, internal auditors, federal bank and bank holding company examiners, and internal credit analyst. Responsibility for UNB's asset quality risk monitoring belongs to the Loan Review Committee which reports findings directly to the Board of Directors. The Committee's activities and quarterly reporting responsibility to the Board contributes to the mitigation of lending risks.

  The allowance for loan losses is charged when Management determines that the prospects of recovery of the principal of a loan or lease have significantly diminished. Subsequent recoveries, if any, are credited to the allowance. During 1993, $369 thousand in gross charge-offs were made, and $24 thousand in recoveries occurred. Net loan charge-offs equalled .31 percent of average loans, comparing higher than .17 percent in 1992. The following table shows the charge-offs and recoveries by loan category for the past five years:

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                     1993   1992  1991 1990 1989
                                                    ------ ------ ---- ---- ----
Allowance for Loan Losses Balance January 1........ $1,061 $  910 $802 $652 $643
Charge-Offs:
  Commercial.......................................     43     44   26   70  275
  Real Estate--Residential.........................     11     30   56    0   17
  Real Estate--Commercial..........................    126      0    0    0    0
  Installment......................................    163     66   40   53   90
  Lease Financing..................................     26     70   82   58   62
                                                    ------ ------ ---- ---- ----
    Total Charge-Offs.............................. $  369 $  210 $204 $181 $444
Recoveries:
  Commercial.......................................      4     11    0    2    0
  Real Estate--Residential.........................      0      0    0    4    0
  Real Estate--Commercial..........................      0      0    0    0    0
  Installment......................................     13      9    5   10   14
  Lease Financing..................................      7     16    7   15   19
                                                    ------ ------ ---- ---- ----
    Total Recoveries............................... $   24 $   36 $ 12 $ 31 $ 33
                                                    ------ ------ ---- ---- ----
Net Charge-Offs.................................... $  345 $  174 $192 $150 $411
                                                    ------ ------ ---- ---- ----
Provision for Loan Losses.......................... $  473 $  325 $300 $300 $420
                                                    ------ ------ ---- ---- ----
Allowance for Loan Losses Balance December 31...... $1,189 $1,061 $910 $802 $652
                                                    ====== ====== ==== ==== ====

  United will be required to adopt FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," in the first quarter of fiscal year ending December 31, 1995. UNB has determined that the effect of such implementation will not be material to the financial position and results of operations.

  INVESTMENTS--As of December 31, 1993, the book values of investment securities was $20 million, reflecting a decrease of $3.7 million from the prior year. This decrease was a result of UNB's aggressive loan growth, which absorbed all new depository funds as well as some of the funds generated by investment sales, calls, and maturities. The mix within the portfolio remains consistent with last year's mix, reinforcing Management's commitment to keep the portfolio in high quality and liquid, with the majority of investments made in Treasuries or Government Agencies. The following table sets forth the carrying amount of the investment portfolio in each of the past five years:

                                         1993    1992    1991    1990    1989
                                        ------- ------- ------- ------- -------
U.S. Treasury Securities............... $ 3,150 $ 2,124 $ 1,259 $   755 $   105
Other U.S. Gov't Securities*...........  15,052  18,895   9,168   5,959   5,080
State and Municipal....................     200     550     550     450     620
All Other Securities...................   1,606   2,171   5,490   8,608   7,731
                                        ------- ------- ------- ------- -------
  Total Investments.................... $20,008 $23,740 $16,467 $15,772 $13,536
                                        ======= ======= ======= ======= =======

- --------
* Other U.S. Gov't Securities includes all holdings of mortgage-backed securities issued by FNMA and FHLMC.

  In preparing for implementation of FASB STATEMENT No. 115 in the first quarter of 1994, Management updated Investment and Asset/Liability Policies to incorporate mark-to-market accounting issues. Concurrently, Management reviewed the investment portfolio and made the decision to sell $2.2

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION million in securities in order to reposition the portfolio for future needs. Management's continuous review of the Corporation's ability to hold securities to maturity will insure compliance with financial accounting standards as well as liquidity to fund the Bank's needs. Future changes in Held to Maturity and Available for Sale mix will be achieved through the classification of new securities at the time of purchase; transfers out of Held to Maturity would be rare.

  However, the Revenue Reconciliation Act of 1993 (S)475 requires classification of securities for tax purposes; Management has deemed all securities to be Not Held for Sale. This necessitates that some securities have a dual classification: 1) Available for Sale under the definition of FASB 115 and 2) Not Held for Sale under the definition of (S)475.

  The following table sets forth the contractual maturities of investment securities at December 31, 1993 and their respective weighted average tax equivalent yields.

                                           AFTER 1 YEAR,    AFTER 5 YEARS,      AFTER
                         WITHIN 1 YEAR    WITHIN 5 YEARS   WITHIN 10 YEARS    TEN YEARS
                         --------------   ---------------  ----------------  ------------
                         AMOUNT  YIELD     AMOUNT  YIELD    AMOUNT   YIELD   AMOUNT YIELD
                         ------- ------   -------- ------  -------- -------  ------ -----
U.S. Treasury...........  $  500   5.45%  $  1,100   4.39% $  1,550   4.81%    --    --
Gov't Agency............     --     --      11,096   5.50     3,920   6.71    $ 36  9.50%
State & Municipal.......     100   9.55        100  10.98       --     --      --    --
Other Securities........     250   8.62        550   7.32       --     --      806  7.58
                          ------ ------   -------- ------  -------- ------    ----  ----
Total Investments.......    $850   6.86%   $12,846   5.55%   $5,470   6.17%   $842  7.66%
                          ====== ======   ======== ======  ======== ======    ====  ====

  LIQUIDITY AND INTEREST RATE SENSITIVITY--As with any business, the need to insure financial stability is foremost in management's decisions. This includes contingency financing to satisfy any foreseen or unforeseen demand, as well as, counteracting any adverse effect interest rate movements may cause. With this directive, UNB's Management strives to maintain the most cost-effective funding while preserving the earning power of its asset base.

  Core deposits for 1993 averaged $126 million, giving UNB a strong springboard for loan growth. This growth was further funded by the runoff of called and matured securities. Additional growth or an unexpected reduction in deposits can be financed by various other means including federal fund lines, repurchase agreements, Federal Home Loan Bank, and Federal Reserve Bank borrowings. These instruments created a borrowing potential of approximately $21 million at December 31, 1993. UNB can attract, but does not actively seek, brokered deposits. As of December 31, 1993, UNB had seven brokered certificates of deposit totalling $693 thousand, which were issued in 1991 during an advertised promotion of normal bank certificates of deposit. Each brokered certificate was less than $100 thousand, and no such deposits were issued in 1992 or 1993.

  Liquidity analyses are presented every month to the Asset and Liability Management Committee (ALCO) with a 30 and 90 day measurability. As of December 31, 1993, UNB's 30 day ratio of available funds to net needs was 1.31 percent and the 90 day ratio was 1.19 percent. These compared with 2.01 percent and
1.80 percent, respectively, at December 31, 1992. With the strong loan demand and the downward trend of the ratios, Management has elected to modify reporting criteria and monitor liquidity on a weekly basis to provide prudent guidance for future liquidity needs.

  Earning power for the bank is mainly attained through the net interest margin or the difference between the cost of funds and earning asset yields. This can be controlled by volume, rate, and repricing frequency; usually a blend is used to obtain maximum earnings with minimal risk. Though risk is inherent in a volatile

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION rate environment, assumptions can be made and forecasts run to assist management in making prudent decisions to reduce risk. UNB's ALCO has the responsibility of monitoring and adjusting volume and rate mix to ensure the Corporation's continued profitability and adequate capitalization. The ALCO has many tools which it can utilize to track, predict, and simulate trends and changes to volumes and rates. At its monthly meetings, the ALCO reviews the gaps, or the spread between asset and liability pricing at 30 days, 90 days, and one year. Management has maintained a negative gap (more liabilities repricing than assets in a given period of time) thus taking full advantage of the downward rate movement. Exemplifying this strategy is the one year gap which was $(33,393) as of December 31, 1992 and $(60,535) at year-end 1993.

  Balance sheet gaps (volume) cannot solely be used to control interest rate sensitivity. Interest rates themselves must be monitored and adjusted to maintain an acceptable return on assets. Management's ability to forecast and simulate rate movements allows changes to be made quickly and advantageously. With the economists predicting a slight upward movement in rates for 1994, Management is prepared to monitor these effects on earnings and to implement changes in the balance sheet and rates to insure UNB's continued success.

                       INTEREST SENSITIVITY GAP ANALYSIS
                               DECEMBER 31, 1993

                                                  AFTER 1    AFTER 5
                               0-3       3-12    BUT WITHIN BUT WITHIN  AFTER
                              MONTHS    MONTHS    5 YEARS    10 YEARS  10 YEARS
ASSETS:                      --------  --------  ---------- ---------- --------
Investment Securities....... $  4,864  $  5,263   $  9,085   $   204   $   592
Loans:
  Real Estate...............    1,862     2,673      7,215     9,785    16,015
  Commercial................   18,204     3,624        950        44     2,059
  Installment...............    3,762     8,010     13,213     6,032     1,102
  Leases....................      129       785     23,012         0         0
Other Interest-Bearing......    1,633
                             --------  --------   --------   -------   -------
    Total Earning Assets.... $ 30,454  $ 20,355   $ 53,475   $16,065   $19,768
                             ========  ========   ========   =======   =======
LIABILITIES:
DEPOSITS:
  NOW & MMDA................ $ 39,551
  Savings...................   33,763
  Time + 100M...............    1,115     4,960      1,103
  All Other Time............   10,050    17,218     12,606       150        27
  Repurchase Agreements.....    4,687         0          0         0         0
  Other Noninterest-Bearing.        0         0          0         0         0
                             --------  --------   --------   -------   -------
    Total Interest-Bearing
     Liabilities............ $ 89,166  $ 22,178   $ 13,709   $   150   $    27
                             ========  ========   ========   =======   =======
  Sensitivity Gap...........  (58,712)   (1,823)    39,766    15,915    19,741
  Cumulative Gap............  (58,712)  (60,535)   (20,769)   (4,854)   14,887
  Gap Ratio.................     0.34      0.92       3.90    107.10    732.15
  Cumulative Gap Ratio......     0.34      0.46       0.83      0.96      1.12

  Capital Resources--UNB's equity capital grew $1.5 million in 1993, representing internal capital generation of 13.4 percent. Over the past five years, equity capital grew at an average rate of 8.2 percent, with all growth funded internally. Regulation of UNB falls under the joint responsibility of the Federal Reserve Bank of Philadelphia for the Corporation, the Office of the Comptroller of the Currency and Federal

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
          MANAGEMENT DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION
Deposit Insurance Corporation for the bank, and the Pennsylvania Department of Banking for both.Such regulatory authorities monitor capital growth, sufficiency, and leverage position. UNB's regulatory capital ratios for the past three years are as follows:

                                                            1993   1992   1991
                                                            -----  -----  -----
   Capital Leverage........................................  8.26%  7.52%  7.58%
   Tier I Capital/Risk Weighted Assets..................... 10.72  10.42  10.10
   Tier 1 and Tier 2 Capital/Risk Weighted Assets.......... 11.76  11.45  11.04

  At December 31, 1993, all UNB capital ratios exceeded minimum required levels. Regulatory agencies are currently in the process of revising equity capital guidelines to include recognition of unrealized gains and losses on investment securities to be included in equity capital on the Corporation's statement of condition beginning in the first quarter of 1994. It is anticipated that initial adoption of mark-to-market accounting will not materially affect the Corporation's capital adequacy ratios. However, Management does concur with banking industry concerns regarding the volatility of the capital base of the banking industry as a whole, exposed by major swings in interest rates and/or stock price fluctuations. UNB closely monitors the quality of the investment portfolio and will act prudently to protect the capital adequacy of the Corporation.

  Management is not aware of any known trends, events, or uncertainties that will have or that are reasonably likely to have a material effect on liquidity, capital resources, or results of operations. UNB management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have such an effect on liquidity, capital resources or results of operations.

 UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES QUARTERLY SUMMARY OF FINANCIAL
      DATA--UNAUDITED (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             1993
                                                -------------------------------
                                                 FIRST  SECOND   THIRD  FOURTH
                                                QUARTER QUARTER QUARTER QUARTER
                                                ------- ------- ------- -------
Interest Income................................ $3,171  $3,276  $3,068  $3,102
Interest Expense...............................  1,293   1,233   1,177   1,091
                                                ------  ------  ------  ------
 Net Interest Income...........................  1,878   2,043   1,891   2,011
Provision for loan losses......................     75      75      75     248
                                                ------  ------  ------  ------
Net interest income after provision for loan
losses.........................................  1,803   1,968   1,816   1,763
Other operating income.........................    361     143     141     231
Other operating expense........................  1,266   1,443   1,319   1,520
                                                ------  ------  ------  ------
 Income before income taxes....................    898     668     638     474
Applicable income taxes........................    286     221     205     146
                                                ------  ------  ------  ------
 Net income.................................... $  612  $  447  $  433  $  328
                                                ------  ------  ------  ------
Earnings per share (a)......................... $ 0.80  $ 0.58  $ 0.56  $ 0.43

                                                             1992
                                                -------------------------------
                                                 FIRST  SECOND   THIRD  FOURTH
                                                QUARTER QUARTER QUARTER QUARTER
                                                ------- ------- ------- -------
Interest Income................................ $3,074  $3,146  $3,025  $3,027
Interest Expense...............................  1,527   1,403   1,391   1,362
                                                ------  ------  ------  ------
 Net Interest Income...........................  1,547   1,743   1,814   1,665
Provision for loan losses......................     75      75      75     100
                                                ------  ------  ------  ------
Net interest income after provision for loan
losses.........................................  1,472   1,668   1,739   1,565
Other operating income.........................    111     128     142     147
Other operating expense........................  1,181   1,228   1,249   1,255
                                                ------  ------  ------  ------
 Income before income taxes....................    402     568     632     457
Applicable income taxes........................    118     181     200     142
                                                ------  ------  ------  ------
 Net income.................................... $  284  $  387  $  432  $  315
                                                ------  ------  ------  ------
Earnings per share (a)......................... $ 0.37  $ 0.50  $ 0.56  $ 0.41

- --------

(a) Average number of shares outstanding has been adjusted to reflect 10% stock dividends declared on November 13, 1991, November 18, 1992 and November 17, 1993.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Results of Operations for the three month and six month periods ended June 30, 1994 compared to June 30, 1993: Net income for the three month period ended June 30, 1994 totalled $318 thousand, as compared with $447 thousand for the comparable period last year. Net income for the six month period ended June 30, 1994 totalled $736 thousand, representing a 1.00 percent annualized return on average assets. Net profits for the comparable period last year equalled $1,059 thousand, or 1.36 percent annualized return on assets (adjusted for a one-time net gain on sale of mortgages of $157 thousand). Net income for 1994 included $107 thousand in costs related to the pending merger with FCFC incurred in 1994. Excluding these atypical items, profitability levels have declined from
1.24 percent return on assets to 1.09 percent. The 15 basis point decline in operational profitability resulted from increased overhead costs at Unitas National Bank, and weakened mortgage loan demand at Unitas Mortgage Corporation.

  The banking industry has been experiencing significant pressure on net interest margins as interest rates have moved upward over the past six months. Through prudent asset and liability repricing management, UNB has maintained the annualized net interest margin of 5.57 percent consistent with that of the prior year period. Interest margin pressure continues to be an ongoing factor to both profitability and growth at UNB. UNB's net interest margin compares favorably to its national peer group average of 4.59 percent, as measured by the Uniform Bank Performance Report for all commercial banks having assets between $100 million and $300 million, ranking UNB in the upper 89th percentile among peer banks.

  Noninterest expenditures increased $184 thousand, or 7 percent over the comparable six month period last year. Overhead costs were controlled in the second quarter of 1994 to only $44 thousand over the comparable period last year. During 1993, UNB opened a new branch facility in the Chambersburg area to complement the downtown headquarters office, and relocated the Huntingdon Plaza Office into a supermarket branch location. Staffing and facilities costs to accommodate such expansion is included in the current year expenditures, however, growth potential and related profitability to be gained by these strategic locations are yet to be fully realized.

  Financial Condition: Ongoing analysis of asset and liability pricing, in conjunction with protecting UNB's net interest margin, has curtailed growth over the first half of the year. Total assets at June 30, 1994 were $1.4 million lower than one year ago, and $371 thousand higher than year end 1993 footings. Several certificate of deposit promotions, coupled with call program efforts, were successful in new account growth; however, some rate-sensitive investors redeployed maturing accounts to higher yielding instruments at other institutions. Growth was therefore controlled by management's initiatives to maintain interest earning and interest paying spreads which would ultimately preserve the net interest margin. Nevertheless, UNB has been successful at generating profitability in excess of our own budget projections for the six month period.

  Equity capital increased $311 thousand during the first half of 1994, affording UNB enhanced capital protection. All three measures of regulatory capital adequacy reflect improvement over December 31, 1993 ratios, as follows:

                                                JUNE 30, 1994 DECEMBER 31, 1993
                                                ------------- -----------------
   Capital Leverage............................      8.55%           8.26%
   Tier 1 Capital to Risk Weighted Assets......     11.15           10.72
   Tier 1 and Tier 2 Capital to Risk Weighted
    Assets.....................................     12.31           11.76

  Equity capital at June 30, 1994 included a charge of $225 thousand for net unrealized losses in investment securities categorized as available-for-sale in the adoption of FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities".

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Asset quality remains good, as evidenced by a low net loan charge off level of .06 percent of average loans. The allowance for loan losses has been augmented through provisions from earnings to increase the reserve level from
1.03 percent of average loans last year to 1.14 percent at June 30, 1994. Nonaccrual loans as a percent of average loans have improved from 1.16 percent at December 31, 1993 to 1.07 percent at June 30, 1994. UNB aggressively works the delinquent accounts to maintain past due loans below 2 percent of total loans. At June 30, 1994, all past due accounts equalled 1.48 percent of average total loans, and were well secured and in process of collection.

                                                              1994      1993
                                                            --------  --------
   Nonperforming Loans:
    Loans in nonaccrual status............................. $  1,251  $    836
    Past due loans.........................................      171       261
    Renegotiated loans.....................................      302       227
                                                            --------  --------
     Total Nonperforming Loans............................. $  1,724  $  1,324
                                                            --------  --------
   Other Real Estate owned................................. $    641  $    670
   Loans outstanding at end of period...................... $119,334  $113,388
   Average loans outstanding year-to-date.................. $117,061  $109,175
   Nonperforming loans as % of total loans.................     1.45%     1.17%
   Provision for possible loans losses..................... $    198  $    150
   Net charge offs......................................... $     61  $     87
   Net charge offs as % of average loans...................      .06%      .08%
   Provision for possible loan losses as % of net charge
    offs...................................................    324.6%    172.4%
   Reserve for possible loan losses to average outstanding
    loans..................................................     1.14%     1.03%
   Reserve for loan losses to nonperforming loans..........    76.87%    84.90%

  Other than those described above, there are no material credits that management has serious doubts as to the borrower's ability to comply with the present loan repayment terms. There are no significant concentrations of credit that would have a material adverse impact on United's financial condition or results of operations.

  Provision for possible loan losses was $198 thousand for the six month period ended June 30, 1994, as compared with $150 thousand for the same period last year. This increase in provision is consistent with the analytical factors for reserve adequacy which includes loan growth, past due loan volume, nonaccrual loans, charge-offs, and general credit quality. Net charge-offs against the reserve for possible loan losses were $61 thousand in the 1994 period and can be compared to $31 thousand during the 1993 period. Following is an analysis of the consolidated reserve for possible loan losses for the six month periods ended June 30, 1994 and 1993.

                UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Summary of Loan Loss Experience:

                                                                   1994   1993
                                                                  ------ ------
   Allowance for Loan Losses Balance January 1, ................. $1,189 $1,061
   Charge-Offs:
    Commercial Loans............................................. $    7 $   10
    Real Estate Loans:
     Commercial..................................................      0     55
     Residential.................................................      0      0
    Installment..................................................     63     22
    Lease Financing..............................................     12     15
                                                                  ------ ------
     Total Charge-Offs........................................... $   82 $  102
                                                                  ====== ======
   Recoveries:
    Commercial Loans............................................. $    2 $    3
    Real Estate Loans:
     Commercial..................................................      0      0
     Residential.................................................      0      0
    Installment..................................................     18      6
    Lease Financing..............................................      1      6
                                                                  ------ ------
     Total Recoveries............................................ $   21 $   15
                                                                  ------ ------
   Net Charge-Offs............................................... $   61 $   87
                                                                  ------ ------
   Provision for Loan Losses..................................... $  198 $  150
                                                                  ------ ------
   Allowance for Loan Losses Balance June 30, ................... $1,326 $1,124
                                                                  ====== ======

  Management reviews the ongoing analysis of key asset quality measures, as well as adherence to prudent loan policies and procedures to minimize the risk elements of the portfolio. On a quarterly basis, an analysis of the adequacy of the allowance for loan losses is performed, and management believes that, based upon the most recent analysis as of June 30, 1994, the allowance remains adequate.

  Cash flows from operations were $1.2 million for the six month period ended June 30, 1994 comparing similar with cash generation in the comparable period of 1993. Net cash used in investing activities equalled $787 thousand in 1994, as compared with $7.0 million in 1993. Strong deposit growth in 1993 funded a $4.9 million growth in loans, while loan growth in 1994 was constrained by funding resources. During the first half of 1994, securities sold under repurchase agreements totalling $4.0 million were redeployed by customers to insured deposits, thus showing a shift in financing activities. Net cash used in financing activities after dividend payment totalled $464 thousand, a significant decline in funding when compared with $4.9 million net cash provided by financing activities in the comparable 1993 period.

                              MANAGEMENT OF UNITED

BOARD OF DIRECTORS

  The table below provides information concerning the Board of Directors of United. Robert C. Williams, who is Vice Chairman of the Board, President and Chief Executive Officer of United, will become a director of FCFC following the Merger. See "Plan of Reorganization--Management Following the Merger." Share ownership information contained in the table reflects beneficial ownership (see note (1) to the table) of United Common Stock as of August 22, 1994, and is based upon information furnished by or on behalf of the persons referred to in the table.

                                                     AMOUNT AND
                                                      NATURE OF
                                                     BENEFICIAL   PERCENTAGE OF
  NAME, PRINCIPAL OCCUPATION DURING       DIRECTOR  OWNERSHIP OF   OUTSTANDING
     THE PAST FIVE YEARS, OTHER           OF UNITED UNITED COMMON UNITED COMMON
            DIRECTORSHIPS             AGE   SINCE     STOCK(1)        STOCK
  ---------------------------------   --- --------- ------------- -------------
Term Ending in 1997:
Stanley E. Cipar.....................  60   1989      2,949(2)           *
 Owner/Secretary, Jack M. Shuck
 Agency, Inc. and The Kline Agency
 (independent insurance agencies);
 Director, Unitas Bank and Juniata
 Valley Loan Company
Ramsey G. Dilibero...................  65   1990      1,699              *
 Executive Vice President, Chief
 Operating Officer and Director,
 Western Waste Industries, Inc.; Co-
 Owner and Vice President, Eagle
 Equipment Corp.; Director, Unitas
 Bank; previously Vice Chairman, BFI
 International, Inc.
Robert E. Fleck......................  46   1989      1,343(3)           *
 President and Director Robert E.
 Fleck and Associates, Ltd.
 (financial planning and advisory
 firm); Director, Unitas Bank
Dorothy J. Jamison...................  65   1989      5,026(5)           *
 Vice President and Secretary,
 United; Corporate Secretary and
 Director, Unitas Bank; Director,
 Vice President and Secretary, Unitas
 Mortgage
Term Ending in 1996:
John E. Byler........................  48   1990      2,401              *
 President, C&G Realty Co.; Director,
 Executive Vice President and
 Secretary, Carlos R. Leffler, Inc.;
 Director, Unitas Bank; Vice
 President, C.R. Friendly Markets;
 Executive Vice President and
 Secretary, ABE Oil Co. and All
 American Truck Plaza, Inc.
Lewis R. Frame.......................  62   1992      124,775(4)      16.2%
 President, Frame Group, Ltd.
 (industrial and commercial real
 estate ventures); Director, Unitas
 Bank
Stephen C. Huston....................  46   1992      630(2)             *
 President and Director, Huston Motor
 Co., Inc. (retail auto and truck
 sales and leasing); Director, Unitas
 Bank
Charles Q. Smith.....................  55   1989      1,090              *
 Managing Partner, Adia Personnel
 Services (temporary employee
 services and professional and
 management permanent placement);
 Director, Unitas Bank; previously
 President and Sales Representative,
 Smith & Bell Insurance Associates,
 Inc.

                                                     AMOUNT AND
                                                      NATURE OF
                                                     BENEFICIAL    PERCENTAGE OF
 NAME, PRINCIPAL OCCUPATION DURING        DIRECTOR  OWNERSHIP OF    OUTSTANDING
     THE PAST FIVE YEARS, OTHER           OF UNITED UNITED COMMON  UNITED COMMON
           DIRECTORSHIPS              AGE   SINCE     STOCK(1)         STOCK
 ---------------------------------    --- --------- -------------  -------------
Term Ending in 1995:
Gerald K. Morrison..................   50   1989    6,376                 *
 Attorney-at-Law; Shareholder,
 Buchanan Ingersoll Professional
 Corporation; Director, Harrisburg
 Symphony and The Pennsylvania State
 University- Harrisburg; previously
 partner in Rhoads & Sinon (law
 firm); Director, Unitas Bank
Robert C. Williams..................   51   1989    21,170(2)(5)        2.7%
 Vice Chairman, President and Chief
 Executive Officer, United; Director
 and President, Unitas Bank;
 Director and President, Unitas
 Mortgage; Director, Chambersburg
 Area Development Corporation,
 previously Executive Vice
 President, United and Unitas Bank
All directors and executive officers
 of United as a group
 (16 persons).......................  --     --     193,871(1)(5)      25.2%

- --------
 *Less than one percent.
(1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power with respect to the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power with respect to the number of the shares indicated for the group.
(2) Includes the following shares held jointly with spouses and children: Mr. Cipar, 1,038 shares; Mr. Huston, 630; Mr. Williams, 111; and all directors and executive officers as a group, 2,906.
(3) Includes 266 shares held by Mr. Fleck's spouse in custody for a minor child.
(4) Includes 6,655 shares owned by Mr. Frame's spouse, Ruth A. Frame.
(5) Includes the following shares which may be acquired pursuant to stock options: Ms. Jamison, 3,641 shares; Mr. Williams, 18,205; and all directors and executive officers as a group, 46,667.5.

  Each of the persons listed above has held the position described above or other executive positions with the same entity (or a subsidiary thereof) for at least the past five years.

EXECUTIVE OFFICER

  The table below provides information concerning Robert C. Williams, the only present executive officer of United who will become a member of the FCFC Board of Directors following the Merger. Mr. Williams has held the positions indicated below for at least the past five years.

   NAME                   AGE     POSITIONS HELD DURING THE PAST FIVE YEARS
   ----                   ---     -----------------------------------------
Robert C. Williams.......  51 Vice Chairman, President and Chief Executive
                              Officer, United; President, Unitas Bank and Unitas
                              Mortgage; previously Executive Vice President,
                              United and Unitas Bank

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information regarding compensation received by the Chief Executive Officer. No other executive officer of United received annual compensation, including bonus, in excess of $100,000 for the period indicated.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                        LONG-TERM
                                                      COMPENSATION
                                                    -----------------
                                        ANNUAL      NO. OF SECURITIES
                                     COMPENSATION      UNDERLYING
                                   ----------------   OPTIONS/SARS      ALL
 NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS       GRANTED      OTHER(1)
 ---------------------------  ---- -------- ------- ----------------- --------
Robert C. Williams........... 1993 $135,000 $30,000       5,500        $6,170
 Vice Chairman and President
 of United; President         1992  129,615  15,000       6,050         5,676
 of Unitas Bank; President of
 Unitas Mortgage              1991  115,000  10,000           0           707

- --------
(1) For 1993 includes $389 premium for split dollar life insurance program; $576 premium for additional group life insurance; and $5,205 premium for long-term disability insurance policy. For 1992 includes $375 premium for split dollar life insurance program; $348 premium for additional group life insurance; and $4,953 premium for long-term disability insurance policy. For 1991 includes $359 for split dollar life insurance program; and $348 premium for additional group life insurance.

  The following table sets forth certain information regarding stock options granted to Robert C. Williams during the fiscal year ending December 31, 1993.

                      INDIVIDUAL STOCK OPTION/SARS GRANTS

                                    NUMBER OF    % OF TOTAL
                                    SECURITIES  OPTIONS/SARS EXERCISE
                                    UNDERLYING   GRANTED TO  OR BASE
                                   OPTIONS/SARS EMPLOYEES IN  PRICE   EXPIRATION
   NAME                              GRANTED    FISCAL YEAR  $/SHARE     DATE
   ----                            ------------ ------------ -------- ----------
Robert C. Williams................   5,500(1)        35%      $16.14  1/20/2003

- --------
(1) These are options with tandem SARs.

  The following table provides certain information regarding the value attached to the aggregate stock options held by Robert C. Williams as of December 31, 1993.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                              VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED     IN-THE-MONEY
                                                           OPTIONS/SARS AT       OPTIONS/SARS AT
                         SHARES ACQUIRED     DOLLAR     YEAR END EXERCISABLE/ YEAR END EXERCISABLE/
   NAME                    ON EXERCISE   VALUE REALIZED     UNEXERCISABLE         UNEXERCISABLE
   ----                  --------------- -------------- --------------------- ---------------------
Robert C. Williams......       N/A            N/A           12,705/5,500        $137,468/$88,770

PENSION PLAN

  The following table presents estimated annual retirement benefits under United's Pension Plan for the average annual base salary and years of credited service on the assumptions that full retirement benefits are payable and that the benefits will be paid in the form of a straight life annuity. The estimated annual retirement benefits shown in the table are not subject to a deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                                YEARS OF CREDITED SERVICE
   AVERAGE ANNUAL                            --------------------------------
    COMPENSATION                               10      20      30       40
   --------------                            ------- ------- ------- --------
      $ 80,000.............................. $10,460 $20,921 $31,381 $ 41,842
       100,000..............................  13,400  26,801  40,201   53,602
       120,000..............................  16,340  32,681  49,021   65,362
       140,000..............................  19,280  38,561  57,841   77,122
       160,000..............................  22,220  44,441  66,661   88,882
       180,000..............................  25,160  50,321  75,481  100,642

  The Pension Plan is a defined benefit plan providing for pensions based upon years of credited service (not to exceed 40) and the average monthly base salary of the employee for the five consecutive years of highest earnings in the last ten years of service prior to retirement. As of December 31, 1993 Mr. Williams had 29 years of credited service.

  Participants in the Pension Plan may make voluntary contributions (not to exceed 10% of such participant's annual compensation) to a separate participant contribution account in tandem with the Pension Plan. Such contributions are immediately fully vested and provide benefits in addition to the benefits provided through United's contributions to the Pension Plan.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Williams' compensation is fixed by the Personnel Committee of the United Board of Directors. During 1993 the Personnel Committee was comprised of Messrs. Huston, Smith, Cipar and Fleck. No member of the Personnel Committee, which fulfills the functions of an executive compensation committee, was an officer or employee of United during 1993, has ever been a former officer of United or a subsidiary or has a transaction or relationship required to be disclosed under Item 404 of Regulation S-K of the Commission. During 1993, no executive officer served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members.

EMPLOYMENT AGREEMENT

  In November 1986, United and Unitas Bank entered into a Supplemental Executive Benefit Agreement with Robert C. Williams, President of each, which provides Mr. Williams with certain benefits in the event of a change in control. Should Mr. Williams' employment with Unitas Bank be terminated pursuant to a change in control, Unitas Bank shall make payment to him for services in an amount equal to his last full regular monthly compensation prior to the change in control for a period of 36 months following the change in control. A termination pursuant to a change in control may occur with a merger, consolidation, acquisition, reorganization, sale of assets or significant stock acquisition of United or Unitas Bank. The compensation payable upon a change in control is unfunded and would be paid out of general assets of Unitas Bank or its successor if they became payable.

INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

  Unitas Bank has extended credit to directors and officers of Unitas Bank and United, to members of their families and to corporations or organizations in which such persons have a beneficial interest or with which such persons are associated as officers, partners, directors or trustees. In all cases these transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1993 total loans to such directors, executive officers, principal shareholders and their related interests whose loan balances exceeded $60,000 during 1993 were $1,567,489.82.

                CERTAIN BENEFICIAL OWNERS OF UNITED COMMON STOCK

  The following table sets forth, as of August 5, 1994 and as to each person who owns of record, or who is known by the Board of Directors of United to be the beneficial owner of, more than 5% of the outstanding shares of United Common Stock, the name and address of such person, the number of shares beneficially owned and the percentage of the outstanding shares of United Common Stock so owned:

                                                                  PERCENTAGE OF
                                                                   OUTSTANDING
                                             AMOUNT AND NATURE OF    UNITED
              NAME AND ADDRESS               BENEFICIAL OWNERSHIP COMMON STOCK
              ----------------               -------------------- -------------
Lewis R. Frame, P.O. Box 490, Honey Brook,
 PA 19344...................................       124,775(1)         16.2%
Estate of Carlos R. Leffler, Deceased, P.O.
 Box 278, Richland, PA 17087................       131,084            17.0

- --------
(1) Includes 6,655 shares registered to Ruth A. Frame, wife of Lewis R. Frame.

  As of August 22, 1994, Unitas Bank, acting in a fiduciary capacity for various trusts and estates, held an aggregate of 35,936 shares of United Common Stock (4.7% of the outstanding shares). Pursuant to applicable principles of fiduciary law, Unitas Bank cannot vote proxies in trust where it is sole trustee. However, proxies in other trusts may be voted by the co-fiduciary or beneficiaries alone.

                        INFORMATION CONCERNING RELIABLE

THE RELIABLE MERGER

  FCFC and Reliable have entered into the Reliable Plan of Reorganization, which provides for the Reliable Merger. Although it is contemplated that the United Merger and the Reliable Merger will be consummated at the same time if all required regulatory approvals have been received and all conditions precedent have been satisfied, the United Merger and the Reliable Merger are separate and independent transactions. The information presented in this Proxy Statement/Prospectus concerning Reliable is intended only to provide the holders of United Common Stock an understanding of Reliable and the Reliable Merger. The holders of United Common Stock have no rights to approve or reject the consummation of the Reliable Merger. The consummation of the Reliable Merger is not a condition precedent to the United Merger, and the consummation of the United Merger is not a condition precedent to the Reliable Merger.

BUSINESS AND PROPERTIES OF RELIABLE

  Reliable was organized as a Delaware business corporation on November 7, 1991 at the direction of the Board of Directors of Reliable Savings Bank for the purpose of acquiring the Savings Bank and creating a savings and loan holding company. On March 30, 1992, the Savings Bank converted from the mutual to the stock form and became a wholly-owned subsidiary of Reliable. Reliable functions primarily as the holder of all of the outstanding stock of the Savings Bank. As used herein, "Reliable" refers collectively to Reliable and the Savings Bank. Reliable is registered as a savings and loan holding company under the Savings and Loan Holding Company Act, as amended, and it currently employs 28 employees (full-time equivalents).

  Through Reliable Savings Bank, Reliable traces its origins to a building and loan association incorporated on July 18, 1925 under the laws of Pennsylvania with the name Reliable Building and Loan Association of Bridgeville, Pa. The Saving Bank adopted its present name on July 21, 1989. Reliable presently conducts its business through three community banking offices in three communities, of which two are in Allegheny County and one is in Washington County, which is adjacent to Allegheny County.

  Reliable engages in a full-service savings association business within the vicinity of its service area. It offers various loan services, including secured and unsecured, commercial and consumer loans, construction and mortgage loans, lease financing, all types of deposit services, including passbook, interest bearing demand or NOW accounts and savings and time deposit accounts. As of June 30, 1994, approximately 90% of its loan portfolio consisted of loans secured by mortgages on 1-to-4 family residences. Reliable invests in U.S. Government and agency obligations, state and municipal obligations, Federal Home Loan Mortgage Corporation common stock and Federal Home Loan Bank of Pittsburgh capital stock. Reliable's principal sources of income are mortgage loans, investment securities and interest bearing deposits. Reliable does not have a trust department, and its business is not seasonal in nature.

  Reliable operates two ATMs which permit its customers to conduct routine banking transactions 24 hours a day, and these ATMs are located on the premises of its banking offices. All of the ATMs are part of the MAC Network, which consists of over 14,000 ATMs owned by numerous banks, savings and loan associations and credit unions located in 16 states, of which 14 are east of the Mississippi River. Reliable's MAC customers may use the HONOR Network, which has 9,800 ATMs located primarily in the southeastern quadrant of the United States.

  As a state chartered, federally insured savings association that is a member of the Federal Home Loan Bank System, Reliable is subject to supervision and regular examination by the Pennsylvania Department of Banking and the Office of Thrift Supervision ("OTS"). Various federal and state laws and regulations govern many aspects of its savings association business.

  Reliable competes actively with commercial banks, savings banks and savings and loan associations in its area, many of which are larger than Reliable, as well as with major regional banking and financial institutions headquartered in Pittsburgh. The management of Reliable believes that it is generally competitive with all competing financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

  The headquarters of Reliable is located at 428 Station Street, Bridgeville, Allegheny County, Pennsylvania. The one-story granite headquarters building has approximately 4,200 square feet of floor space and contains a full-service banking facility and the central administrative offices of Reliable. Of Reliable's banking offices, two branches are leased and the headquarters is owned in fee, free of all liens and encumbrances. Management believes all such facilities to be in good repair and well suited to their current uses.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY
                            SELECTED FINANCIAL DATA
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected financial data is not covered by the auditor's report and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, which follows, and with the consolidated financial statements and related notes appearing elsewhere in the Proxy Statement/Prospectus. The results for the nine month periods ended June 30, 1994 and 1993 are not necessarily indicative of the results to be expected for the entire year.

                               NINE MONTHS
                             ENDED JUNE 30,                    YEARS ENDED SEPTEMBER 30,
                          ----------------------  ---------------------------------------------------------
                             1994        1993        1993        1992         1991       1990       1989
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
Interest income.........  $    7,616  $    8,276  $   10,865  $   11,976    $  12,413  $  11,453  $  10,639
Interest expense........       3,124       3,420       4,500       6,147        7,912      7,817      7,112
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
 Net interest income....       4,492       4,856       6,365       5,829        4,501      3,636      3,527
 Provision for possible
  loan losses...........         150         150         250         200          155         67          0
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
 Net interest income
  after provision for
  possible loan losses..       4,342       4,706       6,115       5,629        4,346      3,569      3,527
 Gain (loss) on sales of
  investment securities.       1,542         698       1,133         261            0        (54)         0
 Gain (loss) on sales of
  real estate owned.....           0          37          49          11            0         67          0
 Non-interest income....         266         231         317         191          162        141        106
 Non-interest expense...       2,304       1,877       2,575       2,220        1,924      1,682      1,377
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
 Income before taxes and
  cumulative effect of
  change in tax
  accounting method.....       3,846       3,795       5,039       3,872        2,584      2,041      2,256
 Applicable income
  taxes.................       1,723       1,431       1,884       1,529          872        995        953
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
 Net income before
  cumulative effect of
  change in tax
  accounting method.....       2,123       2,364       3,155       2,343        1,712      1,046      1,303
 Cumulative effect of
  change in tax
  accounting method.....         365           0           0           0            0          0          0
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
 Net income.............  $    2,488  $    2,364  $    3,155  $    2,343    $   1,712  $   1,046  $   1,303
                          ==========  ==========  ==========  ==========    =========  =========  =========
PER SHARE DATA
 Net income before
  cumulative effect of
  change in tax
  accounting method.....  $     1.50  $     1.65  $     2.21  $     1.61          N/A        N/A        N/A
 Cumulative effect of
  change in tax
  accounting method.....        0.26           0           0           0          N/A        N/A        N/A
                          ----------  ----------  ----------  ----------    ---------  ---------  ---------
 Net income.............  $     1.76  $     1.65  $     2.21  $     1.61          N/A        N/A        N/A
                          ==========  ==========  ==========  ==========    =========  =========  =========
 Cash dividends
  declared..............  $     1.20  $     0.80  $     1.15  $     0.35          N/A        N/A        N/A
 Average shares
  outstanding...........   1,414,268   1,428,712   1,425,596   1,457,944          N/A        N/A        N/A
AT END OF PERIOD
 Total assets...........  $  151,355  $  148,822  $  146,783  $  145,803    $ 135,505  $ 126,148  $ 115,026
 Investment securities..      39,951      25,721      31,640       8,913        3,165      4,025      5,353
 Interest-bearing
  deposits..............      15,530      28,372      20,587      33,763       18,201      6,993     10,736
 Loans and leases, net
  of unearned income(1).      92,617      91,316      91,185      99,683      110,967    111,451     95,587
 Allowance for possible
  loan losses...........         850         600         700         495          295        155         90
 Deposits...............     116,415     115,866     114,619     114,099      119,431    111,649    101,666
 Long-term debt.........           0           0           0           0            0          0          0
 Total liabilities......     120,638     119,319     116,979     116,226      121,432    113,787    103,711
 Stockholders'
  equity(2).............      30,717      29,503      29,804      29,577       14,073     12,361     11,315
KEY RATIOS
 Return on average
  assets................        2.22%       2.13%       2.14%       1.61%        1.31%      0.87%      1.17%
 Return on average
  equity................       11.02       10.73       10.70        9.16        12.95       8.83      12.22
 Net loans to deposit
  ratio.................       78.82       78.29       78.94       86.93        92.66      99.68      93.93
 Dividend payout ratio..       68.18       48.48       52.03       43.47(3)       N/A        N/A        N/A
 Average stockholders'
  equity as percentage
  of average assets.....       20.15       19.85       20.02       17.61        10.10       9.82       9.56

- --------
(1)Includes mortgage-backed securities.
(2) Stockholders' equity consists of common stock, additional paid-in capital, treasury stock and retained earnings effective for periods ending subsequent to completion of the Conversion on March 30, 1992.
(3)Dividend payout ratio annualized for comparative purposes.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

FINANCIAL CONDITION

 Liquidity and Sources of Capital

  During the fiscal year ended September 30, 1993, the total consolidated assets of Reliable Financial Corporation increased by only 0.67% to $146,783,000 from $145,803,000 for the fiscal year ended September 30, 1992. Changes in the composition of the balance sheet resulted primarily from loan repayments continuing to exceed new loans granted throughout the year which represents an additional source of liquidity for the Corporation. With net loans repaid by borrowers during fiscal 1993 totaling $13,742,000, these monies were reinvested among a variety of intermediate term investment securities including U.S. Government Treasury notes and agency obligations, tax-qualified municipal general obligation bonds and mortgage-backed securities. Together with cash and cash equivalents of approximately $21,616,000, mostly held in readily-liquid interest-bearing deposits in the FHLB of Pittsburgh, the Corporation maintains a liquidity ratio, as defined by federal regulations, of over 41% as of September 30, 1993.

  What balance sheet diversification has achieved for Reliable over the course of the last twelve months and for the past two years in general is to significantly change the interest-rate sensitivity position, or "gap" of the Corporation. As of September 30, 1993, the Savings Bank's cumulative one-year maturity gap as a percentage of total assets was a positive 3.9% as compared to a positive 4.5% gap position at September 30, 1992. Translated, a positive gap means that total interest-bearing assets maturing or repricing within one year exceed total interest-bearing liabilities maturing or repricing within the same period. For fiscal 1993, the overall ratio of average interest-earnings assets to average interest-costing liabilities for 1.29-to-1, which in management's opinion, is a safe and sound position and serves as a protective measure in a low-rate environment against when rates eventually turn less favorable and begin to trend upward.

  The overall strength and quality of the asset side of Reliable's balance sheet is evident through a review of the three major components. Cash and interest-bearing deposits in other institutions has provided the liquidity necessary to remain efficient and flexible in an everchanging economic environment. Investment securities, in addition to providing currently higher level yields; have, without sacrificing marketability, positioned the portfolio for growth in capital appreciation as the market value exceeds the carrying amount of the investment portfolio by over $5.1 million as of September 30, 1993. And finally, loans, making up over 61% of the assets composition, continue to represent the mainstay of Reliable's business. Broken down even further, 94% of the loans included in portfolio at fiscal year end 1993 were collateralized by one-to-four family residences.

  The largest portion of the Savings Bank's loans are made for the purpose of enabling borrowers to purchase residential real property secured primarily by first liens on such property. The Savings Bank does not sell its loans into the secondary market but rather originates them exclusively for retention in its portfolio. The Savings Bank does not generally purchase loans.

  In addition to its primary activity of making permanent residential mortgage loans, the Savings Bank has occasionally made short-term loans to developers to finance the construction of one-to-four family homes. Construction financing is generally considered to involve a higher degree of risk of loss than traditional lending on owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Savings Bank may be required to advance funds beyond the amount originally committed to permit completion of

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

the development. If the estimate of value proves to be inaccurate, the Savings Bank may be confronted at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

  Substantially all of the Savings Bank's mortgages include "due on sale" clauses, which are provisions giving the Savings Bank the right to declare a loan immediately due and payable in the event that the borrower sells or otherwise transfers to a third party the real property securing the loan, or an interest in such property. The Savings Bank enforces the due on sale clause to enable it to dispose of long-term mortgages fixed at rates below the current market rate prior to the expiration of the original loan term.

  The Savings Bank's President and Chief Executive Officer sets rates on fixed rate loans and all rate schedules are ratified by the members of the Loan Committee of the Board of Directors. Adjustable rate mortgage loans yield interest at a rate indexed to the weekly average yield on U.S. Treasury securities and are adjusted annually. The Savings Bank's underwriting standards are intended to ensure that borrowers are sufficiently creditworthy, and all of the Savings Bank's lending is subject to written underwriting guidelines approved by the Savings Bank's Board of Directors. Detailed loan applications are designed to determine the borrower's ability to repay the loan and certain information solicited in these applications is verified through the use of credit reports, financial statements and other confirmations.

  It is the Savings Bank's policy to require independent on-site fee appraisals to be made of all real estate to be used as security for mortgage loans, with the exception of smaller denomination home equity loans. All appraisers serving the Savings Bank are required to be state certified and must be pre-approved by the Board of Directors on an annual basis.

  The Savings Bank requires title insurance for all mortgage loans except home equity loans. In these exceptions it requires a review of the public records to determine equity and lien priority status. Borrowers also must obtain hazard insurance prior to closing, with the Savings Bank as the primary loss payee and, when required, obtain flood insurance.

  The types, amounts, terms of and security for conventional loans (those not insured or guaranteed by a U.S. government or state housing agency) originated by the Savings Bank are prescribed by Pennsylvania or federal regulation. OTS regulations limit the amount which the Savings Bank can lend up to specified percentages of the value of the real property securing the loan, as determined by an appraisal at the time the loan is originated (referred to as "loan-to-value ratios"). The Savings Bank makes one-to-four family home loans and other residential real estate loans with loan-to-value ratios of up to 80% of the appraised value of the security property. All single family mortgage loans of up to $400,000 may be approved by the President and Chief Executive Officer, or by the Chief Loan Officer. All loans approved under authority delegated to officers must be presented at the next regular meeting of the Board of Directors for review and ratification. The full Board of Directors must approve, by a majority vote, loans which exceed the above guidelines.

  In addition to the Savings Bank's primary lending activity of one-to-four family residential mortgages, it makes other mortgage and non-mortgage loans on a limited basis. These loans include commercial business, commercial real estate, lease finance, developed lot, land development, deposit account and home equity. Home equity loans are secured by property on which the Savings Bank holds the first mortgage. The Board of Directors must approve, by majority vote, all commercial business, commercial real estate, lease finance, developed lot and land development loans before commitment and generally these loans do not exceed 75% of the appraised value of the property pledged to secure the transaction.

  In the area of non-performing assets, Reliable has not been immune to the effects of the sluggish economy. As of September 30, 1993, the ratio of non-performing assets to total consolidated assets was 1.80% as compared to a ratio of 1.79% as of a year earlier. This increase is a direct result of management attempting

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
to identify potential problem loans by taking a scrutinizing look at its loan portfolio. These regular evaluations are supported by the continued aggressive position taken with respect to providing for possible loan losses monthly, even if the actual loan loss experience would not alone indicate an addition. In view of the uncertain economic environment and growing regulatory pressure for higher allowance levels, the Corporation's established business plan for the Savings Bank includes the intention to add to the general valuation allowance at an annual rate of $200,000 through fiscal year end 1994.

  At September 30, 1993, Reliable had a total of $2,638,000 in loans that were past due 90 days or more considered non-performing loans that have been determined by management to be placed on non-accrual status. As of fiscal year end 1993, the Savings Bank's general allowance for loan losses was $700,000 which represented 0.78% of total loans and 26.54% of total non-performing loans, compared to the coverage as of September 30, 1992 of 0.48% and 18.91%, respectively.

  Despite the recent trend of increased delinquencies affecting the Savings Bank's loan portfolio, management does not expect to experience a material loss on any of the currently non-performing loans as, in the opinion of management, adequate allowances have been established as of September 30, 1993 and will continue to be evaluated for adequacy on at least a quarterly basis. However, the Savings Bank is prepared, if required, to take the necessary foreclosure steps in order to protect its interest and to minimize any unforeseen future losses.

  On the liability side of the balance sheet, overall deposits accounts showed a slight increase of 0.46% during fiscal year 1993. The majority of this movement was out of the area of long-term certificates of deposit as interest rates declined throughout the year. Offsetting balance increases were noticed in passbook savings accounts and NOW and money market checking accounts as funds liquidity appeared to be a customer concern in light of the falling rate environment. Although the Savings Bank has the ability to borrow over $18 million in advances from the FHLB of Pittsburgh to meet its current liquidity requirements if necessary, there continues to be no outstanding debt or borrowings as of September 30, 1993 and as of that date the amount of outstanding loan commitments and loans in process totaled $6,964,000.

  Consolidated stockholders' equity of the Corporation remained relatively constant between the fiscal years ended September 30, 1993 and 1992, increasing only by 0.77% to a level of $29,804,000. The level amount of equity resulted primarily from the declaration of over $1.6 million in quarterly cash dividends and the repurchase of approximately $1.4 million in treasury stock during the fiscal year. The ratio of average equity to average assets during fiscal year 1993 was 20.02% compared to 17.61% for fiscal 1992. Current net earnings represents a return on average equity for fiscal 1993 of 10.7% compared to prior year's return on average equity of 9.16%. The Savings Bank continues to be well capitalized as of September 30, 1993, with tangible and core capital levels of 18.19% and an adjusted risk-based capital level of 42.71%, each of which continues to be well in excess of the current regulatory capital requirements.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
RESULTS OF OPERATIONS

 Net Income

  Net income for the fiscal year ended September 30, 1993 was $3,155,000 compared to net income for fiscal years 1992 and 1991 of $2,343,000 and $1,712,000, respectively. This represents annual net earnings growth at a rate of 35% during fiscal 1993 and 37% for fiscal 1992. The operating results of Reliable are largely dependent upon the net interest income generated by the Savings Bank. The most significant factor contributing to this steady growth pattern has been the impact of the continued declining interest rate environment throughout the financial services industry. The effect can be noted in the Savings Bank's interest rate spread or the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. The average interest rate spread for fiscal 1993 was 3.54% versus 3.05% and 2.75% for fiscal years 1992 and 1991, respectively.

  The Savings Bank has also benefited from its interest-rate sensitivity position during these years. Interest-rate sensitivity provides a measure as to the effect changes in rates will have on net interest income. During the fiscal years 1993, 1992 and 1991, the Savings Bank's cumulative one-year interest rate repricing "gap" was a positive 3.9%, 4.5% and a negative 11.6% of total assets, respectively. The favorable impact of the changing rate environment during these periods can be seen in Reliable's bottom line as the return on average assets has increased from 1.31% for fiscal 1991, to 1.61% during fiscal 1992, and to 2.14% for fiscal year end 1993.

  It has, however, been Reliable's strategy to attempt to balance its interest-rate sensitivity position by achieving a more favorable match between the maturity and repricing of its interest-earning assets and its interest-bearing liabilities. It is apparent from the related discussion of Reliable's financial condition that continued success in this area has been achieved. In the face of reduced loan demand, Reliable has increased its short and intermediate term liquidity positions; thereby, improving the interest rate sensitivity of its earning assets. At the end of fiscal year 1993, the Savings Bank with a positive gap of 3.9% has well positioned the Corporation for a period when interest rates may again be on the rise.

 Interest Income

  Interest income experienced an overall decrease of 9.3% for the fiscal year ended 1993 as compared to a decrease of 3.5% between the fiscal years ended 1992 and 1991. The current year decline is largely a result of a 14.6% decrease in the amount of total loans outstanding caused primarily by an increased number of prepayments and the overall reduced loan demand experienced attributable to general economic uncertainty. An offsetting increase occurred as interest on investments increased by $438,000 or 36% as an additional $23.5 million was used to purchase investment securities during the fiscal year 1993.

  The net interest margin, a measure which reflects the net yield on interest-earning assets, has continued to reflect Reliable's overall strength and earnings capacity. The net interest margin for fiscal year 1993 was 4.45% compared to 4.12% and 3.54% for the respective fiscal years ended 1992 and 1991.

 Interest Expense

  Interest expense during fiscal 1993 declined by 27% or $1,647,000 from a total of just over $6.15 million in fiscal 1992 to the current year end level of $4.5 million. The major impact on the Savings Bank's interest expense paid on deposits resulted from the general decrease in market interest rates. The average cost of funds for the fiscal year 1993 was 4.05% compared to 5.41% for fiscal 1992, representing a 136 basis point decline

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
for the current year. A comparison of interest expense between fiscal 1992 and fiscal 1991 reflected a 22% decrease resulting from a 4.5% decrease in outstanding deposit balances coupled with a significant decline in the average cost of funds.

 Provision for Loan Losses

  The provision for loan losses is based upon management's assessment of the inherent risk of loss in the loan portfolio. This evaluation process takes into consideration the growth and composition of the portfolio, historical loan loss experience and delinquency trends, overall credit risk exposure related to general economic conditions and the identification of problem loans based on the current ability of borrowers to repay and the adequacy of the underlying collateral securitizing the loans. The provision for loan losses during fiscal year 1993 increased $50,000 or 25% to $250,000 compared to $200,000 for fiscal 1992. For fiscal year ended September 30, 1991 the provision for loan losses was $155,000. Reliable will continually monitor its loan portfolio in an effort to maintain an adequate allowance for loan losses to absorb unforeseen future losses. Although no specific losses are anticipated and management believes the allowance for loan losses to be adequate at September 30, 1993, in view of the expected normal loan growth, management's plans include, at a minimum, an addition of $200,000 to the provision for loan losses during the upcoming fiscal year ending September 30, 1994.

  Historically, the Corporation has experienced an insignificant level of charge-offs. Maintaining a high quality loan portfolio is of great importance to the Corporation. The Corporation manages the risk characteristics of the loan portfolio through the use of prudent lending policies and procedures and monitors risk through a periodic review process provided by external auditors, regulatory authorities and a credit advisory service group associated with the Federal Home Loan Bank of Pittsburgh. Based on these reviews, management's stringent lending practices and the traditional composition of the loan portfolio represented by greater than 90% of loans secured by one-to-four family residences, the Corporation is able to maintain a loan loss allowance relatively smaller than its peers. However, in the ongoing management of the credit portfolio, as lending diversification continues, the constant importance of collectibility will be emphasized by the Corporation in an effort to maintain a safe level of non-performing loans and an adequate reserve for possible loan losses to absorb unforeseen future losses.

 Non-Interest Income

  During the fiscal years ended September 30, 1993 and 1992, the Corporation recognized gains of $1,182,000 and $272,000, respectively, on the sales of marketable equity securities and real estate owned. The gains on such sales were primarily attributable to the sale of 25,000 shares in 1993 and 10,000 shares in 1992 of Federal Home Loan Mortgage Corporation (FHLMC) common stock. The approximate amount of unrealized gain on the remaining FHLMC stock at September 30, 1993 and 1992 was $4,852,000 and $4,848,000, respectively. Due to the increased operating overhead and tax cost burdens of being a publicly-traded company, the Corporation's management has begun to explore and utilize various revenue generating areas to the extent determined appropriate in order to maintain the projected level of earnings and expected rate of return to our stockholders.

  Other non-interest income increased $126,000 or 66% during fiscal year 1993 and increased by $29,000 or 18% in fiscal 1992 when compared to respective prior fiscal years. Included in other non-interest income are fees generated out of normal operating activities, such as transaction account service fees and late payment charges.

 Non-Interest Expense

  For fiscal 1993, total non-interest expenses increased by $355,000 or 16% to $2.6 million up from the prior year's total of $2.2 million. Fiscal 1992 reflected a 15.4% or $296,000 increase over fiscal year end 1991.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
In addition to the normal recurring increases in the general cost of operations; including compensation and employee benefits, occupancy expense, deposit insurance and data processing, the primary increase in overhead costs occurred in the area of outside service and professional fees. A further review of this area explains the increase as a result of the costs incurred by the Corporation to retain professional services and advice as Reliable continues to expand and is faced with the costs of keeping pace with the demands of the complex and regulated financial services industry.

  For the fiscal years ended September 30, 1993, 1992 and 1991, the Corporation continues to maintain relatively low operating expenses with ratios of net interest income to non-interest expenses of 2.47x, 2.63x and 2.34-to-1, respectively; and, respective percentages of non-interest expenses to average assets of 1.75%, 1.53% and 1.47% for the same periods.

 Provision for Income Taxes

  The Corporation incurred provisions for income taxes of $1,884,000, $1,529,000 and $872,000 during the fiscal years ended 1993, 1992 and 1991, respectively. The provision for Federal income taxes varied between the fiscal years due to the tax effects of changes in the Corporation's operating results and resultant levels of taxable income generated. Effective Federal tax rates for fiscal years 1993, 1992 and 1991 were 31.5%, 31.3% and 26.6%, respectively. In addition to the higher level of taxable income generated during fiscal years ended September 30, 1993 and 1992, the increase in the effective tax rate over fiscal 1991 was most significantly impacted by the limitations imposed on the deductibility of the tax bad debt calculation. Changes in the state statutory tax rates during the comparative fiscal years provides an additional explanation regarding the difference in effective tax rates between those years. The provision for the state income taxes assessed on the net earning of the Savings Bank was determined based on the statutory rates of 11.5%, 12.5% and 20% for the fiscal years ended 1993, 1992 and 1991, respectively. Additional state tax liabilities are incurred by the Corporation as a separate entity in both Delaware as the state of incorporation and Pennsylvania where business operations are conducted.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
STATISTICAL PROFILE

 Lending Activities

  Loan and Mortgage-Backed Securities Portfolio Composition--The following table sets forth information summarizing the composition of the Savings Bank's loan and mortgage-backed securities portfolio by type of loan.

                                                SEPTEMBER 30,
                              ---------------------------------------------------
                                   1993              1992              1991
                              ---------------  ----------------  ----------------
                                      PERCENT           PERCENT           PERCENT
                                        OF                OF                OF
                              AMOUNT   TOTAL    AMOUNT   TOTAL    AMOUNT   TOTAL
                              ------- -------  -------- -------  -------- -------
                                           (DOLLARS IN THOUSANDS)
Real estate loans:
Residential mortgage......... $78,782  87.54%  $ 93,049  90.50%  $104,706  91.05%
 Real estate construction....   5,765   6.41      5,450   5.30      5,483   4.77
 Commercial real estate......   1,838   2.04        456   0.44        422   0.37
 Non-residential and land....   1,942   2.16      2,391   2.33      3,055   2.66
                              ------- ------   -------- ------   -------- ------
Total real estate loans......  88,327  98.15    101,346  98.57    113,666  98.85
                              ------- ------   -------- ------   -------- ------
Other loans:
 Deposit accounts............   1,047   1.16      1,021   0.99      1,052   0.91
 Home improvement............      54    .06         64   0.06         90   0.08
 Consumer....................     571    .63        391   0.38        188   9.16
                              ------- ------   -------- ------   -------- ------
 Total other loans...........   1,672   1.85      1,476   1.43      1,330   1.15
                              ------- ------   -------- ------   -------- ------
Total loans..................  89,999 100.00%   102,822 100.00%   114,996 100.00%
                              ------- ------   -------- ------   -------- ------
Less:
 Undisbursed portion of
loans........................   3,556             1,749             2,631
 Unamortized loan fees.......   1,188             1,615             1,688
 Allowance for loan losses...     700               495               295
                              -------          --------          --------
                                5,444             3,859             4,614
                              -------          --------          --------
Total loans, net............. $84,555          $ 98,963          $110,382
                              =======          ========          ========
Mortgage-backed securities... $ 5,930 100.00%  $    224 100.00%  $    290 100.00%
                              ======= ======   ======== ======   ======== ======

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
  The following table indicates the amount and percentage of fixed-rate and floating- or adjustable-rate loans at September 30, 1993 due after September 30, 1994.

                                                        SEPTEMBER 30, 1993
                                                    ---------------------------
                                                     FIXED   ADJUSTABLE  TOTAL
                                                    -------  ---------- -------
                                                          (IN THOUSANDS)
Residential mortgage (1)........................... $55,204   $13,366   $68,570
Real estate construction (2).......................     -0-       -0-       -0-
Commercial real estate.............................     813       -0-       813
Non-residential and land...........................   1,193       -0-     1,193
Deposit accounts (3)...............................     -0-       -0-       -0-
Home improvement...................................      54       -0-        54
Consumer...........................................     199       -0-       199
                                                    -------   -------   -------
  Total............................................ $57,463   $13,366   $70,829
                                                    =======   =======   =======
  Percent of total.................................   81.13%    18.87%   100.00%
                                                    =======   =======   =======

- --------
(1) Includes mortgage-backed securities secured by residential mortgages.

(2) Real estate construction loans are generally extended for a period not to exceed twelve months. As of September 30, 1993, there were $5,765,000 real estate construction loans which were due prior to September 30, 1994.

(3) Loans on deposit accounts are considered demand loans and are assumed to be due prior to September 30, 1994.

  The following table shows the maturity or period to repricing of the Savings Bank's loan and mortgage-backed securities portfolios at September 30, 1993. Loans that have adjustable rates are shown as being due in the period in which the interest rates are next subject to change. The table includes historical prepayment assumptions used to represent scheduled principal amortization. Prepayments and scheduled principal amortization on loans totaled $37,677,000, $31,715,000 and $16,948,000 for the years ended September 30, 1993, 1992 and
1991, respectively. Loans having no stated maturity and no schedule of repayments (including delinquent loans), and demand loans are reported as due in 1994.

                                            SEPTEMBER 30, 1993
                           -----------------------------------------------------
                                    1995-   1997-   1999-  2004-  2014-
                            1994    1996    1998    2003    2013  AFTER   TOTAL
                           ------- ------- ------- ------- ------ ------ -------
                                              (IN THOUSANDS)
Residential mortgage.....  $26,598 $23,068 $11,223 $12,131 $3,261 $2,501 $78,782
Real estate construction.    5,765     -0-     -0-     -0-    -0-    -0-   5,765
Commercial real estate...    1,025      37     776     -0-    -0-    -0-   1,838
Non-residential and land.      749     680     264     231     18    -0-   1,942
Deposit accounts.........    1,047     -0-     -0-     -0-    -0-    -0-   1,047
Home improvement.........      -0-     -0-      54     -0-    -0-    -0-      54
Consumer.................      372     199     -0-     -0-    -0-    -0-     571
Mortgage-backed
securities...............    2,910     -0-   1,899   1,098     23    -0-   5,930
                           ------- ------- ------- ------- ------ ------ -------
  Total..................  $38,466 $23,984 $14,216 $13,460 $3,302 $2,501 $95,929
                           ======= ======= ======= ======= ====== ====== =======

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
  Other than those loans included in the table below, there are no material credits that management has serious doubts as to the borrower's ability to comply with the present loan repayment terms. Management believes that the loan portfolio as of September 30, 1993 is well diversified and that there are no significant concentrations of credit. Reliable however continues to maintain a significant portion of its loan portfolio in qualifying residential mortgages. At September 30, 1993, 1992 and 1991, non-performing assets in the Savings Bank's portfolio were as follows:

                                                          SEPTEMBER 30,
                                                     -------------------------
                                                      1993     1992     1991
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
Non-accrual loans (1)............................... $ 2,638  $ 1,223  $   -0-
Real estate owned (2)...............................     -0-      -0-       29
Accruing loans contractually past due 90 days and
over................................................     -0-    1,394    1,273
                                                     -------  -------  -------
  Total............................................. $ 2,638  $ 2,617  $ 1,302
                                                     =======  =======  =======
  Percent of total assets...........................    1.80%    1.79%    0.96%

- --------
(1) Loans are placed in the non-accrual category when, in the opinion of management, the collection of interest due on the loan is no longer reasonably assured. Subsequent to September 30, 1992, management began placing all loans past due 90 days and over on non-accrual status. Approximately $182,000 of interest income on these loans was included in net income for the year and approximately $237,000 of interest income would have been paid if the loans had been current throughout the year.

(2) The Savings Bank has customarily not held real estate owned for a period greater than one year. The real estate owned at September 30, 1991 was subsequently sold.

  The following table sets forth an analysis of the Savings Bank's allowance for loan losses at the dates indicated.

                                                   YEARS ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS)
Balance at beginning of year.....................  $    495  $    295  $    155
Loans charged-off................................       (45)      -0-       (15)
Recoveries.......................................       -0-       -0-       -0-
                                                   --------  --------  --------
Net loans charged-off............................       (45)      -0-       (15)
Balance before provision for possible loan
losses...........................................       450       295       140
Provision for possible loan losses...............       250       200       155
                                                   --------  --------  --------
Balance at end of year...........................  $    700  $    495  $    295
                                                   ========  ========  ========
Allowance for loan losses to total loans.........       .78%      .48%      .26%
                                                   ========  ========  ========
Allowance for loan losses to total non-performing
assets...........................................     26.54%    18.91%    22.66%
                                                   ========  ========  ========
Net charge-offs to average loans outstanding
during the year..................................      .047%        0%     .014%
                                                   ========  ========  ========

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following table shows the Savings Bank's total allowance for loan losses at the dates indicated and the allocation to the various loan categories:

                                                  SEPTEMBER 30,
                                 -----------------------------------------------
                                      1993            1992            1991
                                 --------------- --------------- ---------------
                                        PERCENT         PERCENT         PERCENT
                                           OF              OF              OF
                                         TOTAL           TOTAL           TOTAL
                                         LOANS           LOANS           LOANS
                                           BY              BY              BY
                                 AMOUNT CATEGORY AMOUNT CATEGORY AMOUNT CATEGORY
                                 ------ -------- ------ -------- ------ --------
                                             (DOLLARS IN THOUSANDS)
Residential mortgage............  $295    87.54%  $207    90.50%  $158    91.05%
Real estate construction........    41     6.41     63     5.30     69     4.77
Commercial real estate..........    46     2.04      5     0.44      3     0.37
Non-residential and land........    91     2.16     72     2.33     63     2.66
Deposit accounts................   -0-     1.16    -0-     0.99    -0-     0.91
Home improvement................     1     0.06    -0-     0.06      1     0.08
Consumer........................     4     0.63      3     0.38      1     0.16
Unallocated.....................   222      N/A    145      N/A    -0-      N/A
                                  ----   ------   ----   ------   ----   ------
                                  $700   100.00%  $495   100.00%  $295   100.00%
                                  ====   ======   ====   ======   ====   ======

 Investment Activities

  The carrying value and estimated market value of the Savings Bank's portfolio of investment securities for the reported periods is incorporated by reference to Note B on page 16 of the 1993 Annual Report to Stockholders.

  The table below presents the contractual maturities and weighted average yields of investment securities at September 30, 1993, excluding the FHLB stock:

                                                MATURITY DISTRIBUTION
                          ---------------------------------------------------------------------
                             WITHIN       OVER ONE      OVER FIVE        OVER
                            ONE YEAR    TO FIVE YEARS  TO TEN YEARS   TEN YEARS       TOTAL
                          ------------  -------------  ------------  ------------ -------------
                          AMOUNT YIELD  AMOUNT  YIELD  AMOUNT YIELD  AMOUNT YIELD AMOUNT  YIELD
                          ------ -----  ------- -----  ------ -----  ------ ----- ------- -----
                                                (DOLLARS IN THOUSANDS)
Book Value:
U.S. Treasury notes.....  $1,999 4.63%  $ 6,986 4.16%  $  -0-    --   $-0-    --  $ 8,985  4.26%
U.S. Agency obligations.     -0-   --    15,750 4.43%   1,500  6.26%   -0-    --   17,250  4.59%
State and municipal
 obligations............     145 3.40%    2,459 4.18%     410  5.41%   -0-    --    3,014  4.31%
Corporate debt..........     -0-   --       499 4.88%     -0-    --    -0-    --      499  4.88%
Marketable equity
 security...............     -0-   --       -0-   --      970 10.43%   -0-    --      970 10.43%
                          ------        -------        ------         ----        -------
Total Investment
 Securities.............  $2,144 4.54%  $25,694 4.34%  $2,880  7.55%  $-0-    --  $30,718  4.66%
                          ======        =======        ======         ====        =======

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
 Sources of Funds

  The following table sets forth the distribution of the Savings Bank's deposit accounts at the dates indicated and the weighted average interest rates on each category of deposits presented. Management does not believe that the use of year-end balances instead of average balances produces any material difference in the information presented:

                                                          SEPTEMBER 30,
                          --------------------------------------------------------------------------------
                                    1993                       1992                       1991
                          -------------------------- -------------------------- --------------------------
                                   PERCENT  WEIGHTED          PERCENT  WEIGHTED          PERCENT  WEIGHTED
                                     OF     AVERAGE             OF     AVERAGE             OF     AVERAGE
                           AMOUNT   TOTAL     RATE    AMOUNT   TOTAL     RATE    AMOUNT   TOTAL     RATE
                          -------- -------  -------- -------- -------  -------- -------- -------  --------
                                                     (DOLLARS IN THOUSANDS)
Passbook  savings.......  $ 31,249  27.26%    3.00%  $ 30,499  26.73%    3.35%  $ 24,287  20.34%    5.53%
NOW accounts
 Interest   bearing.....     6,296   5.49     2.47%     5,634   4.94     2.78%     4,964   4.16     3.39%
 Noninterest-bearing....     4,156   3.63     0.00%     3,464   3.03     0.00%     2,635   2.20     0.00%
Money market accounts...    14,772  12.89     2.99%    14,035  12.30     3.15%    12,090  10.12     5.25%
Certificates of deposit.    58,146  50.73     5.15%    60,467  53.00     5.54%    75,455  63.18     7.04%
                          -------- ------            -------- ------            -------- ------
Total...................  $114,619 100.00%           $114,099 100.00%           $119,431 100.00%
                          ======== ======            ======== ======            ======== ======

  At September 30, 1993, the Savings Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:

                                                   AMOUNT
                     MATURITY PERIOD           (IN THOUSANDS)
                     ----------------          --------------
           3 months or less...................     $  939
           Over 3 to 6 months.................        677
           Over 6 to 12 months................        200
           Over 12 months.....................      1,219
                                                   ------
           Total..............................     $3,035
                                                   ======

Interest Sensitivity

  Interest rate-sensitivity is the result of differences in the amount of an institution's rate-sensitive assets minus its rate-sensitive liabilities. This difference, or interest rate repricing "gap", provides an indication of the extent to which an institution's net interest income will be affected by future changes in interest rates. The following table sets forth Reliable's consolidated interest rate-sensitive asset and liability balances and its maturing fixed-rate and repricing asset and liability balances within the periods indicated.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                                      INTEREST SENSITIVITY GAP ANALYSIS
                                              SEPTEMBER 30, 1993
                               -------------------------------------------------
                                            (DOLLARS IN THOUSANDS)
                                          OVER ONE  OVER FIVE
                                WITHIN    YEAR TO   YEARS TO    OVER
                               ONE YEAR  FIVE YEARS TEN YEARS TEN YEARS  TOTAL
                               --------  ---------- --------- --------- --------
Interest-earning assets:
 Mortgage loans (1)........... $31,717    $36,190    $13,229   $ 5,785  $ 86,921
 Other loans..................   3,193      2,010        231        18     5,452
 Investment securities........  22,731     25,694      2,880         0    51,305
                               -------    -------    -------   -------  --------
Total interest-sensitive
assets........................  57,641     63,894     16,340     5,803   143,678
                               -------    -------    -------   -------  --------
Interest-bearing liabilities:
 Passbook accounts............   5,326     13,329      6,676     5,918    31,249
 NOW and Money market
accounts......................  14,003      5,100      1,359       606    21,068
 Certificate accounts.........  37,988     17,959      2,199         0    58,146
                               -------    -------    -------   -------  --------
Total interest-sensitive
liabilities...................  57,317     36,388     10,234     6,524   110,463
                               -------    -------    -------   -------  --------
Interest sensitivity gap...... $   324    $27,506    $ 6,106   $  (721) $ 33,215
                               =======    =======    =======   =======  ========
Cumulative interest
sensitivity gap............... $   324    $27,830    $33,936   $33,215
                               =======    =======    =======   =======
Cumulative interest
 sensitivity gap as a percent
 of total assets..............    0.22%     18.96%     23.12%    22.63%
Cumulative rate-sensitive
 assets to rate-sensitive
 liabilities..................    1.01       1.30       1.33      1.30

- --------
(1) Includes mortgage-backed securities

 Analysis of Net Interest Income

  The Savings Bank's earnings have historically depended primarily upon the Savings Bank's net interest income, which is the difference between interest income earned on its loans and investments ("interest-bearing assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (i) the difference between rates of interest earned on the Savings Bank's interest-earning assets and rates paid on its interest-bearing liabilities ("interest rate spread") and
(ii) the relative amounts of its interest-earning assets and interest-bearing liabilities.

                               ----------------

  The following tables present an analysis of certain aspects of the Savings Bank's operations during the years ended September 30, 1993, 1992 and 1991. The first table presents the average balances of, and the interest and dividends earned or paid on, each major class of interest-earning assets and interest-bearing liabilities and the weighted average yields and rates for those categories for the periods indicated. No tax equivalent adjustments were made. Average balances were based on quarter-end balances, which management believes do not represent material differences from daily average balances. The yields and costs include fees which are considered adjustments to yields.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                                                    YEARS ENDED SEPTEMBER 30,
                          ---------------------------------------------------------------------------------
                                    1993                       1992                        1991
                          -------------------------- --------------------------  --------------------------
                                    INTEREST                   INTEREST                    INTEREST
                          AVERAGE      AND    YIELD/ AVERAGE      AND    YIELD/  AVERAGE      AND    YIELD/
                          BALANCE   DIVIDENDS  RATE  BALANCE   DIVIDENDS  RATE   BALANCE   DIVIDENDS  RATE
                          --------  --------- ------ --------  --------- ------  --------  --------- ------
                                                     (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Loans, net (1).........  $ 94,739   $9,012    9.51% $104,755   $10,537  10.06%  $110,984   $11,250  10.14%
 Investment securities
(2).....................    18,362      935    5.09     5,027       325   6.46      3,595       320   8.90
 Interest-bearing
  deposits (3)..........    29,925      918    3.07    31,794     1,114   3.50     12,597       844   6.70
                          --------   ------    ----  --------   -------  -----   --------   -------  -----
  Total interest-bearing
    assets..............   143,026   10,865    7.59%  141,576    11,976   8.46%   127,176    12,414   9.76%
                                               ----                      -----                       -----
Non-interest earning
assets..................     4,193                      3,746                       3,650
                          --------                   --------                    --------
  Total assets..........  $147,219                   $145,322                    $130,826
                          ========                   ========                    ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Interest-bearing
 liabilities:
 Savings and NOW
  accounts..............  $ 50,497   $1,458    2.89% $ 46,078   $ 1,891   4.10%  $ 38,030   $ 1,976   5.20%
 Time deposit accounts..    60,502    3,042    5.03    67,649     4,256   6.29     74,915     5,936   7.92
                          --------   ------    ----  --------   -------  -----   --------   -------  -----
  Total interest-bearing
    liabilities.........   110,999    4,500    4.05%  113,727     6,147   5.41%   112,945     7,912   7.01%
                                               ----                      -----                       -----
Non-Interest-Bearing
 Liabilities............     6,746                      6,004                       4,664
                          --------                   --------                    --------
  Total liabilities.....   117,745                    119,731                     117,609
Stockholders' Equity....  $ 29,474                   $ 25,591                    $ 13,217
                          --------                   --------                    --------
  Total liabilities and
    stockholders'
    equity..............  $147,219                   $145,322                    $130,826
                          ========                   ========                    ========
Net interest
 income/interest rate
 spread (4).............             $6,365    3.54%            $ 5,829   3.05%             $ 4,502   2.75%
                                     ======    ====             =======  =====              =======  =====
Net interest-earning
 assets/net interest
 margin (5).............  $ 32,027             4.45% $ 27,849             4.12%  $ 14,231             3.54%
                          ========             ====  ========            =====   ========            =====
Interest-bearing assets
 to interest-bearing
 liabilities
 (x times)..............      1.29x                      1.24x                       1.13x
                          ========                   ========                    ========

- --------
(1) Includes mortgage-backed securities secured by residential mortgages and non-accruing loans due to the historically low levels, collectibility and the relative immaterial impact for purposes of the analysis.

(2) Includes U.S. government and agency obligations, state and municipal obligations, FHLMC common stock and FHLB of Pittsburgh capital stock.

(3) Includes interest-bearing deposits in the FHLB of Pittsburgh and certificates of deposit in other institutions.

(4) Interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

(5) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
 Rate/Volume Analysis

  The relationship between the volume and rates of the Savings Bank's interest-earning assets and interest-bearing liabilities influences the Savings Bank's net interest income. The following table reflects the sensitivity of the Savings Bank's interest income and interest expense to changes in volume and in prevailing interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on effects attributable to: (1) changes in volume (change in volume multiplied by old rate); (2) changes in rate (change in rate multiplied by old volume); and (3) net change. Changes attributable to the combined impact of volume and rates have been allocated proportionately to changes due to volume and changes due to rate.

                                               SEPTEMBER 30,
                                            INCREASE (DECREASE)
                               --------------------------------------------------
                                   1993 VS. 1992             1992 VS. 1991
                               ------------------------  ------------------------
                                   DUE TO                    DUE TO
                               ---------------           ---------------
                               VOLUME   RATE      NET    VOLUME   RATE      NET
                               ------  -------  -------  ------  -------  -------
                                              (IN THOUSANDS)
Interest Income:
 Loans, net (1)............... $(969)  $  (556) $(1,525) $(625)  $   (88) $  (713)
 Investment securities........   692       (82)     610     15       (10)       5
 Interest-bearing deposits....   (64)     (132)    (196)   820      (550)     270
                               -----   -------  -------  -----   -------  -------
  Total interest income.......  (341)     (770)  (1,111)   210      (648)    (438)
                               -----   -------  -------  -----   -------  -------
Interest Expense:
 Savings and NOW accounts.....   168      (601)    (433)   378      (463)     (85)
 Time deposit accounts........  (421)     (793)  (1,214)  (682)     (998)  (1,680)
                               -----   -------  -------  -----   -------  -------
  Total interest expense......  (253)   (1,394)  (1,647)  (304)   (1,461)  (1,765)
                               -----   -------  -------  -----   -------  -------
Net Interest Income........... $ (88)  $   624  $   536  $ 514   $   813  $ 1,327
                               =====   =======  =======  =====   =======  =======

- --------
(1) Includes mortgage-backed securities secured by residential mortgages.

SELECTED QUARTERLY DATA (UNAUDITED)

                                        FOR THE THREE MONTHS ENDED
                          --------------------------------------------------------
                                  FISCAL 1993                  FISCAL 1992
                          ---------------------------- ---------------------------
                          SEPT.   JUNE  MARCH    DEC.  SEPT.   JUNE  MARCH   DEC.
                            30     30     31      31     30     30     31     31
                          ------ ------ ------  ------ ------ ------ ------ ------
                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Total interest income...  $2,589 $2,809 $2,625  $2,842 $2,839 $2,965 $3,092 $3,080
Total interest expense..   1,080  1,110  1,133   1,177  1,301  1,423  1,627  1,796
                          ------ ------ ------  ------ ------ ------ ------ ------
Net interest income.....   1,509  1,699  1,492   1,665  1,538  1,542  1,465  1,284
Provision for loan loss-
 es.....................     100     50     50      50     50     50     50     50
                          ------ ------ ------  ------ ------ ------ ------ ------
Net interest income af-
 ter provision
 for loan losses........   1,409  1,649  1,442   1,615  1,488  1,492  1,415  1,234
Gain on sales of invest-
 ment securities........     435    215    483     -0-    261    -0-    -0-    -0-
Gain on sales of real
 estate owned...........      12     42     (5)    -0-    -0-    -0-    -0-     11
Non-interest income.....      86     86     76      69     52     55     49     35
Non-interest expense....     698    625    641     611    593    552    532    543
                          ------ ------ ------  ------ ------ ------ ------ ------
Income before income
 taxes..................   1,244  1,367  1,355   1,073  1,208    995    932    737
Provision for income
 taxes..................     453    479    564     388    627    415    250    237
                          ------ ------ ------  ------ ------ ------ ------ ------
Net income..............  $  791 $  888 $  791  $  685 $  581 $  580 $  682 $  500
                          ====== ====== ======  ====== ====== ====== ====== ======
Earnings per share......   $0.57  $0.63  $0.56   $0.47  $0.40  $0.40  $0.47    NA*

- --------
*Not applicable

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

FINANCIAL CONDITION

 Liquidity and Sources of Capital

  For the nine months ended June 30, 1994, the total consolidated assets of Reliable Financial Corporation increased by $4,572,000 from $146,783,000 to $151,355,000 or 3.11%. The Corporation maintains a strategy of balance sheet diversification and continues to hold a favorable mix of interest-earning assets consisting of interest-bearing deposits and investments representing 37% of assets and loans and mortgage-backed securities representing 61% of assets. During the nine-month period ended June 30, 1994, net cash flows were negative $5.3 million versus negative cash flows of $5.6 million for the comparable period of fiscal 1993. The use of these funds during the nine months ended June 30, 1994 was seen primarily in the area of investing activities as evidenced by a 25% increase in investment securities since the end of the preceding fiscal year. Total loans outstanding grew by $2.3 million or 2.7% during the same period compared to a net reduction of $14.7 million for the nine months ended June 30, 1993.

  The diversity and strength of the asset side of Reliable's balance sheet provides a solid basis for earnings potential as the ratio of average interest-earning assets to average interest-bearing liabilities has been maintained at a level of 1.30-to-1 compared to a 1.29-to-1 ratio existing at the end of the fiscal year ended September 30, 1993. The Corporation retains as a source of liquidity cash and cash equivalents of $16.3 million which contributes to an overall liquidity ratio, as defined by federal regulations, of 45% as of June 30, 1994. In addition, the Corporation retains the FHLMC stock available for sale as a secondary source of liquidity. The effect of recent increases in short term interest rates has resulted in downward pressure on the market value of Reliable's investment portfolio at June 30, 1994. Despite the negative impact that a sharp rise in interest rates has on the value of investments due to the increased volatility and corresponding price erosion, management anticipates that rates will continue to rise only moderately, if at all, over the next twelve months.

  Interest rate-sensitivity is the result of differences in the amount of an institution's rate-sensitive assets minus its rate-sensitive liabilities. This difference, or interest rate repricing "gap", provides an indication of the extent to which an institution's net interest income will be affected by future changes in interest rates. The following table sets forth Reliable's consolidated interest rate-sensitive asset and liability balances and its maturing fixed-rate and repricing asset and liability balances within the periods indicated.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

                                      INTEREST SENSITIVITY GAP ANALYSIS
                                                JUNE 30, 1994
                               -------------------------------------------------
                                            (DOLLARS IN THOUSANDS)
                                          OVER ONE  OVER FIVE
                                WITHIN    YEAR TO   YEARS TO    OVER
                               ONE YEAR  FIVE YEARS TEN YEARS TEN YEARS  TOTAL
                               --------  ---------- --------- --------- --------
Interest-earning assets:
 Mortgage loans (1)........... $23,643    $30,989    $18,153   $11,579  $ 84,364
 Other loans..................   3,420      4,258      1,353       265     9,296
 Investment securities........  25,041     28,465      1,127         0    54,633
                               -------    -------    -------   -------  --------
Total interest-sensitive
assets........................  52,104     63,712     20,633    11,844   148,293
                               -------    -------    -------   -------  --------
Interest-bearing liabilities:
 Passbook accounts............   5,385     13,471      6,747     5,980    31,583
 NOW and Money market
accounts......................  14,296      5,460      1,460       673    21,889
 Certificate accounts.........  35,459     19,936      2,679         0    58,074
                               -------    -------    -------   -------  --------
Total interest-sensitive
liabilities...................  55,140     38,867     10,886     6,653   111,546
                               -------    -------    -------   -------  --------
Interest sensitivity gap...... $(3,036)   $24,845    $ 9,747   $ 5,191  $ 36,747
                               =======    =======    =======   =======  ========
Cumulative interest
sensitivity gap............... $(3,036)   $21,809    $31,556   $36,747
                               =======    =======    =======   =======
Cumulative interest
 sensitivity gap as a percent
 of total assets..............   -2.01%     14.41%     20.85%    24.28%
Cumulative rate-sensitive
 assets to rate-sensitive
 liabilities..................    0.94       1.23       1.30      1.33

- --------
(1) Includes mortgage-backed securities



  As of June 30, 1994, the ratio of non-performing assets to total consolidated assets was 2.04% as compared to a ratio of 1.80% as of the end of the preceding fiscal year. Despite this slight increase, Reliable considers this a relatively low level of non-performing assets and continues to monitor these assets on a regular basis. At June 30, 1994, Reliable had a total of $3,087,000 in non-performing loans that were past due 90 days or more and have been placed on non-accrual status. For the quarter ended June 30, 1994, a provision for possible loan losses of $50,000 was recorded which increased the allowance for possible loan losses to $850,000 at June 30, 1994. This level of allowance for possible loan losses represents 0.91% of total loans and 27.53% of total non-performing loans, compared to the coverage as of September 30, 1993 of 0.78% and 26.54%, respectively.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS (CONTINUED)

  Other than those loans included in the table below, there are no material credits that management has serious doubts as to the borrower's ability to comply with the present loan repayment terms. Management believes that the loan portfolio as of June 30, 1994 is well diversified and that there are no significant concentrations of credit. Reliable however continues to maintain a significant portion of its loan portfolio in qualifying residential mortgages. At June 30, 1994 and 1993, non-performing assets in the Savings Bank's portfolio were as follows:

                                                             JUNE 30,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
Non-accrual loans (1)................................      $3,087       $2,670
Real estate owned (2)................................         -0-          321
Accruing loans contractually past due 90 days and
over.................................................         -0-          -0-
                                                      -----------  -----------
Total................................................      $3,087       $2,991
                                                      ===========  ===========
  Percent of total assets............................        2.04%        2.01%

- --------
(1) Loans are placed in the non-accrual category when, in the opinion of management, the collection of interest due on the loan is no longer reasonably assured and it is management's current policy to place all loans past due 90 days and over on non-accrual status.
(2) The Savings Bank has customarily not held real estate owned for a period greater than one year. The real estate owned at June 30, 1993 was subsequently sold.

  The following table sets forth an analysis of the Savings Bank's allowance for loan losses at the dates indicated.

                                                            NINE MONTHS
                                                          ENDED JUNE 30,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
Balance at beginning of period.......................        $700         $495
Loans charged-off....................................         -0-          (45)
Recoveries...........................................         -0-          -0-
                                                      -----------  -----------
Net loans charged-off................................         -0-          (45)
Balance before provision for possible loan losses....         700          450
Provision for possible loan losses...................         150          150
                                                      -----------  -----------
Balance at end of period.............................        $850         $600
                                                      ===========  ===========
Allowance for loan losses to total loans.............         .91%         .63%
                                                      ===========  ===========
Allowance for loan losses to total non-performing
loans................................................       27.53%       22.47%
                                                      ===========  ===========
Net charge-offs to average loans outstanding during
the period...........................................        .000%        .049%
                                                      ===========  ===========

  On the liability side of the balance sheet, growth in the overall deposit account balances showed an increase of $1.8 million or 1.6% since the fiscal year ended September 30, 1993. The other significant increase in liabilities as of June 30, 1994 was the collection of $1.5 million in advances from borrowers for taxes and insurance. The Corporation continues to maintain no outstanding debt or borrowings as of June 30, 1994 and as of that date the total amount of outstanding investment and loan commitments and loans in process was $10,665,000.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Consolidated stockholders' equity of the Corporation was $30,717,000 which represents a stated book value of $21.78 per share at June 30, 1994. Annualized return on average equity for the three- and nine-month periods ended June 30, 1994 was 12.03% and 11.02%, respectively, compared to the return on average equity for the 1993 fiscal year of 10.70%. Reliable Savings Bank remains well capitalized at June 30, 1994 as tangible, core and risk-based capital levels continue to be well in excess of the current regulatory capital requirements.

RESULTS OF OPERATIONS

 Net Income

  Net income for the three months ended June 30, 1994 was $906,000 or $0.64 per share, an increase of 2% from the $888,000 and $0.63 per share earned during the third quarter of fiscal 1993. Nine month year-to-date income for fiscal 1994 was $2,488,000 or $1.76 per share, including the cumulative effect of a change in an accounting principle totaling $365,000 or $0.26 per share. Nine-month income before the cumulative effect adjustment was $2,123,000 or $1.50 per share, a decrease of 10% over the comparative nine-month results of operations of $2,364,000 and $1.65 per share for fiscal 1993. For the comparative three- and nine-month periods ended June 30, 1994 and June 30, 1993 the annualized return on average assets was 2.42% and 2.22%, respectively, for fiscal 1994 compared to 2.40% and 2.13%, respectively, for fiscal 1993.

  The operating results of Reliable are largely dependent upon the net interest income generated by the Savings Bank. Net interest income represents the amount by which interest income on earning assets, including FHLMC stock available for sale, investment securities and loans, exceeds interest paid on interest-bearing liabilities, mainly deposits. Interest rate fluctuations, as well as changes in the amount and type of earning assets and interest-bearing liabilities combine to affect net interest income. In addition to contributing to growth in earnings for the Corporation in fiscal 1993, the low interest rate environment has also had its effect on the more recent decrease in interest earning yields. The narrowing of the rates can be seen in the Savings Bank's interest rate spread or the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities. The average interest rate spread during the comparative three- and nine-month periods ended June 30, 1994 and 1993 was 3.21% compared to 3.83% and 3.26% versus 3.59%, respectively.

 Net Interest Income

  Net interest income reflected a decrease of $364,000 or 7.5% for the nine-month period ended June 30, 1994 compared to the nine-month period ended June 30, 1993. A comparison of the quarterly figures showed a decrease of $223,000 or 13% between the third quarter of fiscal 1994 and the respective quarter of fiscal 1993. The net interest margin, a measure which reflects the net yield on interest-earning assets, however, continued to reflect Reliable's earnings ability. The net interest margin for the third quarter of fiscal year 1994 was 4.06% compared to 4.73% for the same quarter in the prior fiscal year. Nine-month comparative periods reflect a net interest margin of 4.12% for fiscal 1994 versus 4.50% for fiscal 1993.

  During the nine months ended June 30, 1994, interest income declined by $660,000 or 8% when compared to the same period ended one year earlier. This decrease can be attributed to continued repricing of the loan portfolio in a lower interest rate environment along with the origination of new loans and the purchase of investment securities at yields lower than the previously existing portfolio. The low interest rate environment also accelerated prepayments on loans and mortgage-backed securities, as residential mortgage borrowers refinanced their loans. The cost of funds also declined due to the maturing and repricing downward of deposits reflected by an offsetting 8.65% or $296,000 decrease in interest expense incurred between the comparative nine-month periods.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The impact of the repricing of interest earning assets faster than the cost of interest bearing liabilities resulting in the downward trend during fiscal 1994 in net interest income which should stabilize if interest rates remain constant or begin to rise. In addition to interest rate fluctuations, however, net interest income is affected by the mix of assets and liabilities maintained and the potential repricing characteristics of each. Although the Corporation has experienced a shift in earning assets from higher yielding loans through reinvestment in lower yielding investment securities and mortgage-backed securities, the changes in the volume and types of deposit accounts maintained did not vary significantly, thereby preventing the cost of funds to decline as rapidly as asset yields. Based on the Corporation's asset and liability management analysis, it is expected that a 200 basis point movement in interest rates in either direction would not have a significant impact on the Corporation's anticipated net interest income over the next twelve months.

 Provision for Possible Loan Losses

  The provision for possible loan losses is based upon management's assessment of the inherent risk of loss in the loan portfolio. This evaluation process takes into consideration the growth and composition of the portfolio, historical loan loss experience and delinquency trends, overall credit risk exposure related to general economic conditions and the identification of problem loans based on the current ability of borrowers to repay and the adequacy of the underlying collateral securing the loans. The provision for possible loan losses for the nine months ended June 30, 1994 and 1993 was $150,000, respectively. As Reliable's management continues to monitor the loan portfolio the necessary measures will be taken in order to maintain an adequate allowance for possible loan losses to absorb unforeseen future losses. Although no specific losses are anticipated and management believes the allowance for loan losses to be adequate at June 30, 1994, in view of the expected normal loan growth, management's plans include recording at least $200,000 in provision for possible loan losses during the fiscal year ending September 30, 1994.

  Historically, the Corporation has experienced an insignificant level of charge-offs. Maintaining a high quality loan portfolio is of great importance to the Corporation. The Corporation manages the risk characteristics of the loan portfolio through the use of prudent lending policies and procedures and monitors risk through a periodic review process provided by external auditors, regulatory authorities and a credit advisory service group associated with the Federal Home Loan Bank of Pittsburgh. Based on these reviews, management's stringent lending practices and the traditional composition of the loan portfolio represented by greater than 90% of loans secured by one-to-four family residences, the Corporation is able to maintain a loan loss allowance relatively smaller than its peers. However, in the ongoing management of the credit portfolio, as lending diversification continues, the constant importance of collectibility will be emphasized by the Corporation in an effort to maintain a safe level of non-performing loans and an adequate reserve for possible loan losses to absorb unforeseen future losses.

 Non-Interest Income

  Non-interest income increased $842,000 or 87% during the nine-month period ended June 30, 1994 versus the same nine-month period ended a year ago. For the nine months ended June 30, 1994 compared to the nine months ended June 30, 1993, the Corporation recognized net gains of $1,542,000 and $735,000, respectively, on the sales of investment securities and real estate owned. The gains on such sales were primarily attributable to the sale of shares of Federal Home Loan Mortgage Corporation (FHLMC) stock. The approximate amount of unrealized gain on the remaining FHLMC stock at June 30, 1994 was $4,426,000. Offsetting the gains during fiscal 1993 were the non-operating costs incurred to hold the REO properties.

                 RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  Other non-interest income increased by $35,000 or 15% during the nine-month period ended June 30, 1994 versus the same nine-month period one year ago, but showed a decrease of $9,000 or 10.5% for the comparative fiscal three-month periods. Included in other non-interest income are fees generated out of normal operating activities, such as transaction account service fees and late payment charges. Service fee income based on the levels of customer activity is one area in which revenues may be generated by the Savings Bank that are largely unaffected by the prevailing economic conditions and interest rate environment.
 Non-Interest Expense

  Total non-interest expense increased by $374,000 or 60% for the quarter ended June 30, 1994 when compared to the prior fiscal year's third quarter. During the comparative nine months ended June 30, 1994 and 1993, non-interest expense was $2,304,000 and $1,877,000, respectively, an increase of 22.75%. The major components of non-interest expense represent the normal recurring costs of operations including compensation and employee benefits, occupancy expense, deposit insurance, data processing and outside service and professional fees. In addition to these regular operating costs, during the quarter ended June 30, 1994 Reliable incurred approximately $300,000 in non-recurring costs that relate to the proposed merger transaction discussed in Note 7. The management of Reliable estimates that upon completion of the pending transaction that the total amount of these one-time merger costs to be incurred will approximate $725,000.

  The Corporation continues to focus on overall cost maintenance which translates into a relatively low overhead burden with ratios of net interest income to non-interest expense of 1.48 and 2.72-to-1 and percentages of non-interest expense to average assets of 2.67% and 1.69% for the fiscal quarters ended June 30, 1994 and 1993, respectively. The same ratios for the respective nine-month periods ended on the same dates were 1.95 and 2.59-to-1 for net interest income to non-interest expense and percentages of 2.06% and 1.69% for non-interest expense to average assets.
 Provision for Income Taxes

  The Corporation incurred provisions for income taxes of $906,000 and $1,723,000 for the three- and nine-month periods ended June 30, 1994, respectively. These figures compare to provisions for income taxes of $479,000 and $1,431,000 for the same respective periods ended June 30, 1993. The increased level of provision for income taxes varied between the comparative fiscal periods primarily due to the tax effects of changes in the Corporation's operating results and the resultant levels of taxable income generated. Income before income taxes for the Corporation increased by 33% between the comparative fiscal quarters ended June 30, 1994 and 1993. The provision for state income taxes assessed on the net earnings of the Savings Bank is determined based on a current statutory rate of 11.5%. Additional state tax liabilities are incurred by the Corporation as a separate entity in both Delaware as the state of incorporation and Pennsylvania where business operations are conducted.

                           REGULATION AND SUPERVISION

FCFC AND UNITED

  FCFC and United are bank holding companies registered as such with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). As bank holding companies, FCFC and United are each required to file with the Federal Reserve Board an annual report and other information. The Federal Reserve Board is also empowered to make examinations and inspections of FCFC and United and their respective subsidiaries.

  The Bank Holding Company Act and Regulation Y of the Federal Reserve Board require every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire direct or indirect ownership or control of more than 5% of the outstanding voting shares or substantially all of the assets of a bank or merge or consolidate with another bank holding company. The Federal Reserve Board may not approve acquisitions by FCFC or United of such percentage of voting shares or substantially all the assets of any bank located in any state other than Pennsylvania unless the laws of such state specifically authorize such an acquisition.

  The Bank Holding Company Act generally prohibits a bank holding company from engaging in a nonbanking business or acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any nonbanking corporation, subject to certain exceptions, the principal one of which exceptions is applicable where the business activity in question is determined by the Federal Reserve Board to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Bank Holding Company Act does not place territorial restrictions on the activities of such banking related subsidiaries of bank holding companies.

  Under the Federal Reserve Act, subsidiary banks of a bank holding company are subject to certain restrictions on extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or other securities thereof or acceptance of such stock or securities as collateral for loans to any one borrower. A bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or the furnishing of property or services.

  Under the Pennsylvania Banking Code, there is no limit on the number of Pennsylvania banks that may be owned or controlled by a Pennsylvania bank holding company such as FCFC and United.

  The Federal Reserve Board has issued risk-based capital adequacy guidelines which provide for a standard designed principally as a measure of credit risk. These guidelines require that: (1) at least 50% of a banking organization's total capital ("Total Capital") be common and certain other "core" equity capital ("Tier 1 Capital"); (2) assets and off-balance sheet items be weighted according to risk; (3) the Total Capital to risk-weighted assets ratio be at least 8%; and (4) the minimum leverage capital ratio, Tier 1 Capital to total assets, be 3% for banking organizations that do not anticipate significant growth and have well-diversified risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity and good earnings. The minimum leverage capital ratio for other banking organizations is generally expected to be 4-5%, depending on their particular condition and growth plans.

  The table below presents FCFC's historical and pro forma capital position relative to its minimum capital requirements:

                                             HISTORICAL         PRO FORMA(1)
                                          AT JUNE 30, 1994    AT JUNE 30, 1994
                                         ------------------- -------------------
                                                  PERCENTAGE          PERCENTAGE
                                          AMOUNT  OF ASSETS   AMOUNT  OF ASSETS
                                         -------- ---------- -------- ----------
                                                 (DOLLARS IN THOUSANDS)
Tier 1 Capital.......................... $174,004   15.95%   $218,312   17.14%
Risk-Based Requirement..................   43,639    4.00      50,934    4.00
Total Capital...........................  188,071   17.24     234,554   18.42
Risk-Based Requirement..................   87,278    8.00     101,867    8.00
Leverage Capital........................  174,004    8.89     218,312    9.68
Minimum Leverage Requirement............   58,722    3.00      67,631    3.00

- --------
(1) Assuming that FCFC, United and Reliable had been combined as of June 30, 1994, and that pooling of interests accounting had been used to record the business combinations. If FCFC and United only were combined, the pro forma Tier I Capital ratio would be 15.49%, the pro forma Total Capital ratio would be 16.77% and the pro forma Leverage ratio would be 8.87%.

  Upon consummation of the Reliable Merger, FCFC will be not only a bank holding company subject to regulation and supervision by the Federal Reserve Board under the Bank Holding Company Act as described above, but also a savings and loan holding company subject to regulation and supervision by the OTS under the Savings and Loan Holding Company Act, as amended, and by the Pennsylvania Department of Banking under the Pennsylvania Savings Association Code of 1967, as amended. While this dual regulation and supervision will increase FCFC's cost of compliance with federal and state banking laws and regulations, it is not expected to have a significant adverse effect on its operations or financial condition.

SUBSIDIARY BANKS AND UNITAS BANK

  Unitas Bank and the Subsidiary Banks, other than Deposit, PBTC and Central are subject to the supervision of and are regularly examined by the Comptroller of the Currency (the "OCC"). In addition, because such banks are members of the Federal Reserve System, they are also subject to examination by that System. Deposit, PBTC and Peoples are Pennsylvania-chartered banks and are not members of the Federal Reserve System. They are subject to the supervision of and regularly examined by the Pennsylvania Department of Banking and the FDIC and are subject to certain regulations of the Federal Reserve Board. Because Central is a Pennsylvania-chartered bank and a member of the Federal Reserve System, it is subject to the supervision of and is regularly examined by the Pennsylvania Department of Banking and the Federal Reserve System. All the Subsidiary Banks and Unitas Bank are members of the FDIC and, as such, are subject to examination by the FDIC.

  The areas of operation of the Subsidiary Banks and Unitas Bank which are subject to regulation by federal and Pennsylvania laws, regulations and regulatory agencies include reserves against deposits, maximum interest rates for specific classes of loans, truth-in-lending and truth-in-savings disclosure, permissible types of loans and investments, trust operations, mergers and acquisitions, issuance of securities, payment of dividends, Community Reinvestment Act evaluations, mandatory external audits, establishment of branches and other aspects of operations. Under the Pennsylvania Banking Code, a state or national bank located in Pennsylvania may establish branches anywhere in the state. In addition, the OCC, the FDIC and the Federal Reserve Board have issued to national banks, state nonmember banks and state member banks, respectively, capital adequacy and risk-based capital guidelines similar to those adopted by the Federal Reserve Board for bank holding companies as described above. The Subsidiary Banks and Unitas Bank are in compliance with all such guidelines.

RECIPROCAL INTERSTATE BANKING

  As stated above, under the Bank Holding Company Act a bank holding company located in one state cannot acquire a bank or a bank holding company located in another state unless the law of such other state specifically permits such acquisition. On June 25, 1986, Pennsylvania passed a law (Act No. 1986-69) (referred to herein as the "Reciprocal Interstate Banking Law") which provides that a bank holding company located in any state or the District of Columbia can acquire a Pennsylvania bank or bank holding company if the jurisdiction where the acquiring bank holding company is located has passed an enabling law that permits a Pennsylvania bank holding company to acquire a bank or a bank holding company in such jurisdiction. As of June 30, 1994 enabling laws have been passed so that the required reciprocity presently exists with approximately 34 states, of which the following 18 are east of the Mississippi
River: Connecticut, Delaware, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Rhode Island, Tennessee, Vermont and West Virginia.

  It is difficult to determine the precise effects that reciprocal interstate banking will have on FCFC, United and the Subsidiary Banks, but it is likely that the number of potential buyers for Pennsylvania banks and bank holding companies will increase. The Reciprocal Interstate Banking Law also permits Pennsylvania bank holding companies that desire to expand outside Pennsylvania to acquire banks and bank holding companies located in jurisdictions with which Pennsylvania has reciprocity.

                        EFFECTS OF GOVERNMENTAL POLICIES

  The business and earnings of FCFC and United are affected not only by general economic conditions, but also by the monetary and fiscal policies of the United States government and its agencies, including the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in United States government securities, changes in the discount rate on borrowings by banks and savings institutions from the Federal Reserve System and changes in reserve requirements on bank and savings institution deposits. These instruments, together with fiscal and economic policies of various governmental entities, influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans, received on investments or paid for deposits.

  The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of bank holding companies and their subsidiary banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national and Pennsylvania economies and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels and loan demand or the effect of such changes on the business and earnings of FCFC, United or the Subsidiary Banks.

            COMPARISON OF FCFC COMMON STOCK AND UNITED COMMON STOCK

GENERAL

  Both FCFC and United are Pennsylvania business corporations governed by and subject to the Pennsylvania Business Corporation Law of 1988 ("BCL"). If the proposed Merger is consummated, United shareholders who do not exercise their dissenters' rights will become FCFC shareholders and, as such, their rights as shareholders will continue to be governed by the BCL. Described below are differences between the rights of United shareholders and the rights of FCFC shareholders which arise from differences between the Articles of Incorporation and By-Laws of United and the Articles of Incorporation and By-Laws of FCFC.

VOTING RIGHTS

  General. Holders of United Common Stock and holders of FCFC Common Stock are each entitled to one vote for each share held on all matters submitted to a shareholder vote. Except where a greater vote is required by law or by the Articles of Incorporation or By-Laws (see "Voting Rights--Mergers, Consolidations, Etc." and "Voting Rights--Amendment of Articles and By-Laws" below), any matter submitted to a vote of the shareholders at a duly organized meeting of the shareholders may be passed, in the case of FCFC, by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, in the case of United, by the affirmative vote of a majority of the votes which all shareholders present are entitled to cast at the meeting.

  Election of Directors. Holders of United Common Stock and holders of FCFC Common Stock are not entitled to exercise cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a majority of the shares voted in order to be elected.

  As permitted by the BCL, the By-Laws of FCFC and United provide that their respective Boards of Directors shall be divided into three classes, with one class to be elected at each annual meeting of shareholders and each class to serve for a term of three years. The By-Laws of FCFC and United provide that vacancies on their respective Boards of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority vote of the remaining members of the Board, even if less than a quorum, and that each person so appointed will be a director until the expiration of the term of office of the class of directors to which he was appointed, in the case of FCFC, and until the shareholders elect a successor, in the case of United.

  Mergers, Consolidations, Etc. The Articles of Incorporation of FCFC provide that no merger, consolidation or liquidation or dissolution of FCFC nor any action that would result in the sale or other disposition of all or substantially all of the assets of FCFC shall be valid unless first approved by the affirmative vote of the holders of at least 75% of the outstanding shares of FCFC Common Stock; provided, however, that in a merger or consolidation, no vote of the shareholders is required if the number of outstanding shares of FCFC Common Stock is increased by less than 100% as a result of the merger or consolidation. The supermajority voting requirement contained in the FCFC Articles of Incorporation may result in a transaction favored by the holders of a majority of the shares in effect being vetoed by a minority.

  The Articles of Incorporation of United provide that certain business combinations (including mergers, sales of assets, and sales or issuances of securities) with any Interested Stockholder or Affiliate thereof (both as defined below), plans of liquidation or dissolution proposed by any Interested Stockholder or Affiliate thereof, and any recapitalization or securities reclassification which would increase the proportionate interest in United of any Interested Stockholder or Affiliate thereof, must be approved by the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of United Common Stock. The term "Interested Stockholder" is defined as any (i) beneficial owner, directly or indirectly, of more than 15% of the voting power of the United Common Stock, (ii) any entity controlling, controlled by, or under common control with, United who was a beneficial owner of 5% or more of the voting power of the United Common Stock within the last two years or (iii) the assignee or other successor to the beneficial ownership of such shares owned within the last two years by any person described in (i) or (ii) above, provided that such assignment or succession was not the result of a public offering within the meaning of the Securities Act of 1933. FCFC is not an Affiliate of United; therefore, this "supermajority" approval requirement will not be triggered by the consummation of the Merger.

  Amendment of Articles and By-Laws. Except with respect to mergers and similar transactions as described above, the Articles of Incorporation of FCFC may generally be amended by a resolution of a majority of the Board of Directors which is adopted by the affirmative vote of a majority of the votes cast by all shareholders of FCFC entitled to vote thereon. However, approval of a resolution or petition amending the provision of FCFC's Articles of Incorporation pertaining to approval of mergers or similar transactions would require the affirmative vote of the holders of at least 75% of the outstanding shares of FCFC Common Stock. The Articles of Incorporation of United may generally be amended by a resolution of a majority of the Board of Directors which is adopted by the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders of United are entitled to cast thereon. However, approval of a resolution or petition amending the provisions of United's Articles of Incorporation pertaining to (i) the lack of cumulative voting in elections for members of the Board of Directors, (ii) certain business combinations, (iii) directors' business judgment or (iv) the amendment of the Articles or By-Laws, would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of United Common Stock.

  The By-Laws of United may be amended by the affirmative vote of the holders of two-thirds of the outstanding United Common Stock. The By-Laws of United may also be amended by a majority vote of the Board of Directors, subject to the power of the United shareholders to change such action by the affirmative vote of the holders of two-thirds of the outstanding United Common Stock. In contrast, an amendment of the By-Laws of FCFC by the shareholders requires the affirmative vote of the holders of at least 80% of the outstanding shares of FCFC Common Stock. The By-Laws of FCFC may also be amended by a majority vote of the FCFC Board of Directors, subject to the power of the FCFC shareholders to change such action by the affirmative vote of the holders of 80% of the outstanding FCFC Common Stock.

QUALIFICATIONS FOR DIRECTORS

  The By-Laws of FCFC require that directors who have never served as such before December 31, 1988 and who are elected after such date must maintain direct, indirect or beneficial ownership of at least 2,500 shares of FCFC Common Stock. In addition, directors of FCFC elected after December 31, 1988 who have never served as directors before such date are not eligible for reelection when age 72 or over. The By-Laws of United require directors to retire upon reaching age 66.

"ANTI-TAKEOVER" PROVISIONS

  The Articles of Incorporation and By-Laws of FCFC contain a number of provisions that may be considered to be "anti-takeover" in nature. Among these are those relating to the previously described three-year staggered terms of office for directors, the absence of cumulative voting and the 75% shareholder vote requirement for mergers and similar transactions and the 80% shareholder vote requirement for amendments to the By-Laws not approved by the Board of Directors. Another such provision is the authorization contained in FCFC's Articles of Incorporation for the Board of Directors to oppose a tender offer or other offer for securities of FCFC on the basis of factors other than economic benefit to the shareholders, including the impact of an acquisition of FCFC on the employees, depositors and customers of FCFC and its subsidiaries as well as the communities which FCFC and its subsidiaries serve and the reputation and business practices of the offeror. The FCFC Board of Directors is also authorized to issue preferred stock, with or without voting rights and convertible or not convertible into FCFC Common Stock, which could potentially be used to discourage attempts by others to obtain control of FCFC through merger, tender offer, proxy or consent solicitation or otherwise by making such attempts more difficult to achieve or more costly. The Articles of Incorporation and By-Laws of United contain certain similar provisions with respect to staggered terms of office for the directors, supermajority approval of certain business combinations, and authorization of the United Board of Directors to oppose a tender offer or other offer for United's securities on the basis of factors other than economic benefit to the shareholders.

  The classification of the Board of Directors of FCFC helps to assure continuity and stability of corporate leadership and policy, while the absence of cumulative voting, by making it more difficult for a minority to gain representation on the Board of Directors, helps to assure that directors will represent and act in the best interests of all shareholders and not any special group. The 75% shareholder vote requirement prevents the entry by FCFC into certain types of extraordinary corporate transactions in the absence of a clear mandate from its shareholders. The authorization to consider the interests of employees, depositors, customers and the communities served by FCFC and its subsidiaries in evaluating an offer for FCFC's securities is a recognition of the responsibilities of FCFC's Board of Directors to these constituent groups. However, the overall effect of these provisions might be to discourage the making of, or to enable management to defeat, a future tender offer for FCFC Common Stock, which offer might include a substantial premium over the market price of FCFC Common Stock at that time or which the majority of FCFC's shareholders might for other reasons consider to be in their best interests. In addition, not only might these provisions assist the incumbent management of FCFC in retaining their positions in the face of an outside attempt to gain control of FCFC, but such provisions might also place incumbent management in a better position to resist changes that FCFC's shareholders may wish to make if dissatisfied with incumbent management's conduct of FCFC's business.

  The management of FCFC is not aware of any specific effort to accumulate securities of FCFC or United or to obtain control of FCFC by means of a tender offer or otherwise. However, the provisions of the Articles of Incorporation and By-Laws of FCFC discussed above were adopted in light of the Reciprocal Interstate Banking Law, which might make such an attempt more likely. See "Regulation and Supervision." The management of FCFC has no present intention to propose the adoption of other "anti-takeover" provisions in future proxy solicitations. The BCL also contains "anti-takeover" provisions applicable to FCFC which make a takeover of a Pennsylvania corporation more difficult in certain circumstances.

DISSENTERS' RIGHTS

  Subject to certain exceptions, the BCL provides for dissenters' rights in a variety of transactions, including certain mergers or consolidations to which a Pennsylvania business corporation is a party and certain share exchanges involving a Pennsylvania business corporation. However, dissenters' rights are not available to shareholders of a Pennsylvania business corporation if their stock is either listed on a national securities exchange or held of record by 2,000 or more shareholders, except in cases involving (i) shares converted by a plan into something other than shares of the acquiring, surviving, new or other corporation (or such shares and money in lieu of fractional shares), (ii) shares of any preferred or special class unless the plan or the terms of the transaction provide that all shareholders of such class are entitled to vote thereon and require the affirmative vote of a majority of the votes cast by all shareholders of such class to adopt the plan or effect the transaction or (iii) shares entitled to dissenters' rights in the case of special treatment of shareholders under Section 1906(c) of the BCL.

  Because United Common Stock is not listed on a national securities exchange and United has less than 2,000 shareholders, holders of United Common Stock are entitled to exercise dissenters' rights in connection with the proposed merger or in the other situations described above. See "Plan of Reorganization-- Dissenters' Rights of United Shareholders." FCFC Common Stock is listed on the New York Stock Exchange, which is a national securities exchange. Therefore, FCFC shareholders following the Merger, including former United shareholders who receive FCFC Common Stock pursuant to the Plan of Reorganization, will not be entitled to exercise dissenters' rights in future transactions to which FCFC is a party, except as stated above.

DIVIDEND REINVESTMENT PLAN

  FCFC currently maintains a dividend reinvestment plan in order to provide its shareholders with a simple and convenient method of investing cash dividends and voluntary contributions of up to $10,000 per quarter in additional shares of FCFC Common Stock. The price per share is equal to 95% of the then current fair market value of FCFC Common Stock. The dividend reinvestment plan relates only to dividends paid on (and further investment in) FCFC Common Stock. Following the sale of any dividend reinvestment plan shares by an FCFC shareholder, such shareholder is not eligible to purchase additional shares pursuant to the plan for a period of six months. United has a Dividend Reinvestment and Stock Purchase Plan that permits a United shareholder to invest cash dividends and voluntary contributions of up to $5,000 per quarter in additional shares of United Common Stock. The purchase price per share is not discounted as in the FCFC plan. United shareholders who are participating in the United Dividend Reinvestment and Stock Purchase Plan on the Effective Date of the Merger and who receive shares of FCFC Common Stock in exchange for their shares of United Common Stock will automatically become participants in the FCFC dividend reinvestment plan on the Effective Date of the Merger.

MISCELLANEOUS

  There are no sinking fund provisions, conversion rights or redemption provisions applicable to United Common Stock or FCFC Common Stock, and holders of fully paid shares of United Common Stock or FCFC Common Stock are under no liability for further calls or assessments. Holders of United Common Stock and FCFC Common Stock are entitled to dividends when, as and if declared by their respective Boards of Directors out of funds legally available therefor. Neither the holders of United Common Stock nor the holders of FCFC Common Stock have preemptive rights to subscribe for additional shares of United Common Stock or FCFC Common Stock, as the case may be, which may be issued from time to time. On liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of United Common Stock and FCFC Common Stock are entitled to share ratably in the assets of United or FCFC, as the case may be, after all liabilities of such corporation have been satisfied.

FCFC PREFERRED STOCK

  FCFC's authorized capital includes a class of 3,000,000 shares of preferred stock, par value $1 per share ("FCFC Preferred Stock"). As yet, no shares of FCFC Preferred Stock have been issued. Such FCFC

Preferred Stock may be issued in one or more series by resolution of the Board of Directors from time to time without further authorization by shareholders. Each series will have such dividend rate and date from which dividends accumulate, and such general voting, dividend, redemption, liquidation, conversion and sinking fund rights, if any, as the Board of Directors of FCFC may determine. All shares of any one series of FCFC Preferred Stock will have identical rights.

  Each series of FCFC Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of FCFC, and before any dividends (other than dividends payable in stock of junior shares) are paid on any series or class ranking junior to the shares of such series, dividends at the rate fixed by the FCFC Board of Directors for such series. Under Pennsylvania law, no dividend may be paid on FCFC Common Stock which would reduce the remaining net assets of FCFC below the amount to which holders of any series of FCFC Preferred Stock, if issued, would be entitled in a voluntary liquidation.

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

FCFC

  The independent auditors for FCFC and its subsidiaries are selected annually by the FCFC Board of Directors. Grant Thornton has been appointed to audit the financial statements of FCFC for 1994. Jarrett * Stokes & Co. has served as the independent auditor for FCFC or NBOC for each year since 1978.

  Representatives of Jarrett * Stokes & Co. are expected to be present at the Special Meeting and to be available to answer appropriate questions.

UNITED

  At present, the financial statements of United are audited annually by Ernst & Young, independent certified public accountants. It is anticipated that if the Merger is consummated, the financial statements of United will, in the future, be audited by FCFC's independent auditors.

  Representatives of Ernst & Young, are expected to be present at the Special Meeting and to be available to respond to appropriate questions.

                                 LEGAL OPINIONS

  The validity of the shares of FCFC Common Stock to be issued in the Merger will be passed upon for FCFC by Tomb and Tomb, Attorneys-at-Law, Indiana, Pennsylvania. David R. Tomb, Jr., a partner of the firm of Tomb and Tomb, is Vice President, Secretary and Treasurer and a Director of FCFC. Information concerning the beneficial ownership of FCFC Common Stock by Mr. Tomb is set forth under "Management of FCFC--Board of Directors." During 1993, Tomb and Tomb performed legal services for FCFC and its subsidiaries and the fees paid for such services in 1993 were $65,000. Reed Smith Shaw & McClay, special counsel to FCFC and United in connection with the proposed Merger, will be rendering an opinion with respect to certain tax matters in connection with the proposed Merger. See "Plan of Reorganization--Conditions to the Merger."

                                    EXPERTS

  The audited consolidated financial statements of FCFC appearing on pages F-2 through F-14 of this Proxy Statement/ Prospectus have been examined by Jarrett
* Stokes & Co., independent certified public accountants, whose report thereon is included herein on page F-2. Such financial statements have been included herein in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

  The consolidated financial statements of United at December 31, 1993 and 1992, and for each of the three years ended December 31, 1993 appearing on pages F-22 through F-34 of this Proxy Statement/Prospectus have been audited by Ernst & Young, independent auditors, as set forth in their report appearing on page F-22, and are included herein in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

  The audited consolidated financial statements of Reliable appearing on pages F-41 through F-58 of this Proxy Statement/Prospectus have been examined by Edwards Leap & Sauer, independent certified public accountants, whose report thereon is included herein on page F-41. Such financial statements have been included herein in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

  Proposals of FCFC shareholders intended to be presented at FCFC's 1995 Annual Meeting of Shareholders must be received by the Secretary of FCFC not later than November 29, 1994 in order to be considered for inclusion in FCFC's proxy statement for such meeting.

  If the Plan of Reorganization is approved and the Merger becomes effective before the date for United's 1995 Annual Meeting, United will have been merged into FCFC, and no 1995 Annual Meeting of Shareholders of United will be held. In that event, holders of FCFC Common Stock issued in the Merger will be entitled to vote at FCFC's 1995 Annual Meeting of Shareholders.

                         INDEX TO FINANCIAL STATEMENTS

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES:
 Audited Financial Statements:
  Auditor's Report.........................................................  F-2
  Balance Sheets...........................................................  F-3
  Statements of Income.....................................................  F-4
  Statements of Cash Flows.................................................  F-5
  Statements of Changes in Shareholders' Equity............................  F-6
  Notes to Financial Statements............................................  F-6
 Unaudited Interim Financial Statements:
  Balance Sheets........................................................... F-15
  Statements of Income..................................................... F-16
  Statements of Changes in Shareholders' Equity............................ F-17
  Statements of Cash Flows................................................. F-18
  Notes to Financial Statements............................................ F-19
UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES:
 Audited Financial Statements:
  Report of Independent Auditors........................................... F-22
  Balance Sheet............................................................ F-23
  Statement of Income...................................................... F-24
  Statement of Changes in Shareholders' Equity............................. F-25
  Statement of Cash Flows.................................................. F-26
  Notes to Financial Statements............................................ F-27
 Unaudited Interim Financial Statements:
  Balance Sheet............................................................ F-35
  Statement of Income...................................................... F-36
  Statement of Changes in Shareholders' Equity............................. F-37
  Statement of Cash Flows.................................................. F-38
  Notes to Financial Statements............................................ F-39
RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY:
 Audited Financial Statements:
  Independent Auditors' Report............................................. F-41
  Balance Sheets........................................................... F-42
  Statements of Income..................................................... F-43
  Statements of Changes in Stockholders' Equity............................ F-44
  Statements of Cash Flows................................................. F-45
  Notes to Financial Statements............................................ F-46
 Unaudited Interim Financial Statements:
  Balance Sheets........................................................... F-59
  Statements of Income..................................................... F-60
  Statements of Changes in Stockholders' Equity............................ F-61
  Statements of Cash Flows................................................. F-62
  Notes to Financial Statements............................................ F-63

                     FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                                                              AUDITOR'S REPORT


Report of Jarrett . Stokes & Co.
Independent Certified Public Accountants


Board of Directors and Shareholders of
First Commonwealth Financial Corporation
Indiana, Pennsylvania


We have audited the accompanying consolidated balance sheets of First Commonwealth Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Commonwealth Financial Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in NOTE 1 to the consolidated financial statements, the Corporation changed its method of accounting for income taxes and investments.


                                                        JARRETT . STOKES & CO.

Indiana, Pennsylvania
March 2, 1994

- --------------------------------------------------------------------------------

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

(Dollar Amounts in Thousands)

                                                                           December 31,
                                                                   ------------------------------
                                                                      1993               1992
                                                                   ------------------------------

Assets
  Cash and due from banks on demand                                $   51,044          $   63,337
  Interest-bearing deposits with banks                                  2,569              18,196
  Federal funds sold                                                       -0-             30,555

  Securities available for sale                                       465,224                  -0-

  Investment securities, market value
    $383,943 in 1993 and $674,066 in 1992                             381,811             664,046

  Loans                                                             1,037,675             994,768
    Unearned income                                                   (31,499)            (30,241)
    Reserve for possible loan losses                                  (14,544)            (14,267)
                                                                   ------------------------------
      Net loans                                                       991,632             950,260
                                                                   ------------------------------
  Property and equipment                                               21,911              21,107
  Other real estate owned                                               4,929               4,044
  Other assets                                                         36,149              36,003
                                                                   ------------------------------
         Total assets                                              $1,955,269          $1,787,548
                                                                   ==============================

Liabilities
  Deposits (All Domestic):
    Noninterest-bearing                                            $  167,306          $  167,486
    Interest-bearing                                                1,408,318           1,377,337
                                                                   ------------------------------
      Total deposits                                                1,575,624           1,544,823
                                                                   ------------------------------
  Short-term borrowings                                               171,497              52,676
  Other liabilities                                                    14,332              11,516
  Long-term debt                                                        7,363               8,130
                                                                   ------------------------------
      Total liabilities                                             1,768,816           1,617,145
                                                                   ------------------------------

Shareholders' Equity

  Preferred stock, $1 par value per share, 3,000,000
    shares authorized and unissued                                         -0-                 -0-
  Common stock, $5 par value per share, 25,000,000
    shares authorized, 9,321,012 issued and outstanding                46,605              46,605
  Additional paid-in capital                                           35,296              35,455
  Retained earnings                                                   107,417              93,256
  Unrealized gain on securities available for sale                      1,584                  -0-
                                                                   ------------------------------
                                                                      190,902             175,316
  Deferred compensation                                                (4,449)             (4,913)
                                                                   ------------------------------
      Total shareholders' equity                                      186,453             170,403
                                                                   ------------------------------
         Total liabilities and shareholders' equity                $1,955,269          $1,787,548
                                                                   ==============================

The accompanying notes are an integral part of these consolidated financial statements.
- --------------------------------------------------------------------------------

                       FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENTS OF INCOME

                            (Dollar Amounts in Thousands, except per share data)

                                                                            Years Ended December 31,
                                                                  -------------------------------------------

                                                                      1993            1992            1991
                                                                  -------------------------------------------

INTEREST INCOME
  Interest and fees on loans                                      $   86,121     $    84,612     $    81,357
  Interest and dividends on investments:
    Taxable interest                                                  41,323          39,922          34,494
    Interest exempt from Federal income taxes                          2,955           4,118           4,184
    Dividends                                                            628             271             166
  Interest on Federal funds sold                                         208             650           1,610
  Interest on bank deposits                                              483           1,844           3,990
                                                                  -------------------------------------------
      Total interest income                                          131,718         131,417         125,801
                                                                  -------------------------------------------

INTEREST EXPENSE
  Interest on deposits                                                54,041          59,906          65,484
  Interest on short-term borrowings                                    3,496           1,723           1,569
  Interest on long-term debt                                             456             454             456
                                                                  -------------------------------------------
      Total interest expense                                          57,993          62,083          67,509
                                                                  -------------------------------------------
NET INTEREST INCOME                                                   73,725          69,334          58,292
    Provision for possible loan losses                                 2,197           3,219           4,946
                                                                  -------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES          71,528          66,115          53,346
                                                                  -------------------------------------------

OTHER INCOME
  Net securities gains                                                 2,333             679             677
  Trust income                                                         2,194           1,967           1,303
  Service charges on deposit accounts                                  4,720           4,400           3,397
  Other income                                                         2,878           2,328           2,152
                                                                  -------------------------------------------
      Total other income                                              12,125           9,374           7,529
                                                                  -------------------------------------------

OTHER EXPENSES
  Salaries and employee benefits                                      25,397          22,968          20,154
  Net occupancy expense                                                3,595           3,235           2,796
  Furniture and equipment expense                                      3,710           3,246           2,762
  FDIC expense                                                         3,521           3,222           2,474
  Settlement of lender liability claim                                    -0-          1,400              -0-
  Other operating expenses                                            15,021          13,754          11,680
                                                                  -------------------------------------------
      Total other expenses                                            51,244          47,825          39,866
                                                                  -------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING METHOD                                                   32,409          27,664          21,009
    Applicable income taxes                                            9,719           7,076           5,025
                                                                  -------------------------------------------
NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING METHOD                                                   22,690          20,588          15,984
Cumulative effect of change in accounting method                         500              -0-             -0-
                                                                  -------------------------------------------
NET INCOME                                                        $   23,190     $    20,588     $    15,984
                                                                  ===========================================
Average Shares Outstanding                                        18,642,024      18,107,266      17,024,494

PER SHARE DATA:
  NET INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING METHOD                                          $     1.22     $      1.14     $      0.94
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD                $     0.02     $      0.00     $      0.00
  NET INCOME                                                      $     1.24     $      1.14     $      0.94

The accompanying notes are an integral part of these consolidated financial statements.
- --------------------------------------------------------------------------------

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar Amounts in Thousands)

                                                                          Years Ended December 31,
                                                                   ---------------------------------------
                                                                     1993           1992           1991
                                                                   ---------------------------------------

Operating Activities
  Net income                                                       $  23,190      $  20,588      $  15,984
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for possible loan losses                                2,197          3,219          4,946
     Depreciation and amortization                                     4,701          3,547          2,954
     Net gains on sales of assets                                     (2,617)          (273)          (904)
  Changes net of acquisition:
     Decrease (increase) in interest receivable                          145          2,712           (209)
     Increase in interest payable                                       (896)        (2,336)            (3)
     Increase (decrease) in income taxes payable                         308           (567)           354
     Provision for deferred taxes                                     (1,189)          (406)          (478)
     Other - net                                                        (719)        (2,363)          (663)
                                                                   ---------------------------------------
        Net cash provided by operating activities                     25,120         24,121         21,981
                                                                   ---------------------------------------
Investing Activities

  Proceeds from investment securities transactions:
     Sales                                                            95,658         16,840         65,362
     Maturities and redemptions                                      329,606        170,301        119,994
  Proceeds from sales of loans and other assets                       14,661         17,866            245
  Acquisition of affiliate                                                -0-        (3,950)            -0-
  Changes net of acquisition:
     Net decrease in time deposits with banks                         15,627         39,945          3,583
     Purchases of investment securities                             (603,637)      (263,036)      (301,778)
     Net increase in loans                                           (57,044)       (22,614)       (42,239)
     Purchases of premises and equipment                              (3,425)        (3,728)        (1,936)
                                                                   ---------------------------------------
        Net cash used by investing activities                       (208,554)       (48,376)      (156,769)
                                                                   ---------------------------------------
Financing Activities
  Proceeds from issuance of long-term debt                               202          2,500             -0-
  Repayments of long-term debt                                          (505)          (179)            -0-
  Tax benefit of ESOP dividend                                            84            119             97
  Discount on dividend reinvestment plan purchases                      (159)          (124)           (80)
  Dividends paid                                                      (8,571)        (6,860)        (5,899)
  Dividends paid by subsidiary prior to merger                          (169)          (285)          (263)
  Changes net of acquisition:
     Net increase in deposits                                         30,883         65,441        130,020
     Net increase (decrease) in Federal funds purchased               45,955        (10,550)         3,150
     Net increase (decrease) in other short-term borrowings           72,866         15,482        (11,112)
                                                                   ---------------------------------------
        Net cash provided by financing activities                    140,586         65,544        115,913
                                                                   ---------------------------------------
        Net increase (decrease) in cash and cash equivalents         (42,848)        41,289        (18,875)

Cash and cash equivalents acquired with acquisition                       -0-         6,300             -0-
Cash and cash equivalents at January 1                                93,892         46,303         65,178
                                                                   ---------------------------------------
Cash and cash equivalents at December 31                           $  51,044      $  93,892      $  46,303
                                                                   =======================================

The accompanying notes are an integral part of these consolidated financial statements.
- --------------------------------------------------------------------------------

                       FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                   (Dollar Amounts in Thousands)

                                                                                    Unrealized
                                                                                    Gain (Loss)
                                                      Additional                  on Securities                      Total
                                        Common         Paid-in       Retained       Available      Deferred      Shareholders'
                                         Stock         Capital       Earnings        For Sale    Compensation       Equity
                                        -------------------------------------------------------------------------------------

Balance at December 31, 1990            $ 42,561       $ 22,719      $ 71,918       $ (1,615)      $ (4,821)       $ 130,762
Net income                                    -0-            -0-       15,984             -0-            -0-          15,984
Cash dividends declared                       -0-            -0-       (5,899)            -0-            -0-          (5,899)
Cash dividends declared by
  subsidiary prior to merger                  -0-            -0-         (263)            -0-            -0-            (263)
Decrease in unrealized loss on
  marketable equity securities                -0-            -0-           -0-         1,197             -0-           1,197
Tax benefit on ESOP dividends                 -0-            -0-           97             -0-            -0-              97
Increase in deferred compensation             -0-            -0-           -0-            -0-          (806)            (806)
Discount on dividend reinvestment
  plan purchases                              -0-           (80)           -0-            -0-            -0-             (80)
                                        ---------------------------------------------------------------------------------------

Balance at December 31, 1991              42,561         22,639        81,837           (418)        (5,627)         140,992

Net income                                    -0-            -0-       20,588             -0-            -0-          20,588
Cash dividends declared                       -0-            -0-       (9,003)            -0-            -0-          (9,003)
Cash dividends declared by
  subsidiary prior to merger                  -0-            -0-         (285)            -0-            -0-            (285)
Decrease in unrealized loss on
  marketable equity securities                -0-            -0-           -0-           418             -0-             418
Tax benefit on ESOP dividends                 -0-            -0-          119             -0-            -0-             119
Decrease in deferred compensation             -0-            -0-           -0-            -0-           714              714
Discount on dividend reinvestment
  plan purchases                              -0-          (124)           -0-            -0-            -0-            (124)
Acquisition of subsidiary                  4,044         12,940            -0-            -0-            -0-          16,984
                                        -------------------------------------------------------------------------------------

Balance at December 31, 1992              46,605         35,455        93,256             -0-        (4,913)         170,403
Net income                                    -0-            -0-       23,190             -0-            -0-          23,190
Cash dividends declared                       -0-            -0-       (8,944)            -0-            -0-          (8,944)
Cash dividends declared by
  subsidiary prior to merger                  -0-            -0-         (169)            -0-            -0-            (169)
Increase in unrealized gain on
  securities available for sale, net
  of tax effect                               -0-            -0-           -0-         1,584             -0-           1,584
Tax benefit on ESOP dividends                 -0-            -0-           84             -0-            -0-              84
Decrease in deferred compensation             -0-            -0-           -0-            -0-           464              464
Discount on dividend reinvestment
  plan purchases                              -0-          (159)           -0-            -0-            -0-            (159)
                                        -------------------------------------------------------------------------------------

Balance at December 31, 1993            $ 46,605       $ 35,296      $107,417       $  1,584       $ (4,449)       $ 186,453
                                        =====================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

- --------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    Years Ended December 31, 1993, 1992 and 1991

NOTE 1--Statement of Accounting Policies

General

The following summary of accounting and reporting policies is presented to aid the reader in obtaining a better understanding of the financial statements and related financial data of First Commonwealth Financial Corporation (the "Corporation") and its subsidiaries contained in this report. Such policies conform to generally accepted accounting principles and to general practice within the banking industry.

The Corporation and its subsidiaries are on the accrual basis of accounting except for certain trust related revenues which are recorded on a cash basis. Recording income from such activities on a cash basis does not materially affect net income.

Certain items of the consolidated statements for the years ended December 31, 1992 and 1991 have been reclassified to conform with the December 31, 1993 presentation.

- --------------------------------------------------------------------------------

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--Statement of Accounting Policies (Continued)

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

Investments of 20 to 50 percent of the outstanding common stock of investees are accounted for using the equity method of accounting.

Securities

In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 ("FAS No. 115"), Accounting for Certain Investments in Debt and Equity Securities. This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows: (a) securities held-to-maturity, (b) trading securities and (c) securities available-for-sale.

Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as securities available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

The Corporation adopted FAS No. 115 effective December 31, 1993 and classified securities as either held-to-maturity or available-for-sale. The Corporation does not engage in trading activities (see NOTES 4 and 5).

Prior to the implementation of FAS No. 115, investment securities consisted of debt and equity securities. Debt securities were stated at cost adjusted for amortization of premium and accretion of discount. These securities were principally purchased with the intent of holding them until maturity. Marketable equity securities were carried at the lower of aggregate cost or market value. Net gain or loss on the sale of investment securities was determined by using the specific identification method.

Loans

Loans are carried at the principal amount outstanding. Unearned income on installment loans is taken into income on a declining basis which results in an approximately level rate of return over the life of the loan. Interest is accrued as earned on nondiscounted loans. When a loan becomes past due and doubt exists as to the ultimate collection of principal and interest, the accrual of income is discontinued and is only recognized at the time payment is received.

Renegotiated loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

Loan Fees

Loan origination and commitment fees, net of associated direct costs, are deferred and the net amount is amortized as an adjustment to the related loan yield on the interest method, generally over the contractual life of the related loans or commitments.

Other Real Estate Owned

Real estate, other than bank premises, is recorded at the lower of cost or market at the time of acquisition. Expenses related to holding the property, net of rental income, are generally charged against earnings in the current period. Other real estate also includes properties that have in substance been foreclosed. In-substance foreclosed properties are those properties where the borrower has little or no remaining equity in the property considering its fair market value; where repayment can only be expected to come from the operation or sale of the property; and where the borrower has effectively abandoned control of the property or it is doubtful that the borrower will be able to rebuild equity in the property. In-substance foreclosed properties included in other real estate owned were $111 and $1,514 at December 31, 1993 and 1992, respectively.

Reserve for Possible Loan Losses

The reserve for possible loan losses represents management's estimate of an amount adequate to provide for losses which may be incurred on loans currently held. Management determines the adequacy of the reserve based on historical patterns of loan charge-offs and recoveries, the relationship of the reserve to outstanding loans, industry experience, current economic trends and other factors relevant to the collectibility of loans currently in the portfolio.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line and accelerated methods over the estimated useful life of the asset. Charges for maintenance and repairs are expensed as incurred. Where a lease is involved, amortization is charged over the term of the lease or the estimated useful life of the improvement, whichever is shorter.

Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("FAS No. 109"), Accounting for Income Taxes (see NOTE 14). Under the asset and liability method utilized by FAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases given the provisions of the enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based upon available evidence.

Effective January 1, 1993, the Corporation adopted FAS No. 109 and has reported the cumulative effect of that change in method of accounting for income taxes in the 1993 consolidated statement of income.

Cash Flow Statement

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

- --------------------------------------------------------------------------------

                       FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (Dollar Amounts in Thousands, except per share data)

NOTE 1--Statement of Accounting Policies (Continued)

Supplemental Disclosures

Cash paid during the year for:


                  1993     1992     1991
                 -------  -------  -------

 Interest        $59,119  $64,546  $67,518
 Income taxes    $ 9,245  $ 8,175  $ 5,187

Noncash Investing and Financing Activities

The Corporation borrowed $250 in 1993 and $1,520 in 1991 and concurrently loaned these amounts to the First Commonwealth Financial Corporation Employee Stock Ownership Plan Trust ("ESOP") on identical terms. The loan has been recorded as long-term debt on the Corporation's books and the offset was recorded as a reduction in common shareholders' equity. Loan payments in the amount of $714 were made by the ESOP in each of the three years ending in 1993, thereby reducing the outstanding amount related to deferred compensation to $4,449 at December 31, 1993.

Earnings Per Common Share

Earnings per share have been calculated on the weighted average number of common shares outstanding during each year, restated to reflect pooling of interests. Additionally, average number of shares has been restated to reflect the two-for-one stock split effected in the form of a 100% stock dividend declared on January 18, 1994 (see NOTE 22).

Fair Values of Financial Instruments

The financial statements include various estimated fair values at December 31, 1993, as required by Statement of Financial Accounting Standards No. 107 ("FAS No. 107"). Such information, which pertains to the Corporation's financial instruments, is based on the requirements set forth in FAS No. 107 and does not purport to represent the aggregate net fair value of the Corporation. It is the Corporation's general practice and intent to hold its financial instruments to maturity, except for certain securities designated as securities available for sale, and not to engage in trading activities. Many of the financial instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and the methodologies in absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

The following methods and assumptions were used by the Corporation in estimating financial instrument fair values:

Cash and short-term instruments: The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

Securities: Fair values for investment securities and securities available for sale are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of nonmarketable equity securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock, is considered a reasonable estimate of fair value.

Loans receivable: Fair values of variable rate loans subject to frequent repricing and which entail no significant credit risk are based on the carrying values. The estimated fair values of other loans are estimated by discounting the future cash flows using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest is considered a reasonable estimate of fair value.

Off-balance-sheet instruments: Many of the Corporation's off-balance-sheet instruments, primarily loan commitments and standby letters of credit, are expected to expire without being drawn upon, therefore the commitment amounts do not necessarily represent future cash requirements. Management has determined that due to the uncertainties of cash flows and difficulty in predicting the timing of such cash flows, fair values were not estimated for these instruments.

Deposit liabilities: For deposits which are payable on demand at the reporting date, representing all deposits other than time deposits, management estimates that the carrying value of such deposits is a reasonable estimate of fair value. The carrying amounts of variable rate time deposit accounts and certificates of deposit approximate their fair values at the report date. Fair values of fixed rate time deposits are estimated by discounting the future cash flows using interest rates currently being offered and a schedule of aggregated expected maturities. The carrying amount of accrued interest approximates its fair value.


Short-term borrowings: The carrying amounts of short-term borrowings such as Federal funds purchased, securities sold under agreements to repurchase, borrowings from the Federal Home Loan Bank and treasury, tax and loan notes approximate their fair values.

Long-term debt: The carrying amounts of variable rate debt approximate their fair values at the report date. Fair values of fixed rate debt are estimated by discounting the future cash flows using the Corporation's estimated incremental borrowing rate for similar types of borrowing arrangements.

NOTE 2--Business Combination

Effective December 31, 1993 the Corporation acquired all of the outstanding common shares of Peoples Bank of Western Pennsylvania, a state-chartered bank headquartered in New Castle, Pennsylvania. Each of the 375,000 outstanding shares of common stock were exchanged for two shares of the Corporation's common stock. The merger was accounted for as a pooling of interests, and accordingly, all financial statements were restated as though the merger had occurred at the beginning of the earliest period presented.

Effective April 30, 1992, the Corporation acquired all of the outstanding common shares of Central Bank ("Central"), a state-chartered bank headquartered in Hollidaysburg, Pennsylvania, for 808,765 shares of the Corporation's common stock and $3,950 in cash. The acquisition was accounted for as a purchase transaction, whereby the identifiable tangible and intangible assets and liabilities of Central have been recorded at their fair values at the acquisition date.  Goodwill of $4,858 and core deposit
- --------------------------------------------------------------------------------

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar Amounts in Thousands)

NOTE 2--Business Combination (continued)

intangibles of $2,873 acquired in the transaction are being amortized on a straight-line basis over respective periods of fifteen and ten years. Under the purchase method of accounting, the results of operations of Central from the date of acquisition were included in the financial statements.

NOTE 3--Cash and Due From Banks on Demand

Regulations of the Board of Governors of the Federal Reserve System impose uniform reserve requirements on all depository institutions with transaction
accounts (checking accounts, NOW accounts, etc.).   Reserves are maintained in
the form of vault cash or a noninterest-bearing balance held with the Federal Reserve Bank. The subsidiary banks maintained with the Federal Reserve Bank average balances of $3,355 during 1993 and $3,971 during 1992.

NOTE 4--Investment Securities

Below is an analysis of the book values and approximate fair values of debt securities at December 31:


                                                  1993                                        1992
                             -------------------------------------------------------------------------------------------------
                                           Gross        Gross     Approximate               Gross      Gross      Approximate
                             Amortized   Unrealized   Unrealized     Fair      Amortized  Unrealized  Unrealized      Fair
                                Cost        Gains        Losses     Value        Cost       Gains       Losses       Value
                             -------------------------------------------------------------------------------------------------
U.S. Treasury Securities     $    -0-      $  -0-      $    -0-    $    -0-    $ 62,958     $ 1,562    $  (16)     $ 64,504

Obligations of U.S.
Government Corporations
and Agencies:

  Mortgage Backed Securities  207,349         923         (805)     207,467     380,749       6,143      (612)      386,280

  Other                        85,570         425         (121)      85,874      89,362       1,170      (126)       90,406

Obligations of States and
  Political Subdivisions       73,366       1,646         (349)      74,663      72,642       1,639      (209)       74,072

Debt Securities Issued By
  Foreign Governments             745           4           -0-         749         350         -0-        (2)          348

Corporate Securities           10,722         442          (73)      11,091      21,768         285      (152)       21,901

Other Mortgage Backed
  Securities                    4,059          40           -0-       4,099      22,522         221       (92)       22,651
                             ------------------------------------------------------------------------------------------------
     Total Debt Securities   $381,811      $3,480      $(1,348)    $383,943    $650,351     $11,020   $(1,209)     $660,162
                             ================================================================================================



Mortgage backed securities include mortgage backed obligations of the U.S. Government agencies and corporations, mortgage backed securities issued by other organizations and other asset backed securities. These obligations have contractual maturities ranging from 5 to 34 years and have an anticipated average life to maturity ranging from less than one year to 10 years.

The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                              Estimated
                                   Amortized   Market
                                     Cost       Value
                                   --------------------

Due within 1 year                   $ 20,174   $ 20,326
Due after 1 but within 5 years       111,271    112,482
Due after 5 but within 10 years       30,439     30,662
Due after 10 years                     8,519      8,907
                                    -------------------
                                     170,403    172,377
Mortgage backed securities           211,408    211,566
                                    -------------------
     Total debt securities          $381,811   $383,943
                                    ===================

Proceeds from the sales of investment securities were $16,840 and $65,362 in 1992 and 1991, respectively. Gross gains of $803 and $1,456 were recognized during 1992 and 1991, respectively, while gross losses of $124 and $779 were recognized in the corresponding periods.

Marketable equity securities included in investment securities at December 31, 1992 with a cost basis of $6,219 had gross unrealized gains of $331 and gross unrealized losses of $122. The Corporation also held nonmarketable equity securities in the amount of $7,476 at December 31, 1992, primarily Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 1993 equity securities have been classified as securities available for sale.

Investment securities with a book value of $249,160 and $181,787 were pledged at December 31, 1993 and 1992, respectively, to secure public deposits and for other purposes required or permitted by law.
- --------------------------------------------------------------------------------

                       FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   (Dollar Amounts in Thousands)


NOTE 5--Securities Available For Sale

Below is an analysis of the amortized cost and approximate fair values of securities available for sale at December 31, 1993:

                                                        Gross      Gross     Approx.
                                           Amortized  Unrealized Unrealized   Fair
                                             Cost       Gains     Losses     Value
                                          -------------------------------------------

U.S. Treasury Securities                    $103,253  $  862      $  (125)  $103,990

Obligations of U.S.
  Government Corporations
  and Agencies:

    Mortgage Backed
     Securities                              285,854   2,507         (978)   287,383

    Other                                     49,726     323         (133)    49,916

Obligations of States and
  Political Subdivisions                          97     -0-           -0-        97

Corporate Securities                           4,688      50           -0-     4,738

Other Mortgage Backed
  Securities                                   6,327      25           (9)     6,343
                                          -------------------------------------------

    Total Debt Securities                    449,945   3,767       (1,245)   452,467

Equity Securities                             12,841     -0-          (84)    12,757
                                          -------------------------------------------
  Total Securities
    Available for Sale                      $462,786  $3,767      $(1,329)  $465,224
                                          ===========================================


Mortgage backed securities include mortgage backed obligations of the U.S. Government agencies and corporations, mortgage backed securities issued by other organizations and other asset backed securities. These obligations have contractual maturities ranging from 5 to 34 years and have an anticipated average life to maturity ranging from less than one year to 10 years.

The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.


                                              Estimated
                                   Amortized    Fair
                                     Cost       Value
                                   --------------------

Due within 1 year                   $  4,960   $  5,083
Due after 1 but within 5 years       141,804    142,652
Due after 5 but within 10 years        8,815      8,804
Due after 10 years                     2,185      2,202
                                    -------------------
                                     157,764    158,741
Mortgage backed securities           292,181    293,726
                                    -------------------
     Total debt securities          $449,945   $452,467
                                    ===================

Proceeds from the sales of investment securities during 1993 were $95,658. Gross gains of $2,350 and gross losses of $17 were realized on those sales.

NOTE 6--Loans (all domestic)

Loans at year end were divided among these general categories:


                                            December 31,
                                       ----------------------
                                          1993        1992
                                       ----------------------

Commercial, financial,
  agricultural and other               $  153,039   $196,979
Real estate loans:
     Construction and land
       development                          9,718     11,676
     1-4 Family dwellings                 412,799    373,174
     Other real estate loans              220,804    188,226
Loans to individuals for household,
  family and other personal
  expenditures                            239,904    220,085
Leases, net of unearned income              1,411      4,628
                                       ---------------------
          Subtotal                      1,037,675    994,768
Unearned income                           (31,499)   (30,241)
                                       ---------------------
          Total loans and leases       $1,006,176   $964,527
                                       =====================

Management's estimate of the fair value of loans was $1,035,850 and $991,491 at December 31, 1993 and 1992, respectively.

Most of the Corporation's business activity was with customers located within Pennsylvania. The portfolio is well diversified, and as of December 31, 1993, there were no significant concentrations of credit.


NOTE 7--Reserve for Possible Loan Losses

Description of changes:


                                                         1993     1992     1991
                                                        ------------------------

Reserve balance at January 1                            $14,267  $ 9,426  $8,323

Additions:
     Recoveries of previously
       charged off loans                                  1,564    1,115     825
     Provision charged to operating
       expense                                            2,197    3,219   4,946
     From acquisition                                       -0-    4,501     -0-
Deductions:
     Loans charged off                                    3,484    3,994   4,668
                                                        ------------------------
Reserve balance at December 31                          $14,544  $14,267  $9,426
                                                        ========================

For Federal tax purposes, the reserve for possible loan losses was $1,911 in 1993 and $2,222 in 1992.

NOTE 8--Financial Instruments with Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amount of those instruments reflects the extent of involvement the Corporation has in particular classes of financial instruments. The Corporation does not issue any other instruments with significant off-balance-sheet risk.

The Corporation's exposure to credit loss in the event of nonperformance by the other party of the financial instrument for commitments to extend credit, standby letters of credit and commercial letters of credit written is
- --------------------------------------------------------------------------------

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar Amounts in Thousands)

NOTE 8--Financial Instruments with Off-Balance-Sheet Risk (continued)

represented by the contract or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the notional amount of those instruments at December 31, 1993 and 1992.

                                          1993      1992
                                        ------------------

Financial instruments whose contract
  amounts represent credit risk:
   Commitments to extend credit         $182,013  $153,319
   Standby letters of credit            $ 17,900  $ 11,858
   Commercial letters of credit         $     65  $     10


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and commercial letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 9--Premises and Equipment

Premises and equipment are described as follows:


                                               1993     1992
                                             ----------------

Land                                         $ 3,615  $ 2,977
Buildings and improvements                    22,200   21,084
Leasehold improvements                         3,312    3,254
Furniture and equipment                       20,377   19,221
                                             ----------------

          Subtotal                            49,504   46,536
Less accumulated depreciation and
  amortization                                27,593   25,429
                                             ----------------
          Total premises and
            equipment                        $21,911  $21,107
                                             ================

Depreciation and amortization related to premises and equipment was $3,008 in 1993, $2,637 and $1,901, in 1992 and 1991, respectively.

NOTE 10--Interest-Bearing Deposits

Components of interest-bearing deposits at December 31 were as follows:


                                         1993        1992
                                      ----------------------

N.O.W. and Super N.O.W. accounts      $  169,897  $  168,130
Savings and MMDA accounts                426,640     411,380
Time deposits                            811,781     797,827
                                      ----------------------
   Total interest-bearing deposits    $1,408,318  $1,377,337
                                      ======================

Included in time deposits at December 31 were certificates of deposit in denominations of $100 or more maturing as follows:


                     1993      1992
                    -----------------

3 months or less    $19,734  $ 25,289
3 to 6 months        12,543    15,906
6 to 12 months       16,542    11,140
Over 12 months       47,006    49,731
                    -----------------
    Total           $95,825  $102,066
                    =================

Interest expense related to $100 or greater certificates of deposit amounted to $5,426 in 1993, $7,389 in 1992, and $7,566 in 1991.

Management's estimated fair value of deposits was $1,590,502 and $1,565,065 at December 31, 1993 and 1992, respectively.

NOTE 11--Short-term Borrowings

Short-term borrowings at December 31 were as follows:


                              1993                         1992
                    ------------------------------------------------------
                    Ending   Average  Average    Ending   Average  Average
                    Balance  Balance    Rate     Balance  Balance    Rate
                    ------------------------------------------------------
Federal funds
 purchased          $ 46,155  $22,782   3.10%     $   -0-  $ 2,505   6.75%
Borrowings from
 FHLB                 62,276   22,673   3.32          -0-      -0-    -0-
Securities sold
 under agreements
 to repurchase        43,498   41,714   4.28       34,272   25,595   4.69
Treasury, tax and
 loan note option     19,568    8,756   2.91       18,404   10,359   3.41
                    ------------------------------------------------------
    Total           $171,497  $95,925   3.64      $52,676  $38,459   4.48
                    ======================================================
Maximum total at
 any month-end      $171,497                      $67,056
                    ======================================================

Interest expense on short-term borrowings for the years ended December 31 is detailed below:


                                                 1993    1992    1991
                                                -----------------------
Federal funds purchased                         $  705  $  169  $   58
Borrowings from FHLB                               753     -0-     -0-
Securities sold under agreements to
  repurchase                                     1,783   1,201   1,089
Treasury, tax and loan note option                 255     353     422
                                                ----------------------
          Total interest on
            short-term borrowings               $3,496  $1,723  $1,569
                                                ======================

- --------------------------------------------------------------------------------

                       FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                                      NOTE  TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   (Dollar Amounts in Thousands)

NOTE 12--Long-Term Debt

Long-term debt at December 31, 1993 follows:

                                                Amount          Rate
                                                ------          ------
Bank subordinated notes due September, 1997     $  716          8.38%
ESOP loan due September, 1997                    2,678       80% of Prime
Bank loan due December, 1997                     2,000          Prime
ESOP loan due March, 2001                        1,770          Prime
Mortgage note due October, 2003                    199          6.26%
                                                ------
        Total long-term debt                    $7,363
                                                ======

All subordinated notes are unsecured and equally subordinated in right of payment to depositors and other creditors. The notes are redeemable at 102% of principal until maturity, at the bank's option. The subordinated notes do not provide for sinking fund obligations. Scheduled loan payments and subordinated note maturities are summarized below:


                  1994    1995    1996    1997    1998  Thereafter
                 -------------------------------------------------
Loan payments    $1,419  $1,483  $1,484  $1,307   $272     $682
Note maturities    -0-     -0-     -0-      716    -0-      -0-
                 -------------------------------------------------

    Total        $1,419  $1,483  $1,484  $2,023   $272     $682
                 =================================================


Management estimated the fair value of long-term debt at December 31, 1993 to be $7,433 and $8,207 at December 31, 1992.

NOTE 13--Common Share Commitments

At December 31, 1993 the Corporation had 25,000,000 common shares authorized and 18,642,024 shares outstanding after reflecting the two-for-one stock split effected in the form of a 100% stock dividend (see NOTE 22). The Corporation may be required to issue additional shares to satisfy common share purchases related to the employee stock ownership plan described in NOTE 15.

NOTE 14--Federal Income Taxes

As discussed in Note 1, effective January 1, 1993 the Corporation adopted FAS No. 109. As permitted under FAS No. 109, prior years' financial statements have not been restated. The adoption of this statement resulted in a cumulative benefit of $500 in 1993. This benefit was primarily due to lower tax rates in the year that FAS No. 109 was adopted than tax rates were in the years of purchase business combinations.

The income tax provision consists of:


                                          1993     1992     1991
                                        -------------------------
Current tax provision for income
  before securities transactions        $ 9,591   $7,229   $5,273
Securities transactions                     817      231      230
                                        -------------------------
           Total current tax
              provision                  10,408    7,460    5,503
                                        -------------------------
Deferred tax provision (credit) on:
  Loan loss provision                      (327)     (72)    (404)
  Bond discount                             (53)    (130)     (62)
  Leasing income                           (432)    (236)     (44)
  Purchase accounting valuations           (209)     -0-      -0-
  Depreciation                              (15)     110       31
  Loan origination fees and costs           185       47      172
  Other                                     162     (103)    (171)
                                        -------------------------
           Total deferred tax benefit      (689)    (384)    (478)
                                        -------------------------
           Total tax provision          $ 9,719   $7,076   $5,025
                                        =========================

Temporary differences between financial statement carrying amounts and tax bases of assets and liabilities that represent significant portions of the deferred tax assets (liabilities) at January 1, 1993 and December 31, 1993 were as follows:

                                          December 31    January 1
                                          ------------------------
Reserve for possible loan losses           $ 4,422        $ 4,095
Accumulated accretion of bond discount        (278)          (331)
Lease financing deduction                     (149)          (581)
Purchase accounting valuations, other
  than excess purchase price                (2,191)        (2,400)
Accumulated depreciation                      (348)          (363)
Unrealized gain on securities
  available for sale                          (851)           -0-
Loan origination fees and costs               (192)            (7)
Other - net                                    325            487
                                          ------------------------
  Deferred tax asset balance               $   738        $   900
                                          ========================

Management does not feel a need to establish a valuation allowance against the deferred tax asset because of the Corporation's ability to recover previously paid taxes through carrybacks.

The total tax provision for financial reporting purposes differs from the amount computed by applying the statutory income tax rate to income before income taxes. The differences are as follows:


                                     1993            1992          1991
                             -----------------------------------------------
                                       % of            % of            % of
                                      Pretax          Pretax          Pretax
                             Amount   Income  Amount  Income  Amount  Income
                             -----------------------------------------------
Tax at statutory rate        $11,343  35.0    $9,406  34.0    $7,143   34.0

Increase (decrease)
  resulting from:
    Effect of
       nontaxable
       interest               (1,979) (6.1)   (2,406) (8.7)   (2,346) (11.2)
    Other                        355   1.1        76   0.3       228    1.1
                             -----------------------------------------------
        Total tax
          provision          $ 9,719  30.0    $7,076  25.6    $5,025   23.9
                             ===============================================

NOTE 15--Retirement Plans

All employees with at least one year of service are eligible to participate in the employee stock ownership plan. Contributions to the plan are determined by the board of directors, and are based upon a prescribed percentage of the annual compensation of all participants. These contributions are used to purchase the Corporation's common shares. Contributions to the plan were $622 in 1993, $680 in 1992 and $518 in 1991.

The Corporation also has a savings plan pursuant to the provisions of section 401(k) of the Internal Revenue Code. Under the terms of the plan, each participant will receive an automatic employer contribution to the plan in an amount equal to 3% of compensation. Each participating employee may contribute up to 5% of compensation to the plan which is matched by the employer's contribution equal to 60% of the employee's contribution. The 401(k) plan expense was $1,158 in 1993, $984 in 1992, $875 in 1991.

Statement of Financial Accounting Standards No. 106 ("FAS No. 106"), Employers' Accounting for Postretirement Benefits Other than Pensions established standards for accounting for postretirement benefits, primarily health care benefits. FAS No. 106 was effective for all fiscal years
- --------------------------------------------------------------------------------

FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar Amounts in Thousands)

NOTE 15--Retirement Plans (continued)

beginning after December 15, 1992. Since the Corporation generally does not offer these benefits, the impact on net income is not considered material.

Employees of Central were covered by a noncontributory defined benefit plan, which covered substantially all of its employees. The plan was fully funded, and no contributions were made during the past three years. The net periodic cost was $16 during 1992. The plan was terminated during 1993 and Central employees were included in the Corporation's employee stock ownership plan and 401(k) plan. The plan termination resulted in a gain of $186 thousand recorded during 1993.

NOTE 16--Deferred Compensation

The Corporation had borrowed amounts which were concurrently loaned to the First Commonwealth Financial Corporation Employee Stock Ownership Plan Trust ("ESOP") on the same terms. The combined balances of the ESOP related loans were $4,449 at December 31, 1993.

The loans have been recorded as long-term debt on the Corporation's consolidated balance sheets. A like amount of deferred compensation was recorded as a reduction of common shareholders' equity. Deferred compensation, included as a component of shareholders' equity, represents the Corporation's prepayment of future compensation expense. As the Corporation makes annual contributions to the ESOP, these contributions, plus dividends accumulated on the Corporation's common stock held by the ESOP, will be used to repay the loan to the Corporation. As the loan is repaid, common stock is allocated to the ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loan. Interest on this loan was $245 in 1993 and $286 in 1992 and $382 in 1991. Dividends on common shares held in the ESOP used for debt service were $417 in 1993, $351 in 1992 and $289 in 1991.

NOTE 17--Commitments and Contingent Liabilities

During 1990, a subsidiary bank was named as a defendant in a forgery claim where the bank allegedly allowed checks bearing forged endorsements to be negotiated. Management feels that its maximum exposure is not significant and that it has adequate defenses for the claim. This action is being vigorously defended and, in the opinion of management, should be resolved in the bank's favor.

There are no material legal proceedings to which the Corporation or its subsidiaries are a party, or of which any of their property is the subject, except proceedings which arise in the normal course of business and, in the opinion of management, will not have any material adverse effect on the consolidated financial position of the Corporation and its subsidiaries.

The Corporation leases various premises and assorted equipment under noncancelable agreements. Total future minimum rental commitments at December 31, 1993 were as follows:

                    1994  1995  1996  1997  1998  Thereafter  Total
                    -----------------------------------------------
      Premises      $451  $352  $255  $212  $148    $805     $2,223
      Equipment      171    36    17     1   -0-     -0-        225
                    -----------------------------------------------

         Total      $622  $388  $272  $213  $148    $805     $2,448
                    ===============================================

Under the terms of various lease agreements, increases in utilities and taxes may be passed on to the lessee. Such adjustments are not reflected in the above table. Additionally, various lease renewal options are available and are not included in the minimum lease commitments until such options are exercised. Total lease expense amounted to $1,034 in 1993, $1,326 in 1992 and $1,248 in 1991.

NOTE 18--Related Party Transactions

Some of the Corporation's or its subsidiaries' directors, executive officers, principal shareholders and their related interests, had transactions with the subsidiary banks in the ordinary course of business during 1993. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than the normal risk of collectibility nor do they present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future.

The following is an analysis of loans to those parties whose aggregate loan balances exceeded $60 during 1993.

      Balances December 31, 1992              $34,840
      Advances                                  7,599
      Repayments                              (17,307)
      Other                                       102
                                              -------
      Balances December 31, 1993              $25,234
                                              =======

Three loans to two directors, or their related interests were placed on a nonaccrual status during 1992 due to cash flow deficiencies. The original loans were made on substantially the same terms as those prevailing at the time for comparable transactions. One loan to a director has been in compliance with the terms of the loan and has been removed from a nonaccrual status. The original amount of this loan was $616 and the balance at December 31, 1993 was $500. The remaining two loans to one director remained on a nonaccrual status during 1993. The original balances of these loans were $1,969 and the recorded balance of these loans at December 31, 1993 was reduced to $987. In the opinion of management, adequate amounts have been provided in the reserve for possible loan losses for these loans.

NOTE 19--Dividend Restrictions

The amount of funds available to the parent from its subsidiary banks is limited by restrictions imposed on all national banks by the Comptroller of the Currency and on all state chartered banks by the Pennsylvania Department of Banking.

During 1993, dividends from subsidiary banks were restricted not to exceed $44,908. These restrictions have not had, and are not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

NOTE 20--Jointly-Owned Company

Investment in Commonwealth Trust Credit Life Insurance Company ("Commonwealth Trust"), a jointly-owned credit life reinsurance company in which the
Corporation has a 50% interest in the voting common stock, is carried at cost, adjusted for the Corporation's proportionate share of the
- --------------------------------------------------------------------------------

                       FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
- --------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                   (Dollar Amounts in Thousands)


earnings. Dividends, if any, reduce the basis of the investment.

Commonwealth Trust has been in operation since June of 1989. The Corporation's net investment in Commonwealth Trust at December 31, 1993 was $1,162 and income from its investment was $221 during 1993.

NOTE 21--Condensed Financial Information of First Commonwealth Financial Corporation (parent company only)

Balance Sheets
- --------------

                                                December 31,
                                            ---------------------
                                               1993       1992
                                            ---------------------
Assets
Cash                                         $  2,571   $  2,625
Investment in subsidiaries                    187,054    171,568
Investment in jointly-owned company             1,162        941
Premises and equipment                          1,181        890
Dividends receivable from subsidiaries          3,679      3,095
Receivable from subsidiaries                      440        842
Other assets                                      279        397
                                             -------------------

     Total assets                            $196,366   $180,358
                                             ===================


Liabilities and Shareholders' Equity
Accrued expenses and other liabilities       $    947   $    399
Dividends payable                               2,517      2,143
Loans payable                                   6,449      7,413
Shareholders' equity, exclusive of
  deferred compensation                       190,902    175,316
Deferred compensation                          (4,449)    (4,913)
                                             -------------------
      Total liabilities and
       shareholders' equity                  $196,366   $180,358
                                             ===================


Statements of Income

                                    Years Ended December 31,
                                  ---------------------------
                                     1993      1992      1991
                                  ---------------------------
Dividends from subsidiaries       $13,490   $11,082   $11,085
Operating expenses                 (5,598)   (4,893)   (4,378)
                                  ---------------------------

Income before taxes and equity
  in undistributed earnings of
  subsidiaries                      7,892     6,189     6,707
Applicable income tax benefits      1,782     1,433     1,250
                                  ---------------------------
Income before equity in
  undistributed earnings of
  subsidiaries                      9,674     7,622     7,957
Equity in undistributed
  earnings of subsidiaries         13,516    12,966     8,027
                                  ---------------------------

    Net income                    $23,190   $20,588   $15,984
                                  ===========================


Statements of Cash Flows

                                          Years Ended December 31,
                                       ------------------------------
                                           1993       1992       1991
                                       ------------------------------
Operating Activities
  Net income                           $ 23,190   $ 20,588    $15,984
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Depreciation and
        amortization                      1,190        865        723
      Decrease (increase) in
        prepaid income taxes               (262)      (298)       911
      Undistributed equity in
        subsidiaries                    (13,516)   (12,966)    (8,027)
      Other - net                           (11)      (165)      (618)
                                       ------------------------------
       Net cash provided by
         operating activities            10,591      8,024      8,973
                                       ------------------------------

Investing Activities
  Purchases of premises and
    equipment                              (499)      (106)      (300)
  Acquisition and additional
    investment in subsidiary             (1,000)    (3,950)       -0-
                                       ------------------------------
       Net cash used by
         investing activities            (1,499)    (4,056)      (300)
                                       ------------------------------

Financing Activities
  Proceeds from issuance of
    long-term debt                          -0-      2,500        -0-
  Repayment of long-term
    debt                                   (500)       -0-        -0-
  Tax benefit of ESOP dividend               84        119         97
  Discount on dividend reinvestment
    plan purchases                         (159)      (124)       (80)
  Cash dividends paid                    (8,571)    (6,860)    (5,899)
                                       ------------------------------
     Net cash used by
         financing activities            (9,146)    (4,365)    (5,882)
                                       ------------------------------

Net increase (decrease) in cash             (54)      (397)     2,791
Cash at beginning of year                 2,625      3,022        231
                                       ------------------------------

Cash at end of year                    $  2,571   $  2,625    $ 3,022
                                       ==============================

Supplemental schedule of noncash investing and financing activities

The Corporation borrowed $250 in 1993 and $1,520 in 1991 and concurrently loaned these amounts to the ESOP on identical terms. The loans were recorded as long-term debt and the offset was recorded as a reduction of the common shareholders' equity. Loan payments in the amount of $714 were made during each of the three years ended 1993 thereby reducing the outstanding amount related to deferred compensation to $4,449 at December 31, 1993.

NOTE 22--Subsequent Event

On January 18, 1994, the Board of Directors declared a two-for-one stock split effected in the form of a 100% stock dividend in the amount of 9,321,012 shares payable on February 10, 1994. Accordingly, the average number of shares and all per share amounts have been restated to reflect the stock split on a retroactive basis.

          FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS (Unaudited)
                           (Dollars in thousands)

                                                 June 30,     December 31,
                                                   1994          1993
                                                -----------   ------------
ASSETS
     Cash and due from banks..................  $   50,766     $   51,044
     Interest-bearing bank deposits...........         397          2,569
     Securities available for sale............     442,248        465,224

     Investment securities (Market Value
       $348,822 in 1994 and
       $383,943 in 1993)......................     363,677        381,811

     Loans (all domestic).....................   1,105,676      1,037,675
       Less unearned income...................      32,976         31,499
       Less reserve for possible loan losses        15,063         14,544
                                                ----------     ----------
          Net loans...........................   1,057,637        991,632

     Property and equipment...................      22,248         21,911
     Other real estate owned..................       2,319          4,929
     Other assets.............................      41,705         36,149
                                                ----------     ----------

          TOTAL ASSETS........................  $1,980,997     $1,955,269
                                                ==========     ==========


LIABILITIES
     Deposits (all domestic):
       Noninterest-bearing....................  $  172,687     $  167,306
       Interest-bearing.......................   1,448,328      1,408,318
                                                ----------     ----------
          Total deposits......................   1,621,015      1,575,624

     Short-term borrowings....................     157,020        171,497
     Other liabilities........................      13,892         14,332
     Long-term debt...........................       7,639          7,363
                                                ----------     ----------

          Total liabilities...................   1,799,566      1,768,816
                                                ----------     ----------

SHAREHOLDERS' EQUITY
     Preferred stock, $1 par value per
       share, 3,000,000 shares authorized
       and unissued...........................         -0-            -0-
     Common stock $1 par value per share,
       100,000,000 shares authorized and
       18,642,024 and 9,321,012 shares
       issued and outstanding in 1994 and
       1993, respectively.....................      18,642         46,605
     Additional paid-in capital...............      74,556         35,296
     Retained earnings........................     101,492        107,417
     Unrealized gain (loss) on securities
       available for sale.....................      (8,527)         1,584
                                                ----------     ----------
                                                   186,163        190,902
     Deferred compensation....................      (4,732)        (4,449)
                                                ----------     ----------
       Total shareholders' equity.............     181,431        186,453
                                                ----------     ----------

          TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY..............  $1,980,997     $1,955,269
                                                ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

          FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                (Dollars in thousands except per share data)

                                                 For the 3 Months       For the 6 Months
                                                  Ended June 30,         Ended June 30,
                                                 ----------------       ----------------
                                                 1994        1993       1994        1993
                                                 ----        ----       ----        ----
Interest Income
  Interest and fees on loans...............     $22,291     $21,669    $43,312     $43,364
  Interest and dividends on investments:
    Taxable interest.......................      10,278      10,431     20,492      20,488
    Interest exempt from federal
     income taxes..........................         884         667      1,755       1,477
    Dividends..............................         205         138        431         289
  Interest on federal funds sold...........           4          34         12         137
  Interest on bank deposits................           7         156         27         355
                                                -------     -------    -------     -------
     Total Interest Income.................      33,669      33,095     66,029      66,110

Interest Expense
  Interest on deposits.....................      12,784      13,561     25,543      27,355
  Interest on short-term borrowings........       1,712         884      3,234       1,547
  Interest on long-term debt...............         130         113        236         228
                                                -------     -------    -------     -------
     Total Interest Expense................      14,626      14,558     29,013      29,130
                                                -------     -------    -------     -------

Net interest income........................      19,043      18,537     37,016      36,980
  Provision for possible loan losses.......         573         519      1,112       1,112
                                                -------     -------    -------     -------

Net interest income after provision
  for possible loan losses.................      18,470      18,018     35,904      35,868

Other Income
  Securities gains.........................          26         396        239       1,053
  Trust income.............................         513         563      1,143       1,166
  Service charges on deposits..............       1,228       1,141      2,374       2,325
  Other income.............................         662         803      1,492       1,345
                                                -------     -------    -------     -------
     Total Other Income....................       2,429       2,903      5,248       5,889

Other Expenses
  Salaries and employee benefits...........       6,363       6,334     13,012      12,656
  Net occupancy expense....................         924         926      1,895       1,862
  Furniture and equipment expense..........         873         882      1,738       1,666
  FDIC expense.............................         889         883      1,778       1,767
  Other operating expenses.................       3,775       3,932      7,333       7,643
                                                -------     -------    -------     -------
     Total Other Expenses..................      12,824      12,957     25,756      25,594
                                                -------     -------    -------     -------

Income before taxes and cumulative
  effect of change in accounting
  method...................................       8,075       7,964     15,396      16,163
  Applicable income taxes..................       2,499       2,292      4,690       4,652
                                                -------     -------    -------     -------
Net income before cumulative effect of
  change in accounting method..............       5,576       5,672     10,706      11,511
Cumulative effect of change in method
  of accounting for income taxes...........         -0-         -0-        -0-         500
                                                -------     -------    -------     -------
Net Income.................................     $ 5,576     $ 5,672    $10,706     $12,011
                                                =======     =======    =======     =======

Per Share Data:

Net income before effect of change
  of accounting method.....................       $0.30       $0.30      $0.57       $0.62
Cumulative effect of change in
  accounting method........................        0.00        0.00       0.00        0.03
Net income.................................        0.30        0.30       0.57        0.64
Cash dividends per share...................        0.14        0.125      0.28        0.25

The accompanying notes are an integral part of these consolidated financial statements.

          FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Unaudited)
                           (Dollars in thousands)

                                                                           Unrealized
                                                                          Gain (loss)
                                                Additional               on Securities                      Total
                                       Common     Paid-in     Retained     Available       Deferred     Shareholders'
                                        Stock     Capital     Earnings      For Sale     Compensation       Equity
                                       -------  -----------   ---------  --------------  -------------  --------------
Balance at December 31, 1992.........  $46,605    $35,455      $ 93,256     $  -0-          $(4,913)       $170,403

  Net income.........................      -0-        -0-        12,011        -0-              -0-          12,011

  Cash dividends declared............      -0-        -0-        (4,397)       -0-              -0-          (4,397)

  Decrease in deferred compensation        -0-        -0-           -0-        -0-              357             357

  Discount on dividend reinvestment
    plan purchases...................      -0-        (82)          -0-        -0-              -0-             (82)
                                       -------    -------      --------       ----          --------       ---------
Balance at June 30, 1993.............  $46,605    $35,373      $100,870     $  -0-          $(4,556)       $178,292
                                       =======    =======      ========     ======          ========       =========

Balance at December 31, 1993.........  $46,605    $35,296      $107,417    $ 1,584          $(4,449)       $186,453

  Net income.........................      -0-        -0-        10,706        -0-              -0-          10,706

  Cash dividends declared............      -0-        -0-        (5,220)       -0-              -0-          (5,220)

  Transfer to reflect 2-for-1
    stock split effected in
    the form of a 100% stock
    dividend.........................   46,605    (35,258)      (11,347)       -0-              -0-             -0-

  Transfer to reflect change in
    par value of common stock
    from $5 per share to $1
    per share........................  (74,568)    74,568           -0-        -0-              -0-             -0-

  Increase in unrealized gain
    (loss) on securities
    available for sale, net of
    tax effect.......................      -0-        -0-           -0-    (10,111)             -0-         (10,111)

  Net increase in deferred
    compensation.....................      -0-        -0-           -0-        -0-             (283)           (283)

  Discount on dividend reinvestment
    plan purchases...................      -0-        (50)          (64)       -0-              -0-            (114)
                                       -------   --------      --------    -------          -------        --------

Balance at June 30, 1994.............  $18,642    $74,556      $101,492    $(8,527)         $(4,732)       $181,431
                                       =======    =======      ========    =======          =======        ========

The accompanying notes are an integral part of these consolidated financial statements.

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                        For the 6 Months
                                                         Ended June 30,
                                                        -----------------
                                                        1994         1993
                                                        ----         ----

Operating Activities
  Net income......................................... $10,706      $12,011
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Provision for possible loan losses..............   1,112        1,112
     Depreciation and amortization...................   2,356        2,258
     Net gains on sales of assets....................    (306)      (1,203)
     Increase in interest receivable.................    (442)        (223)
     Decrease in interest payable....................    (262)        (780)
     Increase in income taxes payable................      58        1,024
     Provision for deferred taxes....................     (17)        (978)
     Other - net.....................................   1,637         (843)
                                                      --------     -------

       Net cash provided by operating activities.....  14,842       12,378
                                                      --------     -------

Investing Activities
   Investment securities transactions:
     Proceeds from sales.............................   7,009       46,130
     Proceeds from maturities and redemptions........  63,940      177,493
     Purchases....................................... (52,768)    (305,009)
  Transactions with securities available for sale:
     Proceeds from sales.............................  36,539          -0-
     Proceeds from maturities and redemptions........  43,233          -0-
     Purchases....................................... (72,197)         -0-
  Proceeds from sales of loans and other assets......   5,128        5,435
  Net decrease in time deposits with banks...........   2,172        9,000
  Net increase in loans.............................. (71,286)     (24,331)
  Purchase of premises and equipment.................  (2,616)      (1,220)
                                                      -------      -------
    Net cash used by investing activities............ (40,846)     (92,502)
                                                      -------      -------

Financing Activities
  Repayments of long-term debt.......................      (7)         -0-
  Discount on dividend reinvestment plan purchases...    (113)         (82)
  Dividends paid.....................................  (5,127)      (4,285)
  Dividends paid by subsidiary prior to merger.......     -0-         (114)
  Net increase in deposits...........................  45,450       18,738
  Net increase in federal funds purchased............  (5,505)      12,325
  Net increase in other short-term borrowings........  (8,972)      34,598
                                                      -------      -------

       Net cash provided by financing activities.....  25,726       61,180
                                                      -------      -------

       Net decrease in cash and cash equivalents.....    (278)     (18,944)

Cash and cash equivalents at January 1...............  51,044       91,451
                                                      -------      -------

Cash and cash equivalents at June 30................. $50,766      $72,507
                                                      =======      =======

The accompanying notes are an integral part of these consolidated financial statements.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 1994
                                  (Unaudited)

NOTE 1   Management Representation
- ------   -------------------------

In the opinion of management, the unaudited interim consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of financial position as of June 30, 1994 and the results of operations for the three and six month periods ended June 30, 1994 and 1993, and statements of cash flows and changes in shareholders' equity for the three and six month periods ended June 30, 1994 and 1993. The results of the three and six months ended June 30, 1994 and 1993 are not necessarily indicative of the results to be expected for the entire year. The interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of First Commonwealth Financial Corporation and Subsidiaries, including the notes thereto.

NOTE 2   Reserve For Possible Loan Losses (in thousands)
- ------   --------------------------------

                                                     1994           1993
                                                     ----           ----
Reserve balance January 1......................    $14,544        $14,267
Additions:
    Provision charged to operating expenses....      1,112          1,112
    Recoveries of previously charged off
     loans.....................................        632            773
Deductions:
    Loans charged off..........................      1,225          1,667
                                                   -------        -------

Reserve balance March 31.......................    $15,063        $14,485
                                                   =======        =======

NOTE 3   Cash Flow Disclosures (dollar amounts in thousands)
- ------   ---------------------

Cash paid during the first three months of the year for interest and income taxes were as follows:

                                          1994           1993
                                          ----           -----
            Interest                     $29,275        $30,056
            Income Taxes                   4,649          3,740

During 1994 the Corporation borrowed $730 and concurrently loaned this amount to the ESOP Trust on identical terms. ESOP loan payments of $447 were made by the ESOP Trust during the respective 1994 and 1993 periods, thereby resulting in outstanding amounts related to deferred compensation of $4,732 at June 30, 1994 and $4,556 at June 30, 1993.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 June 30, 1994
                                  (Unaudited)

NOTE 4   Change of Accounting Method
- ------   ---------------------------

The Corporation adopted Statement of Financial Accounting Standards No. 109 ("FAS No. 109"), "Accounting for Income Taxes", effective January 1, 1993. FAS No. 109 is an asset and liability approach for financial accounting and reporting for income taxes. The effect of adopting FAS No. 109 resulted in a cumulative benefit of $500 thousand in the first quarter of 1993.

NOTE 5   Proposed Business Combination
- ------   -----------------------------

On March 25, 1994, the Corporation entered into a definitive agreement to merge United National Bancorporation and its subsidiaries ("United") into the Corporation. Under the terms of the Agreement and Plan of Reorganization, the holders of shares of United common stock will receive two shares of the Corporation's common stock for each share of United common stock. The transaction is expected to be accounted for as a pooling of interests.

United was organized as a Pennsylvania business corporation established in 1982 for the purposes of operating as a bank holding company. United is headquartered in Chambersburg, Pennsylvania with two active Subsidiaries.
Unitas National Bank, a national banking association, headquartered in Chambersburg, Pennsylvania and Unitas Mortgage Corporation, having its principal place of business in Carlisle, Pennsylvania, and is engaged in the origination of mortgages for the secondary market. Total assets of United were $148 million serviced through twelve community offices. The proposed transaction requires the approval of the shareholders of United and approval of the appropriate regulatory agencies.

On April 21, 1994 the Corporation entered into a definitive agreement to merge Reliable Financial Corporation ("Reliable") into the Corporation. Under the terms of the Agreement and Plan of Reorganization, the holders of shares of Reliable common stock will receive 1.6 shares of the Corporation's common stock for each share of Reliable common stock. The transaction is expected to be accounted for as a pooling of interests.

Reliable is a holding company which was established in 1991 for the purpose of owning 100% of the outstanding common stock of Reliable Savings Bank, PaSA. Reliable Savings Bank, PaSA is a Pennsylvania-chartered savings association, headquartered in Bridgeville, Pennsylvania with total assets of $151 million serviced through three community offices. Reliable shares are traded on the
NASDQ National Market System under the symbol "RESB".   The proposed transaction
requires the approval of the shareholders of Reliable and approval of the appropriate regulatory agencies.

     FIRST COMMONWEALTH FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                 June 30, 1994
                                  (Unaudited)

NOTE 6   Earnings per Common Share
- ------   -------------------------

Earnings per share have been calculated on the weighted average number of common shares outstanding during each period, restated to reflect pooling of interests. Additionally, average number of shares has been restated to reflect the two-for-one stock split effected in the form of a 100% stock distribution on the corporation's common stock declared on January 18, 1994. The weighted average number of shares outstanding for each period presented was 18,642,024.

NOTE 7  Reclassifications
- ------  -----------------

Certain items of the Consolidated Statements of Income for the three and six months ended June 30, 1993 have been reclassified to conform with the June 30, 1994 presentations. None of these reclassifications affected net income.

                 [LETTERHEAD OF ERNST & YOUNG APPEARS HERE]


                       Report of Independent Auditors


The Board of Directors and Shareholders
United National Bancorporation

We have audited the accompanying consolidated balance sheets of United National Bancorporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United National Bancorporation and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1993 the Corporation changed its method of accounting for income taxes.

                                       /s/ Ernst & Young

January 14, 1994

CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------

                                                                                     December 31
                                                                                  1993         1992
                                                                               --------      --------
                                                                                   (In Thousands)
Assets
  Cash and due from banks                                                      $  3,758      $  6,030
  Federal funds sold                                                              1,600            --
                                                                               --------      --------
                                               Cash and Cash Equivalents          5,358         6,030

Interest-bearing deposits in banks                                                   33         1,686
Investment securities (Market value 1993 -- $20,363; 1992 -- $24,161)            20,008        23,740
Mortgage loans held for sale (Market value 1992 -- $5,809)                           --         5,507

Loans:

  Real estate                                                                    37,550        36,181
  Installment and consumer                                                       38,446        38,318
  Commercial, financial, and agricultural                                        24,881        18,854
  Lease financing                                                                28,113        18,893
                                                                               --------      --------
                                                                                128,990       112,246

Less: Allowance for loan losses                                                  (1,189)       (1,061)
      Unearned income                                                           (10,514)       (9,466)
                                                                               --------      --------
                                                               Net Loans        117,287       101,719

Premises and equipment, net of accumulated
  depreciation (1993 -- $2,566; 1992 -- $2,317)                                   2,570         2,201
Accrued interest receivable                                                         630           729
Other assets                                                                      1,717         1,649
                                                                               --------      --------
                                                            TOTAL ASSETS       $147,603      $143,261
                                                                               ========      ========

Liabilities

  Deposits:
    Noninterest-bearing                                                        $  8,776      $  9,188
    Interest-bearing                                                            120,543       118,674
                                                                               --------      --------
                                                          Total Deposits        129,319       127,862

  Securities sold under agreements to repurchase                                  4,687         3,198
  Net deferred tax liabilities                                                      934           561
  Other liabilities                                                                 381           809
                                                                               --------      --------
                                                       Total Liabilities        135,321       132,430

Shareholders' Equity

  Preferred Stock -- $10.00 par value:
    Authorized and unissued 5,000,000 shares                                         --            --
  Common Stock -- $2.50 par value:
    Authorized 10,000,000 shares; issued and
    outstanding shares -- 769,147 in 1993 and 699,407 in 1992                     1,923         1,748
  Surplus                                                                         4,115         2,476
  Retained earnings                                                               6,244         6,607
                                                                               --------      --------
                                              Total Shareholders' Equity         12,282        10,831
                                                                               --------      --------
                              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $147,603      $143,261
                                                                               ========      ========

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME
- --------------------------------------------------------------------------------


                                                     Year Ended December 31
                                                  1993        1992        1991
                                                -------     -------     -------
                                              (In Thousands, except per share data)
Interest income:
  Loans, including fees                         $10,946     $10,822     $10,625
  Investment securities:
    Taxable                                       1,573       1,382       1,297
    Tax-exempt                                       28          32          33
  Other                                              70         216         342
                                                -------     -------     -------
                       Total Interest Income     12,617      12,452      12,297
Interest expense:
  Deposits                                        4,651       5,653       7,004
  Short-term borrowings                             143          30           1
                                                -------     -------     -------
                      Total Interest Expense      4,794       5,683       7,005
                                                -------     -------     -------
                         Net Interest Income      7,823       6,769       5,292
Provision for loan losses                           473         325         300
                                                -------     -------     -------
                   Net Interest Income After
                   Provision for Loan Losses      7,350       6,444       4,992


Other income:
  Gain on sale of mortgages                         238          --          --
  Trust department                                  138         138         157
  Investment securities gains                        62          15          34
  Service fees and other                            438         375         326
                                                -------     -------     -------
                                                    876         528         517
                                                -------     -------     -------

Other expenses:
  Salaries and employee benefits                  2,854       2,377       2,108
  Occupancy expense                                 718         637         567
  Special services                                  293         259         271
  Taxes, other than income                           57         107          98
  FDIC insurance                                    293         268         238
  Other                                           1,333       1,265         978
                                                -------     -------     -------
                                                  5,548       4,913       4,260
                                                -------     -------     -------
                  Income Before Income Taxes      2,678       2,059       1,249
Income Taxes                                        858         641         346
                                                -------     -------     -------
                                  NET INCOME    $ 1,820     $ 1,418     $   903
                                                =======     =======     =======
Per share data:
  Net income                                      $2.37       $1.84       $1.17
  Cash dividends                                    .47         .43         .39

See accompanying notes.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------

                                                 Common                  Retained
                                                  Stock       Surplus    Earnings      Total
                                                 -------      -------    --------     -------
                                                                (In Thousands)
Balance at January 1, 1991                        $1,446       $  846    $ 6,857      $ 9,149

Net income                                                                   903          903

Cash dividends                                                              (301)        (301)

10% common stock dividend --

  57,637 shares at fair market value                 144          664       (811)          (3)
                                                  ------       ------    -------      -------

Balance at December 31, 1991                       1,590        1,510      6,648        9,748


Net income                                                                 1,418        1,418

Cash dividends                                                              (331)        (331)

10% common stock dividend --

  63,375 shares at fair market value                 158          966     (1,128)          (4)
                                                  ------       ------    -------      -------

Balance at December 31, 1992                       1,748        2,476      6,607       10,831


Net income                                                                 1,820        1,820

Cash dividends                                                              (364)        (364)

10% common stock dividend --

  69,740 shares at fair market value                 175        1,639     (1,819)          (5)
                                                  ------       ------    -------      -------

Balance at December 31, 1993                      $1,923       $4,115    $ 6,244      $12,282
                                                  ======       ======    =======      =======

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------

                                                                Year Ended December 31
                                                            1993         1992        1991
                                                          --------     --------     -------
                                                                     (In Thousands)
Operating Activities
  Net income                                              $  1,820     $  1,418     $   903
  Adjustments to reconcile net income to net cash
        provided by operating activities:
    Provision for loan losses                                  473          325         300
    Provision for depreciation and amortization                249          221         198
    Amortization of investment security premiums
       and accretion of discounts, net                          94           16           4
    Deferred income taxes                                      373          180          19
    Realized investment security gains                         (62)         (15)        (34)
    Gain on sale of mortgages                                 (238)          --          --
    (Increase) decrease in other assets                         31       (1,006)        238
    Decrease in other liabilities                             (433)        (273)        (42)
                                                          --------     --------     -------
     NET CASH PROVIDED BY OPERATING ACTIVITIES               2,307          866       1,586


Investing Activities
  Net increase in loans                                    (16,041)     (10,166)     (1,068)
  Proceeds from sale of mortgages                            5,745           --          --
  Purchase of premises and equipment, net                     (618)        (837)       (494)
  Proceeds from sales of investment securities               2,555        2,016       2,183
  Proceeds from maturities of investment securities         11,471        5,556       4,375
  Purchase of investment securities                        (10,326)     (14,846)     (7,210)
  Net decrease in short-term investments                     1,653          414       2,398
                                                          --------     --------     -------
              NET CASH PROVIDED BY (USED IN)
                        INVESTING ACTIVITIES                (5,561)     (17,863)        184


Financing Activities
  Net increase in deposits                                   1,457       10,425       3,093
  Net increase in short-term borrowings                      1,489        3,198          --
  Cash dividends                                              (364)        (331)       (301)
                                                          --------     --------     -------
                        NET CASH PROVIDED BY
                         FINANCING ACTIVITIES                2,582       13,292       2,792
                                                          --------     --------     -------
                 INCREASE (DECREASE) IN CASH
                        AND CASH EQUIVALENTS                  (672)      (3,705)      4,562
Cash and cash equivalents at beginning of year               6,030        9,735       5,173
                                                          --------     --------     -------
    CASH AND CASH EQUIVALENTS AT END OF YEAR              $  5,358     $  6,030     $ 9,735
                                                          ========     ========     =======

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1993

1. Significant Accounting Policies

   Principles of Consolidation

   United National Bancorporation (the Corporation) and its subsidiaries (Unitas National Bank [the Bank], Unitas Real Estate Corp., Unitas Commercial Leasing Corp., Unitas Financial Corp., Unitas Life Insurance Co., Unitas Mortgage Corp., and Unitas Services Corp.) provide financial services. The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. Investments in subsidiaries are carried at the parent company's equity in the underlying net assets.

   Mortgage Loans Held for Sale

   The Bank identified a pool of conventional fixed-rate mortgages at December 31, 1992 which it was holding for sale. Mortgage loans held for sale are carried at the aggregate of lower of cost or market value. No loans were held for sale at December 31, 1993.

   Investment and Mortgage-Backed Securities

   Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts. Security gains and losses are determined using the specific identification method. In classifying debt securities acquired and held in the investment portfolio, management continually evaluates the Corporation's ability to hold the securities to maturity as well as its intent to hold the securities for the foreseeable future. Management's evaluation of the Corporation's ability to hold securities to maturity is based on an evaluation of its ability to satisfy liabilities in the normal course of business and meet regulatory and legal requirements such as minimum capital requirements. Additionally, management continually evaluates the probability of events that might occur which may cause the Corporation to sell debt securities. Currently, management is not aware of such probable events; thus all debt securities are classified as investment securities at December 31, 1993.

   Revenue Recognition

   Interest on loans is recognized based upon the principal amount outstanding. The accrual of interest income is discontinued when circumstances indicate that collection is questionable. When interest accruals are discontinued, interest credited to income in the current year is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

   Allowance for Loan Losses

   The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on the risk characteristics of the portfolio, past loan loss experience, local economic conditions, and such other relevant factors which, in management's judgment, deserve recognition. The allowance is increased by provisions for loan losses charged to operations.

   Premises and Equipment

   Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to operations over the estimated useful lives of the assets, computed by the straight-line method.

   Lease Financing

   The Corporation provides equipment (principally automobiles) financing through lease arrangements. Direct financing leases are stated at the aggregate of lease payments receivable plus estimated residual values
   (1993 -- $10,340,000; 1992 -- $5,891,000). Unearned income on direct financing leases is amortized over the lease term resulting in an approximate level rate of return.

- --------------------------------------------------------------------------------

   Per Share Data

   Net income and dividends per share have been restated to reflect a 10 percent stock dividend to shareholders of record December 9, 1993, payable January 18, 1994. The effect of common stock equivalents is not significant for any period presented.

   Cash Flow Information

   For purposes of the statements of cash flows, the Corporation considers cash and due from banks and federal funds sold as cash and cash equivalents. Generally, federal funds are purchased and sold for one-day periods. Cash paid during the years ended December 31, 1993, 1992, and 1991 for interest was $4,883,000, $5,961,000, and $5,314,000, respectively. Cash paid for income taxes was $585,000 in 1993, $544,000 in 1992, and $288,000 in 1991.

   Accounting Change -- Income Taxes

   The Corporation adopted FASB Statement No. 109, "Accounting for Income Taxes," in the first quarter of its fiscal year ended December 31, 1993. The Corporation adopted the Statement on a prospective basis without restating any prior years and has determined that the effect of its implementation on the Corporation's financial position and results of operations was not material for 1993 or 1992. In accordance with FASB Statement No. 109, the liability method is used in accounting for income taxes. Deferred income taxes are provided for differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rates that will be in effect when the differences are expected to reverse.

   Recently Issued FASB Statement

   The Corporation is required to adopt FASB Statement No. 115, "Accounting for Certain Investment in Debt and Equity Securities," in the first quarter of its fiscal year ending December 31, 1994 and will be required to adopt FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," in the first quarter of its fiscal year ending December 31, 1995. The Corporation has determined that the effect of its implementation of these FASB Statements on the Corporation's financial position and results of operations will not be material.

2. Restrictions on Cash and Due from Banks

   The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993 was approximately $1,130,000.

3. Investment Securities

   The amortized cost and estimated market value of investment securities were as follows:

                                                                   Gross        Gross        Estimated
                                                   Amortized     Unrealized   Unrealized      Market
                                                     Cost          Gains        Losses        Value
                                                   ---------     ----------   ----------     ---------
                                                                     (In Thousands)
December 31, 1993:
U.S.Treasury securities and obligations
   of U.S. government corporations
   and agencies                                    $  17,006     $      281   $      (17)    $  17,270
Obligations of states and
   political subdivisions                                200              3           --           203
Corporate securities                                     800             29           --           829
Foreign securities                                       250             19           --           269
Mortgage-backed securities                             1,195             40           --         1,235
                                                   ---------     ----------   ----------     ---------
Total debt securities                                 19,451            372          (17)       19,806
Equity securities                                        557             --           --           557
                                                   ---------     ----------   ----------     ---------
Total                                              $  20,008     $      372   $      (17)    $  20,363
                                                   =========     ==========   ==========     =========

- --------------------------------------------------------------------------------

                                                                   Gross        Gross        Estimated
                                                   Amortized     Unrealized   Unrealized      Market
                                                     Cost          Gains        Losses        Value
                                                   ---------     ----------   ----------     ---------
                                                                     (In Thousands)
December 31, 1992:
U.S.Treasury securities and obligations
   of U.S. government corporations
   and agencies                                    $  18,822     $      329   $      (80)    $  19,071
Obligations of states and
   political subdivisions                                550             22           --           572
Corporate securities                                   1,316             48           (4)        1,360
Foreign securities                                       249             22           --           271
Mortgage-backed securities                             2,244             84           --         2,328
                                                   ---------     ----------   ----------     ---------
Total debt securities                                 23,181            505          (84)       23,602
Equity securities                                        559             --           --           559
                                                   ---------     ----------   ----------     ---------
Total                                              $  23,740     $      505   $      (84)    $  24,161
                                                   =========     ==========   ==========     =========

   At December 31, 1993 and 1992, investment securities with a carrying value of $14,649,000 and $9,830,000, respectively, were pledged as collateral to secure public deposits and for other purposes.

   The amortized cost and estimated market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                           Estimated
                                                Amortized    Market
                                                  Cost       Value
                                                ---------  ---------
                                                  (In Thousands)
Due in one year or less                         $   850     $   863
Due after one year through five years            12,068      12,249
Due after five years through ten years            5,338       5,459
Due after ten years                                  --          --
                                                -------     -------
                                                 18,256      18,571
Mortgage-backed securities                        1,195       1,235
                                                -------     -------
                                                $19,451     $19,806
                                                =======     =======

   Proceeds from sales of investments in debt securities during 1993 were $2,555,000. Gross gains of $62,000 and gross losses of $-0- were realized on those sales. Proceeds from sales of investments in debt securities during 1992 were $2,016,000. Gains of $35,000 and gross losses of $20,000 were realized on those sales. Proceeds from such sales were $2,183,000 in 1991. Gains of $41,000 were realized on those sales and a loss of $7,000 was realized on the sale of an interest-bearing time deposit.

4. Related Party Loans

   Certain directors and executive officers of the Corporation and the Bank, including their associates and companies, have loans with the Bank. Such loans were made in the ordinary course of business at the Bank's normal credit terms including interest rate and collateralization and do not represent more than a normal risk of collection. Total loans to these persons amounted to approximately $1,893,000 and $1,958,000 at December 31, 1993 and 1992, respectively. During 1993, $257,000 of new loans were made and repayments totalled $322,000.

- --------------------------------------------------------------------------------


5. Allowance for Loan Losses

   Changes in the allowance for loan losses for each of the three years ended December 31, 1993 were as follows:


                                          1993        1992       1991
                                         ------      ------     ------
                                                 (In Thousands)
(In Thousands)
Balance beginning of year                $1,061      $  910     $ 802
Provision charged to operations             473         325       300
Recoveries on loans                          24          36        12
Loans charged off                          (369)       (210)     (204)
                                         ------      ------     -----
Balance end of year                      $1,189      $1,061     $ 910
                                         ======      ======     =====

6. Regulatory Matters

   Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain regulatory restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans, or advances. As of December 31, 1993, the Bank had retained earnings of $7,982,000 of which $3,070,000 was available for distribution to the Corporation as dividends without prior regulatory approval.

   Under Federal Reserve regulation, the Bank also is limited as to the amount it may loan to its affiliates, including the Corporation, unless such loans are collateralized by specified obligations. At December 31, 1993, the maximum amount available for transfer from the Bank to the Corporation in the form of loans approximated 20 percent of consolidated net assets.

   The Bank is also required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. At December 31, 1993, the Bank was required to have minimum Tier I and total capital ratios of 4.00 percent and 8.00 percent, respectively. The Bank's actual ratios at that date were 10.72 percent and 11.76 percent, respectively. The Bank's leverage ratio at December 31, 1993 was 8.26 percent.

7. Income Taxes

   Effective January 1, 1993, the Corporation changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes" (see Note 1, "Accounting Changes"). As permitted under the new rules, prior years' financial statements have not been restated. There was no cumulative effect of adopting Statement No. 109 as of January 1, 1993. There was no effect on the pre-tax income from continuing operations as a result of the adoption of Statement No. 109.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1993 are as follows (In Thousands):

        Deferred tax liabilities:
           Leasing activity                              $2,205
           Other                                             99
                                                         ------
        Total Deferred tax liabilities                    2,304
        Deferred tax assets:
           Allowance for loan loss                          188
           Alternative minimum tax carryforward           1,182
                                                         ------
        Total deferred tax assets                         1,370
                                                         ------
        Net deferred tax liabilities                     $  934
                                                         ======

   The provision for income taxes is summarized as follows:

                             Liability Method     Deferred Method
                                           -------------------------------------
                                                1993        1992        1991
                                               ------      ------      ------
                                                       (In Thousands)
Current                                        $  485      $  461      $  327
Deferred                                          373         180          19
                                               ------      ------      ------
Income taxes                                   $  858      $  641      $  346
                                               ======      ======      ======

   Deferred taxes resulted from the following timing differences for the years ended December 31, 1992 and 1991:

                                                            1992        1991
                                                           ------      ------
                                                             (In Thousands)
Leasing activities                                         $ 199       $ (42)
Allowance for loan losses                                    (69)        (66)
Alternative minimum tax                                       58         178
Other                                                         (8)        (51)
                                                           -----       -----
                                                           $ 180       $  19
                                                           =====       =====

   Income taxes applicable to investment securities gains included in the provision for income taxes totaled $21,000 in 1993, $5,000 in 1992, and $12,000 in 1991.

   A reconciliation of the provision for income taxes and the amount which would have been provided at statutory rates is as follows:

                                          Liability Method   Deferred Method
                                          -----------------------------------
                                                1993       1992      1991
                                               ------     ------    ------
Tax at statutory rate on pre-tax income        $ 911      $ 700     $ 425
Effect of tax-exempt income                      (53)       (59)      (68)
Other                                             --         --       (11)
                                               -----      -----     -----
Income taxes                                   $ 858      $ 641     $ 346
                                               =====      =====     =====

8. Pension Plan

   The Corporation has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation. The Corporation's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. No contributions were made in 1993, 1992, or 1991. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

   The following table sets forth the Plan's funded status and amounts recognized in the Corporation's financial statements at December 31:

                                                                       1993        1992
                                                                      ------      ------
                                                                        (In Thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
     benefits of $751 in 1993 and $574 in 1992                        $  (764)    $ (588)
                                                                      =======     ======
  Projected benefit obligation for service rendered to date           $(1,100)    $ (890)
Plan assets at fair value, primarily listed stocks and bonds            1,126      1,064
                                                                      -------     ------
Plan assets in excess of projected benefit obligation                      26        174
Unrecognized net loss from past experience different
  from that assumed                                                       188         78
Unrecognized net transition asset                                        (195)      (215)
                                                                      -------     ------
Prepaid pension cost included in other assets                         $    19     $   37
                                                                      =======     ======

- --------------------------------------------------------------------------------

   Net pension expense (income) included the following components:

                                                        1993      1992    1991
                                                       ------    ------  ------
                                                            (In Thousands)
Service cost-benefits earned during the period         $  60     $  48     $ 40
Interest cost on projected benefit obligation             77        63       53
Actual return on plan assets                             (83)      (79)     (74)
Net amortization and deferral                            (14)      (20)     (20)
                                                       -----     -----     ----
Net periodic pension expense (income)                  $  40     $  12     $ (1)
                                                       =====     =====     ====

   The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8 percent and 7 percent, respectively, at December 31, 1993 and 1992. The expected long-term rate of return on plan assets was 8 percent in 1993 and 7 percent in 1992 and 8.5 percent in 1991.

9. Loan Commitments and Standby Letters of Credit

   Loan commitments are made to accommodate the financial needs of the Bank's customers. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. They primarily are issued to facilitate customers' trade transactions. Historically, more than 90 percent of standby letters of credit expire unfunded.

   Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Collateral (e.g., securities, receivables, inventory, equipment) is obtained based on management's credit assessment of the customer.

   The Bank's maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit, including home equity lines of credit) and standby letters of credit outstanding at December 31, 1993 was as follows (In Thousands):

      Loan commitments:
        Home equity loans                        $  828
        Lines of credit                             793
        Real estate construction                    907
      Standby letters of credit                     498
                                                 ------
      Total                                      $3,026
                                                 ======

   Loan commitments and standby letters of credit were $1,828,000 and $651,000, respectively, at December 31, 1992.

10. Concentration of Credit Risk

   Most of the Bank's business is with customers in the five county area of Central Pennsylvania where it has full-service branch locations. The Bank's consumer and real estate loan portfolios are principally to borrowers throughout this market area. The Bank requires collateral on all real estate exposures and generally requires loan-to-value ratios of no greater than 80 percent. The Bank's lease portfolio includes customers in this area as well as other parts of South Central Pennsylvania. The commercial, financial, and agricultural portfolio is diversified with no industry comprising greater than 10 percent of total loans outstanding.

   Collateral requirements on such loans are determined on a case-by-case basis based on management's credit evaluations of the respective borrower.

- --------------------------------------------------------------------------------


11. Shareholders' Equity

   In 1987, the Corporation established a dividend reinvestment and stock purchase plan. Shareholders of common stock may participate in the plan which provides that additional shares of common stock may be purchased with reinvested dividends at prevailing market prices. To the extent that shares are not available on the open market, the Corporation has reserved 266,200 shares of common stock to be issued under the dividend reinvestment plan.

   The Corporation has reserved 133,100 shares covered by the 1986 Stock Option Plan which expires January 1997.

   The Plan permits the granting of stock options, including incentive stock options (ISOs) and nonqualified stock options (NQSOs) to key employees. Options may be accompanied by stock appreciation rights (SARs). The exercise of a SAR requires the surrender of an unexercised related option. The purchase price of the common stock covered by each ISO will not be less than 100 percent (85 percent for NQSOs) of the fair market value of the stock on the date of the grant of such option. The duration of each option granted under the Plan will not exceed 10 years from the date of grant. No option will be exercisable during the year ending on the first anniversary date of the granting of such option. The Plan provides that SARs will be automatically exercised on the last business day prior to the expiration of the related option if, on that date, the fair market value of a share of common stock exceeds the per share price of the related option. In the event of termination of employment, options will generally remain exercisable until the earlier of the expiration of the option term or three months from the date of termination of employment.

   At December 31, 1993, all option holders have expressed their intention to exercise the fixed award portion of their plan. Accordingly, no compensation expense has been recorded. Had the holders intended to exercise the SAR portion of their plan, compensation expense of approximately $528,000, based on the market value of the Corporation's shares at December 31, 1993, would have been recorded.

   The changes in option shares outstanding are as follows:


                                                       Year Ended December 31
                                                     1993       1992       1991
                                                    ------     ------     ------
Options outstanding at beginning of year            34,243     17,303     17,303
Options granted at $10.52-$16.14 per share          15,400     16,940         --
                                                    ------     ------     ------

Options outstanding at end of year                  49,643     34,243     17,303
                                                    ======     ======     ======

Options available for grant at December 31          83,457
                                                    ======

Options exercisable at December 31                  34,243
                                                    ======

12. United National Bancorporation (Parent Company Only) Financial Information

                                        December 31
                                     1993         1992
                                    ------       ------
                                      (In Thousands)
Balance Sheet
Assets
  Cash                              $    37     $    43
  Investment in:
     Bank subsidiary                 12,209      10,770
     Nonbank subsidiaries                36          18
                                    -------     -------
  Total Assets                      $12,282     $10,831
                                    =======     =======
Shareholders' Equity                $12,282     $10,831
                                    =======     =======

- --------------------------------------------------------------------------------


12. United National Bancorporation (Parent Company Only) Financial Information (continued)

                                                                       Year Ended December 31
                                                                    1993        1992        1991
                                                                   ------      ------      ------
Statements of Income                                                      (In Thousands)
Income:
  Dividends from Bank subsidiary                                   $   404     $   370    $   351
  Other                                                                 12          40         --
                                                                   -------     -------    -------
                                                                       416         410        351
Expenses                                                                53          41         35
                                                                   -------     -------    -------
Income before equity in undistributed
  net income of subsidiaries                                           363         369        316
Equity in undistributed net income of:
  Bank subsidiary                                                    1,439       1,049        583
  Nonbank subsidiaries                                                  18          --          4
                                                                   -------     -------    -------
Net income                                                         $ 1,820     $ 1,418    $   903
                                                                   =======     =======    =======


                                                                       Year Ended December 31
                                                                    1993        1992        1991
                                                                   ------      ------      ------
Statements of Cash Flows                                                  (In Thousands)
Operating activities
Net income                                                         $ 1,820     $ 1,418     $ 903
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Equity in undistributed income of subsidiaries                  (1,457)     (1,049)     (587)
    Other                                                               (5)         (8)       (3)
                                                                   -------     -------     -----
Net cash provided by operating activities                              358         361       313

Financing activities

Cash dividends                                                        (364)       (331)     (301)
                                                                   -------     -------     -----
Net cash used by financing activities                                 (364)       (331)     (301)
                                                                   -------     -------     -----
Increase (decrease in cash)                                             (6)         30        12
Cash at beginning of year                                               43          13         1
                                                                   -------     -------     -----
Cash at end of year                                                $    37     $    43     $  13
                                                                   =======     =======     =====

                United National Bancorporation and Subsidiaries
                    Consolidated Balance Sheets (Unaudited)

                                                     June 30,       December 31,
                                                       1994             1993
                                                    ----------      ------------
                                                              (000's)
Assets
  Cash and due from banks                            $  3,937          $  3,758
  Federal funds sold                                    1,400             1,600
                                                     --------          --------
      Cash and cash equivalents                         5,337             5,358

  Interest-bearing deposits in banks                       54                33
  Investment Securities:
    Held to Maturity (fair value 1994 -                 5,930            20,008
      $5,950; 1993 - $20,363)
  Available for Sale at fair value                     13,562               --

  Loans:
    Real estate                                        37,946            37,550
    Installment and Consumer                           39,836            38,446
    Commercial, financial, and
      agricultural                                     22,931            24,881
    Lease financing                                    28,832            28,113
                                                     --------          --------
       Total Loans                                    129,545           128,990
    Less:  Allowance for loan losses                   (1,325)           (1,189)
           Unearned income                            (10,212)          (10,514)
                                                     --------          --------
       Net Loans                                      118,008           117,287

  Premises and equipment, net of
    accumulated depreciation
    (1994-$2,724; 1993-$2,378)                          2,545             2,570
  Other assets                                          2,538             2,347
                                                     --------          --------
       Total Assets                                  $147,974          $147,603
                                                     ========          ========

Liabilities

  Deposits:
    Noninterest-bearing                              $  9,667          $  8,776
    Interest-bearing                                  123,402           120,543
                                                     --------          --------
       Total Deposits                                 133,069           129,319

  Securities sold under
     agreements to repurchase                             673             4,687
  Other liabilities                                     1,639             1,315
                                                     --------          --------
       Total Liabilities                              135,381           135,321

Shareholders' Equity
  Preferred Stock-$10.00 par value:
    Authorized and unissued 5,000,000 shares              --                --
  Common Stock-$2.50 par value:
    Authorized 10,000,000 shares: issued
    and outstanding - 769,147 shares                    1,923             1,923
  Surplus                                               4,115             4,115
  Retained earnings                                     6,555             6,244
                                                     --------          --------
       Total Shareholders' Equity                      12,593            12,282
                                                     --------          --------
Total Liabilities and Shareholders'
  Equity                                             $147,974          $147,603
                                                     ========          ========

See accompanying notes.

               United National Bancorporation and Subsidiaries
                Consolidated Statements of Income (unaudited)

                                                                  Three Months              Six Months
                                                                 Ended June 30,           Ended June 30,
                                                               -----------------         -----------------
                                                               1994        1993          1994        1993
                                                               ----        ----          ----        ----
                                                                    (000's)                   (000's)
Interest Income
   Loans Including Fees                                    $  2,606     $  2,837     $  5,246     $  5,541
   Investments                                                  298          433          579          862
   Other                                                         10            6           23           44
                                                           --------     --------     --------     --------
Total Interest Income                                         2,914        3,276        5,848        6,447
Total Interest Expense                                          999        1,233        1,990        2,526
                                                           --------     --------     --------     --------
   Net Interest Income                                        1,915        2,043        3,858        3,921
Provision for Loan Losses                                        99           75          198          150
                                                           --------     --------     --------     --------
   Net Interest Income
       After Provision for Loan Losses                        1,816        1,968        3,660        3,771

Gain (loss) on Sale of Mortgages                                  0           (1)           9          238
Other Income                                                    137          144          306          266
Other Expense                                                 1,487        1,443        2,893        2,709
                                                           --------     --------     --------     --------
   Income Before Income Taxes                                   466          668        1,082        1,566
Income Taxes                                                    148          221          346          507
                                                           --------     --------     --------     --------
   Net Income                                              $    318     $    447     $    736     $  1,059
                                                           ========     ========     ========     ========

  Net Income Per Share                                     $   0.41     $   0.58     $   0.96     $   1.38
  Cash Dividends Per Share                                 $   0.13     $   0.12     $   0.26     $   0.24

Average Number of Shares Outstanding                        769,147      769,147      769,147      769,147


See accompanying notes.

                United National Bancorporation and Subsidiaries
               Consolidated Statements of Cash Flows (Unaudited)


                                                                  Six Months
                                                                Ended June 30,
                                                               ----------------
                                                                1994      1993
                                                               ------    ------
                                                                (In Thousands)
Operating Activities:
  Net Income                                                   $  736    $1,059
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Provision for Loan Losses                                     198       150
    Provision for Depreciation & Amortization                     159       120
    Amortization of Investment Security Premiums
      and Accretion of Discounts, net                              30        48
    Deferred Income Taxes                                         131       192
    Gain on Sale of Loans                                          (8)     (238)
    Realized Investment Security Gains                            (18)        0
    (Increase) Decrease in Other Assets                          (191)      (37)
    Increase (Decrease) in Other Liabilities                      193       (91)
                                                               ------    ------
  Net Cash Provided By Operating Activities                     1,230     1,203

Investing Activities:
  Net (Increase) Decrease in Loans                               (946)   (9,958)
  Proceeds from sale of Mortgage Loans                            153     5,009
  Purchase of premises and equipment, net                        (134)     (439)
  Proceeds from sales of AFS investment securities              1,493         0
  Proceeds from maturities of AFS investment securities         1,852         0
  Proceeds from maturities of HTM investment securities         3,648     3,532
  Purchase of AFS investment securities                        (6,588)        0
  Purchase of HTM investment securities                          (244)   (6,827)
  Net (increase) decrease in short term investments               (21)    1,667
                                                               ------    ------
  Net Cash Used In Investing Activities                          (787)   (7,016)

Financing Activities:

  Net Increase (Decrease) in Deposits                           3,750     4,364
  Net Increase (Decrease) in short-term borrowings             (4,014)      769
  Cash Dividends                                                 (200)     (182)
                                                               ------    ------
  Net Cash Provided By (Used In) Financing Activities            (464)    4,951
                                                               ------    ------

  Decrease in Cash and Cash Equivalents                           (21)     (862)

Cash and Cash Equivalents, Beginning of Period                  5,358     6,030
                                                               ------    ------

  Cash and Cash Equivalents, End of Period                     $5,337    $5,168
                                                               ======    ======

See accompanying notes.

                United National Bancorporation and Subsidiaries
    Consolidated Statements of Changes in Shareholders' Equity (Unaudited)

                                                                    Unrealized
                           Common                      Retained     Gain (Loss)
                           Stock        Surplus        Earnings    AFS Securities       Total
                           ------       -------        --------    --------------       -----
Balance at 12/31/92        $1,748        $2,476        $6,607           $   0          $10,831

Net income                                              1,059                            1,059

Cash Dividends                                           (182)                            (182)

                           ------        ------        ------           -----          -------
Balance at 6/30/93         $1,748        $2,476        $7,484           $   0          $11,708
                           ======        ======        ======           =====          =======


Balance at 12/31/93        $1,923        $4,115        $6,244           $   0          $12,282

Net Income                                                736                              736

Cash Dividends                                           (200)                            (200)

Changes in unrealized
  gain (loss) on
  securities available
  for sale, net of
  tax effect                                                             (225)            (225)

                           ------        ------        ------           -----          -------
Balance at 6/30/94         $1,923        $4,115        $6,780           $(225)         $12,593
                           ======        ======        ======           =====          =======

See accompanying notes.

UNITED NATIONAL BANCORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 1994

BASIS OF PRESENTATION
- ---------------------

Note 1  Management Representation:  The accompanying unaudited consolidated
- ------  --------------------------
financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1994 are not necessarily indicative of the results that may be expected for the year ended December 31, 1994. For further information, refer to the consolidated financial statements and footnotes thereto included in United National Bancorporation's annual report on Form 10-K for the year ended December 31, 1993.

Note 2  Reserve For Possible Loan Losses: (In thousands)
- ------  ---------------------------------

                                                                   1994           1993
                                                                  ------         ------

Reserve balance January 1                                         $1,189         $1,061
Additions:
    Provision charged to operating expenses                          198            150
    Recoveries of previously charged
      off loans                                                       21             15

Deductions:
    Loans charged off                                                 82            102
                                                                  ------         ------
Reserve balance June 30                                           $1,326         $1,124

Note 3  Cash Flow Disclosures:  (In thousands)
- ------  ----------------------

Cash paid during the first three months of the year for interest and income taxes were as follows:

                                                                   1994           1993
                                                                  ------         ------
             Interest                                             $2,016         $2,635
             Income Taxes                                            215            315

Note 4  Change in Accounting Method:  The Corporation adopted Statement of
- ------  ----------------------------
Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes" effective January 1, 1993. FAS No. 109 is an asset and liability approach for financial accounting and reporting for income taxes. As permitted by Statement 109, UNB has elected not to restate the financial statements of any prior year and the cumulative effect of the change had no material impact on the balance sheet or income statement in the first quarter of 1993.

The Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for certain Investments in Debt and Equity Securities" in the first quarter of 1994. Accordingly, Management reviewed the investment portfolio and classified certain securities as "Available-for-Sale". Such securities will be marketed-to-market on a quarterly basis, with net unrealized gains (losses), net of taxes, posted to equity capital.

UNITED NATIONAL BANCORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued


Note 5  Proposed Business Combination:  On March 25, 1994, UNB signed a
- ------  ------------------------------
Definitive Agreement to merge the Corporation into First Commonwealth Financial Corporation of Indiana, PA ("FCFC"). Total assets of the combined entity will exceed $2.0 billion, affording our bank subsidiary, Unitas National Bank, and active nonbank subsidiary, Unitas Mortgage Corporation, excellent long term growth and profitability potential. We are confident that this partnership will open significant opportunities for these subsidiaries as they become independent affiliates of FCFC. Management of UNB anticipates acquisition costs to UNB in excess of $200 thousand during 1994; however, Management is not aware of forseeable future events which would otherwise materially alter the profitability or safety and soundness of UNB. We expect certain cost savings in noninterest expenditures subsequent to the merger.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------
Independent Auditors' Report


[LETTERHEAD OF EDWARDS LEAP & SAUER APPEARS HERE]


To the Board of Directors and Stockholders
Reliable Financial Corporation
Reliable Savings Bank, PaSA
Bridgeville, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Reliable Financial Corporation (the "Corporation") and subsidiary as of September 30, 1993 and 1992 and the related consolidated statements of income, changes in retained earnings and stockholders' equity and cash flows for the years ended September 30, 1993 and 1992 and the statements of income, changes in retained earnings and stockholders' equity and cash flows of Reliable Savings Bank, PaSA (the "Savings Bank") for the year ended September 30, 1991. These financial statements are the responsibility of the Corporation's and the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reliable Financial Corporation and subsidiary as of September 30, 1993 and 1992 and the results of their operations and cash flows for the years then ended and the results of operations and cash flows of Reliable Savings Bank, PaSA for the year ended September 30, 1991, in conformity with generally accepted accounting principles.


Edwards Leap & Sauer


Pittsburgh, Pennsylvania
November 5, 1993

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------
Consolidated Balance Sheets

================================================================================

                                                                                              September 30,
                                                                                           1993          1992
                                                                                        -------------------------
                                                                                             (in thousands)
ASSETS
     Cash                                                                                  $  1,029      $    955
     Interest-bearing deposits in other institutions                                         20,587        33,763
     Investment securities, at cost (approximate market value of
       $35,856 and $12,796, respectively)                                                    30,718         7,813
     Federal Home Loan Bank stock, at cost                                                      922         1,101
     Loans                                                                                   85,255        99,459
     Allowance for loan losses                                                                 (700)         (495)
     Mortgage-backed securities, at cost (approximate market value of
       $6,117 and $226, respectively)                                                         5,930           224
     Accrued interest receivable                                                                348            91
     Premises and equipment, net                                                              2,553         2,627
     Other assets                                                                               141           265
                                                                                           --------      --------
                                                                                           $146,783      $145,803
                                                                                           ========      ========
=================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Deposit accounts                                                                      $114,619      $114,099
     Accrued interest payable                                                                   829           924
     Advances from borrowers for taxes and insurance                                            707           650
     Other liabilities                                                                          824           553
                                                                                           --------      --------
                                                                                            116,979       116,226
RETAINED EARNINGS AND STOCKHOLDERS' EQUITY
     Common stock, par value $0.01 per share,
       4,000,000 shares authorized, 1,460,242 shares issued of which
       1,398,862 are outstanding                                                                 15            15
     Additional paid-in capital                                                              13,657        13,657
     Retained earnings--substantially restricted                                             17,348        15,905
                                                                                           --------      --------
                                                                                             31,020        29,577
     Less: Treasury stock; 61,380 shares at cost                                             (1,216)          -0-
                                                                                           --------      --------
                                                                                           $146,783      $145,803
                                                                                           ========      ========


The accompanying notes are an integral part of these consolidated financial statements.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------
Consolidated Statements of Income

================================================================================


                                                                              Years Ended September 30,
                                                                           1993            1992          1991
                                                                      ------------------------------------------
                                                                        (in thousands, except per share data)
INTEREST INCOME
     Loans                                                                 $   9,012        $ 10,537    $ 11,250
     Investment securities                                                     1,662           1,224         941
     Dividends                                                                   191             215         222
                                                                           ---------       ---------     -------
                                                                              10,865          11,976      12,413
================================================================================================================
INTEREST EXPENSE
     Deposit accounts                                                          4,500           6,147       7,912
                                                                           ---------       ---------     -------
          NET INTEREST INCOME                                                  6,365           5,829       4,501
- ----------------------------------------------------------------------------------------------------------------
PROVISION FOR LOAN LOSSES                                                        250             200         155
                                                                           ---------       ---------     -------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  6,115           5,629       4,346
================================================================================================================
NON-INTEREST INCOME
     Net gain on sales of investment securities                                1,133             261         -0-
     Net gain on sales of real estate owned                                       49              11         -0-
     Other                                                                       317             191         162
                                                                           ---------       ---------     -------
                                                                               7,614           6,092       4,508
=================================================================================================================
NON-INTEREST EXPENSES
     Compensation                                                                859             766         660
     Employee benefits                                                           183             114         124
     Occupancy expense                                                           308             295         287
     Deposit insurance                                                           236             267         221
     Data processing                                                             343             332         296
     Other                                                                       646             446         336
                                                                           ---------       ---------     -------
                                                                               2,575           2,220       1,924
                                                                           ---------       ---------     -------
          INCOME BEFORE INCOME TAXES                                           5,039           3,872       2,584
================================================================================================================
PROVISION FOR INCOME TAXES                                                     1,884           1,529         872
                                                                           ---------       ---------     -------
          NET INCOME                                                       $   3,155       $   2,343     $ 1,712
                                                                           =========       =========     =======
================================================================================================================
NET INCOME PER COMMON SHARE                                                $    2.21       $    1.61         N/A*
                                                                           =========       =========     =======
     Weighted average shares used in computing net
       income per common share                                             1,425,596       1,457,944         N/A*
                                                                           =========       =========     =======

* Not Applicable

The accompanying notes are an integral part of these consolidated financial statements.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------
Consolidated Statement of Changes in Stockholders' Equity

================================================================================

                                                                      Additional
                                                        Common         Paid-In      Retained     Treasury
                                                         Stock         Capital      Earnings       Stock       Total
                                                    -------------------------------------------------------------------
                                                                               (in thousands)
Balance at September 30, 1990
  (Reliable Savings Bank)                                $-0-           $   -0-       $12,361     $   -0-     $12,361
     Net Income                                           -0-               -0-         1,712         -0-       1,712
=======================================================================================================================
Balance at September 30, 1991
  (Reliable Savings Bank)                                 -0-               -0-        14,073         -0-      14,073
     Proceeds from issuance of
       common stock                                        15            13,657           -0-         -0-      13,672
     Net Income                                           -0-               -0-         2,343         -0-       2,343
     Dividends declared                                   -0-               -0-          (511)        -0-        (511)
=======================================================================================================================
Balance at September 30, 1992                              15            13,657        15,905         -0-      29,577
     Net Income                                           -0-               -0-         3,155         -0-       3,155
     Treasury stock (purchased 72,712
       shares)                                            -0-               -0-           -0-      (1,420)     (1,420)
     Treasury stock (reissued 11,332
       shares)                                            -0-               -0-           (91)        204         113
     Dividends declared                                   -0-               -0-        (1,621)        -0-      (1,621)
=======================================================================================================================
Balance at September 30, 1993                            $ 15           $13,657       $17,348     $(1,216)    $29,804
                                                         ====           =======       =======     =======     =======

The accompanying notes are an integral part of these consolidated financial statements.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------
Consolidated Statements of Cash Flows

================================================================================

                                                                                      Years Ended September 30,
                                                                                     1993        1992        1991
                                                                                  ----------------------------------
                                                                                            (in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                      $ 3,155     $ 2,343     $ 1,712
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation                                                                   137         138         134
          Net accretion/amortization of premiums and discounts                            13          (1)         (1)
          Net gain on sales of investment securities                                  (1,133)       (261)        -0-
          Net gain on sales of real estate owned                                         (49)        (11)        -0-
          Unamortized loan fees                                                         (427)        (73)        (51)
          Provision for loan losses                                                      250         200         155
          Increase (decrease) in cash due to changes in assets and liabilities:
               Accrued interest receivable                                              (257)        (13)        160
               Other assets                                                              124        (118)        (15)
               Accrued interest payable                                                  (95)       (200)         16
               Other liabilities                                                          73         137         (29)
                                                                                     -------     -------     -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                              1,791       2,141       2,081
====================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of investment securities                                   -0-         800       1,000
     Proceeds from sales of and redemption of investment securities                    1,766         424         -0-
     Purchase of investment securities                                               (23,550)     (6,709)        -0-
     Redemption (purchase) of FHLB stock                                                 179         -0-        (140)
     Net loans repaid by customers                                                    13,742      11,357         519
     Purchase of mortgage-backed securities                                           (5,977)        -0-         -0-
     Proceeds from sales of real estate owned                                          1,163          39          13
     Premises and equipment expenditures                                                 (63)        (45)        (94)
     Net change in long-term interest-bearing deposits in other institutions             -0-         -0-         790
                                                                                     -------     -------     -------
NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES                                     (12,740)      5,866       2,088
====================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposit accounts                                         520      (5,332)      7,782
     Net increase (decrease) in advances from borrowers for taxes and insurance           57        (103)       (123)
     Proceeds from issuance of common stock, net of issuance costs of $930               -0-      13,672         -0-
     Purchase of treasury stock                                                       (1,420)        -0-         -0-
     Proceeds from reissuance of treasury stock                                          113         -0-         -0-
     Dividends paid                                                                   (1,423)       (219)        -0-
                                                                                     -------     -------     -------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                                      (2,153)      8,018       7,659
====================================================================================================================
NET CHANGE IN CASH AND CASH EQUIVALENTS                                              (13,102)     16,025      11,828
     Cash and cash equivalents at beginning of year                                   34,718      18,693       6,865
                                                                                     -------     -------     -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $21,616     $34,718     $18,693
                                                                                     =======     =======     =======

The accompanying notes are an integral part of these consolidated financial statements.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------
Notes To Consolidated Financial Statements

Years ended September 30, 1993, 1992 and 1991
================================================================================

Note A--Significant Accounting Policies

Principles of Consolidation:

     The consolidated financial statements as of and for the years ended September 30, 1993 and 1992 include Reliable Financial Corporation and its wholly-owned subsidiary, Reliable Savings Bank, PaSA. The consolidated financial statements for the year ended September 30, 1991 include Reliable Savings Bank, PaSA and its wholly-owned subsidiary, Reliable Savings Service Corporation. All significant intercompany balances and transactions have been eliminated.

Investment Securities:

     Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount over the term of the security using the interest method or methods which approximate the interest method. Gains or losses on the sale of securities are recognized upon realization using both the weighted average and the specific-identification methods. All securities currently owned are classified as held for investment as management has the ability to hold such investments until maturity and the intent to hold them for the foreseeable future.

Mortgage-Backed Securities:

     Mortgage-backed securities are stated at cost, adjusted for amortization of premium and accretion of discount using the interest method or methods which approximate the interest method. The Corporation has the ability and management's intention is to hold such assets to maturity. Should any be sold, gains and losses will be recognized based on the specific identification method.

Loans and Allowance for Loan Losses:

     Loans are stated at the amount of unpaid principal less the undisbursed portion of loans and unamortized loan fees. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible.

Real Estate Owned (REO):

     Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. In-substance foreclosures are properties in which a borrower with little or no equity in the collateral, effectively abandons control of the property or has no economic interest to continue involvement in the property. The borrower's ability to rebuild equity based on current financial conditions is also considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to REO and recorded at the lower of cost or fair value at the date actually or constructively received. Fair value is measured by market transactions. If there are no active markets for similar items, fair value is determined by discounting a forecast of expected cash flows at a rate commensurate with the risk involved.

- --------------------------------------------------------------------------------

Interest Income:

     Interest on loans is recorded when earned. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection is questionable. Loan origination fees are deferred and recognized over the life of the loan as an adjustment of yield (interest income).

Depreciation:

     The Savings Bank generally computes depreciation on the straight-line method for financial reporting purposes over the assets' estimated useful lives which range from 7 to 50 years for buildings and leasehold improvements and from 5 to 10 years for furniture and fixtures. Depreciation for tax purposes is computed under the straight-line method for assets placed in service prior to January 1, 1981. Assets placed in service after December 31, 1980 are depreciated under the provisions of Accelerated Cost Recovery System (ACRS) or the Modified Accelerated Cost Recovery System (MACRS), which stipulates that the cost of assets be recovered over recovery lives as determined by the Internal Revenue Code. As a result, there may be timing differences between book depreciation and tax depreciation.

Income Taxes:

     Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The differences relate principally to depreciation of premises and equipment, recognition of interest income and the provision for loan losses.

Earnings per Share:

     Earnings per share are calculated on the basis of the weighted average number of shares outstanding. As a result of the stock conversion, as described in Note P, the newly issued stock was outstanding for 184 days during the fiscal year ended September 30, 1992. Options to purchase an additional 34,000 shares at $10/share, as described in Note L, were available for the year ended September 30, 1993, with 11,332 shares actually purchased during the quarter ended March 31, 1993. Therefore, the weighted average number for shares outstanding was 1,425,596 and 1,457,944 at September 30, 1993 and 1992, respectively.

Cash Equivalents:

     For the purposes of the Statements of Cash Flows, the Corporation and the Savings Bank consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents totaled $20,586,837, $33,762,891 and $18,201,160 at September 30, 1993, 1992 and
1991, respectively. Net loans transferred to real estate owned, a non-cash operating activity, totaled $1,138,140, $0 and $32,943 in the years ended September 30, 1993, 1992 and 1991, respectively.

Reclassification of Prior Years' Statements:

     Certain items previously reported in the prior years' financial statements have been reclassified to conform with the current year's classifications. These reclassifications have no effect on net income.

Reliable Financial Corporation and Subsidiary

- --------------------------------------------------------------------------------

Note B--Investment Securities

     Investment securities at September 30 are summarized as follows:

                                                                  September 30, 1993
                                                 ---------------------------------------------------------
                                                  Carrying       Unrealized      Unrealized      Market
                                                   Amount          Gains           Losses         Value
                                                 -----------     ----------     -----------    -----------
     U.S. Treasury notes                         $ 8,983,966     $   69,784           $-0-     $ 9,053,750
     U.S. agency obligations                      17,000,000        129,662            -0-      17,129,662
     State and municipal
       obligations                                 3,264,441         81,893            -0-       3,346,334
     Corporate debt                                  499,044          5,656            -0-         504,700
     Federal Home Loan Mortgage
       Corporation common stock                      970,103      4,851,772            -0-       5,821,875
                                                 -----------     ----------     ----------     -----------
                                                 $30,717,554     $5,138,767           $-0-     $35,856,321
                                                 ===========     ==========     ==========     ===========

                                                                    September 30, 1993
                                                 ---------------------------------------------------------
                                                  Carrying       Unrealized      Unrealized      Market
                                                   Amount          Gains           Losses         Value
                                                -----------     ----------     -----------    -----------
     U.S. Treasury notes                         $ 1,997,485     $    33,765           -0-     $ 2,031,250
     U.S. agency obligations                       2,500,000          85,781           -0-       2,585,781
     State and municipal obligations               1,715,000          14,580           -0-       1,729,580
     Corporate debt                                  497,666           1,709           -0-         499,375
     Federal Home Loan Mortgage Corporation
       common stock                                1,102,353       4,847,647           -0-       5,950,000
                                                 -----------      ----------     ---------     -----------
                                                 $ 7,812,504      $4,983,482          $-0-     $12,795,986
                                                 ===========      ==========     =========     ===========

                                            Years Ended
                                            September 30,
                                      ---------------------------
                                          1993            1992
                                      -----------      ----------
     Gross realized gains:
     Federal Home Loan Mortgage
       Corporation common stock       $ 1,133,333     $   261,061
                                      ===========     ===========


     The maturities of investment securities at September 30, 1993 were as follows:

                                        Carrying         Market
                                         Amount           Value
                                      -----------     -----------

     Due in one year or less          $ 2,143,883     $ 2,165,600
     Due from one to five years        25,693,568      25,879,269
     Due from five to ten years         1,910,000       1,989,577
     Due after ten years                      -0-             -0-
     Marketable equity security           970,103       5,821,875
                                      -----------     -----------
                                      $30,717,554     $35,856,321
                                      ===========     ===========

- ---------------------------------------------------------------------------

Note C--Loans

     Loans at September 30 consisted of the following:

                                                   1993             1992
                                               -----------     ------------
     Residential mortgage                      $78,782,333     $ 93,049,040
     Real estate construction                    5,765,420        5,450,472
     Commercial real estate                      1,837,585          456,171
     Non-residential and land                    1,941,955        2,391,215
     Loans on deposit accounts                   1,047,040        1,020,583
     Home improvement loans                         53,662           64,077
     Consumer                                      570,623          391,259
                                               -----------      ------------
                                                89,998,618       102,822,817
     Less: Undisbursed portion of loans          3,555,533         1,749,066
           Unamortized loan fees                 1,188,441         1,615,346
                                               -----------      ------------
                                               $85,254,644      $ 99,458,405
                                               ===========      ============

     As of September 30, loans secured by one-to-four family residences represented 93.94% and 95.80% of the total loan portfolio for 1993 and 1992, respectively. Total loans on non-accrual status at September 30, 1993 and 1992 totaled approximately $2,600,000 and $1,200,000, respectively.

     Changes in the allowance for loan losses were as follows:


                                              Years Ended September 30,
                                         ------------------------------------
                                           1993          1992          1991
                                         --------      --------      --------
     Balance, beginning of year          $495,000      $295,000      $155,000
     Provision charged to operations      250,000       200,000       154,619
     Loans charged off                    (44,768)          -0-       (14,619)
                                         --------      --------      --------
                                         $700,232      $495,000      $295,000
                                         ========      ========      ========

     The Savings Bank primarily grants residential mortgage loans to customers in Allegheny and Washington counties, Pennsylvania. The Savings Bank maintains a diversified loan portfolio and the ability of its debtors to honor their contracts is not substantially dependent on any particular economic business sector.

- --------------------------------------------------------------------------------

Note D--Accrued Interest Receivable

     Accrued interest receivable at September 30 consisted of the following:

                                      1993         1992
                                    ---------    ---------
     Loans                          $  1,449     $ 5,254
     Investments                     346,343      86,126
                                    --------     -------
                                    $347,792     $91,380
                                    ========     =======


Reliable Financial Corporation and Subsidiary

- --------------------------------------------------------------------------------

Note E--Premises and Equipment

     Premises and equipment at September 30 consisted of the following:

                                          1993             1992
                                        ----------      ----------
     Land                               $  120,253      $  120,253
     Building                            2,305,845       2,301,456
     Leasehold improvements                258,024         242,691
     Furniture and fixtures                862,535         819,555
                                        ----------      ----------
                                         3,546,657       3,483,955
     Less: Accumulated depreciation        993,171         856,769
                                        ----------      ----------
                                        $2,553,486      $2,627,186
                                        ==========      ==========


     Depreciation expense totaled $136,402, $138,110 and $133,844 for the years ended September 30, 1993, 1992 and 1991, respectively.

- --------------------------------------------------------------------------------

Note F--Federal Home Loan Bank Stock

     The Savings Bank is required to own stock of the Federal Home Loan Bank based on a percentage of net residential mortgages outstanding. During the year ended September 30, 1993, the Savings Bank was required to redeem stock to the Federal Home Loan Bank at its cost basis. The amount of common stock owned was $922,100 and $1,100,800 at September 30, 1993 and 1992, respectively.

- --------------------------------------------------------------------------------

Note G--Deposit Accounts

     Deposit accounts at September 30 consisted of the following:

                                         Weighted
                                      Average Rate At               1993                          1992
                                       September 30,       ----------------------        -----------------------
                                           1993                Amount          %            Amount            %
                                      ---------------      ------------      ----        ------------       ----

     Regular Passbook Savings             2.75%            $ 29,843,096        26%       $ 28,599,688        25%
     Other Passbook Savings               2.75%                 774,857         1%          1,229,640         1%
     Christmas Club Savings               2.75%                 630,625         1%            670,033         1%
     Money Market Accounts                2.80%              14,771,856        13%         14,035,181        12%
     NOW Checking Accounts                2.25%               6,296,495         5%          5,633,579         5%
     Certificate Accounts
       Maturities:
         6 months or less                 3.07%              15,680,504        14%         17,098,033        15%
         6 months to 1 year               3.34%              10,430,759         9%         12,458,547        11%
         1 year to 3 years                4.79%              12,272,065        11%         13,576,041        12%
         More than 3 years                7.00%              19,762,189        17%         17,334,740        15%
                                                           ------------       ----       ------------       ----
                                                             58,145,517        51%         60,467,361        53%
     Non-Interest Bearing Accounts                            4,156,062         3%          3,463,672         3%
                                                           ------------       ----       ------------       ----
                                                           $114,618,508       100%       $114,099,154       100%
                                                           ============       ====       ============       ====

     Certificates of deposit with balances exceeding $100,000 totaled $1,234,650 and $1,026,810 at September 30, 1993 and 1992, respectively.

     The Savings Bank paid cash of approximately $4,600,000, $6,300,000, and $7,900,000 in interest on deposits during the years ended September 30, 1993, 1992 and 1991, respectively.

- --------------------------------------------------------------------------------

     Interest expense for the years ended September 30 is summarized as follows:


                                                              1993            1992            1991
                                                         --------------  --------------  --------------
Savings and NOW accounts                                 $    1,494,143  $    1,890,983  $    1,976,217
Time deposits                                                 3,005,806       4,256,044       5,936,262
                                                         --------------  --------------  --------------
                                                         $    4,499,949  $    6,147,027  $    7,912,479
                                                         ==============  ==============  ==============

- --------------------------------------------------------------------------------

Note H--Stockholders' Equity

     Retained earnings at September 30, 1992, the most recent date for which tax returns were filed, included approximately $4,917,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

     Treasury stock is shown at cost and consists of 61,380 shares of the Corporation's stock at September 30, 1993. The Corporation purchased 72,712 shares of Treasury stock at an average price per share of approximately $19.50 and reissued 11,332 shares which cost approximately $18.00 per share, at $10.00 per share during the year ended September 30, 1993. The reissuance was in conjunction with the Benefit Plans as described in Note L.
- --------------------------------------------------------------------------------

Note I--Income Taxes

     In addition to charging income for taxes actually paid or payable, the provision for income taxes can reflect deferred income tax credits which result from timing differences in computing income for financial and income tax reporting. There were no deferred tax credits included in the income tax provisions for the years ended September 30, 1993, 1992 and 1991. The principal timing differences are a result of recognition of bad debt deductions, interest income, loan fees and accelerated depreciation methods.

     For Federal income tax purposes the Savings Bank is permitted a tax bad debt deduction unrelated to any loan loss provision for book purposes. This deduction is computed by one of two methods, the experience method taking into account the six year moving average of net charge-offs to loans, and the percentage of taxable income method, subject to certain limitations. The amount of the tax bad debt deduction for the year ended September 30, 1992 was $-0-and approximately $145,000 for the short tax year ended September 30, 1991. Due to the limitations referenced above, no tax bad debt deduction is anticipated for the tax year ended September 30, 1993.

     The Corporation made income tax payments of $1,847,644 and $1,442,703 during the years ended September 30, 1993 and 1992, respectively. The Savings Bank made income tax payments of $866,270 during the year ended September 30, 1991.

     The income tax provision at September 30 consisted of the following:


                                                                  1993           1992           1991
                                                            --------------  --------------  ------------
Federal income taxes                                        $    1,587,873  $    1,209,935  $    687,308
State income taxes                                                 296,037         318,782       184,705
                                                            --------------  --------------  ------------
                                                            $    1,883,910  $    1,528,717  $    872,013
                                                            ==============  ==============  ============


Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------

     The provision for federal income taxes differs from that computed at the statutory corporate tax rate primarily due to the following:


                                                                 1993            1992           1991
                                                            --------------  --------------  ------------
Statutory tax rate                                                    34.0%           34.0%         34.0%
Decrease in deferred loan fees                                        (2.9)            (.6)         (1.4)
Exempt interest, dividends, net                                        (.9)            (.6)          (.7)
Change in accounting method                                            -0-             -0-            .2
Bad debt deduction                                                     1.7             1.8            .1
Capital loss carryover                                                 -0-             (.5)          -0-
Other, net                                                             (.4)           (2.8)         (5.6)
                                                            --------------  --------------  ------------
Effective tax rate                                                    31.5%           31.3%         26.6%
                                                            ==============  ==============  ============


     State income taxes are paid on income determined in accordance with generally accepted accounting principles.

     In February of 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", that supersedes SFAS No. 96 and APB 11. The primary changes incorporated in SFAS 109 include, among other things, relaxation of the criteria for recognizing deferred tax assets and reduction in the complexity of calculating deferred taxes by reducing the need to schedule the reversal of temporary differences year-by-year. The statement is effective for fiscal years beginning after December 15, 1992. The Corporation plans to adopt SFAS 109 in the first quarter of fiscal 1994. The adoption of SFAS 109 will require the Corporation to change to the liability method for financial accounting and reporting for income taxes. The Corporation currently estimates that its deferred tax liability would be decreased by approximately $370,000. The resulting benefit will be recorded through the income statement and reported as a cumulative effect of a change in an accounting principle.
- --------------------------------------------------------------------------------

Note J--Financial Institutions Reform, Recovery and Enforcement Act
        ("FIRREA") of 1989

     FIRREA was signed into law on August 9, 1989 and regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the federal regulatory structure for institutions including a new deposit insurance system, increased deposit insurance premiums, and restricted investment activities with respect to noninvestment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

     The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets and, a minimum 3 percent core capital ratio. The risk-based capital ratio requirement is 8.0 percent of total risk adjusted assets as of December 31, 1992. Prior to December 31, 1992 it was 7.2% of total risk adjusted assets.

     The Savings Bank, at September 30, 1993, meets all regulatory tangible capital, core capital and risk-based capital requirements of 8.0 percent, as defined by FIRREA. Failure to meet these capital requirements would expose the Savings Bank to regulatory sanctions, including limitations on asset growth. The following table shows that the Savings Bank is in compliance with regulatory capital standards:

- --------------------------------------------------------------------------------

                                                                                     Percent of
                                                                                      Adjusted
                                                                         Amount     Total Assets
                                                                       ----------  --------------
                                                                         (dollars in thousands)
GAAP capital                                                           $   25,903           18.19%
                                                                       ==========  ==============
Tangible capital                                                       $   25,903           18.19%
Tangible capital requirement                                                2,135            1.50%
                                                                       ----------  --------------
Excess                                                                 $   23,768           16.69%
                                                                       ==========  ==============
Core capital                                                           $   25,903           18.19%
Core capital requirement                                                    4,271            3.00%
                                                                       ----------  --------------
Excess                                                                 $   21,632           15.19%
                                                                       ==========  ==============
Risk-based capital                                                     $   26,603           42.71%
Minimum risk-based capital requirement                                      4,984            8.00%
                                                                       ----------  --------------
Excess                                                                 $   21,619           34.71%
                                                                       ==========  ==============



     Risk-based capital includes supplementary capital of $700,232, representing the general allowance for loan losses.

     The following is a reconciliation of net income and retained earnings (as shown in these audited financial statements) to net income and retained earnings as presented in the Office of Thrift Supervision quarterly reports:



                                                  September 30, 1993           September 30, 1992
                                                -------------------------   -------------------------
                                                  Twelve                           Twelve
                                               Months Ended      Balance        Months Ended    Balance
                                               ------------      -------        ------------    -------
                                                                 Retained                       Retained
                                                Net Income       Earnings         Net Income    Earnings
                                               ------------      --------        ------------   --------
                                                                     (in thousands)
Balances on regulatory reports                   $3,203           $19,067        $2,208         $15,864
Add (deduct) audit adjustments for:
     Income (loss) of parent                        (48)               (7)           41              41
     Other activity                                 -0-            (1,712)           94             -0-
                                                 ------           -------        ------         -------
Balances on accompanying consolidated
  financial statements                           $3,155           $17,348        $2,343         $15,905
                                                 ======           =======        ======         =======

     Other activity for the year ended September 30, 1993 consists of dividends declared of approximately $1,621,000 and the effect of treasury stock reissued at approximately $91,000 less than the purchase price.
- --------------------------------------------------------------------------------

Note K--Commitments

     In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit. These commitments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the balance sheets.

     Loan commitments are made to accommodate the financial needs of the Savings Bank's customers.

     These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Savings Bank's normal credit policies and loan underwriting standards. Collateral is obtained based on management's credit assessment of the customer. Management currently expects no loss from these activities.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------

     The Savings Bank's maximum exposure to credit loss for loan commitments (unfunded loans) outstanding at September 30, 1993 and 1992, was $3,330,720 and $1,272,000, respectively. Commitments for fixed rate loans totaled $2,741,720 and $773,000 at September 30, 1993 and 1992, respectively, with rates ranging from 6.5% to 12%. The Savings Bank had outstanding commitments at September 30, 1993 and 1992 of $-0- and $324,000, respectively to purchase investment securities.

     Lease commitments: Annual rentals under long-term monthly operating leases for property amounted to $22,800 in 1993, 1992 and 1991. At September 30, 1993, the minimum rental commitment, including any current renewal options under existing leases with initial or remaining terms of more than one year was as follows:


          Years Ending            Gross Rental
          September 30               Expense
          ------------             -----------
              1994                 $ 23,900
              1995                   24,000
              1996                   24,000
              1997                   13,900
              1998                   10,800
              Remaining term          1,800
                                   --------
        TOTAL COMMITMENT           $ 98,400
                                   ========

- --------------------------------------------------------------------------------

Note L--Pension, Retirement and Benefit Plans

     On August 9, 1991, the Savings Bank elected to terminate its previously existing defined benefit pension plan. Under Statement of Financial Accounting Standards No. 88 (SFAS 88), "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", a termination of a defined benefit plan is considered both a settlement (an irrevocable transaction relieving an employer of the responsibility for a pension benefit obligation) and a curtailment (elimination for employees of the accrual of defined benefits for future service). All balances in the plan as of September 30, 1991, which were determined by actuaries to equal $845,627 vested in the plan participants in relation to their respective present values determined at a weighted average discount rate and long-term rate of return on plan assets of 7.5% in the plan as of the termination date. Therefore, there was no settlement or curtailment gain or loss associated with the termination. The plan trust continued to hold the plan assets until distribution of $861,351 on January 20, 1992. By definition, the accumulated benefit obligation is the value of the assets. Pension expense for 1991 totaled $31,377.

     On June 25, 1991, the Savings Bank adopted a 401(k) retirement plan, whereby the employees may elect to make pre-tax contributions through a salary reduction of up to 10% of their monthly salary. The Savings Bank may match dollar for dollar up to 5% of employees' monthly salary reduction or make elective contributions to the Plan. The Savings Bank's contributions to the Plan were $29,047, $22,786 and $1,770 for the years ended September 30, 1993, 1992 and 1991, respectively.

     On January 23, 1992, the Board of Directors of the Savings Bank adopted the Reliable Savings Bank, PaSA Recognition and Retention Plan ("RRP") as a method of providing officers and key employees with a proprietary interest in Reliable Financial Corporation. All employees of the Savings Bank and its affiliates are eligible to receive awards from the plan. The standard vesting rate of an award is 20% per year commencing one year from the date of the award.

     In August, 1992 an award under the RRP was granted to President Stephen Grippi, representing 6,000 shares which were purchased at $17.50 per share. Vesting under this award is 33 1/3% over three years. Amortization, on a straight line basis over three (3) years, of this award for the years ended September 30, 1993 and 1992 totaled $49,500 and $3,500, respectively. During the year ended September 30, 1993, 2,000 shares had vested.

     On January 14, 1992, the Board of Directors of Reliable Financial adopted Reliable Financial Corporation 1992 Incentive Stock Option Plan (the "Option Plan") and the Reliable Financial Corporation 1992 Stock Option Plan for Nonemployee Directors (the "Directors' Plan"). Under the Option Plan, options may only be granted to officers and other key employees. The Option Plan is designed to encourage the continued employment of these employees and to attract new employees by facilitating their purchase of a stock interest in Reliable Financial. Options granted under the Option Plan may include both incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code and nonstatutory stock options ("Nonstatutory Options").

     The Pension Committee will, from time to time, select employees to whom Options are to be granted and the number of Options to be granted based upon the employee's performance, compensation and the nature of his responsibilities, duties and functions.

     Pursuant to the Option Plan, up to 109,518 shares of Reliable Financial common stock may be issued or transferred for the exercise of options to purchase shares of common stock.

     The Committee will determine the dates on which each Option will become exercisable. Each ISO will continue to be exercisable over a maximum period of ten years from the date granted, and each Nonstatutory Option will be exercisable over a period of ten years and one day from the date granted.

     Under circumstances set forth in the Option Plan, all or a portion of the Options may be exercised for specified periods following termination of employment. An Option may not be transferred by an optionee during his or her lifetime. The exercise price per share of Common Stock covered by an Option shall be the fair market value of Common Stock on the date of grant. The shares purchased upon exercise of an Option are to be paid for in cash or through the delivery of previously-acquired shares of Common Stock or in a combination of cash and such shares.

     The Pension Committee, with shareholder ratification, has granted to President Grippi options under the Option Plan to purchase 12,000 shares of stock. One-third of these options were exercised on the first anniversary date of the conversion.

     The Directors' Plan is designed to promote the growth and profitability of Reliable Financial and the Savings Bank and to provide non-employee directors with an incentive to assume the significant duties and responsibilities entailed therewith. Benefits under the Directors' Plan are granted to non-employee directors, a group currently consisting of 4 people. Pursuant to the Directors' Plan, up to 36,506 shares of the common stock of Reliable may be issued or transferred pursuant to the exercise of options to purchase shares of common stock ("Directors' Options"). Directors' Options may only be granted to members of Reliable's Board of Directors who are not employees of Reliable, the Savings Bank or any other subsidiary or affiliate thereof on the date the Directors' Options are granted. Directors' Options granted under the Directors' Plan are nonstatutory stock options.

     The Directors' Plan provides that each of the 4 non-employee directors serving at the consummation of the conversion of the Savings Bank from mutual to stock form receive options to purchase 5,500 shares of Reliable common stock. New directors, subsequently elected, also receive the option to purchase 5,500 shares, to the extent shares remain available under the Directors' Plan. The exercise price of the outstanding Directors' Options is $10.00 per share, which was the fair market value of Reliable's common stock on the date of grant. No Directors' Option may be exercised after the expiration of ten years and one day from the date of grant of such option. One-third of these Directors' Options were exercised on the first anniversary of the date of grant.

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------

Note M--Reliable Financial Corporation

     Reliable Financial Corporation was formed on November 7, 1991 to acquire 100% of the common stock of Reliable Savings Bank, PaSA as a result of the Savings Bank's conversion from mutual to stock form. Prior to March 30, 1992, Reliable Financial Corporation had no significant assets. Reliable Financial Corporation currently has no independent business operations. Certain items previously reported in the prior years' financial statements have been reclassified to conform with the current year's classifications. These reclassifications have no effect on the consolidated net income.

     The condensed financial information for Reliable Financial Corporation as of and for the years ended September 30, 1993 and 1992 is as follows:

BALANCE SHEETS

                                                                                        1993             1992
                                                                                    ------------      -----------
ASSETS
     Interest-bearing deposits                                                      $ 4,416,208      $ 7,134,702
     Investment in Reliable Savings Bank                                             11,830,791        8,627,252
     Prepaid taxes                                                                          839           42,572
                                                                                    -----------      -----------
                                                                                    $16,247,838      $15,804,526
                                                                                    ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Dividends Payable                                                              $   489,602      $   292,048
     Accrued expenses                                                                    27,212            8,148
                                                                                    -----------      -----------
                                                                                        516,814          300,196
Stockholders' Equity
     Common stock, par value $0.01 per share, 4,000,000 shares authorized,
       1,460,242 shares issued and outstanding                                           14,602           14,602
     Additional paid-in capital                                                      13,657,743       13,657,743
     Retained earnings                                                                3,275,153        1,831,985
     Treasury stock, at cost                                                         (1,216,474)             -0-
                                                                                    -----------      -----------
                                                                                     15,731,024       15,504,330
                                                                                    -----------      -----------
                                                                                    $16,247,838      $15,804,526
                                                                                    ===========      ===========
STATEMENTS OF INCOME

     Interest and other operating income                                            $   159,708      $   108,733
     Dividends from Reliable Savings Bank                                                   -0-          511,086
                                                                                    -----------     ------------
                                                                                        159,708          619,819
EXPENSES
     Operating expenses                                                                 208,344           16,586
                                                                                    -----------     ------------
     INCOME (LOSS) BEFORE TAXES                                                         (48,636)         603,233
PROVISION FOR INCOME TAXES                                                                  -0-           51,243
                                                                                    -----------     ------------
     INCOME (LOSS) BEFORE EQUITY IN
       UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                             (48,636)         551,990
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                        3,203,539        1,791,080
                                                                                    -----------      -----------
     NET INCOME                                                                     $ 3,154,903      $ 2,343,070
                                                                                    ===========      ===========

- ------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES                                                  1993             1992
                                                                                 ---------------  ---------------
     Net income                                                                  $     3,154,903  $     2,343,070
     Adjustments to reconcile net income to net cash provided by operating activities:
         Increase (decrease) in cash due to changes in assets and liabilities:
           Equity in undistributed earnings of subsidiary                             (3,203,539)      (1,791,080)
           Prepaid taxes                                                                  41,732          (42,572)
           Accrued expenses                                                               19,064            8,148
                                                                                 ---------------  ---------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                 12,160          517,566
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of Reliable Savings Bank stock                                                 -0-       (6,836,171)
                                                                                 ---------------  ---------------
NET CASH USED BY INVESTING ACTIVITIES                                                        -0-       (6,836,171)
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock, net                                             -0-       13,672,345
     Purchase of treasury stock                                                       (1,420,240)             -0-
     Proceeds from reissuance of treasury stock                                          113,320              -0-
     Dividends paid                                                                   (1,423,734)        (219,038)
                                                                                 ---------------  ---------------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                                      (2,730,654)      13,453,307
                                                                                 ---------------  ---------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                               (2,718,494)       7,134,702
     Cash and cash equivalents at beginning of year                                    7,134,702              -0-
                                                                                 ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $     4,416,208  $     7,134,702
                                                                                 ===============  ===============

- --------------------------------------------------------------------------------

Note N--Supplemental Information

     The following condensed statement summarizes the financial position of the Savings Bank's wholly-owned subsidiary, Reliable Savings Service Corporation, which has been consolidated with the financial statements of Reliable Savings Bank, PaSA at September 30, 1992 (immediately prior to liquidation). Under the authority of the Board of Directors of the Savings Bank, liquidation of the service corporation was approved as of September 30, 1992.

     The statement is presented as supplemental information only and is not necessary for the fair presentation of the consolidated financial statements.

RELIABLE SAVINGS SERVICE CORPORATION
CONDENSED BALANCE SHEET
September 30, 1992 (immediately prior to liquidation)

ASSETS
     Cash in bank                             $       -0-
     Receivable--Parent                             5,764
                                              -----------
                                              $     5,764
                                              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Common stock                             $    21,000
     Additional paid-in capital                    40,000
     Retained earnings (deficit)                  (55,236)
                                              -----------
                                              $     5,764
                                              ===========

Reliable Financial Corporation and Subsidiary
- --------------------------------------------------------------------------------

Note O--Related-Party Transactions

     Certain officers and directors and their affiliates of Reliable Savings Bank, PaSA were indebted to the Savings Bank at September 30, 1993 and 1992. Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and generally do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans (exclusive of loans to any such person which in the aggregate do not exceed $60,000 at September 30, 1993) was $706,387 and $726,979 at September 30, 1993 and 1992, respectively. During the year ended September 30, 1993 and 1992, $67,000 and $87,900 of new loans were made to related parties and repayments by any such person(s) totaled $87,592 and $90,336, respectively.

- --------------------------------------------------------------------------------

Note P--Conversion

     On March 16, 1992, the members of the Savings Bank formally approved the
Plan of Conversion under which the Savings Bank converted from a Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered permanent reserve fund capital stock savings and loan association. Included in the Plan of Conversion was the formation of a holding company, Reliable Financial Corporation, which owns all of the common stock of Reliable Savings Bank, PaSA, as its wholly-owned subsidiary. The conversion was consummated on March 30, 1992.
- --------------------------------------------------------------------------------

Note Q--Accounting Standards

     In addition to SFAS 109, as previously discussed in Note I, certain other recent accounting standards relating to the Corporation have been promulgated by the Financial Accounting Standards Board. Statement of Financial Accounting Standards No. 107 requires entities to disclose the fair value of "Financial Instruments" for which it is practicable to estimate fair value, with certain exceptions. Statement of Financial Accounting Standards No. 114 addresses the accounting by creditors for impairment of certain loans. Statement of Financial Accounting Standards No. 115 relates to accounting for certain investments in debt and equity securities.

     The Corporation is not currently required to and has elected not to adopt early implementation of any of these standards. The impact of such adoption was not determined at this time.

RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)
- --------------------------------------------------------------------------------

                                                         June 30,   September 30,
ASSETS                                                     1994          1993
                                                        ----------   -------------
  Cash                                                   $    748     $  1,029
  Interest-bearing deposits in other institutions          15,530       20,587
                                                         --------     --------
    Cash and Cash Equivalents                              16,278       21,616

  FHLMC stock available for sale (market value                717            -
   of $5,143 at June 30, 1994)
  Investment securities, at cost (market value             38,386       30,718
   of $37,210 and $35,586)
  Mortgage-backed securities, at cost (market value         5,049        5,930
   of $4,938 and $6,117)
  Federal Home Loan Bank stock, at cost                       848          922
  Loans                                                    87,568       85,255
  Allowance for possible loan losses                         (850)        (700)
  Accrued interest receivable                                 419          348
  Premises and equipment, net                               2,456        2,553
  Other assets                                                484          141
                                                         --------     --------

                                                         $151,355     $146,783
                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

  Deposit accounts                                       $116,415     $114,619
  Accrued interest payable                                    555          829
  Advances from borrowers for taxes and insurance           2,164          707
  Other liabilities                                         1,504          824
                                                         --------     --------

                                                          120,638      116,979
                                                         --------     --------

STOCKHOLDERS' EQUITY
  Common stock, $0.01 par value; 4,000,000 shares              15           15
   authorized; 1,460,242 shares issued;
   1,410,194 and 1,398,862 shares outstanding
  Additional paid-in capital                               13,657       13,657
  Retained earnings - substantially restricted             18,043       17,348
                                                         --------     --------

                                                           31,715       31,020

  Less:  Treasury stock, at cost                              998        1,216
                                                         --------     --------

                                                           30,717       29,804
                                                         --------     --------

                                                         $151,355     $146,783
                                                         ========     ========

See notes to consolidated financial statements.

RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share and share data)
- --------------------------------------------------------------------------------
                                       Three Months            Nine Months
                                      Ended June 30,         Ended June 30,

                                      1994       1993        1994       1993
INTEREST INCOME
  Loans                           $    1,674 $    2,033  $    5,273 $    6,126
  Interest-bearing deposits in
    other institutions                   103        188         299        610
  FHLMC stock available for sale          33         29          84         86
  Investment securities                  576        436       1,599      1,162
  Mortgage-backed securities              76         76         235        146
  Dividends                               46         47         126        146
                                  ---------- ----------  ---------- ----------

                                       2,508      2,809       7,616      8,276
INTEREST EXPENSE
  Deposit accounts                     1,032      1,110       3,124      3,420
                                  ---------- ----------  ---------- ----------

NET INTEREST INCOME                    1,476      1,699       4,492      4,856

PROVISION FOR POSSIBLE LOAN
 LOSSES                                   50         50         150        150
                                  ---------- ----------  ---------- ----------

NET INTEREST INCOME AFTER
 PROVISION FOR POSSIBLE
 LOAN LOSSES                           1,426      1,649       4,342      4,706

NON-INTEREST INCOME
  Net gain on sales of FHLMC stock     1,308        215       1,542        698
  Net gain on real estate owned            -         42           -         37
  Other                                   77         86         266        231
                                  ---------- ----------  ---------- ----------

                                       2,811      1,992       6,150      5,672
                                  ---------- ----------  ---------- ----------
NON-INTEREST EXPENSE
  Compensation                           233        219         677        639
  Employee benefits                       47         45         138        136
  Occupancy expense                       84         78         240        226
  Deposit insurance                       66         52         200        169
  Data processing                         85         85         246        256
  Other                                  484        146         803        451
                                  ---------- ----------  ---------- ----------

                                         999        625       2,304      1,877
                                  ---------- ----------  ---------- ----------

INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT ON PRIOR
 YEARS OF CHANGE IN TAX
 ACCOUNTING METHOD                     1,812      1,367       3,846      3,795


PROVISION FOR INCOME TAXES               906        479       1,723      1,431
                                  ---------- ----------  ---------- ----------

INCOME BEFORE CUMULATIVE EFFECT
 ON PRIOR YEARS OF CHANGE IN
 TAX ACCOUNTING METHOD                   906        888       2,123      2,364

CUMULATIVE EFFECT ON PRIOR YEARS
 OF CHANGE IN TAX ACCOUNTING
 METHOD                                    -          -         365          -
                                  ---------- ----------  ---------- ----------

NET INCOME                        $      906 $      888  $    2,488 $    2,364
                                  ========== ==========  ========== ==========

PER SHARE DATA (BASED ON AVERAGE
 SHARES OUTSTANDING)
  Income before cumulative effect
   of change in tax accounting
   method                         $     0.46 $     0.63  $     1.50 $     1.65
                                  ---------- ----------  ---------- ----------

  Cumulative effect of change in
   tax accounting method                   -          -        0.26          -
                                  ---------- ----------  ---------- ----------

  Net income                      $     0.64 $     0.63  $     1.76 $     1.65
                                  ========== ==========  ========== ==========

  Cash dividends declared         $     0.40 $     0.30  $     1.20 $     0.80
                                  ========== ==========  ========== ==========

  Weighted average shares
   outstanding                     1,417,043  1,411,584   1,414,268  1,428,712
                                  ========== ==========  ========== ==========

See notes to consolidated financial statements.

RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
NINE MONTHS ENDED JUNE 30, 1994 AND 1993
(Unaudited)
(In thousands)
- --------------------------------------------------------------------------------

                                        Common    Additional     Retained    Treasury    Total
                                        stock   Paid-In Capital  Earnings     Stock
                                     -----------------------------------------------------------
Balance at September 30, 1992           $15         $13,657      $15,905        $-0-     $29,577
         Net Income                     -0-             -0-        2,364         -0-       2,364
         Treasury stock (purchased      -0-             -0-          -0-      (1,420)     (1,420)
          72,712 shares)
         Treasury stock (reissued       -0-             -0-          (91)        204         113
          11,332 shares)
         Dividends declared             -0-              0-       (1,131)        -0-      (1,131)
                                        ---         -------      -------     -------     -------
Balance at June 30, 1993                $15         $13,657      $17,047     $(1,216)    $29,503
                                        ===         =======      =======     =======     =======

- ---------------------------


Balance at September 30, 1993           $15         $13,657      $17,348     $(1,216)    $29,804
         Net Income                     -0-             -0-        2,488         -0-       2,488
         Treasury stock (reissued       -0-             -0-         (105)        218         113
          11,332 shares)
         Dividends declared             -0-             -0-       (1,688)        -0-      (1,688)
                                        ---         -------      -------       -----     -------
Balance at June 30, 1994                $15         $13,657      $18,043       $(998)    $30,717
                                        ===         =======      =======       =====     =======

See notes to consolidated financial statements.

RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED JUNE 30, 1994 AND 1993
(Unaudited)
(In thousands)
- --------------------------------------------------------------------------------

                                             1994       1993

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                               $ 2,488    $ 2,364
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation                               104        102
    Net accretion of discounts on
     investment securities                     (10)        (5)
    Gain on sales of FHLMC stock            (1,542)      (698)
    Net gain on sale of real estate owned        -        (46)
    Unamortized loan fees                     (145)      (336)
    Deferred income taxes                     (370)         -
    Provision for possible loan losses         150        150
    Increase (decrease) in cash due to
     changes in assets and liabilities:
      Accrued interest receivable              (71)      (108)
      Other assets                              27        100
      Accrued interest payable                (274)      (322)
      Other liabilities                       (680)        74
                                           -------    -------

NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                  1,037      1,275
                                           -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of mortgage-backed
   securities                                    -     (5,977)
  Purchases of investment securities       (12,628)   (17,530)
  Proceeds from sales of FHLMC stock         1,796      1,247
  Proceeds from redemptions and
   maturities of investment securities       4,000          -
  Proceeds from redemption of FHLB stock        74        179
  Proceeds from sale of real estate owned                 819
  Net (increase) decrease in loans          (2,250)    13,542
  Principal payments on mortgage-backed
   securities                                  881          -
  Premises and equipment expenditures            -        (50)
                                           -------    -------

NET CASH USED IN INVESTING ACTIVITIES       (8,127)      (770)
                                           -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposit accounts           1,796      1,767
  Net increase in advances from
   borrowers for taxes and insurance         1,456      1,446
  Purchase of treasury stock                     -     (1,420)
  Proceeds from sale of treasury stock         113        113
  Dividends paid                            (1,613)    (1,004)
                                           -------    -------

NET CASH PROVIDED BY FINANCING
 ACTIVITIES                                  1,752        902
                                           -------    -------

NET DECREASE IN CASH AND CASH EQUIVALENTS   (5,338)    (5,593)

CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD                                     21,616     34,718
                                           -------    -------

CASH AND CASH EQUIVALENTS, END OF PERIOD   $16,278    $29,125
                                           =======    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
  Interest paid on deposits                $ 3,398    $ 3,741
  Income taxes paid                        $ 1,348    $ 1,315
  Loans transferred to real estate owned   $     -    $ 1,138
  Investment securities transferred to
   FHLMC stock available for sale          $   928    $     -

See notes to consolidated financial statements.

RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED JUNE 30, 1994 AND 1993
- -------------------------------------------------------------------------------

NOTE 1.       BASIS OF PRESENTATION

              The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and nine-month periods ended June 30, 1994, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1994. The interim consolidated financial statements and the following discussion should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Corporation's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.


NOTE 2.       EARNINGS PER SHARE

              Earnings per common share are based on the weighted average number of common shares outstanding and common share equivalents in each period. Weighted average shares outstanding include common share equivalents under the available stock option plans.


NOTE 3.       FHLMC STOCK AVAILABLE FOR SALE

              Investment securities to be held for indefinite periods of time including investment securities that management intends to use as part of its asset/liability strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at the lower of aggregate cost or market. Specifically, management has classified only the FHLMC stock as available for sale.


NOTE 4.       INVESTMENT SECURITIES

              Investments in debt securities which management has the ability and intent to hold to maturity or on a long-term basis are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the life of the securities using a method which approximates the level yield method. Gain or loss on the sale of investment securities, if any, are based on the specific identification method.

RELIABLE FINANCIAL CORPORATION AND SUBSIDIARY

NINE MONTHS ENDED JUNE 30, 1994 AND 1993
- --------------------------------------------------------------------------------

NOTE 5.  RECENT ACCOUNTING PRONOUNCEMENTS

         In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement No. 114 "Accounting by Creditors for the Impairment of a Loan" which effective for fiscal years beginning after December 15, 1994. Statement No. 114 addresses the methods to be used by a creditor to measure the impairment of a loan and the proper recognition of a change in the value of an impaired loan. Management believes that the effect of adopting this statement on Reliable's consolidated financial statements would not be material.

         Also in May 1993, the FASB issued Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities" which is effective for fiscal years beginning after December 15, 1993. Statement No 115 addresses the definition of, accounting for and disclosure of debt and equity securities. In accordance with this statement, securities will be classified into and accounted for based on three distinct categories: securities held to maturity, securities available for sale and trading securities. Management is currently evaluating the impact of this statement on Reliable's consolidated financial statements.

NOTE 6.  RECLASSIFICATIONS

         Certain items previously reported in the September 30, 1993 consolidated financial statements have been reclassified to conform with the current quarter's classifications. These reclassifications have no effect on net income.

NOTE 7.  PENDING MERGER TRANSACTION

         On April 21, 1994, the registrant entered into a definitive agreement to be acquired by First Commonwealth Financial Corporation ("FCFC") of Indiana, Pennsylvania. FCFC was incorporated in Pennsylvania in 1982 and is registered as a bank holding company which is currently affiliated with 7 wholly owned bank subsidiaries. In addition, FCFC owns a data processing subsidiary and a trust company subsidiary both headquartered in Indiana, Pennsylvania an FCFC also has joint venture interest in a credit life insurance company. Through its subsidiary banking network, FCFC traces its banking origins to 1880 and conducts its business through 69 community banking offices in 51 communities throughout 14 countries of central and western Pennsylvania. FCFC has total assets of approximately $2 billion and employs over 900 persons. The share of FCFC are traded on New York Stock Exchange under the symbol "FCF".

         The agreement provides for the issuance of 1.6 shares of FCFC's common stock for each share of the registrant's common stock. It is anticipated that the acquisition will be accounted for as a pooling of interests.

                                    ANNEX I

                      AGREEMENT AND PLAN OF REORGANIZATION


          AGREEMENT AND PLAN OF REORGANIZATION made as of March 25, 1994 (the "Agreement") by FIRST COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania business corporation having its principal place of business at Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania ("FCFC"), and UNITED NATIONAL BANCORPORATION, a Pennsylvania business corporation having its principal place of business at 15 South Main Street, Chambersburg, Pennsylvania ("United").

                              W I T N E S S E T H:

          FCFC and United are bank holding companies registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"); and the Boards of Directors of FCFC and United have determined that it is in the best interests of FCFC and United to become affiliated by means of a merger of United into FCFC in which FCFC will be the surviving corporation and the shareholders of United will become shareholders of FCFC.

          NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements herein contained and each intending to be legally bound hereby, covenant and agree as follows:

          1.  The Reorganization.  The reorganization contemplated by this
              ------------------
Agreement is the merger of United into FCFC (the "Merger") pursuant to a Plan of Merger substantially in the form attached hereto as Appendix A (the "Plan of Merger"). As provided in the Plan of Merger, on the Effective Date (as defined in Section 8(g) hereof) United will be merged into FCFC, which will be the surviving corporation; each share of Common Stock, par value $2.50 per share, of United (the "United Stock") outstanding immediately before the Merger becomes effective (other than those shares, if any, as to which the holders shall perfect their dissenters' rights) will be converted into two shares of Common Stock, par value $1 per share, of FCFC (the "FCFC Stock").

          2.  Conditions.  This Agreement and the consummation of the Merger are
              ----------
subject to the fulfillment at or before the Closing (as defined in Section 8(a) hereof) of the following conditions:

          (a)  Shareholder Approvals.  This Agreement and the Plan of Merger
               ---------------------
     shall have been approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the United Shareholders' Meeting referred to in Section 6(a) hereof.


                                    A-I-1

          (b)  Regulatory Approvals.  The Merger shall have been approved by the
               --------------------
     Pennsylvania Department of Banking under the Pennsylvania Banking Code of 1965, as amended (the "Pennsylvania Banking Code"); the Merger shall have been approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act; and any other regulatory approvals necessary to the consummation of the Merger shall have been obtained. No action or suit to enjoin or prohibit the Merger shall have been filed by the United States under the antitrust laws in the period of 30 days following the date of the approval by the Federal Reserve Board.

          (c)  Federal Tax Opinion.  FCFC and United shall have received from
               -------------------
     Reed Smith Shaw & McClay, special counsel for FCFC and United, an opinion in form and substance satisfactory to the parties and their respective counsel to the effect that:

               (i) The Merger will constitute a reorganization under the provisions of Sections 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code");

               (ii) No gain or loss will be recognized to United or FCFC as a result of the Merger;

               (iii) No gain or loss will be recognized to the United shareholders upon the exchange of United Stock for FCFC Stock;

               (iv) The basis of the FCFC Stock to be received by the United shareholders will be the same as the basis of the United Stock surrendered in exchange therefor;

               (v) The holding period of the FCFC Stock to be received by the United shareholders will include the holding period of the United Stock surrendered in exchange therefor, provided that the United Stock was held as a capital asset in the hands of the United shareholders on the date of the exchange;

               (vi) Where a United shareholder dissents to the proposed transaction and receives cash in exchange for his United Stock, the cash will be treated as received by the shareholder as a distribution in redemption of his United Stock subject to the provisions and limitations of Section 302 of the Code; and

               (vii) Cash received by a dissenting United shareholder as described in paragraph (vi) will be treated as if the shares had been sold to United for the cash received and will generally be entitled to capital gain or loss treatment under Section 302 of the Code,


                                    A-I-2
          provided the shares are a capital asset in the hands of the shareholder. However, because the ownership of shares by certain individuals related to the shareholder and by certain partnerships, estates, trusts and corporations in which the shareholder has an interest may have an adverse impact upon the tax treatment of the cash received by the shareholder and result in its being taxed as a dividend, the shareholder should consult with his personal tax advisor as to the federal, state and local tax consequences of receiving cash as a dissenting shareholder.

          (d)  Securities Act Registration.  The Registration Statement
               ---------------------------
     contemplated by Section 5(c) hereof shall have been filed by FCFC with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and shall have been declared effective before the proxy statement/prospectus contained therein (the "Proxy Statement/Prospectus") is first mailed to the United shareholders, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued or any proceeding therefor initiated or threatened under the Securities Act. The Registration Statement, when and as declared effective by the SEC and on the date of the United Shareholders' Meeting referred to in Section 6(a) hereof, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. In addition, the FCFC Stock to be issued pursuant to the Plan of Merger shall have been duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such stock and its distribution to the United shareholders entitled to receive it.

          (e)  Investment Banking Opinion.  United shall have received the
               --------------------------
     fairness opinion of Berwind Financial Group, Inc., dated as of the date hereof and as of a date no earlier than five days before the Proxy Statement/Prospectus is first mailed to the United shareholders, to the effect that, as of that date, the terms of the Merger are fair, from a financial point of view, to United and its shareholders.

          (f)  Dissenting United Shareholders.  As of the Closing Date, the
               ------------------------------
     number of shares of United Stock, if any, as to which the holders have taken all steps necessary or required to be taken prior to the Closing Date pursuant to Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Business Corporation Law"), to perfect their rights as


                                    A-I-3
     dissenting shareholders, shall not be greater than 9% of the United Stock outstanding.

          (g)  Representations and Warranties; Performance of Covenants.  Except
               --------------------------------------------------------
     for changes approved by the other party or contemplated by this Agreement, the representations and warranties of the parties contained herein shall be true and correct in all material respects on the Closing Date (as defined in Section 8(a) hereof) as though made on such date, and the parties shall have performed and complied with their respective agreements, covenants and conditions contained herein to be performed or complied with on or before the Closing Date.

          (h)  NYSE Listing.  The shares of FCFC Stock issuable to the United
               ------------
     shareholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange (the "NYSE") upon official notice of issuance.

          (i)  Closing Requirements.  All documents required to be exchanged at
               --------------------
     the Closing pursuant to Section 8(b) and (c) hereof shall have been delivered.

          (j)  Affiliates' Agreements.  FCFC shall have received from each of
               ----------------------
     the persons identified by United pursuant to Section 6(f) hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section which will be in full force and effect.

          (k)  Accountant's Opinion.  FCFC shall have received from Jarrett *
               --------------------
     Stokes & Co., certified public accountants, an opinion in form and substance satisfactory to FCFC and its counsel to the effect that, as of the Closing, the Merger meets the requirements for pooling of interests accounting treatment under generally accepted accounting principles and the accounting rules of the SEC.

          (l)  No Injunctions.  No temporary restraining order, preliminary or
               --------------
     permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any person or governmental entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

provided, however, that the requirements of paragraphs (f), (j) and (k) shall be conditions to the consummation of the Merger only if asserted by FCFC.


                                    A-I-4

          3.  Representations and Warranties of FCFC.  FCFC represents and
              --------------------------------------
warrants to United that:

          (a)  Organization.  FCFC is a business corporation duly organized,
               ------------
     validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered under the Bank Holding Company Act. FCFC has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage.

          (b)  Capitalization.  The authorized capital stock of FCFC consists of
               --------------
     3,000,000 shares of Preferred Stock, par value $1 per share, none of which has been issued, and 25,000,000 shares of Common Stock, par value $5 per share, of which 18,642,024 shares are presently issued and outstanding.
     The Board of Directors of FCFC has submitted to a vote of its shareholders at their annual meeting to be held on April 23, 1994 a proposal to amend its articles of incorporation to increase its authorized Common Stock to 100,000,000 shares and reduce the par value from $5 to $1 per share. If approved by the shareholders, the amendments are expected to become effective on or about April 26, 1994. All of such issued shares are, and upon consummation of the Merger and issuance thereof the shares of FCFC Stock to be issued pursuant to the Plan of Merger will be, duly and validly authorized and issued, fully paid and nonassessable. Other than the provisions of this Agreement calling for the issuance of FCFC Stock, shares of FCFC Common Stock that may be issued from time to time under FCFC's employee stock ownership plan and except as previously disclosed in writing to United, FCFC is not a party to or bound by any option, call, warrant or other commitment or agreement obligating FCFC at present or upon the occurrence of any event to issue or sell any FCFC Stock or other capital stock of FCFC.

          (c)  Subsidiaries.  FCFC has the following subsidiaries (the
               ------------
     "Subsidiaries"): Central Bank, a Pennsylvania-chartered bank and trust company having its principal place of business in Hollidaysburg, Pennsylvania; Cenwest National Bank, a national banking association having its principal place of business in Johnstown, Pennsylvania; Deposit Bank, a Pennsylvania-chartered bank and trust company having its principal place of business in DuBois, Pennsylvania; First National Bank of Leechburg, a national banking association having its principal place of business in Leechburg, Pennsylvania; National Bank of the Commonwealth, a national banking association having its principal place of business in Indiana, Pennsylvania; Peoples Bank and Trust Company, a Pennsylvania-chartered bank and trust company having its principal place of business in Jennerstown, Pennsylvania; Peoples Bank of Western Pennsylvania, a


                                    A-I-5

     Pennsylvania-chartered bank having its principal place of business in New Castle, Pennsylvania; First Commonwealth Trust Company, a Pennsylvania-chartered trust company having its principal place of business in Indiana, Pennsylvania and engaged in rendering general trust services; Commonwealth Systems Corporation, a Pennsylvania business corporation having its principal place of business in Indiana, Pennsylvania and engaged in rendering data processing services; and Commonwealth Trust Credit Life Insurance Company, an Arizona insurance corporation having its principal place of business in Phoenix, Arizona ("Commonwealth Trust") and engaged as a reinsurer of credit life and credit accident and health insurance. Each Subsidiary has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage. FCFC owns all the issued and outstanding shares of capital stock of its Subsidiaries free and clear of any liens, security interests or other encumbrances, except for Commonwealth Trust which is 50% owned. FCFC has no other direct or indirect subsidiaries.

          (d)  Corporate Authority; Absence of Violation.  The Board of
               -----------------------------------------
     Directors of FCFC has authorized the execution, delivery and performance of this Agreement and the Plan of Merger and no approval of the FCFC shareholders is required therefor, FCFC has the full power, authority and legal right to enter into this Agreement and the Plan of Merger, this Agreement has been duly and validly executed and delivered by FCFC and this Agreement constitutes and the Plan of Merger when executed and delivered by United as herein provided will constitute, a valid and binding obligation of FCFC enforceable in accordance with its terms except to the extent enforcement is limited by bankruptcy, insolvency or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles. Neither the execution or delivery hereof or the Plan of Merger, the consummation of the Merger nor compliance by FCFC with any of the provisions of this Agreement or the Plan of Merger will violate any provision of the Articles of Incorporation or By-Laws of FCFC or any of its Subsidiaries or conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which FCFC or any of its Subsidiaries is a party or by which any is bound, or violate any order or decree of any court or any statute, rule or regulation applicable to FCFC or any of its Subsidiaries or the properties or assets of any of them.

          (e)  Financial Statements.  FCFC has delivered to United FCFC's Annual
               --------------------
     Reports on Form 10-K for 1989, 1990, 1991, 1992 and 1993 and Annual Reports to Shareholders for 1989, 1990,


                                    A-I-6

     1991, 1992 and 1993, containing consolidated balance sheets of FCFC at December 31, 1989, 1990, 1991, 1992 and 1993 and consolidated statements of income, changes in shareholders' equity and cash flows of FCFC for each of the five years in the period ended December 31, 1993, all audited by Jarrett * Stokes & Co. (or its predecessor Jarrett & Co.), certified public accountants. All such financial statements (including the related notes and schedules) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of FCFC and its wholly-owned Subsidiaries and the consolidated results of their operations and cash flows at their respective dates and for the respective periods then ended.

          (f)  Absence of Undisclosed Liabilities.  Except as reflected or
               ----------------------------------
     reserved against in FCFC's December 31, 1993 consolidated balance sheet and except as previously disclosed in writing to United, as of December 31, 1993 there was no liability or obligation of FCFC or any of its Subsidiaries of any nature, due or to become due, absolute, contingent or otherwise, including liability for or in respect of taxes, required to be reflected or reserved against therein by generally accepted accounting principles.

          (g)  Absence of Certain Changes.  Except as previously disclosed in
               --------------------------
     writing to United, since December 31, 1993 there has not been:

               (i) any material change in the condition, financial or otherwise, or in the assets, liabilities or business of FCFC or any of its Subsidiaries, other than changes in the ordinary course of business which do not in the aggregate materially and adversely affect the business of FCFC and its Subsidiaries;

               (ii) any damage to or destruction or loss of property of FCFC or any of its Subsidiaries (whether or not insured) which has had or may be reasonably expected to have a material adverse effect on the business of FCFC and its Subsidiaries; or

               (iii) any sale or transfer of any assets or any cancellation of any debts or claims of FCFC or any of its Subsidiaries except in the ordinary course of business or any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any material assets of any of them other than statutory liens for obligations not yet delinquent.

          (h)  Taxes.  The Federal income tax returns of FCFC and its
               -----
     Subsidiaries have either been audited by the IRS or


                                    A-I-7
     closed by statute for all periods ending on or before December 31, 1990. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be made. Federal income tax returns required for all periods beginning after December 31, 1990 and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by FCFC and its Subsidiaries have been timely filed, and all taxes, interest and penalties due in respect of such periods have been paid. To the best of FCFC's knowledge there is no proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

          (i)  Properties.  Except as previously disclosed in writing to United,
               ----------
     FCFC and its Subsidiaries have good and marketable title to all of their real estate and assets (including those reflected in FCFC's December 31, 1993 consolidated balance sheet except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected thereby. All material leases under which FCFC or any of its Subsidiaries leases real or personal property, as lessee, are valid and effective in accordance with their terms, and there is no material existing default by FCFC or any of its Subsidiaries under such leases or any event which with notice or the lapse of time or both would constitute such a material default.

          (j)  Compliance with Laws.  To the best of FCFC's knowledge, FCFC and
               --------------------
     its Subsidiaries are in substantial compliance with all laws, rules, regulations and other legal requirements applicable to them.

          (k)  Litigation and Administrative Proceedings.  Except as previously
               -----------------------------------------
     disclosed in writing to United, there is no action, suit, arbitration or administrative proceeding or investigation to which FCFC or any of its Subsidiaries is or may be a party or subject which is pending, or to FCFC's knowledge threatened, in which there could be a judgment, order, decree, liability, fine, penalty, injunction or cease-and-desist order which would have a material adverse effect on its condition, financial or otherwise, or the conduct of its business.

          (l)  Employee Benefit Plans.  All retirement and employee benefit or
               ----------------------
     welfare plans of FCFC or its Subsidiaries have been maintained and operated in accordance with their


                                    A-I-8
     terms, and all such plans which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained and operated in material compliance with all applicable provisions of ERISA and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation. No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred with respect thereof, as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

          (m)  Registration Statement.  The Registration Statement will not
               ----------------------
     contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the Registration Statement is declared effective by the SEC, at the time the Proxy Statement/Prospectus is distributed to the United shareholders or at the time of the United Shareholders' Meeting, except that no representation is made with respect to the information furnished by United specifically for inclusion therein.

          (n)  Agreements with Bank Regulators.  Neither FCFC nor any of its
               -------------------------------
     Subsidiaries has received any notice from, or is a party to any written agreement or memorandum of understanding to, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any bank regulator or other governmental entity or any staff thereof
     (i) asserting that FCFC or any of its Subsidiaries is not in substantial compliance with any statute, regulation or ordinance which such regulator or governmental entity enforces, or with the internal policies and procedures of such entity, or (ii) directing, restricting or limiting in any manner the operations of FCFC or any of its Subsidiaries, including matters with respect to their capital adequacy, credit policies, management or the payment of dividends.

          4.  Representations and Warranties of United.  United represents and
              ----------------------------------------
warrants to FCFC that:

          (a)  Organization.  United is a business corporation duly organized,
               ------------
     validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered under the Bank Holding Company Act. United has full corporate power and legal authority (including all licenses, franchises, permits and other governmental


                                    A-I-9
     authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage.

          (b)  Capitalization.  The authorized capital stock of United consists
               --------------
     of 5,000,000 shares of Preferred Stock, par value $10 per share, none of which has been issued, and 10,000,000 shares of Common Stock, par value $2.50 per share, of which 769,147 shares are presently issued and outstanding and 49,643 shares are covered by outstanding employee stock options. All of such issued shares have been duly authorized and are duly and validly issued, fully paid and nonassessable. Except for shares of United Common Stock that may be issued upon exercise of the foregoing stock options, United is not a party to or bound by any option, call, warrant or other commitment or agreement obligating United at present or upon the occurrence of any event to issue or sell any United Stock or other capital stock of United.

          (c)  Subsidiaries.  United has the following subsidiaries (the
               ------------
     "Subsidiaries"), each of which is a Pennsylvania business corporation having its principal place of business in Chambersburg, Pennsylvania, except where otherwise noted: Unitas National Bank, a national banking association; Unitas Mortgage Corporation, having its principal place of business in Carlisle, Pennsylvania and engaged in the origination of mortgages in the secondary mortgage market; Unitas Commercial Leasing Corporation, originally formed for the purpose of leasing real and personal property; Unitas Real Estate Corporation, originally formed for the purpose of holding real property for United and its Subsidiaries; Unitas Financial Corporation, originally formed for the purpose of consumer financing; Unitas Services Corporation, originally formed for the purpose of providing data processing services to United and its Subsidiaries, and Unitas Life Insurance Company, an Arizona corporation that has not been capitalized or activated. All the Subsidiaries are presently inactive, except for Unitas National Bank and Unitas Mortgage Corporation. Each Subsidiary has full corporate power and legal authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own its assets and to transact the business in which it is engaged and proposes to engage. United owns all the issued and outstanding shares of capital stock of its Subsidiaries free and clear of any liens, security interests or other encumbrances. United has no other direct or indirect subsidiaries.

          (d)  Corporate Authority; Absence of Violation.  The Board of
               -----------------------------------------
     Directors of United has authorized the execution and delivery of this Agreement and the Plan of Merger, has directed or will direct that this Agreement and the Plan of Merger be submitted to the United shareholders for their approval and, subject to such approval, has authorized the performance of this Agreement and the Plan of


                                   A-I-10

     Merger and the consummation of the Merger. United has the full power, authority and legal right to enter into this Agreement and the Plan of Merger, this Agreement has been duly and validly executed and delivered by United and this Agreement constitutes and the Plan of Merger when executed and delivered by United as herein provided will constitute, a valid and binding obligation of United enforceable in accordance with its terms except to the extent enforcement is limited by bankruptcy, insolvency or other similar laws of general application affecting creditors' rights or by the application by a court of equitable principles. Neither the execution or delivery hereof or of the Plan of Merger, the consummation of the Merger nor compliance by United with any of the provisions of this Agreement or the Plan of Merger will violate any provision of the Articles of Incorporation or By-Laws of United or any of its Subsidiaries or conflict with or result in a material breach of or material default under any material agreement, obligation or instrument to which United or any of its Subsidiaries is a party or by which any is bound, or violate any order or decree of any court or any statute, rule or regulation applicable to United or any of its Subsidiaries or the properties or assets of any of them.

          (e)  Financial Statements.  United has delivered to FCFC United's
               --------------------
     Annual Reports on Form 10-K for 1989, 1990, 1991, 1992 and 1993 and Annual Reports to Shareholders for 1989, 1990, 1991, 1992 and 1993, containing consolidated balance sheets of United at December 31, 1989, 1990, 1991, 1992 and 1993 and consolidated statements of income, changes in shareholders' equity and cash flows of United for each of the five years in the period ended December 31, 1993, all audited by Ernst & Young, certified public accountants. All such financial statements (including the related notes and schedules) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the consolidated financial position of United and its Subsidiaries and the consolidated results of their operations and cash flows at their respective dates and for the respective periods then ended.

          (f)  Absence of Undisclosed Liabilities.  Except as reflected or
               ----------------------------------
     reserved against in United's December 31, 1993 consolidated balance sheet and except as previously disclosed in writing to FCFC, as of December 31, 1993 there was no liability or obligation of United or any of its Subsidiaries of any nature, due or to become due, absolute, contingent or otherwise, including liability for or in respect of taxes,


                                   A-I-11
     required to be reflected or reserved against therein by generally accepted accounting principles.

          (g)  Absence of Certain Changes.  Except as previously disclosed in
               --------------------------
     writing to FCFC, since December 31, 1993 there has not been:

               (i) any material change in the condition, financial or otherwise, or in the assets, liabilities or business of United or any of its Subsidiaries, other than changes in the ordinary course of business which do not in the aggregate materially and adversely affect the business of United and any of its Subsidiaries;

               (ii) any damage to or destruction or loss of property of United or any of its Subsidiaries (whether or not insured) which has had or may be reasonably expected to have a material adverse effect on the business of United and any of its Subsidiaries;

               (iii) any sale or transfer of any assets or any cancellation of any debts or claims of United or any of its Subsidiaries except in the ordinary course of business or any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any material assets of any of them other than statutory liens for obligations not yet delinquent;

               (iv) any increase in the compensation payable or to become payable to any of the officers, agents or employees of United or any of its Subsidiaries or any bonus arrangement with any of them other than merit increases in accordance with past practices, normal cost-of-living increases, regular bonuses and normal increases related to promotions or increased job responsibilities; or any adoption or modification of any pension, profit sharing or other compensation plan or arrangement; or

               (v) any declaration, payment or setting aside of a dividend or distribution in respect of United Stock other than as would be permissible under Section 7(b) hereof or any direct or indirect purchase of any United Stock.

          (h)  Taxes.  The Federal income tax returns of United and its
               -----
     Subsidiaries have either been audited by the IRS or closed by statute for all periods ending on or before December 31, 1989. All taxes, deficiencies, interest and penalties which are reflected as due under such returns or which have been assessed as a result of such audits have been paid in full, and there are no outstanding agreements to extend periods during which additional assessments may be


                                   A-I-12
     made. Federal income tax returns required for all periods beginning after December 31, 1989 and all returns in respect of all other Federal, state and local taxes of any kind required to be filed by United and its Subsidiaries have been timely filed, and all taxes, interest and penalties due in respect of such periods have been paid. To the best of United's knowledge there is no proposed deficiency, assessment, penalty or delinquency with respect to any of such returns or any of the taxes reflected as due and payable thereby.

          (i)  Properties.  Except as previously disclosed in writing to FCFC,
               ----------
     United and its Subsidiaries have good and marketable title to all of their real estate and assets (including those reflected in United's December 31, 1993 consolidated balance sheet except such as have been disposed of in the ordinary course of business) free of any mortgage, encumbrance, lien or security interest, except pledges of assets to secure public deposits and minor imperfections in title and encumbrances which do not materially detract from the value or impair the use of the properties affected thereby. All material leases under which United or any of its Subsidiaries leases real or personal property, as lessee, are valid and effective in accordance with their terms, and there is no material existing default by United or any of its Subsidiaries under such leases or any event which with notice or the lapse of time or both would constitute such a material default.

          (j)  Employment Contracts.  Except as previously disclosed in writing
               --------------------
     to FCFC, neither United nor any of its Subsidiaries is a party or subject to any contract of employment not terminable at will or any profit sharing, incentive compensation, bonus, thrift, savings or other employee benefit or welfare plan providing for employer contributions other than the pension plan referred to in Section 4(m) hereof or group insurance or medical plans.

          (k)  Compliance with Laws.  To the best of United's knowledge, United
               --------------------
     and its Subsidiaries are in substantial compliance with all laws, rules, regulations and other legal requirements applicable to them.

          (l)  Litigation and Administrative Proceedings.  Except as previously
               -----------------------------------------
     disclosed in writing to FCFC, there is no action, suit, arbitration or administrative proceeding or investigation to which United or any of its Subsidiaries is or may be a party or subject which is pending, or to United's knowledge threatened, in which there could be a judgment, order, decree, liability, fine, penalty, injunction or cease-and-desist order which would have a material adverse effect on its condition, financial or otherwise, or the conduct of its business.


                                   A-I-13

          (m)  Employee Benefit Plans.  Except as previously disclosed in
               ----------------------
     writing to FCFC, neither United nor any of its Subsidiaries has any contract or plan providing for retirement benefits. All retirement and employee benefit or welfare plans of United or any of its Subsidiaries have been maintained and operated in accordance with their terms, and all such plans which are subject to ERISA have been maintained and operated in material compliance with all applicable provisions of ERISA and the regulations thereunder and are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations thereunder or to any outstanding liability to the Pension Benefit Guaranty Corporation. No "prohibited transaction" has occurred and is continuing with respect to any such plan, nor has any "reportable event" occurred in respect thereof, as such terms are defined in ERISA and the regulations thereunder, and no such plan is a "Multiemployer Plan" or a "Multiple Employer Plan", as such terms are defined in ERISA and the regulations thereunder.

          (n)  Proxy Statement/Prospectus.  None of the information relating to
               --------------------------
     United to be included in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the time the Proxy Statement/Prospectus is distributed to the United shareholders or at the time of the United Shareholders' Meeting, except that no representation is made with respect to the information furnished by FCFC specifically for inclusion therein.

          5.  Covenants and Actions of FCFC Pending the Closing. Between the
              -------------------------------------------------
date hereof and the Closing Date:

          (a)  Proxy Statement/Prospectus.  FCFC will cooperate with United in
               --------------------------
     the preparation and filing of the Proxy Statement/Prospectus in accordance with the requirements of the proxy rules of the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b)  Regulatory Approvals.  FCFC will file an application with the
               --------------------
     Pennsylvania Department of Banking for its approval of the Merger under the Pennsylvania Banking Code, an application with the Federal Reserve Board for its approval of the Merger under the Bank Holding Company Act and any other applications with any other regulatory agencies having jurisdiction that may be necessary for the consummation of the Merger. FCFC will take all actions necessary for such applications to be approved and will provide United with copies of all correspondence and notices to or from such agencies concerning such applications.


                                   A-I-14

          (c)  Registration Statement.  As soon as practicable after the date
               ----------------------
     hereof, FCFC will prepare and file with the SEC under the Securities Act a registration statement on Form S-4, or other appropriate form, for the registration of the shares of FCFC Stock to be issued pursuant to the Plan of Merger (the "Registration Statement"), which will include a preliminary form of the Proxy Statement/Prospectus. FCFC will not be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, information furnished to FCFC by United for use therein. FCFC will provide United with copies of all correspondence, comment letters or notices to or from the SEC concerning or relating to the Registration Statement and will advise United promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the FCFC Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the filing or submission of additional information.

          (d)  Stock Exchange Listing.  FCFC will use all reasonable efforts to
               ----------------------
     cause the shares of FCFC Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          (e)  Access to Properties and Records.  Between the
               --------------------------------
     date of this Agreement and the Effective Date, FCFC will give United and its authorized representatives reasonable access during normal business hours to the properties, books and records of FCFC and its Subsidiaries and will cause their officers to furnish such additional financial and operating data and other information as United may reasonably request, subject to the obligation of United and its authorized representatives to maintain the confidentiality of all information concerning FCFC and its Subsidiaries furnished to United or obtained by United by reason of such access, whether before or after the date of this Agreement.

          (f)  Notice of Actions and Proceedings.  FCFC will promptly notify
               ---------------------------------
     United of any event or fact which, if existing on the date hereof, would have been required to be disclosed to United to assure the accuracy of the representations of FCFC contained in Section 3 hereof or which otherwise relate to, or affect, the business or assets of FCFC or its Subsidiaries in any material respect or the consummation of the Merger and the transactions contemplated hereby.


                                   A-I-15

          6.  Covenants and Actions of United Pending the Closing. Between the
              ---------------------------------------------------
date hereof and the Closing Date:

          (a)  Shareholders' Meeting.  United will take appropriate action to
               ---------------------
     call a meeting of its shareholders (the "United Shareholders' Meeting"), to be held not more than 45 days following the effective date of the Registration Statement, to consider approval of this Agreement and the Plan of Merger. Subject to its continuing fiduciary duties to United's shareholders, United's Board of Directors will use its best efforts to secure such approval. In connection with the United Shareholders' Meeting, United will duly solicit, in compliance with Section 14(a) of the Exchange Act, the vote of the United shareholders by mailing or delivering to each such shareholder on the date such Registration Statement is declared effective by the SEC or as soon thereafter as practicable the Proxy Statement/Prospectus in the form filed by FCFC with the SEC pursuant to Rule 424(b) under the Securities Act in connection with the Registration Statement.

          (b)  Proxy Statement/Prospectus.  United will cooperate with FCFC in
               --------------------------
     the preparation and filing of the Proxy Statement/Prospectus in accordance with the requirements of the proxy rules of the SEC under the Exchange Act and the filing thereof as part of the Registration Statement. United will not be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement/Prospectus made in reliance upon, and in conformity with, information furnished to United by FCFC for use therein.

          (c)  Regulatory Approvals.  United will cooperate with FCFC in the
               --------------------
     preparation and filing of an application with the Federal Reserve Board for its approval of the Merger under the Bank Holding Company Act and any other applications with any other regulatory agencies having jurisdiction that may be necessary for the consummation of the Merger. United will publish all notices in connection with such applications, supply all information reasonably requested by FCFC or any such regulatory agency in connection with such applications and take any other actions required on the part of United for such applications to be approved.

          (d)  Access to Properties and Records.  Between the date of this
               --------------------------------
     Agreement and the Effective Date, United will give FCFC and its authorized representatives reasonable access during normal business hours to the properties, books and records of United and its Subsidiaries and will cause their officers to furnish such additional financial and operating data and other information as FCFC may reasonably request, subject to the obligation of FCFC and its authorized representatives to maintain the confidentiality of all


                                   A-I-16
     information concerning United and its Subsidiaries furnished to FCFC or obtained by FCFC by reason of such access, whether before or after the date of this Agreement.

          (e)  Notice of Actions and Proceedings.  United will promptly notify
               ---------------------------------
     FCFC of any event or fact which, if existing on the date hereof, would have been required to be disclosed to FCFC to assure the accuracy of the representations of United contained in Section 4 hereof or which otherwise relate to, or affect, the business or assets of United or any of its Subsidiaries in any material respect or the consummation of the Merger and the transactions contemplated hereby.

          (f)  United Affiliates.  United will furnish FCFC with a schedule of
               -----------------
     all holders of United Stock and other persons who on the date of the United Shareholders' Meeting may be deemed to be affiliates of United within the meaning of Rule 145 under the Securities Act and will use its best efforts to assist FCFC in obtaining from each of such persons an executed affiliate's agreement in a form reasonably satisfactory to counsel for FCFC and counsel for United. To permit the Merger to be accounted for as a pooling of interests, each affiliate's agreement will include an undertaking that the affiliate will not sell, assign, pledge, transfer or otherwise dispose of any of his United Stock or any of the FCFC Stock to be received by the affiliate in the Merger, except at such time and in such quantities as are permitted in Section 201.01 of the SEC's Codification of Financial Reporting Policies and Staff Accounting Bulletin Nos. 65 and 76.

          7.  Covenants and Actions of FCFC and United Pending the Closing.
              ------------------------------------------------------------
Between the date hereof and the Closing Date:

          (a)  Conduct of Business in Ordinary Course.  Pending the Merger, the
               --------------------------------------
     business and operations of each of FCFC and United and their Subsidiaries will be conducted only in the ordinary course, and each will use its best efforts, and will cause each of its Subsidiaries to use its best efforts, to preserve its business organization intact and to preserve its goodwill with its customers and others having business relations with it, and neither FCFC nor United will, without the prior written consent of the other or except as expressly contemplated herein or previously disclosed in writing to the other:

               (i)  amend its Articles of Incorporation or its By-Laws;

               (ii) issue, sell, purchase, acquire or redeem, or grant options or rights to purchase, any shares of its capital stock or other securities other than, in the


                                   A-I-17
          case of FCFC, transactions in connection with its employee stock ownership plan and, in the case of United, shares issued upon proper exercise of any of the options described in Section 4(b); or

               (iii) take any action which if taken prior to the date hereof would have constituted a breach of any representation or warranty contained herein or permit any of its Subsidiaries to do so.

          (b)  United Dividends.  United will not declare, pay or set aside a
               ----------------
     dividend or other distribution in respect of its capital stock other than cash dividends declared prior to the date hereof and regular quarterly cash dividends each in an amount no greater than $.13 per share and each having both a record date and a payment date the same as the regular quarterly cash dividend of FCFC.

          (c)  Satisfaction of Conditions.  Each party will exercise its best
               --------------------------
     efforts to assure that all conditions to the obligations of the other party under this Agreement are fulfilled.

          8.  Closing and Effective Date.
              --------------------------

          (a)  Closing Date.  The transactions contemplated hereby will be
               ------------
     consummated at a closing (the "Closing") to be held at the offices of United, 15 South Main Street, Chambersburg, Pennsylvania, at 10:00 A.M., local time, on September 26, 1994, on such earlier date as the parties may agree or, in the event all conditions to the consummation of the Merger other than the Closing shall not have been satisfied prior to September 26, 1994, on the earliest practicable date following satisfaction of such conditions (the "Closing Date"). At the Closing the parties will exchange the certificates and other documents provided for in this Section.

          (b)  Closing Certificate of FCFC.  At the Closing, FCFC will deliver
               ---------------------------
     to United a certificate dated the Closing Date of its chief executive officer, its chief financial officer and its Secretary to the effects that:

               (i) except for changes approved by United or contemplated hereby, the representations and warranties of FCFC contained herein are true and correct in all material respects on the Closing Date as if made on such date;

               (ii) FCFC has performed and complied with all agreements, covenants and conditions to be performed or complied with by FCFC hereunder on or before the Closing Date;


                                   A-I-18

               (iii) the Merger has been approved by the Pennsylvania Department of Banking under the Pennsylvania Banking Code;

               (iv) the Merger has been approved by the Federal Reserve Board under the Bank Holding Company Act;

               (v) 30 days have expired since the date of the approval by the Federal Reserve Board referred to in (iv) above without a stay of effectiveness of such approval by reason of the filing of an action by the United States under the antitrust laws during that period; and

               (vi) the Registration Statement has been declared effective by the SEC by an order, and that, to the best knowledge of such officers after due inquiry, no stop order with respect to the effectiveness of the Registration Statement has been issued nor any proceeding therefor initiated or threatened under the Securities Act.

          (c)  Closing Certificate of United.  At the Closing, United will
               -----------------------------
     deliver to FCFC a certificate dated the Closing Date of its chief executive officer, its chief financial officer and its Secretary to the effects that:

               (i) except for changes approved by FCFC or contemplated hereby, the representations and warranties of United contained herein are true and correct in all material respects on the Closing Date as if made on such date;

               (ii) United has performed and complied with all agreements, covenants and conditions to be performed or complied with by United hereunder on or before the Closing Date;

               (iii) the holders of the requisite number of shares of United Stock have approved this Agreement and the Plan of Merger; and

               (iv) lists submitted to FCFC contain the names of all holders of United Stock who gave written notice of their intention to dissent as contemplated by Section 1574 of the Pennsylvania Business Corporation Law and the number of shares of United Stock held by each, the names of any such shareholders who voted in favor of the Merger and the names of all holders of United Stock who have made written demand on United for payment as contemplated by Section 1575 of the Pennsylvania Business Corporation Law and the number of


                                   A-I-19
          shares owned by each such shareholder as to which such payment has been demanded.

          (d)  Opinion of Counsel for FCFC.  United will receive from counsel
               ---------------------------
     for FCFC an opinion or opinions, dated the Effective Date and in form and substance satisfactory to United and its counsel, with respect to the validity of the Merger, the due authorization and issuance of the FCFC Stock to be issued in connection with the Merger and such other matters related thereto as may be agreed upon by FCFC and United.

          In rendering such opinions, such counsel may rely as to matters of fact, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials and of responsible officers of FCFC, provided that the extent of such reliance is specified in the opinion and executed counterparts of such certificates have been furnished to United.

          (e)  Opinion of Counsel for United.  FCFC will receive from counsel
               -----------------------------
     for United an opinion or opinions, dated the Effective Date and in form and substance satisfactory to FCFC and its counsel, with respect to the validity of the Merger and such other matters related thereto as may be agreed upon by FCFC and United.

          In rendering such opinions, such counsel may rely as to matters of fact, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials and responsible officers of United, provided that the extent of such reliance is specified in the opinion and executed counterparts of such certificates have been furnished to FCFC.

          (f)  Additional Documents.  At or before the Closing, each party shall
               --------------------
     have received from the other such certified or other copies of such documents and proceedings in connection with the transactions contemplated hereby as such party or its counsel may reasonably request.

          (g) Effective Date of Merger.  Upon the delivery of all documents to
              ------------------------
     be delivered at the Closing, FCFC and United will cause Articles of Merger provided for in the Plan of Merger to be filed with the Pennsylvania Department of State, specifying that the Merger will be effective as of the close of business on the last day of the month in which the Closing occurs or such other date and time as the parties may agree (the "Effective Date").

          9.   Board of Directors of FCFC Following Effective Date.  Upon the
               ---------------------------------------------------
Merger becoming effective and without the necessity of any further corporate action by FCFC, (a) the number



                                   A-I-20
of Directors of FCFC shall be increased by one and Robert C. Williams is hereby appointed to fill such vacancy, to hold office until the annual meeting of the FCFC shareholders in 1997 and until his successor has been duly elected and qualified and (b) the number of directors of Unitas National Bank shall be increased by two and such vacancies shall be filed by E. James Trimarchi and Joseph E. O'Dell, who shall hold office until the next annual meeting of the Unitas National Bank shareholders and until their respective successors have been duly elected and qualified.

          10.  Termination.
               -----------

          (a)  Mutual Consent.  FCFC and United may terminate this Agreement and
               --------------
     the Plan of Merger by written mutual consent of their respective Boards of Directors at any time before the Effective Date, without liability of any party, notwithstanding prior approval by the United shareholders, and such consent shall not be unreasonably withheld by FCFC or United.

          (b)  Failure of Conditions.  Notwithstanding prior approval by the
               ---------------------
     United shareholders, either FCFC or United may, without liability of any party, terminate this Agreement and the Plan of Merger by written notice to the other in the event of a failure to satisfy before June 30, 1995 any of the conditions to its obligations under this Agreement, if such failure occurred despite the good faith effort of the party electing to terminate to perform all agreements and covenants and to satisfy all conditions required to be performed or satisfied by it.

          11.  Miscellaneous.
               -------------

          (a)  Brokers.  FCFC and United each represents and warrants that
               -------
     except as previously disclosed in writing to the other party, it is not obligated to pay any brokerage commissions, finder's fees or other like payments in connection with the transactions contemplated hereby. Each party agrees to pay or discharge and to indemnify and hold the other harmless from and against any and all claims or liabilities for brokerage commissions, finder's fees and other like payments incurred by such party in connection with the transactions contemplated hereby.

          (b)  Expenses.  The fees and expenses of Reed Smith Shaw & McClay
               --------
     related to this Agreement and the Plan of Merger, the federal tax opinion referred to in Section 2(c) hereof, the Proxy Statement/Prospectus and the consummation of the Merger shall be borne equally by the parties hereto. The fees and expenses of Reed Smith Shaw & McClay related to the regulatory approvals referred to in Section 2(b) hereof shall be borne by FCFC. Each party shall bear its own other


                                   A-I-21
     expenses incurred in connection with this Agreement, the Merger and all related transactions, including fees of accountants, attorneys and investment advisors. The obligations of the parties under this Section 11(b) shall survive any termination of this Agreement.

          (c)  Further Assurances.  Each party shall execute and deliver such
               ------------------
     instruments and take such other actions as the other party hereto may reasonably request in order to carry out the intent and purposes hereof and the Plan of Merger.

          (d)  Survival.  Except for those contained in Sections 3(m) and 4(n)
               --------
     hereof, the representations and warranties of the parties contained herein or in any schedule or certificate delivered in connection herewith shall not survive the Effective Date but expire with and be terminated and extinguished by the consummation of the Merger contemplated hereby.

          (e)  Amendment and Waiver.  Subject to applicable law, this Agreement
               --------------------
     may be amended in any respect by an instrument in writing signed by an authorized officer of each of FCFC and United, whether before or after the United Shareholders' Meeting, at any time before the Effective Date, except that no such amendment after such Shareholders' Meeting shall affect the rates of exchange of FCFC Stock for United Stock provided in the Plan of Merger. FCFC or United may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party, (iii) waive compliance by the other party with any of the covenants or agreements contained herein and the performance of any obligations of the other party and (iv) waive the fulfillment of any condition (other than Sections 2(a), (b), (d) and (h) hereof) that is precedent to the performance by it of any of its obligations under this Agreement, all of the above to the fullest extent permitted by law.

          (f)  Communications.  All notices and other communications hereunder
               --------------
     shall be in writing and shall be deemed to have been given if delivered by hand or mailed, first-class, registered or certified mail, postage prepaid, addressed as follows:

          If to FCFC:

               First Commonwealth Financial Corporation
               Old Courthouse Square
               P.O. Box 400
               Indiana, Pennsylvania  15701-0400

               Attention:  E. James Trimarchi, Chairman


                                   A-I-22

          With a copy to:

               Tomb and Tomb
               402 Indiana Theatre Building
               Indiana, Pennsylvania  15701

               Attention:  David R. Tomb, Jr., Esquire

          If to United:

               United National Bancorporation
               15 South Main Street
               Chambersburg, Pennsylvania  17201

               Attention:  Robert C. Williams, Vice Chairman

          With a copy to:

               Gerald K. Morrison, Esquire
               Buchanan Ingersoll Professional Corporation
               30 North Third Street
               Harrisburg, Pennsylvania  17101


     or at such other address or addresses as may hereafter be furnished by the addressee party.

          (g)  Publicity.  Except as otherwise required by law or the rules of
               ---------
     the NYSE or the NASD, so long as this Agreement is in effect neither FCFC nor United shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

          (h)  Assignment.  Neither this Agreement nor any of the rights,
               ----------
     interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement is binding upon and shall inure to the benefit of and be enforceable by each party and its respective successors and assigns.

          (i)  Counterparts; Headings.  This Agreement may be executed in
               ----------------------
     several counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

          (j)  Governing Law.  This Agreement shall be governed by and construed
               -------------
     and enforced in accordance with the law of the


                                   A-I-23

     Commonwealth of Pennsylvania and, to the extent applicable, the law of the United States.

          (k)  Entire Agreement.  This Agreement, together with the Plan of
               ----------------
     Merger, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements or understandings among the parties with respect thereto.

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the date first above written.


Attest:                           FIRST COMMONWEALTH FINANCIAL
                                    CORPORATION


/s/ David R. Tomb, Jr.            By /s/ Joseph E. O'Dell
- ------------------------------       -----------------------------
David R. Tomb, Jr., Secretary        Joseph E. O'Dell, Senior
                                       Executive Vice President
                                       and Chief Operating Officer

   [Corporate Seal]



Attest:                           UNITED NATIONAL BANCORPORATION


/s/ Dorothy J. Jamison                       By /s/ Robert C. Williams
- ------------------------------                  -----------------------------
Dorothy J. Jamison, Vice                        Robert C. Williams, Vice
 President and Secretary                          Chairman, President and
                                                  Chief Executive Officer

   [Corporate Seal]


                                   A-I-24

                            APPENDIX A TO ANNEX I

                               PLAN OF MERGER


        PLAN OF MERGER (the "Plan") made by UNITED NATIONAL BANCORPORATION, a Pennsylvania business corporation having its principal place of business at 15 South Main Street, Chambersburg, Pennsylvania ("United"), and FIRST COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania business corporation having its principal place of business at Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania ("FCFC"). United and FCFC are hereinafter sometimes referred to as the "Constituent Corporations."

                              W I T N E S S E T H:

        WHEREAS, FCFC and United have entered into an Agreement and Plan of Reorganization dated as of March 25, 1994 (the "Reorganization Agreement"), which provides, among other things, for the execution of this Plan and the acquisition of United by FCFC by means of the merger (the "Merger") of United into FCFC;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the Merger, including the rights of the shareholders of United, and such other details and provisions as are deemed desirable, the parties hereto, each intending to be legally bound hereby, agree as follows:

        1.  The Merger.  Subject to the terms and conditions of this Plan and
            ----------
the Reorganization Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Business Corporation Law"), on the Effective Date (as defined in Section 8(g) of the Reorganization Agreement) United shall be merged into FCFC, which shall be the surviving corporation.

        2.  Articles of Incorporation and By-Laws.  Upon the Merger becoming
            -------------------------------------
effective, the Articles of Incorporation and By-Laws of FCFC as in effect on the Effective Date shall continue in effect without change therein by reason of the Merger.

        3.  Conversion of United Shares.
            ---------------------------

        (a) Subject to the provisions of Section 5 hereof with respect to dissenting shares, each share of Common Stock, par value $2.50 per share, of United ("United Common Stock") issued and outstanding immediately before the Merger becomes effective shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into two shares of Common Stock, par value $1 per share, of FCFC ("FCFC Common Stock").



                                  App. A-1

        (b)  Conversion of Stock Options.  At the Effective Date, all rights
             ---------------------------
with respect to United Common Stock pursuant to stock options or stock appreciation rights ("United Options") granted by United under United's 1986 Stock Option Plan, which are outstanding at the Effective Date whether or not then exercisable, shall be converted into and become rights with respect to FCFC Common Stock, and FCFC shall assume each United Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each United Option assumed by FCFC may be exercised solely for shares of FCFC Common Stock or cash in the case of stock appreciation rights, (ii) the number of shares of FCFC Common Stock subject to each United Option shall be equal to the number of shares of United Common Stock subject to such United Option immediately prior to the Effective Date multiplied by two and (iii) the per share exercise price under such United Option shall be adjusted by dividing the per share exercise price under each such option by two and rounding down to the nearest cent; provided, however, that the terms of each United Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424(h) of the Code as to any stock option which is an "incentive stock option." As promptly as practicable after the Effective Date, FCFC shall take all actions necessary to permit the issuance of FCFC Common Stock upon the exercise of any United Stock Option in compliance with all applicable securities laws, including the filing of any required registration statement under the Securities Act of 1933, as amended, and the listing of such shares on the New York Stock Exchange.

        (c)  Antidilution.  If after the date hereof and prior to the Effective
             ------------
Date, FCFC or United shall declare a stock dividend or make distributions upon or subdivide, split-up, reclassify, or combine its common stock or preferred stock or declare a dividend or make a distribution of its common stock or preferred stock in any security convertible into or exchangeable for its common stock or preferred stock, then the conversion ratio shall be appropriately adjusted. Nothing contained in this Section 3(c) shall be deemed to permit any action which is otherwise prohibited by the Reorganization Agreement.

        4.  Surrender and Exchange of United Stock Certificates.  Upon the
            ---------------------------------------------------
Merger becoming effective, holders of certificates that represent shares of United Common Stock outstanding immediately before the Merger becomes effective (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of United, except the right to receive certificates for the shares of FCFC Common Stock into which such shares are converted in the Merger as provided herein. Old Certificates shall


                                  App. A-2
be exchangeable by the holders thereof (upon surrender of such Old Certificates in the manner provided in the transmittal materials described below) for a certificate or certificates for that number of shares of FCFC Common Stock equal to the product of two times the number of shares of United Common Stock represented by the Old Certificates so surrendered. Each Old Certificate shall after the Merger only represent the shares of FCFC Common Stock into which the shares of United Common Stock previously represented has been converted in the Merger.

          As promptly as practicable after the Effective Date, FCFC shall send or cause to be sent to each holder of record of United Common Stock as of the close of business on the Effective Date transmittal materials for use in surrendering Old Certificates in exchange for certificates representing FCFC Common Stock. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates.

          If any dividend on FCFC Common Stock is declared by FCFC after the Effective Date, the declaration shall include dividends on all whole shares of FCFC Common Stock into which shares of United Common Stock have been converted under this Plan, but no former holder of record of United Common Stock will be entitled to receive a distribution of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by FCFC. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from FCFC an amount equal to all such dividends declared (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon), and for which the payment date has occurred, on the whole shares of FCFC Common Stock into which the shares of United Common Stock represented by such Old Certificates have been converted.

          After the Merger becomes effective, there shall be no transfers on the stock transfer books of United or FCFC of shares of United Common Stock. If, after the Effective Date, Old Certificates are presented for transfer, they shall be cancelled and certificates representing whole shares of FCFC Common Stock shall be issued or paid in exchange therefor as provided herein.

          5.  Dissenters' Rights.  The rights and remedies of a dissenting
              ------------------
shareholder under Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law shall be afforded to any holder of United Common Stock who objects to this Plan and who takes the necessary steps to perfect the rights of a dissenting shareholder. FCFC, as the surviving corporation, will make whatever payments are to be made to any dissenting shareholders in the exercise of such rights.

          6.  Articles of Merger.  Upon fulfillment of all conditions in Section
              ------------------
2 of the Reorganization Agreement and


                                  App. A-3
completion of the Closing (as defined in Section 8(a) of the Reorganization Agreement), United and FCFC will execute Articles of Merger in compliance with the requirements of the Pennsylvania Business Corporation Law and will deliver them for filing with the Pennsylvania Department of State, specifying that the Merger shall be effective as of the close of business on the last day of the month in which the Closing occurs or such other date and time as the parties may agree.

          7.  Termination and Amendment.  Notwithstanding approval by the
              -------------------------
shareholders of United, this Plan shall be terminated and the Merger shall be abandoned in the event of termination of the Reorganization Agreement as provided therein. If there is such termination after delivery of Articles of Merger to the Pennsylvania Department of State, such Articles of Merger shall be withdrawn, terminated and cancelled. Subject to applicable law, this Plan may be amended in any respect by an instrument in writing signed by an authorized officer of each of FCFC and United before or after the shareholders' meeting referred to in Section 6(a) of the Reorganization Agreement at any time before the Merger becomes effective, except that no such amendment after such shareholders' meeting shall affect the rates of exchange provided in Sections 3 and 4 of this Plan.

          8.  Effect of Merger.  On the Effective Date, the separate existence
              ----------------
of United shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of United and FCFC shall be taken and deemed to be transferred to and vested in FCFC, as the surviving corporation, without further act or deed, all as provided in the Pennsylvania Business Corporation Law.

          9.  Further Assurances.  If at any time FCFC shall consider or be
              ------------------
advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in FCFC the title to any property or rights of the Constituent Corporations, or otherwise to carry out the provisions hereof, the proper officers and directors of the Constituent Corporations immediately before the Effective Date shall, on behalf of the Constituent Corporations, execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in FCFC and otherwise to carry out the provisions hereof.

         10.  Counterparts; Headings.  This Plan may be executed in several
              ----------------------
counterparts, each of which will constitute an original. The headings and captions contained herein are for reference purposes only and do not constitute a part hereof.

         11.  Governing Law.  This Plan is governed by and shall be construed
              -------------
and enforced in accordance with the law of the Commonwealth of Pennsylvania.


                                  App. A-4

          IN WITNESS WHEREOF, the parties have executed this Plan this 25th day of March, 1994.


Attest:                             UNITED NATIONAL BANCORPORATION


/s/ Dorothy J. Jamison              By /s/ Robert C. Williams
- -----------------------------          -----------------------------
Dorothy J. Jamison, Vice               Robert C. Williams, Vice
  President and Secretary                Chairman, President and
                                         Chief Executive Officer

  [Corporate Seal]


Attest:                             FIRST COMMONWEALTH FINANCIAL
                                     CORPORATION


/s/ David R. Tomb, Jr.              By /s/ Joseph E. O'Dell
- -----------------------------          -----------------------------
David R. Tomb, Jr., Secretary          Joseph E. O'Dell, Senior
                                         Executive Vice President
                                         and Chief Operating Officer

  [Corporate Seal]


                                  App. A-5

                                    ANNEX II

               STATUTORY PROVISIONS CONCERNING DISSENTERS' RIGHTS
                             OF UNITED SHAREHOLDERS

                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
                        SUBCHAPTER D.--DISSENTERS RIGHTS


(S) 1571. Application and effect of subchapter.

          (a)     General rule.--Except as otherwise provided in subsection
(b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section 1906(c) (relating to dissenters rights upon special treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 2704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).


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          (b)  Exceptions.--

               (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                    (i)  listed on a national securities exchange; or

                    (ii)  held of record by more than 2,000 shareholders;

          shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

               (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                    (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                    (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                    (iii) Shares entitled to dissenters rights under Section 1906(c) (relating to dissenters rights upon special treatment).

               (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding

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          immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

          (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

               (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

               (2)  a copy of this subchapter.

          (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

          (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).


(S) 1572. Definitions.

          The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for purpose of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.


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          "Dissenter."  A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter object taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.


(S) 1573. Record and beneficial holders and owners.

          (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.


(S) 1574. Notice of intention to dissent.

          If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in


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approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.


(S) 1575. Notice to demand payment.

          (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

               (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

               (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

               (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

               (4)  Be accompanied by a copy of this subchapter.

          (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.


(S) 1576. Failure to comply with notice to demand payment, etc.

          (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business


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corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.


(S) 1577. Release of restrictions or payment for shares.

          (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

               (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

               (2) A statement of the corporation's estimate of the fair value of the shares.

               (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated


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shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.


(S) 1578. Estimate by dissenter of fair value of shares.

          (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.


(S) 1579. Valuation proceedings general.

          (a)  General rule.--Within 60 days after the latest of:

               (1)  effectuation of the proposed corporate action;

               (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

               (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.


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          (b)  Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S) 1580. Costs and expenses of valuation proceedings.

          (a)  General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed


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against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

          (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.



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                                  ANNEX III

                [Letterhead of Berwind Financial Group, Inc.]

August   , 1994



Board of Directors
United National Bancorporation
15 South Main Street
Chambersburg, PA 17201

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of United National Bancorporation ("United") of the financial terms of the proposed merger whereby United will be merged into First Commonwealth Financial Corporation ("First Commonwealth"). The terms of the proposed merger (the "Proposed Merger") between United and First Commonwealth are set forth in the Agreement and Plan of Reorganization and the Plan of Merger (collectively the "Merger Agreement") dated March 25, 1994, and provide that each outstanding share of United common stock will be converted into 2.0 shares of First Commonwealth common stock subject to certain terms and conditions as detailed in the Merger Agreement.

   Berwind Financial Group, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

   In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of United and First Commonwealth, (ii) reviewed the Merger Agreement, (iii) reviewed the Registration Statement on Form S-4, (iv) reviewed and analyzed stock market performance of First Commonwealth, (v) studied and analyzed the consolidated financial and operating data of United and First Commonwealth, (vi) considered the terms and conditions of the Proposed Merger between United and First Commonwealth as compared with the terms and conditions of comparable bank mergers and acquisitions, (vii) met and/or communicated with certain members of United and First Commonwealth's senior management to discuss their respective operations, historical financial


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

statements, and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

   Our opinion is given in reliance on information and representations made or given by United and First Commonwealth, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by United and First Commonwealth including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning United and First Commonwealth nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

   With regard to financial and other information relating to the general prospectus of United and First Commonwealth, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of United and First Commonwealth as to United's and First Commonwealth's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger, and in preparation of the final proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to United.

   Our opinion is based upon information provided to us by the managements of United and First Commonwealth, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of United.

   Based on the foregoing, it is our opinion that, as of the date hereof, the Proposed Merger between United and First Commonwealth is fair, from a financial point of view, to the shareholders of United.

                                       Sincerely,


                                       BERWIND FINANCIAL GROUP, INC.

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                       UNITED NATIONAL BANCORPORATION

               PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE
                          HELD ON SEPTEMBER   , 1994
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of
United National Bancorporation ("United") does hereby nominate, constitute and appoint C. Kenneth Crotsley, Richard M. Langdon and Christine W. Schucker, or each of them acting individually, the true and lawful attorney(s) and proxy (proxies) of the undersigned with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all the shares of United Common Stock standing in the name of the undersigned on United's books at the close of business on August 18, 1994, at the Special Meeting of United's Shareholders to be held at the Holiday Inn, 1095 Wayne Avenue, Chambersburg, Pennsylvania, at 10:30 A.M., local time, or at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present as follows:


(1)       FOR  [__]      AGAINST [__]      ABSTAIN [__]

     the proposal to approve the (i) Agreement and Plan of Reorganization and
     (ii) the Plan of Merger which are attached as Annex I and as Appendix A to said Annex I, respectively, to, and are described in, the Proxy
     Statement/Prospectus dated         , 1994.


(2)       FOR  [__]      AGAINST [__]      ABSTAIN [__]

     the use by the above-named proxies, or any of them, of this proxy to vote for an adjournment or adjourments, of the Special Meeting for any purpose, including without limitation the solicitation of additional votes "FOR" Proposal No. 1.


(3) Upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof in their discretion.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" NO. 1 AND NO. 2.


     UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR NO. 1 AND NO. 2.


     Any other proxy heretofore given by the undersigned to vote shares of United Common Stock, which the undersigned would be entitled to vote if personally present at said Special Meeting or any adjournment or adjournments thereof, is hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of United and the Proxy
Statement/Prospectus dated         , 1994.

     IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand and affixed his or her seal this _____ day of ____________, 1994.



                                                                        (SEAL)
                                               -------------------------------


                                                                        (SEAL)
                                               -------------------------------


                                               Please date and sign exactly as
                                               name appears hereon. When
                                               signing as attorney, executor,
                                               administrator, trustee,
                                               guardian, etc., full title as
                                               such should be shown. For joint
                                               accounts, each joint owner must
                                               sign. If more than one trustee,
                                               all should sign.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania Business Corporation Law of 1988. Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the BCL provides that unless otherwise restricted in its bylaws, a corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which such person shall have been

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adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

     Section 1744 of the BCL provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the relevant section. Such determination shall be made:

     (1) By the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

     (2) If such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  By the shareholders.

     Notwithstanding the above, Section 1743 of the BCL provides that, to the extent that a director, officer, employee or agent of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by or granted pursuant to the subchapter on indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested

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directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Section 1746 also provides that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

     Section 1747 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the provisions of the subchapter governing indemnification. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.

     Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.

     FCFC By-Laws. Article 23 of the By-Laws of the FCFC provides that FCFC shall indemnify any director, officer and/or employee or any former director, officer and/or employee who was or is a party to, or is threatened to be made a party to, or is called as a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer and/or employee of FCFC, or is or was serving at the request of FCFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of an action or suit by or in the right of the registrant, no indemnification shall be made in respect of a claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the registrant.
Article 23 further provides that, except as may be otherwise ordered by a court, there shall be a presumption that any officer, director and/or employee is entitled to indemnification in the foregoing circumstances unless either a majority of the directors not involved in the proceedings or, if there are less than three such directors, then the holders of one-third of the outstanding shares of FCFC, determine that the person is not entitled to such presumption. In the event of any such determination, a written opinion as to whether or not the parties involved are entitled to indemnification shall be requested from independent counsel.

     Section 12.3 of the By-Laws of FCFC further provides that except as specifically provided by law, a director of FCFC will not be personally liable for monetary damages with respect to any action taken, or any failure to act, unless such director has breached or failed to perform the duties of his office under Pennsylvania law relating to standard of care and justifiable reliance and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Any amendment or repeal of Section 12.3 which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of such amendment.

     FCFC maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity. Under the provisions of this insurance policy, FCFC received reimbursement for amounts as to which the directors and officers are indemnified by FCFC under the indemnification provisions of Article 23 of the By-Laws of FCFC. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions described above.

ITEM 21.  EXHIBITS.


                                EXHIBIT INDEX
                  (PURSUANT TO ITEM 601 OF REGULATION S-K)

Exhibit
Number                       Description
- -------                      -----------

2.1 Agreement and Plan of Reorganization dated as of March 25, 1994 between First Commonwealth Financial Corporation and United National Bancorporation and Plan of Merger dated as of March 25, 1994 between First Commonwealth Financial Corporation and United National Bancorporation (filed herewith as Annex I and Appendix A to Annex I, respectively, to the Proxy Statement/Prospectus constituting part of this Registration Statement).

3.1* Articles of Incorporation of First Commonwealth Financial Corporation, as amended (filed as Exhibit 3(i) to the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1994 and incorporated herein by reference thereto).

3.2* By-Laws of First Commonwealth Financial Corporation, as amended (filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (Reg. No. 33-50611), filed with the Securities and Exchange Commission on October 15, 1993 and incorporated herein by reference thereto).

5.1** Opinion of Tomb and Tomb regarding the legality of the shares of Common Stock of First Commonwealth Financial Corporation being registered.

8.1 Opinion of Reed Smith Shaw & McClay as to certain tax matters, filed herewith.

10.1*      Employment Agreement between Cenwest and Ronald C. Geiser (filed as
           Exhibit 10.2 to the Registrant's Form SE filed November 28, 1983 and incorporated herein by reference thereto).

10.2* Employment Agreement between Central and Sumner E. Brumbaugh (filed as Exhibit 10.2 to the Registrant's Registration Statement on Form S-4 (Reg. No. 33-50611), filed with the Securities and Exchange Commission on October 15, 1993 and incorporated herein by reference thereto).

10.3* Employment Agreement between Peoples and Robert F. Koslow, including Amendment No. 1 thereto (filed as Exhibit 10.3 to the Registrant's Registration Statement on Form S-4 (Reg. No. 33-50611), filed with the Securities and Exchange Commission on October 15, 1993 and incorporated herein by reference thereto).

10.4**     Supplemental Executive Benefit Agreement between United and Robert
           C. Williams.

10.5*      United National Bancorporation 1986 Stock Option Plan (filed as
           Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (Reg. No. 33-56014), filed with the Securities and Exchange Commission on December 21, 1992 and incorporated herein by reference thereto).

10.6* Agreement and Plan of Reorganization dated as of April 21, 1994 between First Commonwealth Financial Corporation and Reliable Financial Corporation and Plan of Merger dated as of April 21, 1994 between First Commonwealth Financial Corporation and Reliable Financial Corporation (filed as Exhibit 2.1 to the Registrant's Report on Form 8-K (event date April 21, 1994), filed with the Securities and Exchange Commission on May 4, 1994 and incorporated herein by reference thereto).

21.1* List of subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant's annual report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference thereto).

23.1** Consent of Jarrett * Stokes & Co., independent certified public accountants.

23.2**     Consent of Ernst & Young, independent certified public accountants.


23.3** Consent of Edwards Leap & Sauer, independent certified public accountants.

23.4** Consent of Tomb and Tomb (contained in their opinion filed as Exhibit 5.1 hereto).

23.5 Consent of Reed Smith Shaw & McClay (contained in their opinion filed as Exhibit 8.1 hereto).

24.1**     Powers of Attorney.

99.1 Preliminary copy of letter to shareholders of United National Bancorporation appears as a part of the Proxy Statement/Prospectus constituting part of this Registration Statement.

99.2 Preliminary copy of Notice of Special Meeting of Shareholders of United National Bancorporation appears as a part of the Proxy Statement/Prospectus constituting part of this Registration Statement.

99.3 Preliminary copy of form of proxy for use by shareholders of United National Bancorporation appears as a part of the Proxy
           Statement/Prospectus constituting part of this Registration
           Statement.

99.4**     Consent of Robert C. Williams.

- ----------------

*  Incorporated herein by reference.

** Previously filed.

ITEM 22.  UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (5) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S) 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN INDIANA, PENNSYLVANIA, ON THE 29TH DAY OF AUGUST, 1994.

                                          First Commonwealth Financial
                                           Corporation

                                                  /s/ E. James Trimarchi
                                          By __________________________________
                                              E. JAMES TRIMARCHI PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 29TH DAY OF AUGUST, 1994.

       SIGNATURE AND CAPACITY

        /s/ E. James Trimarchi
- -------------------------------------
  E. JAMES TRIMARCHI, PRESIDENT AND
   PRINCIPAL EXECUTIVE OFFICER AND
              DIRECTOR

                   *
- -------------------------------------
    SUMNER E. BRUMBAUGH, DIRECTOR

                   *
- -------------------------------------
       E.H. BRUBAKER, DIRECTOR

                   *
- -------------------------------------
      EDWARD T. COTE, DIRECTOR

                   *
- -------------------------------------
     THOMAS L. DELANEY, DIRECTOR

                   *
- -------------------------------------
   CLAYTON C. DOVEY, JR., DIRECTOR

                   *
- -------------------------------------
     RONALD C. GEISER, DIRECTOR

                   *
- -------------------------------------
     JOHNSTON A. GLASS, DIRECTOR

                   *
- -------------------------------------
      A.B. HALLSTROM, DIRECTOR

       SIGNATURE AND CAPACITY

                   *
- -------------------------------------
     THOMAS J. HANFORD, DIRECTOR

                   *
- -------------------------------------
     H.H. HEILMAN, JR., DIRECTOR

                   *
- -------------------------------------
      DAVID F. IRVIN, DIRECTOR

                   *
- -------------------------------------
     DAVID L. JOHNSON, DIRECTOR

                   *
- -------------------------------------
     ROBERT F. KOSLOW, DIRECTOR

                   *
- -------------------------------------
      DALE P. LATIMER, DIRECTOR

                   *
- -------------------------------------
     JOSEPH W. PROSKE, DIRECTOR

                   *
- -------------------------------------
    CHARLES J. SZEWCZYK, DIRECTOR

                   *
- -------------------------------------
    DAVID R. TOMB, JR., DIRECTOR

                   *
- -------------------------------------
   JOHN I. WHALLEY, JR., DIRECTOR

                   *
- -------------------------------------
     JOHN J. DOLAN, SENIOR VICE
   PRESIDENT, PRINCIPAL FINANCIAL
  OFFICER AND PRINCIPAL ACCOUNTING
               OFFICER

       /s/ E. James Trimarchi
*By _________________________________
 E. JAMES TRIMARCHI ATTORNEY-IN-FACT